As Filed with the Securities and Exchange Commission on November 3, 2005
Registration No. 333-106838

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-effective Amendment
No. 8 to
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CORPORATE PROPERTY ASSOCIATES 16 - GLOBAL INCORPORATED
(Exact Name of Registrant as Specified in Its Governing Instrument)
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Address Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gordon F. DuGan
Corporate Property Associates 16 - Global Incorporated
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Robert E. King, Jr., Esq.
Kathleen L. Werner, Esq.
Clifford Chance US llp
31 West 52nd Street
New York, New York 10019

     Approximate date of commencement of proposed sale to the public: As soon as possible after effectiveness of the Registration Statement.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on the date the Commission, acting pursuant to said Section 8(a), determines.

Prospectus

CORPORATE PROPERTY ASSOCIATES 16 - GLOBAL INCORPORATED
Distribution Reinvestment and Stock Purchase Plan
50,000,000 Shares of Common Stock, $10.00 per Share
     We are offering 50,000,000 shares of our common stock through our Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan, referred to in this prospectus as the “distribution reinvestment plan” or “the plan.” Our distribution reinvestment plan is designed to provide our existing shareholders with an economical and convenient method to increase their investment by designating the cash distributions on all or a portion of their shares for reinvestment in additional shares.
     Some of the significant features of the distribution reinvestment plan are as follows:

•	Participants in our distribution reinvestment plan may purchase additional shares, if desired, by automatically reinvesting all or a portion of their cash distributions in shares under the plan.
•	Phoenix American Financial Services, Inc. will serve as the plan administrator for our distribution reinvestment plan. We anticipate that the plan administrator will purchase shares for the accounts of participants directly from us to fulfill requirements for our distribution reinvestment plan.
•	You may participate in our distribution reinvestment plan by contacting the plan administrator who will supply you with the appropriate enrollment forms.
•	Participation in our distribution reinvestment plan is entirely voluntary, and participants may terminate their participation at any time and have their shares transferred out of the distribution reinvestment plan account. Shareholders who do not choose to participate in our distribution reinvestment plan will continue to receive cash distributions, as declared, in the usual manner.
•	Cash distributions are still taxable even though reinvested. At the end of each year, we will give you a statement of distributions made and tax withheld (Form 1099), if any, to assist you in preparing your tax return.
     All questions concerning our distribution reinvestment plan should be directed to:
Phoenix American Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901-5529
(888) 241-3737
     An investment in our shares involves significant risks. See “Risk Factors” beginning on page 23 for a discussion of certain factors that you should consider before you invest in the shares being sold with this prospectus, including:

•	Our performance is partially dependent on factors affecting the value of real estate in the countries and locàlities where we make investments.
•	We are susceptible to risks associated with foreign investments, including currency fluctuation, adverse political or economic developments, lack of uniform accounting standards (including the availability of information in accordance with U.S. generally accepted accounting principles), uncertainty of foreign laws and the difficulty of enforcing certain obligations in other countries which will affect our operations and our ability to make distributions.
•	There is no public market for our shares. If you have to sell your shares in the initial years of the program, you will most likely receive less than $10 per share.
•	Our failure to qualify as a REIT would adversely affect our operations and ability to make distributions.
•	Market and economic conditions that we cannot control may adversely affect the value of our investments.
•	The amount of any distributions we may make is uncertain.
•	Our use of leverage could adversely affect our cash flow.
•	We are externally advised. Our advisor may be subject to conflicts of interest because, for example, we pay substantial fees and reimburse expenses to our advisor based on asset values and other quantitative factors and not strictly on the quality of services provided. This may affect the investment decisions our advisor makes on our behalf. This incentive fee structure also may encourage our advisor to make investments with increased leverage or to make riskier or more speculative investments. In addition, we, our advisor, and Carey Financial, LLC, the sales agent for our public offerings, are affiliates with some common management, and agreements between us and our affiliates are not arms-length agreements. Payment of these substantial fees and expenses increases the risk that you will not earn a profit on your investment.
•	Our success is dependent on the performance of our advisor and its affiliates, including W. P. Carey & Co. LLC and Carey Financial, LLC. W. P. Carey & Co. LLC and Carey Financial, LLC are the subjects of an ongoing investigation by the United States Securities and Exchange Commission, the effects of which could be materially adverse to them and possibly to us.

•	We have not yet identified all of the properties to be acquired with the proceeds of this offering, and you will therefore be unable to evaluate the terms of our investments.

•	Our board of directors may change our investment policies without shareholder approval, which could alter the nature of your investment.
•	We may not be able to raise sufficient funds in this offering to make investments that will enable us to achieve our portfolio diversification objectives.
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. Projections and forecasts cannot be used in this offering. No one is permitted to make any written or oral predictions about how much cash you will receive from your investment or the tax benefits that you may receive.

	Maximum Aggregate	Maximum Selling	Proceeds, Before Expenses,
	Price to Public	Commissions	to CPA®:16 - Global(1)

Maximum Distribution Reinvestment Plan	$500,000,000	$25,000,000	$475,000,000

Per Share	$10.00	$0.50	$9.50

(1)	The proceeds are calculated before deducting certain organization and offering expenses payable by us. The total of the above fees, plus other organizational and offering expenses and fees are estimated to be approximately $26,000,000 if 50,000,000 shares are sold through the selected dealers. To the extent that all organization and offering expenses (excluding selling commissions paid) exceed four percent of the gross offering proceeds, the excess expenses will be paid by our advisor. See “The Offering/Plan of Distribution.”
CAREY FINANCIAL, LLC
This prospectus is dated November 3, 2005

SUITABILITY STANDARDS
      The shares we are offering are suitable only as a long-term investment for persons of adequate financial means. There is currently no public market for the shares, and there is no assurance that one will develop. This means that it may be difficult to sell your shares. You should not invest in these shares if you need to sell them immediately or will need to sell them quickly in the future.
      In consideration of these factors, we have established suitability standards for initial shareholders and subsequent transferees. These suitability standards require that a purchaser of shares have either:

•	a gross annual income of at least $45,000 and a net worth (excluding the value of a purchaser’s home, furnishings and automobiles) of at least $45,000; or

•	a net worth of at least $150,000.
      California, Iowa, Kansas, Maine, Massachusetts, Michigan, Missouri, New Hampshire, North Carolina, Ohio, Pennsylvania and Tennessee have established suitability standards different from those we have established. Shares will be sold only to investors in these states who meet the suitability standards set forth below:
      California, Iowa, Kansas, Massachusetts, Michigan, Missouri, North Carolina and Tennessee — Investors must have either: (i) a net worth of at least $225,000, or (ii) gross annual income of $60,000 and a net worth of at least $60,000. In addition, Kansas, Missouri, Michigan and Tennessee investors must also have a liquid net worth of at least ten times their investment in CPA®:16 - Global.
      Maine — Investors must have either: (i) a net worth (not including home, furnishings and personal automobiles) of at least $200,000, or (ii) gross annual income of $50,000 and a net worth (not including home, furnishings and personal automobiles) of at least $50,000.
      Ohio and Pennsylvania — In addition to our suitability requirements, investors must have a net worth of at least ten times their investment in CPA®:16 - Global. Ohio investors may only participate in the distribution reinvestment plan through reinvestment of distributions, and are not eligible to purchase shares with voluntary cash investments.
      New Hampshire — Investors must have either: (i) a net worth of $250,000, or (ii) a net worth exclusive of home, home furnishings, and automobiles of $125,000, and taxable income of $50,000.
      Also, New York and North Carolina impose a higher minimum investment requirement than we require. In New York and North Carolina, individuals must purchase at least 250 shares (not applicable to IRAs).
      In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares, or by the beneficiary of the account. These suitability standards are intended to help ensure that, given the long-term nature of an investment in CPA®:16 - Global, our investment objectives and the relative illiquidity of the shares, a purchase of shares is an appropriate investment. Each selected dealer must make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each shareholder based on information provided by the shareholder. Each selected dealer is required to maintain records for six years of the information used to determine that an investment in the shares is suitable and appropriate for a shareholder.
      Additionally, investors should consult their financial advisors as to their suitability, as the minimum suitability standards may vary from broker-dealer to broker-dealer.

Page

Suitability Standards	1
Prospectus Summary	5
Risk Factors	23
RISKS RELATED TO THIS OFFERING
Investments in properties outside of the United States subject us to foreign currency risks which may adversely affect distributions	23
International investment risks, including currency fluctuation, adverse political or economic developments, lack of uniform accounting standards (including availability of information in accordance with U.S. generally accepted accounting principles), the tax treatment of transaction structures, uncertainty of foreign laws and the difficulty of enforcing certain obligations in other countries may adversely affect our operations and our ability to make distributions	23
The offering price for shares being offered in this offering was determined by our board of directors	24
Shareholders’ equity interests may be diluted	24
We were incorporated in June 2003 and have a limited operating history	24
Our success is dependent on the performance of our advisor	24
W. P. Carey & Co. LLC and Carey Financial are the subjects of an ongoing SEC investigation, the effects of which could be materially adverse to them and, possibly, us.	24
Our advisor has limited experience managing a REIT that has a significant focus on international investments	25
A delay in investing funds may adversely affect or cause a delay in our ability to deliver expected returns to investors and may adversely affect our performance	25
Our board of directors may change our investment policies without shareholder approval, which could alter the nature of your investment	25
We may not be able to raise sufficient funds in this offering and possible future offerings to make investments that will enable us to achieve our portfolio diversification objectives	25
RISKS RELATED TO OUR OPERATIONS
We may have difficulty selling or re-leasing our properties	26
The inability of a tenant in a single tenant property to pay rent will reduce our revenues	26
The bankruptcy or insolvency of tenants may cause a reduction in revenue	26
Our highly leveraged tenants may have a higher possibility of filing for bankruptcy or insolvency	27
The credit profile of our tenants may create a higher risk of lease defaults and therefore lower revenues	27
Our sale-leaseback agreements may permit tenants to purchase a property at a predetermined price, which could limit our realization of any appreciation	27
Liability for uninsured losses could adversely affect our financial condition	28
Potential liability for environmental matters could adversely affect our financial condition	28
Our use of debt to finance acquisitions could adversely affect our cash flow	28
Balloon payment obligations may adversely affect our financial condition	29
Our participation in joint ventures creates additional risk	29
We may incur costs to finish build-to-suit properties	29
We face competition for acquisition of properties	29
The termination or replacement of our advisor could trigger a default or repayment event under our mortgage loans for some of our properties	29
Loans collateralized by non-real estate assets create additional risk and may adversely affect our REIT qualification	30
Payment of fees to our advisor will reduce cash available for investment and distribution	30
W. P. Carey may be subject to conflicts of interest	30
We have limited independence from W. P. Carey	30

Page

We face competition from affiliates of our advisor in the purchase, sale, lease and operation of properties	31
The sales agent’s affiliation with our advisor may cause a conflict of interest and may hinder the performance of its due diligence obligations	31
Our historical capital raising ability has been principally reliant on one selected dealer	31
A potential change in United States accounting standards regarding operating leases may make the leasing of facilities less attractive to our potential domestic tenants, which could reduce overall demand for our leasing services	31
Requirements to obtain U.S. GAAP financial statements and financial statements prepared in accordance with international accounting standards from tenants in certain cases may cause us to forego an investment opportunity	32
Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act	32
RISKS RELATED TO AN INVESTMENT IN OUR SHARES
We are subject to the risks of real estate ownership which could reduce the value of our properties	33
There is not, and may never be a public market for our shares, so it will be difficult for shareholders to sell shares quickly	33
Failure to qualify as a REIT would adversely affect our operations and ability to make distributions	33
Certain of our distributions may have involved preferential dividends that do not comply with the REIT rules	34
We may need to use leverage to make distributions	35
The IRS may treat sale-leaseback transactions as loans, which could jeopardize our REIT qualification	35
Dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates because qualifying REITs do not pay U.S. federal income tax on their net income	35
Possible legislative or other actions affecting REITs could adversely affect our shareholders and us.	35
The ability of our board of directors to revoke our REIT election without shareholders approval may cause adverse consequences to our shareholders	36
The limit on the number of shares of CPA®:16 - Global a person may own may discourage a takeover	36
Maryland law could restrict change in control	36
Our articles of organization permit our board of directors to issue stock with terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us	36
There are special considerations for pension or profit-sharing trusts, Keoghs or IRAs	37
Estimated Use of Proceeds	38
Management Compensation	40
Conflicts of Interest	52
Prior Offerings by Affiliates	58
Management	66
Directors and Executive Officers of CPA®:16 - Global	68
Additional Management	70
Investment Committee	73
Management of Carey Financial, LLC	74
Shareholdings	76
Executive Compensation	76
Investment Decisions	76
Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents	76
Advisory Agreement	78
Investment Objectives, Procedures and Policies	81

PROSPECTUS SUMMARY
      This summary highlights some information from this prospectus. It may not include all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements. In this prospectus, unless the context indicates otherwise, references to “we,” “our,” “us” and “CPA® :16 - Global” refer to Corporate Property Associates 16 - Global Incorporated. References to “our sales agent” refer to Carey Financial, LLC, or “Carey Financial.” References to “our advisor” and “W. P. Carey” refer to Carey Asset Management Corp., or “Carey Asset Management,” which is the entity named as the advisor under our advisory agreement, together with W. P. Carey & Co. LLC and other affiliates of Carey Asset Management that perform services on its behalf in connection with the advisory agreement. Each of Carey Financial and Carey Asset Management is a wholly-owned subsidiary of W. P. Carey & Co. LLC.
Corporate Property Associates 16 - Global Incorporated
      CPA® :16 - Global was formed primarily for the purpose of engaging in the business of investing and owning interests in income-producing industrial and commercial real properties, both domestically and outside the United States. CPA® :16 Global elected to be treated as a real estate investment trust, or a “REIT” beginning with the 2004 tax year. We commenced our initial public offering of shares of our common stock in December 2003. We terminated this initial public offering on March 8, 2005, after suspending sales activities on December 30, 2004. Through September 30, 2005, we issued 56,773,984 shares of common stock, including approximately 1,201,560 shares issued through our Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan, referred to in this prospectus as the “distribution reinvestment plan” or “the plan,” raising aggregate gross proceeds of approximately $562 million. As of September 30, 2005, we had 18,952 holders of our common stock. As of the date of this prospectus, we own interests in 152 properties which we purchased with the proceeds of our initial public offering and with borrowings from mortgage loans, for an aggregate purchase price of approximately $877 million.
      Our office is at 50 Rockefeller Plaza, New York, New York. Our phone number is 1-800-WP CAREY, and our web address is www.cpa16global.com. The information on our website does not constitute a part of this prospectus.
Our Distribution Reinvestment Plan

Purpose of the Plan
      The primary purpose of our distribution reinvestment plan, or plan, is to provide current holders of shares with an economical and convenient method of increasing their investment in CPA® :16 - Global by designating the cash distributions on all or a portion of their shares for reinvestment in additional shares. As shares are purchased from CPA® :16 - Global under the plan, we will receive additional funds for investments and general company purposes.
      Our distribution reinvestment plan was adopted by our board of directors and became effective in December 2003. The following questions and answers will provide you with a description of the plan and how it works. If you do not participate in the plan, you will receive cash distributions, as declared and paid in the usual manner.

Participation
      1. Who is eligible to enroll in the plan?
      Participation in the distribution reinvestment plan is limited to registered owners of CPA® :16 - Global common stock. If you have stock registered in the name of someone else (for example, with a broker-dealer or nominee), you must transfer the shares to ownership in the name of the shareholder in order to be eligible to participate in our distribution reinvestment plan. Further, a shareholder who wishes to participate in the plan may purchase shares through the plan only after receipt of a prospectus relating to the plan, which prospectus may also relate to a concurrent public offering of shares by us.
      Shareholders who are citizens or residents of a country other than the United States, its territories or possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration and foreign investments.
      2. How does an eligible shareholder participate?
      If you have not already elected to participate in our distribution reinvestment plan, you must contact Phoenix American Financial Services, or Phoenix American, the plan administrator who will supply you with the necessary documentation to enroll in the plan. Phoenix American is not affiliated with us. Phoenix American’s contact information is as follows: Phoenix American Financial Services, Inc., 2401 Kerner Boulevard, San Rafael, CA 94901-5529 Tel: 1-888-241-3737. Clients of Ameriprise Financial Services, Inc. should consult their financial advisor in order to enroll in the plan.
      3. When may an eligible shareholder enroll in the plan?
      As an eligible shareholder, you may enroll in the plan at any time.
      If you have not already elected to participate in our distribution reinvestment plan, participation will begin with the first distribution after the applicable enrollment documentation is received by Phoenix American, provided there is sufficient time for processing prior to the record date for that distribution. To ensure participation, your form should be received by Phoenix American by the 15th day of the month preceding the month in which we pay a distribution. Our distributions are expected to be paid on or about the 15th of January, April, July and October unless that date is not a business day (such as a Sunday), in which case they are usually paid on the first following business day. The distribution record date normally precedes the payment date by approximately two weeks.

Distribution Reinvestment
      4. When will distributions be reinvested toward the purchase of additional shares?
      Phoenix American will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid by us, except where necessary to comply with applicable securities laws. If distributions are not reinvested within 30 days after the distribution is paid, Phoenix will distribute the funds to the participants.
      5. How will reinvestment purchases be made?
      Phoenix American may purchase shares for the accounts of participants directly from CPA® :16 - Global or in the open market. Since there is no liquid market for our shares, we currently anticipate that purchases will be made directly from us. In making reinvestment purchases, Phoenix American may commingle the funds of one participant with those of other participants in the plan. All shares purchased for you under the plan will be held in your name.
      6. How will the price of shares purchased through the plan be determined?
      The price of shares purchased directly from CPA® :16 - Global through the plan will be equal to the net asset value per share of our common stock as determined by our board of directors from time to time. If an appraisal of the real estate owned by us has been performed, our board of directors’ determination of net asset value shall be based upon such appraisal, as increased by the value of our other assets, and reduced by the total amount of our liabilities and, all as divided by the total number of outstanding shares of our common stock. Until an appraisal of our real estate assets is performed, or our board of directors make a subsequent determination of net asset value, our board of directors has determined that, for the purpose of purchasing shares through the distribution reinvestment plan, net asset value is $10.00 per share. Therefore, in this offering shares will initially be purchased at $10.00 per share.

      In the case of purchases made on the open market, the price per share of each participant’s account shall be deemed to be the average price of all of the shares purchased with the funds available from the applicable distribution.
      7. Will shares acquired through the plan be subject to distribution reinvestment?
      Yes. All distributions paid on shares acquired through the plan will be reinvested in shares of common stock pursuant to the plan. The distributions paid on such shares will continue to be reinvested unless you elect to have them paid in cash by terminating your participation in the plan as described in 14 below.
      8. May I enroll less than all of the shares I own in the plan?
      Yes. You do not have to include all of the shares you own in the plan but all of the distributions paid on the enrolled shares will be reinvested.

Voluntary Cash Investments
      9. When may voluntary cash investments be made?
      We do not permit voluntary cash investments during periods when we are engaged in a public offering. Consequently, it is our current policy that voluntary cash investments may occur only after the termination of all our public offerings. Our board of directors reserves the right to amend the plan in the future to permit voluntary cash investments.

Costs
      10. What costs are associated with investments in the plan?
      You pay no expenses for the administration of the plan.
      We will pay selling commissions and administrative fees related to the purchase of shares directly from us. In connection with purchases from us of shares under our distribution reinvestment plan by shareholders whose shares are held in brokerage or advisory accounts with investment firms that are parties to selected dealer agreements with us, we will pay to Carey Financial selling commissions of not more than 5% of the purchase price per share of the shares purchased through the plan, which is equivalent to $0.50 per share based on the $10.00 offering price. Carey Financial may, in its sole discretion, reallow up to 5% per share of the selling commissions to those select dealers. Although the plan permits us to pay selling commissions with respect to all purchases, we do not currently intend to pay selling commissions with respect to purchases from us by shareholders whose shares are held in brokerage or advisory accounts with investment firms that are not parties to selected dealer agreements with us.
      To the extent that Phoenix American purchases shares in the open market, we may pay brokerage commissions on your behalf. As previously stated, since there is no liquid market for our shares, we do not currently expect that Phoenix American will purchase shares in the open market.
      Any interest earned on distributions while held by Phoenix American will be paid to CPA® :16 - Global to defray costs related to the plan.

Ownership of Shares
      11. How is ownership of shares purchased through the plan recorded?
      All shares of our common stock that you purchase through the reinvestment of distributions are recorded in your name on our books.

Sale of Plan Shares
      12. Can the shares held in the plan be sold?
      You may sell the shares held in the plan, and your other shares, at any time, subject to any restrictions we may impose on the sale of shares to protect our qualification as a REIT.

Issuance of Stock Certificates
      13. Will stock certificates be issued for shares purchased?
      No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in the plan will be shown on your account statement.

Termination of Plan Participation
      14. How do I terminate my participation in the plan?
      You can terminate your participation in the plan at any time by written notice to Phoenix American. After Phoenix American receives such notice, cash distributions will be sent to you in the usual manner.
      15. When will a termination notice be effective?
      To be effective on a distribution payment date, the notice of termination and any applicable termination fees must be received by Phoenix American at least 15 days before that distribution payment date. Phoenix American may also terminate a participant’s account at any time in its discretion by notice in writing mailed to the participant.
      16. How are shares distributed upon termination of the plan?
      Your shares held under the plan will be recorded on the books of CPA® :16 - Global and will continue to be reflected on our books after termination of the plan. We do not issue stock certificates.

Tax Consequences
      17. What are the income tax consequences of participation in the plan?
      The reinvestment of distributions does not relieve you of any income tax which may be payable on such distributions. The amount of the distribution will be includable in your cost basis of shares purchased. The information return (Form 1099) sent by Phoenix American to you and the IRS at the end of the year and your final account statement for the year will show the amount of the distributions paid to you and any brokerage commissions paid by us on your behalf with respect to shares purchased in the open market which amount will also be included in your gross income as a dividend and increase your cost basis of shares purchased.
      The income tax consequences for participants who do not reside in the United States may vary from jurisdiction to jurisdiction.
      If you are considering participation in the plan, we urge you to consult your tax advisor regarding the specific tax consequences (including the U.S. federal, state and local tax consequences) that may result from your participation in the plan and of potential changes in applicable tax laws.
      18. How are U.S. federal income tax withholding provisions applied to shareholders who participate in the plan?
      If you fail to provide certain U.S. federal income tax certifications in the manner required by law, distributions on stock and proceeds from the sale of any shares held for your account are subject to U.S. federal income tax withholding, currently at the rate of 28%.
      If you are a foreign shareholder whose distributions are subject to United States income tax withholding at the current statutory rate (or lower treaty rate), the appropriate amount will be withheld and the balance will be used to purchase additional shares.

      19. What are the income tax consequences of participation in the plan for tax-exempt shareholders?
      Tax-exempt shareholders, including IRAs, Keogh Plans, 401(k) plans, charitable remainder trusts, etc. generally will not have to pay any taxes on distributions, including distributions reinvested under the plan. However, if a tax-exempt shareholder borrows to acquire shares, distributions can be taxable.

Plan Administration
      20. How will the plan be administered?
      Phoenix American, our transfer agent, or a successor selected by us, will administer the plan for participants, keep records, send account statements to participants, answer participants’ questions and perform other duties related to the plan.
      21. Whom should I contact for answers to questions regarding the plan?
      All inquiries regarding the plan should be sent to:
Phoenix American Financial Services, Inc.
2401 Kerner Boulevard     San Rafael, CA 94901-5529 Tel: 1-888-241-3737
      22. What kind of reports will be sent to participants in the plan?
      Following the completion of the purchase of shares after each distribution, an account statement will be mailed to you by Phoenix American showing the cash distributions, the number of shares purchased, the price per share and your total shares accumulated under the plan. These statements are your continuing record of current activity and should be retained for tax purposes.

Additional Information
      23. How will my shares purchased through the plan be voted at shareholders’ meetings?
      In connection with any matter requiring a vote of CPA® :16 - Global shareholders, you will be entitled to vote all of the whole shares held by you in the plan. Fractional shares will not be voted.
      24. What are the liabilities of CPA® :16 - Global and Phoenix American under the plan?
      Neither CPA® :16 - Global nor Phoenix American or any of their officers, directors, agents or employees shall have any responsibility or liability as to the value of CPA® :16 - Global’s shares, any change in the value of the shares acquired for each participant’s account, or the rate of return earned on, or the value of, the interest bearing accounts, if any, in which distributions are invested.
      In addition, neither CPA® :16 - Global nor Phoenix American or any of their officers, directors, agents or employees, shall be liable under the plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (1) arising out of failure to terminate the participant’s participation in the plan upon such participant’s death prior to the date of receipt of notice or (2) with respect to the time and prices at which shares are purchased for a participant.
      Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, CPA® :16 - Global and Phoenix American have been advised that in the opinion of certain state securities commissioners, indemnification is also contrary to public policy and therefore unenforceable.
      25. May the plan be changed or discontinued?
      We reserve the right to amend, supplement or terminate the plan, at any time by the delivery of written notice to each participant at least 10 days prior to the effective date of such amendment, supplement or termination. We also reserve the right to suspend the plan at any time without notice to the participants.
      26. What law governs the plan?
      The terms and conditions of the plan and its operation shall be governed by the laws of the State of Maryland.

Our Investment Procedures and Policies
      We invest primarily in income-producing properties which are, upon acquisition, improved or developed or which will be developed within a reasonable period after acquisition. Investments are not restricted as to geographical areas, and we have made, and expect to continue to make, investments within and outside the United States.
      We seek tenants we believe have stable or improving credit profiles and credit potential that has not been recognized by the traditional credit market. By leasing properties to these tenants, we can generally charge rent that is higher than the rent charged to tenants with recognized credit and thereby enhance current return from these properties as compared with properties leased to companies whose credit potential has already been recognized by the market. These leases generally are full-recourse obligations of our tenants or their affiliates. Our advisor determines and executes our investment strategy and manages our portfolio of properties. Our advisor seeks to include a clause in each lease that provides for increases in rent over the term of the lease. Our advisor attempts to diversify our portfolio to avoid dependence on any one particular tenant, facility type, geographic location or tenant industry. By diversifying our portfolio, our advisor attempts to reduce the adverse effect of a single under-performing investment or a downturn in any particular industry or geographic region or property type. We have invested, and expect to continue to invest, in properties outside the United States, including in the European Union including the Eurozone, (Belgium, Germany, Greece, Spain, France, Ireland, Italy, Luxembourg, The Netherlands, Austria, Portugal, Finland), Sweden and the United Kingdom. We have also invested in properties located in Canada, Mexico and Thailand. To the extent that our investments become concentrated in the European Union or some other region, the return on your investment may be significantly dependent on the economic performance of such region.
      Our advisor evaluates the financial capability of a tenant and its ability to perform the terms of the lease by examining operating results of properties. Whether a prospective tenant is creditworthy is determined by the investment committee of Carey Asset Management’s board of directors. We expect that most of our future acquisitions will continue to be through sale-leaseback transactions. We may make investments in other types of transactions.
      Generally, we expect to enter into leases that are long-term net leases. We consider “long-term” leases to have terms of 10 to 25 years; they may also have renewal options for up to an additional 20 years. “Net” means that the tenant, not CPA® :16 - Global, is responsible for repairs, maintenance, property taxes, utilities and insurance. Under our typical net lease, a tenant is expected to pay us minimum base rent on a regular basis. In addition, our leases usually require the tenant to pay rent increases that are either fixed, based on an index like the Consumer Price Index (“CPI”) or tied to a percentage of sales at the property over an agreed-upon base. We may enter into leases where we have responsibility for replacement of specific parts of a property like a roof or parking lot. We do not expect that these leases will make up a significant portion of the portfolio.
      We have invested in mortgage loans, and may in the future invest in mortgage loans as well as secured corporate loans. Secured corporate loans are loans collateralized by real property, personal property connected to real property (i.e., fixtures) and/or personal property, on which another lender may hold a first priority lien. The value of the collateral underlying these investments may or may not be valued by an appraisal. We may also make other types of real estate related investments such as B notes, mezzanine loans and mortgage backed securities.
The Advisor and Management
      Carey Asset Management is named as our advisor under an advisory agreement with us. Carey Asset Management is responsible for managing CPA® :16 - Global on a day-to-day basis and for identifying and making acquisitions on our behalf. Carey Asset Management utilizes the services of W. P. Carey & Co. LLC and other affiliated entities in performing its duties under the advisory agreement. Carey Asset Management shares the same address and telephone number as W. P. Carey & Co. LLC.

      Our board of directors oversees the management of CPA® :16 - Global. The board currently consists of five directors. Three of our current directors are independent of our advisor and its affiliates and have responsibility for reviewing our advisor’s performance, although each of these independent directors serves on the boards of directors of other REITs sponsored by W. P. Carey & Co. LLC. See “Management” for a discussion of the criteria used by our board of directors to determine independence. The directors are elected annually by our shareholders.
      All investment decisions made by our advisor must be approved by the investment committee of Carey Asset Management. Members of the investment committee have over 200 years of combined experience in evaluating credit, an important element in a long-term net lease transaction. The following people currently serve on the investment committee:

•	Ralph F. Verni, Chairman – Former Chief Investment Officer of New England Mutual and former President and CEO of State Street Research & Management.

•	Frank J. Hoenemeyer, Vice Chairman – Former Vice-Chairman, Director and Chief Investment Officer of the Prudential Insurance Company of America where he had responsibility for Prudential’s investment portfolio.

•	Nathaniel S. Coolidge – Former Senior Vice President — head of Bond and Corporate Finance Department of the John Hancock Mutual Life Insurance Company where his responsibilities included overseeing its portfolio of fixed income investments.

•	Dr. Lawrence R. Klein – Recipient of the 1980 Nobel Prize in Economics and consultant to both the Federal Reserve Board and the President’s Council of Economic Advisors.

•	George E. Stoddard – Former Chairman of the Investment Committee and former head of The Equitable Life Assurance Society of the United States.

•	Dr. Karsten von Köller – Former Chairman and member of the Board of Managing Directors of Eurohypo AG.
      Most of the officers and directors of Carey Asset Management and W. P. Carey & Co. LLC are also officers and directors of CPA® :16 - Global. Our advisor has responsibility for all aspects of the operations of CPA® :16 - Global, including:

•	selecting the properties that we will acquire, formulating and evaluating the terms of each proposed acquisition, and arranging for the acquisition of the property by CPA® :16 - Global, subject to the approval of the investment committee;

•	negotiating the terms of any borrowing by CPA® :16 - Global, including lines of credit and any long-term financing;

•	managing the day-to-day operations of CPA® :16 - Global, including accounting, property management and investor relations; and

•	arranging for and negotiating the sale of assets.
      See the “Management” section of this prospectus for a description of the business background of the individuals who are responsible for the management of CPA® :16 - Global and our advisor, as well as for a description of the services our advisor provides. In payment for these services, our advisor receives substantial fees.

Risk Factors
      An investment in CPA®:16 - Global has risks. The “Risk Factors” section of this prospectus contains a detailed discussion of the most important risks. Please refer to the “Risk Factors” section for a more detailed discussion of the risks summarized below.
Risks Related to This Offering

•	Investments in properties outside of the United States subject us to foreign currency risks which may adversely affect distributions.

•	International investment risks, including currency fluctuation, adverse political or economic developments, lack of uniform accounting standards (including availability of information in accordance with U.S. generally accepted accounting principles), the tax treatment of transaction structures, uncertainty of foreign laws and the difficulty of enforcing certain obligations in other countries may adversely affect our operations and our ability to make distributions.

•	The offering price for shares being offered in this offering was determined by our board of directors.

•	Shareholders’ equity interests may be diluted.

•	We were incorporated in June 2003 and have a limited operating history.

•	Our success is dependent on the performance of our advisor.

•	W. P. Carey & Co. LLC and Carey Financial are the subjects of an ongoing SEC investigation into certain of their activities involving other REITs managed by W. P. Carey & Co. LLC. W. P. Carey & Co. LLC has publicly reported that it is possible that the SEC may pursue an action against W. P. Carey & Co. LLC or Carey Financial which could have a material adverse effect on them. Any material adverse effect on W. P. Carey & Co. LLC or Carey Financial could also have a material adverse effect on us.

•	Our advisor has limited experience managing a REIT that has a significant focus on international investments.

•	A delay in investing funds may adversely affect or cause a delay in our ability to deliver expected returns to investors and may adversely affect our performance.

•	Our board of directors may change our investment policies without shareholder approval, which could alter the nature of your investment.

•	We may not be able to raise sufficient funds in this offering and possible future offerings to make investments that will enable us to achieve our portfolio diversification objectives.
Risks Related to Our Operations

•	We may have difficulty selling or re-leasing our properties.

•	The inability of a tenant in a single tenant property to pay rent will reduce our revenues.

•	The bankruptcy or insolvency of tenants may cause a reduction in revenue.

•	Our highly leveraged tenants may have a higher possibility of filing for bankruptcy or insolvency.

•	The credit profile of our tenants may create a higher risk of lease defaults and therefore lower revenues.

•	Our sale-leaseback agreements may permit tenants to purchase a property at a predetermined price, which could limit our realization of any appreciation.

•	Liability for uninsured losses could adversely affect our financial condition.

•	Potential liability for environmental matters could adversely affect our financial condition.

•	Our use of debt to finance acquisitions could adversely affect our cash flow.

•	Balloon payment obligations may adversely affect our financial condition.

•	Our participation in joint ventures creates additional risk.

•	We may incur costs to finish build-to-suit properties.

•	We face competition for acquisition of properties.

•	The termination or replacement of our advisor could trigger a default or repayment event under our mortgage loans for some of our properties.

•	Loans collateralized by non-real estate assets create additional risk and may adversely affect REIT qualification.

•	Payment of fees to our advisor will reduce cash available for investment and distribution.

•	Our advisor may be subject to conflicts of interest because, for example, we pay substantial fees and reimburse expenses to our advisor and its affiliates based on asset values and other quantitative factors and not strictly on the quality of services provided. This may affect the investment decisions it makes on our behalf. This incentive fee structure also may encourage our advisor to make investments with increased leverage or to make riskier or more speculative investments. In addition, we, our advisor and Carey Financial are affiliates with some common management, and agreements between us and our affiliates are not arms-length agreements. Payment of these substantial fees and expenses increase the risk that you will not earn a profit on your investment.

•	We have limited independence from W.P. Carey.

•	We face competition from affiliates of our advisor in the purchase, sale, lease and operation of properties.

•	The sales agent’s affiliation with our advisor may cause a conflict of interest and may hinder the performance of its due diligence obligations.

•	Our historical capital raising ability has been principally reliant on one selected dealer.

•	A potential change in United States accounting standards regarding operating leases may make the leasing of facilities less attractive to our potential domestic tenants, which could reduce overall demand for our leasing services.

•	Requirements to obtain U.S. GAAP financial statements and financial statements prepared in accordance with international accounting standards from tenants in certain cases may cause us to forego an investment opportunity.

•	Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.
Risks Related to an Investment in Our Shares

•	We are subject to the risks of real estate ownership which could reduce the value of our properties.

•	There is not, and may never be, a public market for our shares, so it will be difficult for shareholders to sell shares quickly.

•	Failure to qualify as a REIT would adversely affect our operations and ability to make distributions.

•	Certain of our distributions may have involved preferential dividends that do not comply with the REIT rules.

•	We may need to use leverage to make distributions.

•	The Internal Revenue Service, or “IRS”, may treat sale-leaseback transactions as loans, which could jeopardize our REIT qualification.

•	Dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates because qualifying REITs do not pay U.S. federal income tax on their net income.

•	Possible legislative or other actions affecting REITs could adversely affect our shareholders and us.

•	The ability of our board of directors to revoke our REIT election without shareholder approval may cause adverse consequences to our shareholders.

•	The limit on the number of shares of CPA® :16 - Global a person may own may discourage a takeover.

•	Maryland law could restrict change in control.

•	Our articles of organization permit our board of directors to issue stock with terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.

•	There are special considerations for pension or profit-sharing trusts, Keoghs or IRAs.
Investment Objectives
      Our purpose is to provide investors with an opportunity to diversify their investment holdings by providing an exposure to both domestic and international income-producing real estate. Our objectives are:

•	To own a diversified portfolio of net-leased real estate and other real estate related interests.

•	To make income-producing investments that enable us to maximize cashflow available for distribution to our shareholders.

•	To increase equity in our real estate through regular mortgage principal payments.
      There can be no assurance that all or any of these objectives will be achieved. See “Prior Offerings By Affiliates” for a description of the experience of the CPA® programs in making investments managed by W. P. Carey & Co. LLC and its affiliates. Prior CPA® programs have had similar investment objectives while making investments in real estate primarily in the United States. As discussed elsewhere in this prospectus, we expect a larger portion of our investments will be outside the United States than prior CPA® programs, and there are some factors specific to making foreign investments, including foreign currency risks, which are outside of our control and could adversely affect our ability to achieve these objectives as compared to REITs focused primarily on investments in the United States. Although we have not done so to date, we anticipate that in the future we may engage in direct hedging activities to mitigate the risks of exchange rate fluctuations. Risks associated with our foreign investments may also result in significant fluctuations in the amount of our distributions, especially when compared to the distributions paid in prior CPA® programs and may impair our ability to make the required distributions to our shareholders to qualify and maintain our REIT qualification. See “Risk Factors” for a description of risks associated with our investments.
      Our intention is to consider alternatives for providing liquidity for our shareholders beginning generally after eight years following the investment of substantially all of the net proceeds from our initial public offering, which terminated on March 8, 2005. We have not yet invested substantially all of the net proceeds from our initial public offering. A liquidity transaction could include sales of assets, either on a portfolio basis or individually, a listing of our shares on a stock exchange or inclusion in an automated quotation system, a merger or another transaction approved by our board of directors. While our intention is to seek to complete a liquidity transaction generally within eight to twelve years following the investment of substantially all of the proceeds from our initial public offering, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. While we are considering liquidity alternatives, we may choose to limit the making of new investments, unless our board of directors, including a majority of our independent directors, determines that, in light of our expected remaining term at that time, it is in our shareholders’ best interests for us to make new investments.
      We have borrowed, and may continue to borrow, money to purchase properties. While there is no limit on the amount of borrowing with respect to individual properties or with respect to properties in particular geographic locations, we currently expect to borrow, on average, approximately 60% of the purchase price of domestic properties and approximately 75% of the purchase price of foreign properties when we decide to place mortgage debt on a property. The amount of borrowing on our property portfolio as a whole may not exceed on average 75% of the purchase price of our properties without the approval of our board of directors. We seek to mitigate the risk of currency fluctuation by financing our properties in the local currency denominations, but our doing so will not insulate our equity in our properties from currency fluctuations. Although we have not done so to date, we anticipate that in the future we may engage in direct hedging activities to mitigate the risks of exchange rate fluctuations.
Our REIT Qualification
      CPA® :16 - Global has elected to be treated as a REIT beginning with its tax year ended December 31, 2004. A REIT is a company that uses its resources to acquire or provide financing for real estate. Under the Internal Revenue Code of 1986, as amended, referred to as the “Internal Revenue Code” or the “Code”, REITs are subject to numerous organizational and operational requirements including limitations on certain types of gross income. As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute to our shareholders as long as we meet such requirements and distribute at least 90% of our taxable income (excluding net capital gains) on an annual basis. In order for distributions to be counted towards our distribution requirement, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class. We have submitted a request to the IRS for a closing agreement under which the IRS would grant us relief for preferential dividends that may have been paid as a result of the fact that we previously sold a de minimus amount of shares pursuant to our distribution reinvestment plan at different prices than all other shares were sold. Under the proposed closing agreement, we would agree to cease these practices and treat all shareholders similarly with respect to future distributions of shares under our distribution reinvestment plan. No assurance can be given that the IRS will grant our request for a closing agreement with respect to this issue. If we fail to qualify for taxation as a REIT initially or in any year, our income will be taxed at regular corporate rates, and we may not be able to qualify for treatment as a REIT for that year and the next four years. Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to federal, state, local and foreign taxes on our income and property and to income and excise taxes on our U.S. undistributed income. See “Risk Factors — Risks Related to an Investment in our Shares” for a description of risks associated with our election to be subject to taxation as a REIT.
Conflicts of Interest
      Some of our officers and directors, who are also officers or directors of W. P. Carey & Co. LLC and Carey Asset Management, may experience conflicts of interest in their management of CPA® :16 - Global. These arise principally from their involvement in other activities that may conflict with our business and interests, including matters related to:

•	allocation of new investments and management time and services between us and various other affiliates;

•	the timing and terms of the investment in or sale of an asset;

•	investments with affiliates of us or our advisor;

•	compensation to our advisor; and

•	our relationship with the sales agent, Carey Financial, which is an affiliate of ours and of Carey Asset Management.
      The “Conflicts of Interest” section discusses in more detail the more significant of these potential conflicts of interest, as well as the procedures that have been established to resolve a number of these potential conflicts.
Our Affiliates
      The “Prior Offerings by Affiliates” section of this prospectus contains a narrative discussion of the public and private real estate programs sponsored by our affiliates and affiliates of W. P. Carey & Co. LLC in the past, including nine public limited partnerships and five unlisted public REITs. As of

December 31, 2004 these entities, which invest in industrial and commercial properties that are leased on a net basis had in more than 270 transactions purchased more than 750 properties, including 58 properties in the European Union. Statistical data relating to the historical experience of the CPA® funds are contained in Exhibit A — Prior Performance Tables. Information in the “Prior Offerings by Affiliates” section and in “Exhibit A — Prior Performance Tables” should not be considered as indicative of how we will perform.

The Offering

Maximum Offering Amount	$500,000,000

Suitability Standards for initial purchasers and subsequent transferees	Net worth of at least $45,000 and annual gross income of at least $45,000 (For this purpose, net worth excludes home, home furnishings and personal automobiles);

OR

Net worth of at least $150,000.

Suitability standards may vary from state to state and by broker-dealer to broker-dealer. Please see the “Suitability Standards” section for more details.

Distribution Policy	Consistent with our objective of qualifying as a REIT, we expect to pay quarterly distributions and distribute at least 90% of our net taxable income each year.

Our Advisor	Carey Asset Management manages our day-to-day operations and selects our real estate investments.

Estimated Use of Proceeds	92% — to invest in real estate-related assets and for working capital needs 8% — to pay fees and expenses of this offering
      We commenced our initial public offering in December 2003. We terminated this initial public offering on March 8, 2005, after suspending sales activities on December 30, 2004. Through September 30, 2005 we have issued 56,773,984 shares of common stock, including approximately 1,201,560 shares issued through our distribution reinvestment plan.
Compensation
      We pay our advisor fees for its services and will reimburse our advisor for some expenses. Outlined below are the most significant items of compensation.

•	For identifying, structuring and arranging the financing for real estate acquisitions and the making of investments in loans secured by real estate, our advisor will be paid acquisition fees not exceeding two and one half percent of the total property cost of all such assets purchased or loans originated by us. Our advisor will also be paid a subordinated acquisition fee which, when aggregated with all other subordinated acquisition fees paid to any other parties, will not exceed two percent of the total property cost of all properties purchased and loans originated by us. The total property cost is the sum of (1) the contract purchase price of a property, or the amount of funds advanced for any loan, and (2) the acquisition fees (including subordinated acquisition fees) payable to our advisor for such acquisition or loan. The subordinated acquisition fee will accrue but will be withheld for any fiscal year through which the cumulative, annual, average, non-compounded distribution paid by us to shareholders is less than six percent. Throughout this prospectus, we refer to this cumulative, average, annual, non-compounded distribution of at least six percent as the “six percent preferred return” to our shareholders. Any such withheld subordinated acquisition fee shall be payable beginning on January 1 following the first fiscal year through which we pay the six percent preferred return to our shareholders. This subordinated acquisition fee will be paid out in equal installments over three years. The total of 1) all acquisition fees (including subordinated acquisition fees and any interest thereon) whether to the advisor or to unaffiliated parties, and 2) acquisition expenses we pay may not exceed six percent of the aggregate contract purchase price of all properties and the aggregate funds advanced for all loans secured by real property we purchase or make. However, a majority of our board of directors (including a majority of the independent directors) not otherwise interested in any transaction may approve fees in excess of these limits as being commercially competitive, fair and reasonable to CPA® :16.

•	Our advisor will be paid a monthly asset management fee at the rate of one percent per year of the aggregate historical cost of the assets of CPA® :16 - Global, or their appraised value if an appraisal, other than the initial appraisal at the time of acquisition, has been performed, in each case before depreciation, bad debt allowances and similar non-cash items. The asset management fee is payable in cash or restricted stock at the option of our advisor. One-half of this fee will be payable each month. The remaining half of the asset management fee shall accrue but will not be paid in any quarter in which we have not paid the six percent preferred return. Any such withheld asset management fee shall be payable, to the extent not otherwise restricted pursuant to our advisory agreement, following the end of the first quarter thereafter through which we pay the six percent preferred return.

•	Our advisor will be entitled to a subordinated incentive fee of 15% of the cash proceeds distributable to our shareholders from the sale of a property. This fee will be paid once we have paid the six percent preferred return and returned 100% of the money invested by shareholders through distributions or liquidity. Liquidity will be deemed to be provided if the shares are listed on a national securities exchange or included for quotation on Nasdaq. If a subordinated incentive fee is paid to W. P. Carey as a result of the listing of our shares on a national securities exchange or inclusion for quotation on Nasdaq, no termination fee will be paid if the advisory agreement is terminated after the listing or inclusion.

•	Our advisor or an affiliate will be paid a subordinated disposition fee in an amount equal to the lesser of: (i) 50% of the competitive real estate commission and (ii) three percent of the contract sales price of a property if our advisor or the affiliate provides a substantial amount of services in the sale of a property. The subordinated disposition fee shall be deferred until shareholders have received a return of 100% of their initial investment (through liquidity or distributions), plus the six percent preferred return. The total real estate commissions and the subordinated disposition fees we pay to affiliated and unaffiliated parties shall not exceed an amount equal to the lesser of: (i) six percent of the contract sales price of a property or (ii) the commission paid in a competitive market for the purchase or sale of a property that is reasonable and competitive in light of the size, type and location of the property.

•	If we acquire or originate assets other than properties or loans secured by real estate, our board of directors will determine the compensation to be paid to our advisor for its services in connection with the acquisition or origination of those assets; provided that, the compensation to be paid will not be more favorable on an overall basis than the compensation paid to the advisor for services relating to our investments in properties and loans secured by real estate.
      There are many additional conditions and restrictions on the payment of fees to our advisor. There are also a number of other smaller items of compensation and expense reimbursement that our advisor and its affiliates may receive during the life of CPA® :16 - Global. The table set forth below briefly outlines certain additional fees payable in connection with this offering, but should not be relied on as a complete description of all the terms of all of such fees. For a more complete explanation of the fees and expenses and an estimate of the dollar amount of these payments, as well as commission and other fees that are reallowed to selected dealers, please see the “Management Compensation” section of this prospectus.

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Carey Asset Management	Reimbursement for organization and offering expenses incurred on our behalf in connection with this offering of shares pursuant to our distribution reinvestment plan; provided, however, that if the aggregate of all organization and offering expenses (excluding selling commissions) paid directly by us exceeds four percent of the gross proceeds, our advisor will be responsible for the excess.	Estimated at $990,450 if 50,000,000 shares are sold.

Carey Financial	We will pay selling commissions and administrative fees related to the purchase of shares directly from us. In connection with purchases from us by shareholders whose shares are held in brokerage or advisory accounts with investment firms that are parties to selected dealer agreements with us, we will pay Carey Financial selling commissions of not more than 5% of the purchase price per share of the shares purchased through the plan, which is equivalent to $0.50 per share based on the $10.00 per share offering price. Carey Financial may, in its sole discretion, reallow up to 5% per share of the selling commissions to those selected dealers. Although the plan permits us to pay selling commissions with respect to all purchases, we do not currently intend to pay selling commissions with respect to purchases from us by shareholders whose shares are held in brokerage or advisory accounts with investment firms that are not parties to selected dealer agreements with us. To the extent that Phoenix American purchases shares in the open market, we may pay brokerage commissions on your behalf. As previously stated, since there is no liquid market for our shares, we do not currently expect that Phoenix American will purchase shares in the open market.	The estimated amount payable to Carey Financial is $25,000,000 if 50,000,000 shares are sold in this offering through the selected dealers, all of which will be reallowed to the selected dealers.
No selected dealer fees will be paid in connection with purchases of shares made through our distribution reinvestment plan.

Carey Asset Management	Reimbursement of operating expenses. Our operating expenses may not exceed the greater of two percent of our average invested assets or 25% of our adjusted net income in any 12 month period immediately preceding the end of any fiscal quarter. The greater of two percent of our average invested assets or 25% of our adjusted net income in any 12 month period immediately preceding the end of any fiscal quarter is referred to in this prospectus as the “2%/25% Guideline.” In calculating adjusted net income, the advisory agreement provides that we will add back depreciation, bad debts or other similar non-cash expenses, and exclude gains and losses on the sale of assets.	Not determinable at this time.

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Carey Asset Management	A loan refinancing fee payable by either the tenant of a property or CPA®:16 - Global, which may not exceed one percent of the principal amount of any refinancing obtained by CPA®:16 - Global for which Carey Asset Management renders substantial services. The loan refinancing fee will be payable only if certain conditions are met and only if approved by our board of directors, including a majority of our independent directors.	Not determinable at this time.

Independent Directors	We pay to each independent director an annual fee of $18,000, and an additional $3,000 to the Chairman of the Audit Committee.	The estimated aggregate compensation payable to the independent directors as a group for a full fiscal year is approximately $57,000.

Carey Asset Management	A termination fee shall be payable in an amount equal to 15% of the amount, if any, by which (i) the fair value of our property, loan or other permitted investment asset on the date of termination of the advisory agreement less amounts of all indebtedness secured by the property, loan or other permitted investment asset, exceeds (ii) adjusted investor capital plus the six percent preferred return less all distributions we pay from inception through the date of termination. For purposes of calculating this fee, the fair value of any property will be its appraised value. Adjusted investor capital means investors’ initial capital reduced by redemptions of shares and distributions of cash from sales, financings and refinancings of assets. If the subordinated incentive fee is paid to Carey Asset Management as a result of the listing of the shares on a national securities exchange or inclusion for quotation on Nasdaq, and the advisory agreement is terminated after such listing or inclusion, no termination fee is to be paid to Carey Asset Management.	Not determinable at this time.
Description of Properties
      Our advisor actively seeks and evaluates potential investments. We evaluate potential acquisitions on a case-by-case basis and have no predetermined limitations or targets for geographical location. As of the date of this prospectus, we have purchased interests in 152 properties for purchase prices and borrowings from mortgage loans aggregating approximately $877 million with the proceeds of our initial public offering, which terminated in March 2005. See “Description of Properties” for a description of our proposed and completed acquisitions to date.
Description of Shares
     General
      We will not issue stock certificates. A shareholder’s investment will be recorded on our books as held by Phoenix American, our transfer agent. If you wish to sell your shares, you will be required to comply with the transfer restrictions and send an executed transfer form to Phoenix American.

     Shareholder Voting Rights and Limitations
      Shareholders will meet each year for the election of directors. Other business matters may be presented at the annual meeting or at special shareholder meetings. You are entitled to one vote for each share you own. All shareholders are bound by the decision of the majority of shareholders who vote on each question voted upon.
     Limitation on Share Ownership
      The articles of incorporation of CPA®:16 - Global restrict ownership by one person and their affiliates of more than 9.8% of the issued and outstanding shares. See “Description of Shares — Restriction on Ownership of Shares.” These restrictions are designed to assist us in complying with restrictions imposed on REITs by the Internal Revenue Code.
     Sale of Shares
      Our shares are not listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them through the plan, and we cannot be sure if a public market will ever develop. As a result, you may find that it is difficult to sell your shares unless you sell them at a substantial discount.
      Our intention is to consider alternatives for providing liquidity for our shareholders beginning generally after eight years following the investment of substantially all of the net proceeds from our initial public offering, which terminated on March 8, 2005. We have not yet invested substantially all of the net proceeds from our initial public offering. A liquidity transaction could include sales of assets, either on a portfolio basis or individually, a listing of our shares on a stock exchange or inclusion in an automated quotation system, a merger or another transaction approved by our board of directors. While our intention is to seek to complete a liquidity transaction generally within eight to twelve years following the investment of substantially all of the proceeds from our initial public offering, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. While we are considering liquidity alternatives, we may choose to limit the making of new investments, unless our board of directors, including a majority of our independent directors, determines that, in light of our expected life at that time, it is in our shareholders’ best interests for us to make new investments.
      Beginning one year after shares are issued to you, you may request that we redeem those shares in accordance with our redemption plan. The redemption procedures are described in the “Description of Shares — Redemption of Shares” section of this prospectus. The redemption will be subject to a surrender charge and other conditions.
      For a more complete description of the shares, including limitations on the ownership of shares, please refer to the “Description of Shares” section of this prospectus.
Distributions
      We have declared and paid, distributions to our shareholders as follows:

Date	Annualized Rate*

10/15/05	6.00%
07/15/05	5.80%
04/15/05	5.00%
01/15/05	4.64%
10/15/04	4.62%
07/15/04	4.52%
04/15/04	4.50%

*	Annualized rate is based on a price per share of $10.

      The board of directors of CPA® :16 - Global will determine the amount of distributions we will pay in the future. Because we expect to pay distributions quarterly, an investor should not expect to wait more than three months, plus the time between the record date and payment date, to receive a distribution after the closing of a purchase of our shares. As discussed elsewhere in this prospectus, there are some factors specific to making foreign investments, including foreign currency risks that may adversely affect our ability to achieve our dividend objectives as compared to REITs focused primarily on investments in the United States. These factors may also result in significant fluctuations in the amount of our distributions, especially when compared to the distributions paid in prior CPA® programs.
      Generally, distributions that you receive will be considered ordinary income to the extent they are from current and accumulated earnings and profits and will be taxable at ordinary income rates. Because depreciation expense reduces taxable income but does not reduce cash available for distribution, we expect a portion of your distributions will be considered a return of capital for tax purposes. These amounts will not be subject to tax immediately but will instead reduce the tax basis of your investment. This in effect defers a portion of your tax until your investment is sold or CPA® :16 - Global is liquidated, at which time you will be taxed at the applicable capital gains rate. Because each investor’s tax considerations are different, you are urged to consult your tax advisor.
Reports to Shareholders
      You will receive periodic updates on the performance of your investment in CPA® :16 - Global, including

•	Four quarterly distribution reports;

•	An annual report; and

•	A Form 1099 report that will be mailed by January 31 of each year.

RISK FACTORS
      Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase our securities.
RISKS RELATED TO THIS OFFERING
Investments in properties outside of the United States subject us to foreign currency risks which may adversely affect distributions.
      We are subject to foreign currency risk due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. We expect that our principal currency exposures will be to the Euro and the Pound Sterling (U.K.). We currently also are exposed to the Swedish krona, Canadian dollar and Thai baht. We attempt to mitigate a portion of the risk of currency fluctuation by financing our properties in the local currency denominations, although there can be no assurance that this will be effective. As a result, changes in the relation of any such foreign currency to U.S. dollars may affect our revenues, operating margins and distributions and may also affect the book value of our assets and the amount of shareholders’ equity. Although we have not done so to date, we anticipate that in the future we may engage in direct hedging activities to mitigate the risks of exchange rate fluctuations. If we were to engage in foreign currency exchange rate hedging activities, any income recognized with respect to these hedges (as well as any unhedged foreign currency gain recognized with respect to changes in exchange rates) will generally not qualify as eligible income for purposes of either the 75% gross income test or the 95% gross income test that we must satisfy annually in order to qualify as a REIT.
      Changes in foreign currency exchange rates used to value a REIT’s foreign assets may be considered changes in the value of the REIT’s assets. These changes may adversely affect our status as a REIT. Further, bank accounts in foreign currency which are not considered cash or cash equivalents may adversely affect our status as a REIT.
International investment risks, including currency fluctuation, adverse political or economic developments, lack of uniform accounting standards (including availability of information in accordance with U.S. generally accepted accounting principles), the tax treatment of transaction structures, uncertainty of foreign laws and the difficulty of enforcing certain obligations in other countries may adversely affect our operations and our ability to make distributions.
      Foreign real estate investments involve certain risks not generally associated with investments in the United States. These risks include unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, potential imposition of adverse or confiscatory taxes, possible challenges to the anticipated tax treatment of the structures that allow us to acquire and hold investments, possible currency transfer restrictions, expropriation, the difficulty in enforcing obligations in other countries and the burden of complying with a wide variety of foreign laws. Each of these risks might adversely affect our performance and or impair our ability to make distributions to our shareholders required to maintain our REIT qualification. In addition, there is less publicly available information about foreign companies and a lack of a uniform financial accounting standards and practices (including the availability of information in accordance with accounting principles generally accepted in the United States of America) which could impair our ability to analyze transactions and receive timely and accurate financial information from tenants necessary to meet our reporting obligations to financial institutions or governmental or regulatory agencies. Certain of these risks may be greater in emerging markets and less developed countries.

The offering price for shares being offered in this offering was determined by our board of directors.
      The offering price of the shares being offered in this offering was determined by our board of directors in the exercise of its business judgment. This price may not be indicative of the price at which shares would trade if they were listed on an exchange or actively traded by brokers nor of the proceeds that a shareholder would receive if we were liquidated or dissolved or of the value of our portfolio at the time you purchase shares.
Shareholders’ equity interests may be diluted.
      Our shareholders do not have preemptive rights to any shares of common stock issued by us in the future. Therefore, in the event that we (1) sell shares of common stock in the future, including those issued pursuant to the distribution reinvestment plan, (2) sell securities that are convertible into common stock, (3) issue common stock in a private placement to institutional investors, or (4) issue shares of common stock upon the exercise of warrants and/or options that may be granted to our directors and to W. P. Carey & Co. LLC and its affiliates, then existing shareholders and investors purchasing shares in this offering will experience dilution of their percentage ownership in us. Depending on the terms of such transactions, most notably the offer price per share, which may be less than the price paid per share in this offering, and the value of our properties, existing shareholders might also experience a dilution in the book value per share of their investment in us.
We were incorporated in June 2003 and have a limited operating history.
      We were incorporated in June 2003 and have a limited property acquisition history. You should not rely upon the past performance of other real estate investment programs of our advisor or its affiliates. Such past performance may not predict our future results. This is particularly true since none of these past programs had a significant focus on international investment. We cannot guarantee that we will continue to find suitable property investments, or that our tenants will fulfill their lease obligations. Our failure to timely invest the proceeds of this offering, or to invest in quality properties, could diminish returns to investors and our ability to pay distributions to our shareholders.
Our success is dependent on the performance of our advisor.
      Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our advisor in the acquisition of investments, the selection of tenants, the determination of any financing arrangements, and the management of the assets. You will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus. You must rely entirely on the management ability of our advisor and the oversight of our board of directors.
W. P. Carey & Co. LLC and Carey Financial are the subjects of an ongoing SEC investigation, the effects of which could be materially adverse to them and, possibly, us.
      W. P. Carey & Co. LLC has disclosed in its publicly available reports filed with the Securities and Exchange Commission, or the SEC, that the Division of Enforcement of the SEC has commenced an investigation into certain activities of W. P. Carey & Co. LLC and Carey Financial involving other REITs managed by W. P. Carey & Co. LLC. W. P. Carey & Co. LLC has announced that it and Carey Financial are cooperating fully with the SEC’s investigation and that they have provided information to the Division of Enforcement in response to subpoenas and document requests. Although no formal regulatory action has been initiated against W. P. Carey & Co. LLC or Carey Financial in connection with the matters being investigated, W. P. Carey & Co. LLC has publicly reported that the SEC may pursue an action against W. P. Carey & Co. LLC or Carey Financial or both in the future which could have a material adverse effect on W. P. Carey & Co. LLC or Carey Financial or both. If such an action is brought, it could have a material adverse effect on W. P. Carey & Co. LLC and its affiliates and Carey Financial. Any action brought against W. P. Carey & Co. LLC or Carey Financial could also have a material adverse effect on us because of our dependence on W.P. Carey & Co. LLC and Carey Financial for a broad range of services, including in connection with the offering of securities.
Our advisor has limited experience managing a REIT that has a significant focus on international investments.
      We and our advisor have limited experience managing a REIT whose focus is on making a significant percentage of its investments outside of the United States. The experience of our advisor consists mainly of making international investments on our behalf since the closing of our initial public offering and making investments on behalf of other CPA® REITs. International investments made by prior CPA® REITs and investment vehicles managed by our advisor and its affiliates generally have not exceeded 7% of their aggregate property holdings and as of the date of this prospectus included 81 international properties purchased for $1,171,525,000. Our lack of international investing experience could cause increased investment expenses or lower quality investments than anticipated, and therefore could adversely affect our revenues and distributions to our shareholders.
A delay in investing funds may adversely affect or cause a delay in our ability to deliver expected returns to investors and may adversely affect our performance.
      We have not yet identified the properties to be purchased with the proceeds of this offering; therefore, there could be a substantial delay between the time you invest in shares and the time all offering proceeds are invested by us. Delays in investing our capital could also arise from the fact that our advisor is simultaneously seeking to locate suitable investments for other CPA® REITs managed by our advisor and its affiliates. Delays in our ability to invest the proceeds of this offering could adversely affect our ability to pay distributions to our shareholders and adversely affect your total return.
Our board of directors may change our investment policies without shareholder approval, which could alter the nature of your investment.
      Our bylaws require that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of our shareholders. These policies may change over time. The methods of implementing our investment policies may also vary, as new investment techniques are developed. Our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by a majority of the directors (including a majority of the independent directors), without the approval of our shareholders. As a result, the nature of your investment could change without your consent.
We may not be able to raise sufficient funds in this offering and possible future offerings to make investments that will enable us to achieve our portfolio diversification objectives.
      Our ability to diversify our investments, both geographically and by type of properties purchased, will be limited by the amount of funds at our disposal. The investment of a smaller sum of money will likely result in the acquisition of fewer properties and, accordingly, less diversification of our real estate portfolio than the investment of a larger sum in a greater number of properties. In addition to the amount already raised in our initial public offering, the amount we have to invest will depend on the amount to be raised in this offering and possible future offerings and the amount of money we are able to borrow. Lack of diversification will increase the potential adverse effect on us and you of any under-performing investments.

RISKS RELATED TO OUR OPERATIONS
We may have difficulty selling or re-leasing our properties.
      Real estate investments generally lack liquidity compared to other financial assets and this lack of liquidity will limit our ability to quickly change our portfolio in response to changes in economic or other conditions. The net leases we may enter into or acquire may be for properties that are specially suited to the particular needs of our tenant. With these properties, if the current lease is terminated or not renewed, we may be required to renovate the property or to make rent concessions in order to lease the property to another tenant. In addition, if we are forced to sell the property, we may have difficulty selling it to a party other than the tenant due to the special purpose for which the property may have been designed. These and other limitations may affect our ability to sell properties without adversely affecting returns to our shareholders.
The inability of a tenant in a single tenant property to pay rent will reduce our revenues.
      We expect that most of our properties will each be occupied by a single tenant and, therefore, the success of our investments is materially dependent on the financial stability of such tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions to our shareholders. A default of a tenant on its lease payments to us would cause us to lose the revenue from the property and cause us to have to find an alternative source of revenue to meet any mortgage payment and prevent a foreclosure if the property is subject to a mortgage. In the event of a default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and reletting our property. If a lease is terminated, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.
The bankruptcy or insolvency of tenants may cause a reduction in revenue.
      Bankruptcy or insolvency of a tenant could cause:

•	the loss of lease payments;

•	an increase in the costs incurred to carry the property;

•	a reduction in the value of shares; and

•	a decrease in distributions to shareholders.
      Under U.S. bankruptcy law, a tenant who is the subject of bankruptcy proceedings has the option of continuing or terminating any unexpired lease. If the tenant terminates the lease, any claim we have for breach of the lease (excluding collateral securing the claim) will be treated as a general unsecured claim. The maximum claim will be capped at the amount owed for unpaid rent prior to the bankruptcy unrelated to the termination, plus the greater of one year’s lease payments or 15% of the remaining lease payments payable under the lease (but no more than three years’ lease payments). In addition, due to the long-term nature of our leases and terms providing for the repurchase of a property by the tenant, a bankruptcy court could recharacterize a net lease transaction as a secured lending transaction. If that were to occur, we would not be treated as the owner of the property, but might have additional rights as a secured creditor. Those rights would not include a right to compel the tenant to timely perform its obligations under the lease but would instead entitle us to “adequate protection,” a bankruptcy concept that applies to protect against further decrease in the value of the property if the value of the property is less than the balance owed to us.
      As a general rule, insolvency laws outside of the United States are not as favorable to reorganization or to the protection of a debtor’s rights as tenants under a lease as are the laws in the United States. Our rights to terminate a lease for default are more likely to be enforceable in countries other than the United States, while a debtor/ tenant or its insolvency representative is less likely to have rights to force continuation of lease without our consent. Nonetheless, most such laws would permit a tenant or an appointed insolvency representative to terminate a lease if it so chose.
      However, because the bankruptcy laws of the United States are considered to be more favorable to debtors and to their reorganization, entities which are not ordinarily perceived as United States entities may seek to take advantage of the U.S. bankruptcy laws if they are eligible. An entity would be eligible to be a debtor under the U.S. bankruptcy laws if it had a domicile (state of incorporation or registration), place of business or assets in the United States. If a tenant became a debtor under the United States bankruptcy laws, then it would have the option of continuing or terminating any unexpired lease. Prior to taking the requisite procedural steps to continue or terminate an unexpired lease, the tenant (or its trustee if one has been appointed) must timely perform all obligations of the tenant under the lease.
      One of our tenants, Foss Manufacturing Company, Inc., filed for Chapter 11 bankruptcy on September 16, 2005. The initial aggregate annual rent under our lease with Foss is $3,194,565, with annual rent increases every thirty-six months based on the percentage increase in the CPI. Since filing for bankruptcy protection on September 16, Foss has paid us an aggregate of $392,512 in partial payment for rent due under the lease.
      In addition, other programs managed by our advisor or its affiliates have had tenants file for bankruptcy protection and are involved in litigation (including two international tenants). Four of the prior fourteen CPA® programs reduced the rate of distributions to their investors as a result of adverse developments involving tenants. See “Prior Offerings by Affiliates.”
Our highly leveraged tenants may have a higher possibility of filing for bankruptcy or insolvency.
      Highly leveraged tenants that experience downturns in their operating results due to adverse changes to their business or economic conditions may have a higher possibility of filing for bankruptcy or insolvency. As stated previously, one of our tenants, Foss Manufacturing Company, Inc., filed for Chapter 11 bankruptcy on September 16, 2005. In bankruptcy or insolvency, a tenant may have the option of vacating a property instead of paying rent. Until such a property is released from bankruptcy, our revenues may be reduced and could cause us to reduce distributions to shareholders.
The credit profile of our tenants may create a higher risk of lease defaults and therefore lower revenues.
      Generally, no credit rating agencies evaluate or rank the debt or the credit risk of many of our tenants, as we seek tenants that we believe will have stable or improving credit profiles that have not been recognized by the traditional credit market. Our long-term leases with certain of these tenants may therefore pose a higher risk of default than would long-term leases with tenants whose credit potential has already been recognized by the market.
Our sale-leaseback agreements may permit tenants to purchase a property at a predetermined price, which could limit our realization of any appreciation.
      In some circumstances, we grant tenants a right to purchase the property leased by the tenant. The purchase price may be a fixed price or it may be based on a formula. If a tenant exercises its right to purchase the property and the property’s market value has increased beyond the price at which the tenant can purchase the property, we would be limited in fully realizing the appreciation on that property.

Liability for uninsured losses could adversely affect our financial condition.
      Losses from disaster-type occurrences (such as wars, terrorist activities or earthquakes) may be either uninsurable or not insurable on economically viable terms. Should an uninsured loss occur, we could lose our capital investment and/or anticipated profits and cash flow from one or more properties, which in turn could cause the value of the shares and distributions to our shareholders to be reduced.
Potential liability for environmental matters could adversely affect our financial condition.
      We expect to invest in properties historically used for industrial, manufacturing, and commercial purposes. We therefore may own properties that have known or potential environmental contamination as a result of historical operations. Buildings and structures on the properties we purchase may have known or suspected asbestos-containing building materials. Our properties currently are used for industrial, manufacturing, and commercial purposes, and some of our tenants may handle hazardous or toxic substances, generate hazardous wastes, or discharge regulated pollutants to the environment. We may invest in properties located in countries that have adopted laws or observe environmental management standards that are less stringent than those generally followed in the United States, which may pose a greater risk that releases of hazardous or toxic substances have occurred to the environment. Leasing properties to tenants that engage in these activities, and owning properties historically and currently used for industrial, manufacturing, and commercial purposes, will cause us to be subject to the risk of liabilities under environmental laws. Some of these laws could impose the following on CPA:16 - Global:

•	Responsibility and liability for the cost of investigation, removal or remediation of hazardous or toxic substances released on or from our property, generally without regard to our knowledge of, or responsibility for, the presence of these contaminants.

•	Liability for claims by third parties based on damages to natural resources or property, personal injuries, or costs of removal or remediation of hazardous or toxic substances in, on, or migrating from our property.

•	Responsibility for managing asbestos-containing building materials, and third-party claims for exposure to those materials.
      Our costs of investigation, remediation or removal of hazardous or toxic substances, or for third-party claims for damages, may be substantial. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or to borrow using the property as collateral. While we will attempt to mitigate identified environmental risks by requiring tenants contractually to acknowledge their responsibility for complying with environmental laws and to assume liability for environmental matters, circumstances may arise in which a tenant fails, or is unable, to fulfill its contractual obligations. In addition, environmental liabilities, or costs or operating limitations imposed on a tenant to comply with environmental laws, could affect its ability to make rental payments to us.
Our use of debt to finance acquisitions could adversely affect our cash flow.
      Most of our property acquisitions are made by borrowing a portion of the purchase price of our properties and securing the loan with a mortgage on the property. If we are unable to make our debt payments as required, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment which in turn could cause the value of the shares and distributions to our shareholders to be reduced. We generally borrow on a limited recourse basis to limit our exposure on any property to the amount of equity invested in the property. There is no limitation on the amount which we can borrow on a single property, although the aggregate borrowings may not exceed 75% of the purchase price of all properties without board approval.
Balloon payment obligations may adversely affect our financial condition.
      A majority of our financing may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make any balloon payment is uncertain and may depend upon our ability to refinance the mortgage or to sell the property. At the time the balloon payment is due, we may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. A refinancing or sale could affect the rate of return to shareholders and the projected time of disposition of our assets.
Our participation in joint ventures creates additional risk.
      From time to time we participate in joint ventures and purchase properties jointly with other entities. To date, all of our joint venture partners have been affiliated CPA® REIT’s; however, we may have unaffiliated joint venture partners in the future. There are additional risks involved in joint venture transactions. These risks include the potential of our joint venture partner becoming bankrupt and the possibility of diverging or inconsistent economic or business interests of us and our partner. These diverging interests could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly owned property could reduce the value of each portion of the divided property. In addition, the fiduciary obligation that our advisor or members of our board may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.
We may incur costs to finish build-to-suit properties.
      We may sometimes acquire undeveloped land or partially developed buildings for the purpose of owning to-be-built facilities for a prospective tenant. The primary risks of a build-to-suit project are potential for cost-overruns, failing to meet an agreed-upon delivery schedule and cost-overruns that cause the total project costs to exceed the original appraisal. In some cases, the prospective tenant bears these risks. However, in other instances we are required to bear these risks which means that we may have to advance funds to cover cost-overruns which we would not be able to recover through increased rent payments or that we may incur schedule delays that delay commencement of rent. We attempt to minimize these risks through guaranteed maximum price contracts, review of contractor financials and completed plans and specifications prior to commencement of construction. The incurrence of the costs described above or any non-occupancy by the tenant upon completion may reduce the project’s and our portfolio’s returns or result in losses to us.
We face competition for acquisition of properties.
      We face competition for the acquisition of office and industrial properties in general, and such properties net leased to corporations in particular, from insurance companies, credit companies, pension funds, private individuals, investment companies and other REITs. We also face competition from institutions that provide or arrange for other types of commercial financing through private or public offerings of equity or debt or traditional bank financings.
The termination or replacement of our advisor could trigger a default or repayment event under our mortgage loans for some of our properties.
      Lenders for certain of our properties, particularly in Europe, may request provisions in the mortgage loan documentation that would make the termination or replacement of W.P. Carey & Co. as our advisor an event of default or an event requiring the immediate repayment of the full outstanding balance of the loan. While we will attempt to negotiate not to include such provisions, lenders may require such provisions. If an event of default or repayment event occurs with respect to any of our properties, our revenues and distributions to our shareholders may be adversely affected.
Loans collateralized by non-real estate assets create additional risk and may adversely affect our REIT qualification.
      We may in the future invest in secured corporate loans, which are loans collateralized by real property, personal property connected to real property (i.e., fixtures) and/or personal property, on which another lender may hold a first priority lien. In the event of a default, the value of the collateral may not be sufficient to repay all of the lenders that have an interest in the collateral. Our right in bankruptcy will be different for these loans than typical net lease transactions. To the extent that loans are collateralized by personal property only, or to the extent the value of the real estate collateral is less than the aggregate amount of our loans and equal or higher-priority loans secured by the real estate collateral, that portion of the loan will not be considered a “real estate asset,” for purposes of the 75% REIT asset test. Also, income from that portion of such a loan will not qualify under the 75% REIT income test for REIT qualification.
Payment of fees to our advisor will reduce cash available for investment and distribution.
      Our advisor will perform services for us in connection with the offer and sale of the shares, the selection and acquisition of our investments, the management and leasing of our properties and the administration of our other investments. We will pay our advisor substantial fees for these services, which will reduce the amount of cash available for investment in properties or distribution to our shareholders.
W. P. Carey may be subject to conflicts of interest.
      Our advisor manages our business and selects our real estate investments. Our advisor has some conflicts of interest in its management of CPA® :16 - Global, which arise primarily from the involvement of our advisor in other activities that may conflict with CPA® :16 - Global and the payment of fees by us to our advisor. Activities in which a conflict could arise between CPA® :16 - Global and our advisor include:

•	the receipt of compensation by our advisor for property purchases, leases, sales and financing for CPA® :16 - Global, which may cause our advisor to engage in transactions that generate higher fees, rather than transactions that are more appropriate or beneficial for our business;

•	agreements between CPA® :16 - Global and our advisor, including agreements regarding compensation, will not be negotiated on an arm’s length basis as would occur if the agreements were with unaffiliated third parties;

•	purchases and loans from affiliates, subject to CPA® :16 - Global’s investment procedures, objectives and policies, which will increase fees and interest payable to affiliates, thereby decreasing our net income and possibly causing us to incur higher leverage levels;

•	competition with certain affiliates for property acquisitions, which may cause our advisor and its affiliates to direct properties suitable for us to other related entities; and

•	disposition, incentive and termination fees, which are based on the sale price of properties, may cause a conflict between the advisor’s desire to sell a property and our plans to hold or sell the property.
We have limited independence from W. P. Carey.
      All of our management functions are performed by officers of our advisor pursuant to our contract with the advisor. Each member of our board of directors, including the Chairman, are directors or officers of W. P. Carey & Co. LLC or one or more of its affiliates. Our three independent directors were initially selected by our advisor and also serve as the independent directors of other W. P. Carey & Co. LLC-sponsored REITs. As a result of the foregoing, we have limited independence from W. P. Carey & Co. LLC. This limited independence, combined with Carey Asset Management’s and W. P. Carey & Co. LLC’s limited equity interests in us, may exacerbate the conflicts of interest described in this section by giving W. P. Carey & Co. substantial control over us while having different economic incentives than our shareholders.
We face competition from affiliates of our advisor in the purchase, sale, lease and operation of properties.
      W. P. Carey & Co. LLC and its affiliates specialize in providing lease financing services to corporations and in sponsoring funds, such as other CPA® REITs, that invest in real estate. Some of the other CPA® REITs have investment policies and return objectives that are similar to ours and several of the CPA® REITs are currently actively seeking opportunities to reinvest capital. Therefore, W. P. Carey & Co. LLC and its affiliates, including other CPA® REITs, may compete with us with respect to properties, potential purchasers, sellers and lessees of properties, and mortgage financing for properties. We have no noncompetition agreement with W. P. Carey & Co. LLC and its affiliates and there are no restrictions on their ability to sponsor or manage funds or other investment vehicles that may compete with us in the future.
The sales agent’s affiliation with our advisor may cause a conflict of interest and may hinder the performance of its due diligence obligations.
      As sales agent, Carey Financial has certain obligations under the federal securities laws to undertake a due diligence investigation with respect to the parties involved in this offering, including our advisor. Carey Financial’s affiliation with our advisor may cause a conflict of interest for Carey Financial in carrying out its due diligence obligations. While we make certain representations to Carey Financial on which it may rely, Carey Financial has not requested and will not obtain from counsel an opinion to the effect that the prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the prospectus, in the light of the circumstances under which they were made, not misleading.
Our historical capital raising ability has been principally reliant on one selected dealer.
      We have been principally reliant on Ameriprise Financial Services, Inc. to market our shares to investors. Any adverse change in that arrangement could severely limit our ability to increase assets under management and may prevent us from having funds available for new transactions.
A potential change in United States accounting standards regarding operating leases may make the leasing of facilities less attractive to our potential domestic tenants, which could reduce overall demand for our leasing services.
      Under Statement of Financial Accounting Standard No. 13, Accounting for Leases, if the present value of a company’s minimum lease payments equal 90% or more of a property’s fair value, the lease is classified as a capital lease, and the lease obligation is included as a liability on the company’s balance sheet. However, if the present value of the minimum lease payments is less than 90% of the property’s value, the lease is considered an operating lease, and the obligation does not appear on the company’s balance sheet, but rather in the footnotes thereto. Thus, entering into an operating lease can appear to enhance a tenant’s balance sheet. The SEC has conducted a study of off-balance-sheet financing, including leasing, and the Financial Accounting Standards Board has recently indicated that it is considering addressing the issue. If the accounting standards regarding the financial statement classification of operating leases are revised, then companies may be less willing to enter into leases because the apparent benefits to their balance sheets could be reduced or eliminated. This in turn could cause a delay in investing our offering proceeds, and make it more difficult for us to enter leases on terms we find favorable.

Requirements to obtain U.S. GAAP financial statements and financial statements prepared in accordance with international accounting standards from tenants in certain cases may cause us to have to forego an investment opportunity.
      As an SEC registered reporting company, we are subject to SEC rules and regulations that require us to provide financial information with respect to investments we make that are deemed significant under these rules and regulations. The financial information must be prepared in accordance with U.S. GAAP. Potential lessees may not have available U.S. GAAP-based financial information that would enable us to satisfy our obligations. As a result, we may have to elect not to make a particular investment if it will prevent us from satisfying our reporting obligations.
Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.
      We do not intend to register as an investment company under the Investment Company Act of 1940, as amended. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.
      In general, we expect to be able to rely on the exemption from registration provided by Section 3(c)(5)(C) of the Investment Company Act. In order to qualify for this exemption, at least 55% of our portfolio must be comprised of real property and mortgages and other liens on an interest in real estate (collectively, “qualifying assets”) and at least 80% of our portfolio must be comprised of real estate-related assets. Qualifying assets include mortgage loans, mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and other interests in real estate. In order to maintain our exemption from regulation under the Investment Company Act, we must continue to engage primarily in the business of buying real estate, and these investments must be made within a year after this offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of this offering, we may be able to avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns. This would reduce the cash available for distribution to shareholders and possibly lower your returns.
      To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

RISKS RELATED TO AN INVESTMENT IN OUR SHARES
We are subject to the risks of real estate ownership which could reduce the value of our properties.
      The performance and asset value of CPA® :16 - Global is subject to risks incident to the ownership and operation of net-leased industrial and commercial property, including:

•	changes in the general economic climate;

•	changes in local conditions such as an oversupply of space or reduction in demand for real estate;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.
There is not, and may never be a public market for our shares, so it will be difficult for shareholders to sell shares quickly.
      There is no current public market for the shares and, therefore, it will be difficult for shareholders to sell their shares promptly. In addition, the price received for any shares sold prior to a liquidity event is likely to be less than the proportionate value of the real estate we own. Investor suitability standards imposed by certain states may also make it more difficult to sell your shares to someone in those states. The shares should be purchased as a long-term investment only. See “Description of Shares — Redemption of Shares” for a description of our share redemption program.
Failure to qualify as a REIT would adversely affect our operations and ability to make distributions.
      If we fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax on our net taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year we lost our REIT qualification. Failing to obtain or losing our REIT qualification would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability, and we would no longer be required to make distributions. We might be required to borrow funds or liquidate some investments in order to pay the applicable tax.
      Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements regarding the composition of our assets and the sources of our gross income. Also, we must make distributions to our shareholders aggregating annually at least 90% of our net taxable income, excluding net capital gains. Because we intend to make investments in foreign real property, we are subject to foreign currency gains and losses. Foreign currency gains are not qualifying income for purposes of the REIT income requirements. To reduce the risk of foreign currency gains adversely affecting our REIT qualification, we may be required to defer the repatriation of cash from foreign jurisdictions or to employ other structures that could affect the timing, character or amount of income we receive from our foreign investments. No assurance can be given that we will be able to manage our foreign currency gains in a manner that enables us to qualify as a REIT or to avoid U.S. federal and other taxes on our income as a result of foreign currency gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Certain of our distributions may have involved preferential dividends that do not comply with the REIT rules.
      In order to qualify as a REIT, we are required to distribute dividends to our shareholders in an amount at least equal to:

(a) the sum of:

•	90% of our REIT taxable income (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax); if any, from foreclosure property; minus

(b) the sum of specified items of non-cash income that exceeds a percentage of our income.
      In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class.
      Although the terms of our distribution reinvestment plan provide that (1) the price at which shares are purchased from us will be the most recently determined net asset value per share, and (2) we will pay to Carey Financial selling commissions of five percent per share sold, we have made exceptions to these terms in the past. In particular, we have sold shares at a price of $9.50 per share, which is equal to the net asset value per share less the five percent selling commission that otherwise would have been payable by us, to investors whose brokers charge them a fixed or “wrap” fee for providing financial advisory and brokerage services. We have not paid Carey Financial, or any other broker-dealer firm, any selling commissions in respect of shares purchased for $9.50. In addition, we have in the past sold shares at a price of $10.00 per share, reflecting the net asset value per share, to investors whose brokers are not party to selected dealer agreements with us. We have paid no selling commissions to Carey Financial or any other broker-dealer firm in respect of such sales.
      It is possible that the Internal Revenue Service, or IRS, may take the view that the sales by us of shares in the distribution reinvestment plan at different prices may constitute preferential dividends. Although the number of additional shares issued was immaterial, the REIT rules do not provide an exception for de minimis preferential dividends. Accordingly, we have submitted a request to the IRS for a closing agreement under which the IRS would grant us relief for preferential dividends that may have been paid as a result of the sales of shares through our distribution reinvestment plan at different prices as described above. Under the proposed closing agreement, we would agree to cease these practices and treat all shareholders similarly with respect to future issuances of shares under our distribution reinvestment plan.
      There can be no assurance that the IRS will accept our proposal for a closing agreement. Even if they accept the proposal, it is likely that we would be required to pay a fine if the IRS were to view the prior distribution reinvestment plan practices as resulting in the payment of preferential dividends. We cannot predict at this time whether such a penalty would be imposed, or, if so, what the amount of the penalty would be.
      If the IRS does not agree to our proposal for a closing agreement, we may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends. There can be no assurance that we will have access to sufficient funds to enable us to pay deficiency dividends, and therefore remain qualified as a REIT.

      If we fail to quality for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which our qualification was lost. Distributions to our stockholders in any year in which we do not qualify as a REIT will not be deductible by us, nor will they be required to be made. See “—Failure to qualify as a REIT would adversely affect our operations and ability to make distributions.”
We may need to use leverage to make distributions.
      We may incur indebtedness if necessary to satisfy the REIT requirement that we distribute at least 90% of our net taxable income, excluding net capital gains, and to avoid the payment of income and excise taxes. It is possible that we could make distributions in excess of our earnings and profits and, accordingly, that such distributions could constitute a return of capital for U.S. federal income tax purposes. It is also possible that we will make distributions in excess of our income as calculated in accordance with generally accepted accounting principles.
The IRS may treat sale-leaseback transactions as loans, which could jeopardize our REIT qualification.
      The Internal Revenue Service may take the position that specific sale-leaseback transactions we will treat as true leases are not true leases for U.S. federal income tax purposes but are, instead, financing arrangements or loans. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the qualification requirements applicable to REITs.
Dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates because qualifying REITs do not pay U.S. federal income tax on their net income.
      The maximum U.S. federal income tax rate for dividends payable by domestic corporations to individual domestic shareholders (as such term is defined under “United States Federal Income Tax Considerations” below) is 15% (through 2008). Dividends payable by REITs, however, are generally not eligible for the reduced rates, except to the extent that they are attributable to dividends paid by a taxable REIT subsidiary or a C corporation, or relate to certain other activities. This is because qualifying REITs receive an entity level tax benefit from not having to pay U.S. federal income tax on their net income. As a result, the more favorable rates applicable to regular corporate dividends could cause shareholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.
      In addition, the relative attractiveness of real estate in general may be adversely affected by the reduced U.S. federal income tax rates applicable to corporate dividends, which could negatively affect the value of our properties.
Possible legislative or other actions affecting REITs could adversely affect our shareholders and us.
      The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service, or IRS, and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our shareholders or us. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to our shareholders or us will be changed.

The ability of our board of directors to revoke our REIT election without shareholder approval may cause adverse consequences to our shareholders.
      Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is not in our best interest to qualify as a REIT. In such a case, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our net income to our shareholders, which may have adverse consequences on the total return to our shareholders.
The limit on the number of shares of CPA® :16 - Global a person may own may discourage a takeover.
      Our articles of incorporation restrict beneficial ownership of more than 9.8% of the outstanding shares by one person or affiliated group in order to assist us in meeting the REIT qualification rules. These restrictions may discourage a change of control of CPA® :16 - Global and may deter individuals or entities from making tender offers for shares, which offers might be financially attractive to shareholders or which may cause a change in the management of CPA® :16 - Global. See “Description of Shares — Restriction on Ownership of Shares.”
Maryland law could restrict change in control.
      Provisions of Maryland law applicable to us prohibit business combinations with:

•	any person who beneficially owns 10% or more of the voting power of outstanding shares;

•	an affiliate who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our outstanding shares, referred to as an interested shareholder; or

•	an affiliate of an interested shareholder.
      These prohibitions last for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any business combination must be recommended by our board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding shares and two-thirds of the votes entitled to be cast by holders of our shares other than shares held by the interested shareholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our shareholders’ interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that someone becomes an interested shareholder.
Our articles of organization permit our board of directors to issue stock with terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.
      Our board of directors may determine that it is in our best interest to classify or reclassify any unissued stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of such stock with terms and conditions that could subordinate the rights of the holders of our common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. If our board of directors determines to take any such action, it will do so in accordance with the fiduciary duties it owes to holders of our common stock.

There are special considerations for pension or profit-sharing trusts, Keoghs or IRAs.
      If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other retirement plan, IRA or any other employee benefit plan subject to ERISA or Section 4975 of the Code in CPA® :16 - Global, you should consider:

•	whether your investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code;

•	whether your investment will produce unrelated business taxable income, referred to as UBTI, to the benefit plan; and

•	your need to value the assets of the benefit plan annually.
      We believe that, under current ERISA law and regulations, our assets should not be treated as “plan assets” of a benefit plan subject to ERISA and/or Section 4975 of the Internal Revenue Code that purchases shares, if the facts and assumptions described in this prospectus arise as expected, and based on our articles of incorporation and on our related representations. Our view is not binding on the Internal Revenue Service or the Department of Labor. If our assets were considered to be plan assets, our assets would be subject to ERISA and/or Section 4975 of the Internal Revenue Code, and some of the transactions we have entered into with our advisor and its affiliates could be considered “prohibited transactions” which could cause us, our advisor and its affiliates to be subject to liabilities and excise taxes. In addition, Carey Asset Management could be deemed to be a fiduciary under ERISA and subject to other conditions, restrictions and prohibitions under Part 4 of Title I of ERISA. Even if our assets are not considered to be plan assets, a prohibited transaction could occur if we, Carey Financial, any selected dealer, the escrow agent or any of their affiliates is a fiduciary (within the meaning of ERISA) with respect to a purchase by a benefit plan and, therefore, unless an administrative or statutory exemption applies in the event such persons are fiduciaries (within the meaning of ERISA) with respect to your purchase, shares should not be purchased.

ESTIMATED USE OF PROCEEDS
      The following table presents information about how the proceeds raised from the reinvestment of distributions pursuant to the distribution reinvestment plan will be used. Information is provided assuming the maximum number of shares and 50% of the shares issuable under the Plan are issued based on the $10.00 offering price. Many of the numbers in the table are estimates because all fees and expenses cannot be determined precisely at this time. The actual use of the capital we raise is likely to be different than the figures presented in the table, because we may not raise the entire amount of $500,000,000. Raising less than the full $500,000,000 will alter the amounts of commissions, fees and expenses set forth below. We expect that approximately 92% of the proceeds from the reinvestment of distributions pursuant to the distribution reinvestment plan will be used for investments and working capital needs, while the remaining 8% will be used to pay expenses and fees, including the payment of fees and the reimbursement expenses to our advisor and Carey Financial.

	Maximum Offering		Sale Of 50% of the
	Sale of		Offered Shares
	50,000,000 Shares		(25,000,000 Shares)

		Percent of		Percent of
		Public		Public
		Offering		Offering
	Amount	Proceeds	Amount	Proceeds

Gross Public Offering Proceeds	$500,000,000	100.00%	$250,000,000	100.00%

Less Public Offering Expenses
Selling Commissions(1)	25,000,000	5.00%	12,500,000	5.00%
Other Organization and Offering Expenses(2)	990,450	0.20%	590,450	0.24%

Total Organization and Offering Expenses(3)	25,990,450	5.20%	13,090,450	5.24%

Amount of Public Offering Proceeds Available for Investment	474,009,550	94.80%	236,909,550	94.76%

Acquisition Fees(4)	12,028,310	2.41%	6,011,720	2.40%
Acquisition Expenses(5)	2,500,000	0.5%	1,250,000	0.5%
Working Capital Reserve(6)	0	0%	0	0%

Total Proceeds to be Invested	$459,481,240	91.89%	$229,647,830	91.86%

Other terms of the subordinated acquisition fees are described in the ‘’Management Compensation” section of this prospectus.

(1)	We will pay selling commissions and administrative fees related to the purchase of shares directly from us. In connection with purchases from us by shareholders whose shares are held in brokerage or advisory accounts with investment firms that are parties to selected dealer agreements with us, we will pay Carey Financial selling commissions of not more than 5% of the purchase price per share of the shares purchased through the plan, which is equivalent to $0.50 per share based on the $10.00 per share offering price. Carey Financial may, in its sole discretion, reallow up to 5% per share of the selling commissions to those selected dealers. Although the plan permits us to pay selling commissions with respect to all purchases, we do not currently intend to pay selling commissions with respect to purchases from us by shareholders whose shares are held in brokerage or advisory accounts with investment firms that are not parties to selected dealer agreements with us. To the extent that Phoenix American purchases shares in the open market, we may pay brokerage commissions on your behalf. As previously stated, since there is no liquid market for our shares, we do not currently expect that Phoenix American will purchase shares in the open market.

No selected dealer fees will be paid in connection with purchases of shares made through our distribution reinstatement plan.

(2)	“Other Organization and Offering Expenses” represent all expenses attributable to the preparation, printing, filing and delivery of any registration statement or prospectus relating to this offering of shares through our distribution reinvestment plan, the distribution of the shares under the state securities laws, filing fees and expenses attributable to this offering including counsel and accounting fees, except selling commissions. To the extent “Other Organization and Offering Expenses” (excluding selling commissions) exceed four percent of the gross proceeds of this offering, the excess will be paid by Carey Asset Management with no recourse to CPA® :16 - Global. See “Management Compensation.”

(3)	The total underwriting compensation in connection with this offering through the distribution reinvestment plan, including selling commissions, cannot exceed the limitations prescribed by the National Association Securities Dealers, Inc., or NASD. However, an additional one half percent of gross proceeds of this offering may be paid for bona fide due diligence expenses. The “Total Organization and Offering Expenses” shall be reasonable. To the extent that the organization and offering expenses exceed 15% of the gross proceeds of this offering the excess will be paid by Carey Asset Management.

(4)	Acquisition fees include all fees and commissions (including interest thereon) paid by us in connection with the making of or investing in loans secured by real property and other real estate related interests and the purchase, development or construction of properties. However, acquisition fees exclude any development fee or construction fee paid to a person who is not our affiliate in connection with the actual development and construction of a project after our acquisition of the property. For purposes of the table only, subordinated acquisition fees have not been included as part of “Acquisition Fees” because these fees will be paid from operating funds generated by us and not from the proceeds of this offering. The presentation in the table is based on the assumption that we will not borrow any funds to purchase properties. If we raise the entire offering amount of $500,000,000 and all of our properties are 65% leveraged (the 65% leverage amount is an estimated average, based upon our current intention that foreign properties will generally be, on average, 75% leveraged and domestic properties will generally be, on average, 60% leveraged), the total acquisition fees payable will be $34,366,590. See “Management Compensation” for a complete description of the terms, conditions and limitations of the payment of fees to W. P. Carey. Assuming we do not borrow money to purchase properties, the subordinated acquisition fees are not expected to exceed $9,622,640 (1.92% of the gross proceeds of this offering) in the event the maximum offering of $500,000,000 is achieved. If we use 65% leverage, on average, on all properties, the maximum subordinated acquisition fee payable would be $27,493,270. These fees with respect to any property are payable in equal amounts over a three year period following the acquisition of a property, assuming the six percent preferred return has been paid to shareholders.

(5)	“Acquisition Expenses” are expenses related to our selection and acquisition of properties, whether or not the properties are acquired, and the making of or investing in loans secured by real property and other real estate-related interests. These expenses include but are not limited to travel and communications expenses, the cost of appraisals, title insurance, non-refundable option payments on property not acquired, legal fees and expenses, accounting fees and expenses and miscellaneous expenses, related to selection, acquisition and origination of properties and loans, whether or not acquired or originated. “Acquisition Expenses” do not include acquisition fees. This table assumes acquisition expenses will be 0.5% of the gross proceeds of this offering. We previously paid our advisor an acquisition expense allowance of 0.5% of the contract purchase price of each of our acquired properties or funds advanced for loans secured by real estate. We will continue to pay this allowance for investments made with the proceeds of our initial public offering and the related offering through our distribution reinvestment plan. There will be no such allowance payable to our advisor for future investments made by us with the future proceeds of this offering and our subsequent offerings, although we will be responsible for payment of all acquisition expenses.

(6)	Because leases generally will be on a net basis, we have not established a permanent reserve for maintenance and repairs. W. P. Carey may, but is not required to, establish reserves from offering proceeds, operating funds or the available proceeds of any sales of our assets.

MANAGEMENT COMPENSATION
      The following table sets forth the type and, to the extent possible, estimates of the amounts of all fees, compensation, income, distributions and other payments that Carey Asset Management, Carey Financial and their affiliates will or may receive in connection with this offering and our operations. These payments will result from non-arm’s-length bargaining. See “Conflicts of Interest.” References in this prospectus to the “six percent return” refer to a cumulative, annual, average, non-compounded distribution that may be paid by us to our shareholders.

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Organization And Offering Stage

Carey Asset Management/ Carey Financial	Reimbursement for organization and offering expenses, including all expenses attributable to the preparation, printing, filing and delivery of any registration statement or prospectus relating to this offering of shares through our distribution reinvestment plan, the distribution of the shares under the state securities laws, filing fees and other expenses attributable to this offering including counsel and accounting fees; provided, however, that if the aggregate of all organization and offering expenses (excluding selling commissions described below) exceeds four percent of the gross offering proceeds, Carey Asset Management will be responsible for the excess.	The actual amounts to be paid will depend upon the actual amount of organization and offering expenses incurred by Carey Asset Management and its affiliates in connection with this offering which is not determinable at this time. These expenses are estimated to be $990,450 if 50,000,000 shares are sold in this offering.

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Carey Financial	We will pay selling commissions and administrative fees related to the purchase of shares directly from us. In connection with purchases from us by shareholders whose shares are held in brokerage or advisory accounts with investment firms that are parties to selected dealer agreements with us, we will pay Carey Financial selling commissions of not more than 5% of the purchase price per share of the shares purchased through the plan, which is equivalent to $0.50 per share based on the $10.00 per share offering price. Carey Financial may, in its sole discretion, reallow up to 5% per share of the selling commissions to those selected dealers. Although the plan permits us to pay selling commissions with respect to all purchases, we do not currently intend to pay selling commissions with respect to purchases from us by shareholders whose shares are held in brokerage or advisory accounts with investment firms that are not parties to selected dealer agreements with us. To the extent that Phoenix American purchases shares in the open market, we may pay brokerage commissions on your behalf. As previously stated, since there is no liquid market for our shares, we do not currently expect that Phoenix American will purchase shares in the open market. No selected dealer fees will be paid in connection with purchases of shares made through our distribution reinvestment plan.	The estimated amount payable to Carey Financial is $25,000,000 if 50,000,000 shares are sold through the selected dealers, all of which will be reallowed to the selected dealers.

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Acquisition Stage

Carey Asset Management	Total acquisition fees payable to Carey Asset Management by us (which fees may include real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees), other than subordinated acquisition fees, may not exceed two and one half percent of the aggregate total property cost of all properties purchased and loans acquired or originated by us. The total of all acquisition fees payable by sellers, borrowers or us to Carey Asset Management and unaffiliated third parties on all properties purchased and loans originated (including subordinated acquisition fees and any interest thereon), and the total amount of acquisition expenses we pay, must be reasonable and may not exceed six percent of the aggregate contract purchase price of all properties we purchase and mortgage loans, we originate. (1)(3)(4)	The actual amount to be paid to Carey Asset Management will depend upon the aggregate total property cost of the properties, which in turn is dependent upon the gross offering proceeds and the amount of mortgage financing we use in acquiring the properties, and accordingly is not determinable at this time. If the properties acquired from the proceeds of this offering are, on average, 65% leveraged, the acquisition fees payable to Carey Asset Management are estimated to be approximately $34,366,590 if 50,000,000 shares are sold in this offering.(2) See “Conflicts of Interest.”

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Carey Asset Management	Total subordinated acquisition fees payable to Carey Asset Management by us may not exceed two percent of the aggregate total property cost of all properties purchased by us. This fee is payable in equal annual installments on January 1 of each of the three calendar years commencing with the first January 1 following the date a property was purchased. The unpaid portion of the subordinated acquisition fee with respect to any property or loan will bear interest at the rate of five percent per annum from the date of acquisition of the property or loan until the portion of the fee is paid. The accrued interest is payable on the date of each annual installment of the fees. The subordinated acquisition fee payable in any year, and accrued interest thereon, will be subordinated to the six percent preferred return.(3)(4)(5)	The actual amount to be paid to Carey Asset Management will depend upon the aggregate cost of the properties, which in turn is dependent upon the gross proceeds of this offering and the amount of mortgage financing we use in acquiring the properties, and accordingly is not determinable at this time. If the properties acquired with the proceeds of this offering are, on average, 65% leveraged, subordinated acquisition fees payable to Carey Asset Management are estimated to be approximately $27,493,270 if 50,000,000 shares are sold in this offering (excluding interest).(2) See “Conflicts of Interest.”

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Operational Stage

Carey Asset Management	We will reimburse Carey Asset Management for the expenses incurred in managing and operating CPA®:16 -Global, including an allocable share of costs for advisor personnel and overhead. Carey Asset Management must absorb, or reimburse us at least annually for, the amount in any twelve month period immediately preceding the end of any fiscal quarter by which our operating expenses, including asset management fees, exceed the 2%/25% Guideline. To the extent that operating expenses payable or reimbursable by us exceed this limit and a majority of independent directors determine that the excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, Carey Asset Management may be reimbursed in future quarters for the full amount of the excess, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the limitation in the twelve month period ending on such quarter.	Not determinable at this time. See our financial statements included elsewhere in this prospectus for information regarding expenses reimbursed to our advisor for the year ended December 31, 2004 and the six months ended June 30, 2005.

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Carey Asset Management	An asset management fee is calculated monthly in an amount equal to one-twelfth of one percent of the aggregate historical cost of our assets, or their appraised value if our assets have been appraised (other than an initial appraisal at the time of acquisition), in each case before depreciation, bad debt allowances and similar non-cash items. One half of the asset management fee shall be payable each month. The remaining half of such fee shall be paid quarterly, and will be subordinated to payment of the six percent preferred return through the date on which this amount is being calculated. Carey Asset Management must absorb, or reimburse us at least annually for, the amount in any twelve month period immediately preceding the end of any fiscal quarter by which our operating expenses, including asset management fees, exceed the 2%/25% Guideline. To the extent that operating expenses payable or reimbursable by us exceed this limit and a majority of the independent directors determine that the excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, Carey Asset Management may be reimbursed in future quarters for the full amount of the excess, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the limitation in the twelve month period ending on such quarter.(3)(4)(5)	If the maximum number of shares is sold and CPA®:16 - Global borrows 65% of invested assets, average invested assets as a result of this offering would be approximately $1,347,170,146. The annual asset management fee on these assets would be approximately $13,471,700.(2)

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Carey Asset Management	A loan refinancing fee payable by CPA®:16 - Global may not exceed one percent of the principal amount of any refinancing obtained by CPA®:16 - Global for which Carey Asset Management renders substantial services. The loan refinancing fee will be payable only if the terms of the new loan represent, in the judgment of a majority of our independent directors, an improvement over the terms of the refinanced loan, or the maturity date of the refinanced loan (which must have had an initial term of five years or more) is less than one year from the date of the refinancing or the new loan is approved by our board of directors, including a majority of our independent directors, and in each case, both the new loan and the loan refinancing fee are found to be in our best interest. See “Conflicts of Interest.”(3)(4)	The actual amount to be paid to Carey Asset Management is not limited, but will depend upon the aggregate amount of the refinancing we obtain.

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Carey Asset Management	We shall not borrow funds from the Carey Asset Management and its affiliates unless (A) the transaction is approved by a majority of the independent directors and a majority of the directors who are not interested in the transaction as being fair, competitive and commercially reasonable, (B) the interest and other financing charges or fees received by the advisor or its affiliates do not exceed the amount which would be charged by non-affiliated lending institutions and (C) the terms are not less favorable than those prevailing for, comparable arm’s-length loans for the same purpose. We will not borrow on a long-term basis from the advisor and its affiliates unless it is to provide the debt portion of a particular investment and we are unable to obtain a permanent loan at that time or in the judgment of the board, it is not in our best interest to obtain a permanent loan at the interest rates then prevailing and the board has reason to believe that we will be able to obtain a permanent loan on or prior to the end of the loan term provided by the advisor and its affiliates.	The number and amounts of loans, and the amount of interest we may pay, is not determinable at this time.

Independent Directors	We pay to each independent director an annual fee of $18,000, and an additional $3,000 to the Chairman of the Audit Committee.	The estimated aggregate compensation payable to the independent directors as a group for a full fiscal year is approximately $57,000.

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Liquidation Stage

Carey Asset Management	Subordinated disposition fees shall be payable in an amount equal to the lesser of (i) 50% of the competitive real estate commission and (ii) three percent of the contract sales price of a property (if Carey Asset Management provides a substantial amount of services in the sale of a property). The subordinated disposition fee shall be deferred until shareholders have received a return of 100% of their initial investment (through certain liquidity events or distributions) plus the six percent preferred return. To the extent that we do not pay the subordinated disposition fee because of the foregoing limitation, the unpaid commissions will be accrued and paid at the time the limitation has been satisfied. The total real estate commissions and the subordinated disposition fees we pay shall not exceed an amount equal to the lesser of: (i) six percent of the contract sales price of a property or (ii) the commission paid in a competitive market for the purchase or sale of a property that is reasonable and competitive in light of the size, type and location of the property.(3)(4)(6)	Not determinable at this time.

Carey Asset Management	Subordinated incentive fees shall be payable in an amount equal to 15% of the net cash proceeds distributable to shareholders from the sale, exchange or other disposition of any of its assets remaining after the shareholders have received a return of 100% of their initial investment (through certain liquidity events or distributions) plus the six percent preferred return.(3)(4)(6)	The actual amount to be received will depend upon the results of our operations and the amounts received upon the sale or other disposition of the properties and are not determinable at this time. The payment of the subordinated incentive fee will be taken into account, and no termination fee will be paid if the advisory agreement is terminated after listing of the shares on a national securities exchange or inclusion for quotation on Nasdaq.

Entity Receiving	Form and Method
Compensation	of Compensation	Estimated Amount

Carey Asset Management	Termination Fee, while not limited to a specific dollar amount, shall be payable in an amount equal to 15% of the amount, if any, by which (i) the fair value of our property, loan or other permitted investment asset on the date of termination of the advisory agreement less amounts of all indebtedness secured by the property, loan or other permitted investment asset, exceeds (ii) adjusted investor capital plus the six percent preferred return less all distributions we pay from inception through the date of termination. For purposes of calculating this fee, the fair value of any property will be its appraised value.(4)(5)	Not determinable at this time.

(1)	A majority of the directors (including a majority of the independent directors) not otherwise interested in any transaction may approve fees in excess of these limits if they find the excess commercially competitive, fair and reasonable to us.

(2)	We currently estimate that we will borrow, on average, approximately 65% of the purchase price of all properties. The actual leverage percentage we experience will affect the amount of acquisition fees earned by Carey Asset Management because the amount of acquisition fees earned is based primarily on the total dollars invested in properties and the amount available for investment will be affected by the amount we borrow (i.e., the more that is borrowed, the more funds available for investment in properties). If the maximum offering of 50,000,000 shares are sold and the properties are 75% leveraged (the maximum allowable), acquisition fees (not including subordinated acquisition fees) payable to Carey Asset Management as a result of this offering (assuming an aggregate total property cost of all properties of approximately $1,886,038,200) are estimated to be approximately $48,113,220 and subordinated acquisition fees are estimated to be approximately $38,490,580. We do not expect all of our properties to be 75% leveraged.

(3)	Carey Asset Management may choose on an annual basis to take the acquisition fee, subordinated acquisition fee, asset management fee, loan refinancing fee, subordinated disposition fee, and subordinated incentive fee in cash or restricted shares, or a combination thereof. For purposes of calculating the value per share of restricted stock given for payment of a fee, the price per share shall be the net asset value per share as determined by the most recent appraisal performed by an independent third party or, if an appraisal has not yet been performed, $10 per share.

(4)	If at any time the shares become listed on a national securities exchange or are included for quotation on Nasdaq, we will negotiate in good faith with Carey Asset Management a fee structure appropriate for an entity with a perpetual life. A majority of the independent directors must approve the new fee structure negotiated with Carey Asset Management. In negotiating a new fee structure, the independent directors shall consider the following factors and any other factors they deem relevant:

•	the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•	the success of Carey Asset Management in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by Carey Asset Management through its relationship with us;

•	the quality and extent of service and advice furnished by Carey Asset Management;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by Carey Asset Management for the account of other clients.

The board, including a majority of the independent directors, may not approve a new fee structure that is, in its judgment, more favorable to Carey Asset Management than the current fee structure.

(5)	If we terminate the advisory agreement for the following reasons, Carey Asset Management will be entitled to receive payment of a termination fee:

•	in connection with our change of control;

•	by us for any reason other than “cause” as defined in the advisory agreement; or

•	by Carey Asset Management for “good reason” as defined in the advisory agreement.

If and when the termination fee becomes payable, Carey Asset Management shall also be entitled to payment of any subordinated acquisition fees accrued for which payment has been deferred. Payment of a termination fee, if any, will be paid in a manner determined by the board, but in no event on terms less favorable to the advisor than those represented by a note (i) maturing upon our liquidation or three years from the termination date, whichever is earlier, (ii) with no less than twelve equal quarterly installments and (iii) bearing a fair, competitive and commercially reasonable interest rate. Notwithstanding the preceding sentence, any amounts which may be deemed payable at the date the obligation to pay the termination fee is incurred:

•	shall be an amount which provides compensation to the terminated advisor only for that portion of the holding period for the respective properties, loans or other permitted investment assets during which the terminated advisor provided services to us;

•	shall not be due and payable until the property, loan or other permitted investment asset to which the fees relate is sold or refinanced; and

•	shall not bear interest until the to which the fees relate is sold or refinanced.

The termination fee is an amount equal to 15% of the amount, if any, by which (i) the fair value of the property, loan or other permitted investment asset on the date of termination of the advisory agreement, less the amount of all indebtedness secured by the property, loan or other permitted investment asset, exceeds (ii) the total of the total capital invested in CPA®:16 - Global plus an amount equal to a non- compounded cumulative annual distribution return of six percent through the termination date reduced by the total distributions paid by us from our inception through the termination date.

(6)	Once shareholders have been provided with liquidity and the six percent preferred return has been satisfied, Carey Asset Management will be paid any subordinated incentive fee and any subordinated disposition fee it has earned. For these purposes, shareholders will be deemed to have been provided with liquidity if the shares are listed on a national security exchange or included for quotation on the Nasdaq National Market. The return requirement will be deemed satisfied if the total distributions paid by CPA®:16 - Global have resulted in at least the six percent preferred return, and the market value of CPA®:16 - Global equals or exceeds 100% of the capital raised by CPA®:16 - Global (less any amounts distributed from the sale or refinancing of any property). The market value will be calculated on the basis of the average closing price of the shares over the 30 trading days beginning 180 days after the shares are first listed on a stock exchange if the shares are listed or included for quotation.

CONFLICTS OF INTEREST
      There are various conflicts of interest in the operation of our business. The independent directors have an obligation to function on our behalf in all situations in which a conflict of interest arises and have a fiduciary obligation to act on behalf of the shareholders. Possible conflicts of interest include the following:
      Our advisor may realize substantial compensation. A transaction involving the purchase, financing, lease or sale of any property by CPA®:16 - Global may result in the immediate realization by our advisor of substantial compensation. In most cases, our advisor has discretion with respect to all decisions relating to any such transaction. Acquisition fees and subordinated acquisition fees are based upon the purchase price of properties acquired, rather than the quality or suitability of the properties. Asset management fees are based on the estimated value of the properties. While this may create an incentive for the advisor to use more leverage to acquire more properties, the maximum total overall leverage the advisor may incur without approval of our board of directors is 75%, and W. P. Carey’s prior CPA® programs have averaged approximately 55% leverage. International portions of W. P. Carey’s prior CPA® programs have averaged approximately 73% leverage. Notwithstanding the leverage cap, a conflict still exists in that fees increase as leverage increases and more properties are purchased using leverage. The advisor also has an incentive to purchase properties that it believes to be under-valued and can be sold at a profit because profitable dispositions will increase incentive, disposition and termination fees payable to the advisor. Subordinated disposition fees, subordinated incentive fees and termination fees are dependent upon the sale price of properties and may create a conflict between the advisor and us regarding the timing and terms of the sale of properties. Potential conflicts may also arise in connection with a decision by W. P. Carey (on our behalf) of whether to hold or sell a property. This decision could impact the timing and amount of fees payable to W. P. Carey. Because W.P. Carey receives asset management fees, it may decide not to sell a property. In addition, W. P. Carey may decide to sell properties to generate fees, rather than because such sale is in our best interest. Although these conflicts may encourage the advisor to purchase more leveraged properties, these conflicts are mitigated in part by the subordination of many of such fees to certain levels of investor return. Interest accrues on these unpaid subordinated fees during the time that the required return is not met.
      Through June 30, 2005 we incurred asset management fees due to Carey Asset Management of $4,649,487. The payment of half of this fee is subordinated to the preferred return of six percent to our shareholders. We also have incurred current and deferred acquisition fees of $17,803,417 and $14,250,760, respectively, through June 30, 2005.
      Agreements between our advisor or entities managed by our advisor and us are not arm’s-length agreements. Agreements and arrangements between our advisor and us will not be the result of arm’s-length negotiations. In addition, as a result of the fact that we and our advisor have some common management, our board of directors may encounter conflicts of interest in enforcing our rights against our advisor in the event of a default by, or disagreement with, our advisor, or in invoking powers, rights or options pursuant to any agreement between our advisor and us. Certain provisions of our bylaws require that compensation to our advisor be approved by a majority of the independent directors and that terms of transactions with our advisor be no less favorable to us than terms which could be obtained from unaffiliated entities. In making such determinations our directors will use their judgement and may, but are not required to, retain the services of advisors, professional service providers or other third parties to assist them.
      We have entered into transactions, such as real estate joint ventures, with other CPA® REITs that are managed by our advisor and we expect that we will do so in the future. Although all such transactions must be approved on our behalf by our independent directors, conflicts may arise in the event of a disagreement between us and another CPA® REIT that is managed by our advisor, or because our independent directors may also serve on the boards of other CPA® REITs, or in enforcing our rights against another CPA REIT® under agreements we have with them.

      We have limited independence from our advisor and its affiliates. All of our management functions are performed by officers of Carey Asset Management or its affiliates pursuant to the advisory agreement. Two of the five members of our board of directors, including the Chairman, are officers of W. P. Carey & Co. LLC, the parent company of our advisor, and its affiliates. Our three independent directors were initially selected by our advisor and also serve as the independent directors of other W. P. Carey-sponsored REITs. As a result of the foregoing, we have limited independence from our advisor and its affiliates. This limited independence may exacerbate the conflicts of interest described in this section by giving our advisor and W.P. Carey & Co. LLC substantial control over us while having different economic incentives than our shareholders.
      Most of our officers and certain of our directors have ownership interests in W. P. Carey & Co. LLC. Most of our officers, and certain of our directors, own shares in W. P. Carey & Co. LLC, which is the parent company of Carey Asset Management and Carey Financial. These ownership interests may result in conflicts by creating an incentive for members of our management to make decisions or enter into transactions on our behalf, that may be beneficial to W. P. Carey & Co. LLC and not necessarily beneficial to us.
      We may make purchases or take loans from our advisor or its affiliates. We may borrow funds or purchase properties from our advisor or its affiliates if doing so is consistent with the investment procedures, our objectives and policies and if other conditions are met. See “Investment Objectives, Procedures and Policies.” We may borrow funds from our advisor or its affiliates to provide the debt portion of a particular investment or to facilitate refinancings if we are unable to obtain a permanent loan at that time or, in the judgment of the board, it is not in our best interest to obtain a permanent loan at the interest rates then prevailing and the board has reason to believe that we will be able to obtain a permanent loan on or prior to the end of the loan term provided by W. P. Carey & Co. or its affiliates.
      See “Investment Objectives, Procedures and Policies.” We may borrow funds on a short-term basis from W. P. Carey & Co. or its affiliates at any time.
      We may not invest in other REITs advised or managed, directly or through affiliates, by the advisor and with respect to which the advisor, its subsidiaries or affiliates receive separate fees.
      Our advisor may face conflicts of interest in allocating investment, purchase and sale, and financing opportunities among itself and other entities which it advises including other CPA® REITs. These conflicts may be affected by variations in the economic benefits to our advisor and such entities from different allocations of such opportunities. Our advisor will use its best efforts to present suitable investments to us consistent with our investment procedures, objectives and policies. If our advisor or any of its affiliates is presented with a potential investment in a property which might be made by more than one investment entity which it advises or manages, the decision as to the suitability of the property for investment by a particular entity will be made by the chairman of Carey Asset Management’s investment committee and based upon factors such as:

•	cash flow from the property;

•	the effect of the acquisition of the property on the diversification of each entity’s portfolio;

•	rental payments during any renewal period;

•	the amount of equity required to make the investment;

•	the policies of each entity relating to leverage;

•	the funds of each entity available for investment; and

•	the length of time the funds have been available for investment and the manner in which the potential investment can be structured by each entity.

      Consideration will be given to joint ownership (e.g., tenancy-in-common or joint venture arrangement) of a particular property determined to be suitable for more than one investment entity in order to achieve diversification of each entity’s portfolio and efficient completion of an entity’s portfolio. To the extent that a particular property might be determined to be suitable for more than one investment entity, priority generally will be given to the investment entity having uninvested funds for the longest period of time. Our directors (including the independent directors) must approve any investment in which we invest jointly with another CPA® REIT.
      It is possible that an affiliate could acquire adjacent properties to properties purchased by us. Although it is not expected to occur, if any of our affiliates acquires properties that are adjacent to one of our properties, the value of such properties may be enhanced by our interests. It also is possible that these properties could be in competition with our properties for prospective tenants.
      There may be competition from our advisor and its affiliates for the time and services of officers and directors. We depend on the board and our advisor for our operations and for the acquisition, operation and disposition of our investments. Carey Asset Management has entered into the advisory agreement with us pursuant to which it will perform certain functions relating to the investment of our funds and our day-to-day management. See “Management — Advisory Agreement.” Our advisor will be performing similar services for other CPA® REITs and may perform these services for REITs, partnerships or other investment entities offered or managed in the future by affiliates of our advisor. Our advisor and its affiliates will devote the time to our affairs as they, within their sole discretion, exercised in good faith, determine to be necessary for our benefit and that of our shareholders. See “Management.” Neither Carey Financial, Carey Asset Management nor any of their affiliates are restricted from acting as general partner, advisor, underwriter, selling agent or broker-dealer in public or private offerings of securities in REITs, real estate partnerships or other entities which may have objectives similar to ours and which are sponsored by affiliated or non-affiliated persons.
      Two of our officers own a minority interest in W. P. Carey International which performs services and receives fees under our advisory agreement. Jan F. Kärst and Edward V. LaPuma, each of whom is one of our officers, own an aggregate 13% interest in W. P. Carey International, a subsidiary of Carey Asset Management. W. P. Carey International performs services on behalf of Carey Asset Management under our advisory agreement and receives a portion of the compensation we pay to our advisor. For the fiscal year ended December 31, 2004 and the six months ended June 30, 2005, W. P. Carey International received $3,350,855 and $2,870,272, respectively, of compensation for services rendered pursuant to our advisory agreement and subject to us achieving the preferred return, W. P. Carey International is entitled to deferred fees of $3,084,522 and $2,059,285 respectively for the fiscal year ended December 31, 2004 and the six months ended June 30, 2005.
      The sales agent is affiliated with W. P. Carey & Co. LLC and both companies are currently under an SEC investigation. As sales agent, Carey Financial has certain obligations to undertake a due diligence investigation with respect to the parties involved in this offering, including W. P. Carey & Co. LLC. This need to investigate its parent may cause a conflict of interest for Carey Financial in carrying out its due diligence obligations.
      In March 2004, following a broker-dealer examination of Carey Financial by the staff of the SEC, Carey Financial received a letter from the staff of the SEC alleging certain infractions by Carey Financial of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations thereunder and those of the NASD.
      The staff alleged that in connection with a public offering of shares of CPA®: 15, Carey Financial and its retail distributors sold certain securities without an effective registration statement. Specifically, the staff alleged that the delivery of investor funds into escrow after completion of the first phase of the offering (the “Phase I Offering”), completed in the fourth quarter of 2002 but before a registration statement with respect to the second phase of the offering (the “Phase II Offering”) became effective in the first quarter of 2003, constituted sales of securities in violation of Section 5 of the Securities Act of

1933. In addition, in the March 2004 letter the staff raised issues about whether actions taken in connection with the Phase II offering were adequately disclosed to investors in the Phase I Offering. In the event the SEC pursues these allegations, or if affected CPA®: 15 investors bring a similar private action, CPA®: 15 might be required to offer the affected investors the opportunity to receive a return of their investment. It cannot be determined at this time if, as a consequence of investor funds being returned by CPA®: 15, Carey Financial would be required to return to CPA®: 15 the commissions paid by CPA®: 15 on purchases actually rescinded. Further, as part of any action against W. P. Carey & Co. LLC and Carey Financial, the SEC could seek disgorgement of any such commissions or different or additional penalties or relief, including without limitation, injunctive relief and/or civil monetary penalties, irrespective of the outcome of any rescission offer. The potential effect such a rescission offer or SEC action may ultimately have on the operations of W. P. Carey & Co. LLC and its affiliates, Carey Financial or the REITs managed by W. P. Carey & Co. LLC, and its affiliates cannot be predicted at this time. There can be no assurance that the effect, if any, would not be material.
      The staff also alleged in the March 2004 letter that the prospectus delivered with respect to the Phase I Offering contained material misrepresentations and omissions in violation of Section 17 of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 thereunder in that the prospectus failed to disclose that (i) the proceeds of the Phase I Offering would be used to advance commissions and expenses payable with respect to the Phase II Offering, and (ii) the payment of dividends to Phase II shareholders whose funds had been held in escrow pending effectiveness of the registration statement resulted in significantly higher annualized rates of return than were being earned by Phase I shareholders. Carey Financial has reimbursed CPA®:15 for the interest cost of advancing the commissions that were later recovered by CPA®:15 from the Phase II Offering proceeds.
      In June 2004, the Division of Enforcement of the SEC (“Enforcement Staff”) commenced an investigation into compliance with the registration requirements of the Securities Act in connection with the public offerings of shares of CPA®: 15 during 2002 and 2003. In December 2004, the scope of the Enforcement Staff’s inquiries broadened to include broker-dealer compensation arrangements in connection with CPA®: 15 and other REITs managed by W. P. Carey & Co. LLC, and its affiliates as well as the disclosure of such arrangements. At that time W. P. Carey & Co. LLC, and its affiliates and Carey Financial received a subpoena from the Enforcement Staff seeking documents relating to payments by W. P. Carey & Co. LLC and its affiliates, Carey Financial, and REITs managed by W. P. Carey & Co. LLC and its affiliates to (or requests for payment received from) any broker-dealer, excluding selling commissions and selected dealer fees. W. P. Carey & Co. LLC and its affiliates and Carey Financial subsequently received additional subpoenas and requests for information from the Enforcement Staff seeking, among other things, information relating to any revenue sharing agreements or payments (defined to include any payment to a broker-dealer, excluding selling commissions and selected dealer fees) made by W. P. Carey & Co. LLC and its affiliates, Carey Financial or any REIT managed by W. P. Carey & Co. LLC and its affiliates in connection with the distribution of REITs managed by W. P. Carey & Co. LLC and its affiliates or the retention or maintenance of REIT assets. Other information sought by the SEC includes information concerning the accounting treatment and disclosure of any such payments, communications with third parties (including other REIT issuers) concerning revenue sharing, and documents concerning the calculation of underwriting compensation in connection with the REIT offerings under applicable NASD rules.
      In response to the Enforcement Staff’s subpoenas and requests, W. P. Carey & Co. LLC and its affiliates and Carey Financial have produced documents relating to payments made to certain broker-dealers both during and after the offering process, for certain of the REITs managed by W. P. Carey & Co. LLC and its affiliates (including Corporate Property Associates 10 Incorporated, CIP®, CPA®: 12, CPA®: 14, and CPA®: 15), in addition to selling commissions and selected dealer fees.
      Among the payments reflected on documents produced to the staff were certain payments made to a broker-dealer which distributed shares of the REITs aggregating in excess of $9.4 million. The expenses associated with these payments, which were made during the period from early 2000 through the end of 2003, were borne by and accounted for on the books and records of the REITs. Of these payments,

CPA®:10 paid in excess of $40,000; CIP® paid in excess of $870,000; CPA®:12 paid in excess of $2.4 million; CPA®:14 paid in excess of $4.9 million; and CPA®:15 paid in excess of $1.2 million. In addition, other smaller payments by the REITs to the same and other broker-dealers have been identified aggregating less than $1 million.
      W. P. Carey & Co. LLC and its affiliates, Carey Financial and the REITs managed by W. P. Carey & Co. LLC and its affiliates, are cooperating fully with this investigation and have provided information to the Enforcement Staff in response to the subpoenas and requests. Although no formal regulatory action has been initiated against W. P. Carey & Co. LLC and its affiliates or Carey Financial in connection with the matters being investigated, the SEC may pursue an action against either W. P. Carey & Co. LLC and its affiliates or Carey Financial or both of them in the future. The nature of the relief or remedies the SEC may seek cannot be predicted at this time. If such an action is brought, it could have a material adverse effect on W.P. Carey & Co. LLC and its affiliates and Carey Financial and the magnitude of that effect would not necessarily be limited to the payments described above but could include other payments and civil monetary penalties.
      On May 5, 2005, W. P. Carey & Co. LLC announced the resignation of John Park as its Chief Financial Officer in connection with this investigation. Mr. Park has also resigned as our Chief Financial Officer. Claude Fernandez, our Principal Accounting Officer, has assumed the position of acting Chief Financial Officer and Michael D. Roberts, one of our Executive Directors, has assumed the position of acting Principal Accounting Officer. We, along with our advisor, have commenced a search for a new Chief Financial Officer.
      We shared common counsel with W. P. Carey & Co. and its affiliates. Reed Smith llp previously acted as counsel to us, W. P. Carey & Co., Carey Financial and the other CPA® funds in connection with our initial public offering and the initial negotiation of our advisory agreement. We have retained Clifford Chance US LLP to act as a special counsel to us in connection with this offering and as special counsel to CPA®:12, CPA®:14, and CPA®:15.

      The following chart shows the relationship among CPA® :16 - Global, W. P. Carey & Co. LLC, and its affiliates. See “Management.”

(1)	Jan F. Kärst and Edward V. LaPuma, each of whom is an officer of CPA® :16 - Global, own an aggregate of 13% of the shares of common stock of W. P. Carey International. W. P. Carey International performs services under our advisory agreement and receives a portion of the fees paid to our advisor. See “Conflicts of Interest.”

PRIOR OFFERINGS BY AFFILIATES
      The information in this section and the tables referenced herein should not be considered as indicative of how we will perform. This discussion refers to the performance of prior programs over the lifetime of the programs. In addition, the tables included with this prospectus (which reflect results over the periods specified in each table) do not mean that we will make investments comparable to those reflected in such tables. If you purchase shares in CPA® :16 - Global, you will not have any ownership interest in any of the real estate programs described in the tables (unless you are also an investor in those real estate programs). While the investment objectives of CPA® :16 - Global are similar to those of the CPA® funds, the performance of CPA® :16 - Global is subject to additional risks, including the potential adverse impact on results due to changes in currency exchange rates. Changes in exchange rates will impact the amount of and the stability of any distributions made by CPA® :16 - Global to its shareholders as well as any potential gains on the sales of property. See “Risk Factors — Investments in properties outside of the United States subject us to foreign currency risks which may adversely affect distributions.” Also, while we use the term “fund” or “CPA® funds” in this section, neither CPA® :16 - Global nor any of the other CPA® programs is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 or subject to regulation thereunder.
      Affiliates of W. P. Carey & Co. organized the limited partnerships known as:

•	Corporate Property Associates

•	Corporate Property Associates 2

•	Corporate Property Associates 3

•	Corporate Property Associates 4

•	Corporate Property Associates 5

•	Corporate Property Associates 6

•	Corporate Property Associates 7

•	Corporate Property Associates 8

•	Corporate Property Associates 9
On January 1, 1998, these nine partnerships were combined to form Carey Diversified LLC, a New York Stock Exchange listed limited liability company. The partnerships no longer operate as independent entities. Carey Diversified subsequently acquired the net lease business operations of W. P. Carey & Co. Inc. and is now known as W. P. Carey & Co. LLC.
      Affiliates of W. P. Carey & Co. have also organized the REITs listed below, referred to as the CPA® REITs (in addition to CPA® :16 - Global):

•	Corporate Property Associates 10 Incorporated (CPA®:10)

•	Carey Institutional Properties Incorporated (CIP®)

•	Corporate Property Associates 12 Incorporated (CPA®:12)

•	Corporate Property Associates 14 Incorporated (CPA®:14)

•	Corporate Property Associates 15 Incorporated (CPA®:15)
      In May 2002, CPA®:10 and CIP® merged, with CIP® being the surviving company. In September 2004, CIP® and CPA®:15 merged, with CPA®:15 being the surviving company. These CPA® REITs and the CPA® limited partnerships (see description above) are referred to as the “CPA® funds.” While the primary investment objectives of the CPA® funds are similar to ours, the investments have been made primarily in the United States.

      The following is information relating to the CPA® funds as of December 31, 2004:

Total equity raised:	$3,090,700,000
Total investors:	94,400
Number of Properties Purchased:	788
Aggregate Purchase Price of Properties:	$5,619,495,000
Total Initial Equity Investment in Properties:	$2,479,469,000
Total Initial Mortgage Financing:	$3,140,026,000
      For the ten year period from January 1, 1995 through December 31, 2004, based on the purchase prices of the properties, approximately 23.6% of the properties acquired by the other CPA® funds had newly constructed buildings which were built within five years before we acquired the property, approximately 14.5% were built to suit or under construction at the time they were acquired or had subsequent expansions to the premises and approximately 61.9% were previously constructed buildings which were built more than five years before they were acquired. Most of these properties were single-tenant commercial, industrial and governmental real property (or interests therein) at the time they were acquired by the CPA® funds. More detailed information with respect to investments by the CPA® funds is separately presented in tabular form for the CPA® funds in Table VI, found in Part II of the registration statement. Table VI shows information regarding property acquisitions in the past three years. Upon written request to the Director of Investor Relations, 50 Rockefeller Plaza, New York, New York 10020, 1-800-WP CAREY, CPA®:16 - Global will provide, at no fee, copies of Table VI.
      The CPA® programs and W. P. Carey have made international investments since 1998. Listed below are the properties that have been purchased and certain information pertaining to those properties:
Summary of International Property Acquisitions

					Acquisition
Date of				City/	Cost	# of
Purchase	Lessee	Facility Type	Country	Province	($)(1)(2)	Properties

5/27/1998	Pantin, France — Multi-Tenant	Office	France	Pantin	7,702,000	1
6/10/1998	Direction Regional des Affaires Sanitaires et Sociales	Office	France	Rouen	1,752,000	1
6/10/1998	Aviva-Tellit Assurances	Office	France	Rouen	4,094,000	1
6/01/1999	Societe de Traitements & DSM Food	Warehouse/ Office/ Cold Storage	France	Joue-les- Tours & Phalempin	4,001,000	2
12/08/1999	Property formerly leased by NYK Logistics (UK) Consumer and Retail	Warehouse/ Distribution	United Kingdom	Rotherham	7,216,000	1
3/17/2000	ISA Trading Limited	Office	United Kingdom	Bradford	6,137,000	1
9/01/2000	Bouygues Telecom SA	Office	France	Tours	12,612,000	1
12/07/2000 & 3/15/2002	Societe Hoteliere Toulouse Aeroport	Hotel	France	Toulouse	6,782,000	1
1/09/2001	BLP UK Limited	Manufacturing	United Kingdom	Doncaster	8,702,000	1
6/29/2001	Nexpak B.V.	Warehouse/ Distribution	Netherlands	Helmond	5,445,000	1
12/03/2001	Bouygues Telecom SA	Office	France	Illkirch	14,147,000	1
12/28/2001	Wallac Oy (Perkins Elmer)	Office/ Manufacturing/ Research	Finland	Turku	24,172,000	1
3/8/2002 & 7/1/2002 & 7/18/2003	Carrefour France, SA	Warehouse/ Distribution	France	various	101,487,000	8
7/03/2002	Katun Corporation	Office/ Storage/ Distribution	Netherlands	Gorinchem	6,309,000	1
11/22/2002	Medica — France, SA	Assisted Living	France	various	40,328,000	6
12/27/2002	Carrefour France, SA	Warehouse/ Distribution	France	various	106,966,000	7

					Acquisition
Date of				City/	Cost	# of
Purchase	Lessee	Facility Type	Country	Province	($)(1)(2)	Properties

1/28/2003	Innovate Holdings Limited	Cold Storage	United Kingdom	Birmingham	22,021,000	1
4/29/2003	Shires Limited	Manufacturing	United Kingdom and Ireland	various	35,214,000	6
11/04/2003	Innovate Holdings Limited	Warehouse/ Distribution	United Kingdom	Brierly Hill	10,898,000	1
11/27/2003	Carrefour France, SA	Distribution/ Warehouse	France	Nimes	20,635,000	1
12/11/2003 & 6/7/04	Actuant Corporation and GB Tools and Supplies, Inc.	Manufacturing, Warehouse/ Distribution and Office	Germany	Kahl am Main	16,769,000	1
5/5/2004	Polestar Petty Limited	Office/Industrial/Warehouse	United Kingdom	Leeds	27,921,000	1
1/01/04 & 6/07/04	Régie des Bâtiments	Office	Belgium	Mons	16,553,000	1
7/08/2004	TietoEnator Corporation	Office	Finland	Espoo	97,763,000	2
7/26/2004 & 8/03/2004	Thales SA	Office/ Research and Manufacturing	France	various	103,186,000	5
8/27/2004	Ply Gem Industries, Inc.	Industrial/ Manufacturing	Canada	Calgary	5,714,000	1
12/27/2004	Plantagen Finland, Oy; Plantagen Sverige AB	Retail	Finland and Sweden	Vantaa and Linkoping	30,907,000	2
1/3/2005	Pohjola Non-Life Insurance Company Ltd.	Office	Finland	Helsinki	113,514,000	1
1/27/2005	IDS Manufacturing; IDS Logistics	Industrial/ Distribution	Thailand	Lamlukka and Bangpa-In	23,689,000	2
5/27/2005	MetoKote Corporation	Industrial/ Manufacturing	Canada	Ontario	9,892,000	1
6/9/2005	Hellweg Die Profi- Baumärkte Gmbh and Co. KG	Retail	Germany	Various	154,364,000	16
7/12/05	Societe Genedis	Storage	France	Le Mars	1,993,000	1
7/14/05	Police Prefecture, French Government	Office	France	Paris	106,649,000	1
7/15/05	MetoKote de Mexico	Industrial/Manufacturing	Mexico	Coahuila	3,782,000	1
8/18/05	John McGavigan Limited	Manufacturing	United Kingdom	Bishopbriggs	12,209,000	1

	TOTAL INTERNATIONAL PROPERTY ACQUISITIONS				1,171,525,000	81

(1)	— Based on currency conversion rates in effect on date funded and rounded to nearest thousand.

(2) —	Includes an acquisition expense allowance of 0.5% of the contract purchase price of each of our acquired properties or funds advanced for loans secured by real estate. We will continue to pay this allowance for investments made with proceeds of our initial public offering. There will be no such allowance payable to our advisor for future investments made by us with the future proceeds of this offering and our subsequent offerings, although we will be responsible for the payment of all acquisition expenses.
      We currently estimate that we will borrow approximately 60%, on average, of the purchase price of domestic properties and approximately 75%, on average, of the purchase price of international properties. The prior CPA® programs had an expectation of borrowing between 50% and 60% of the purchase price of properties. International portions of W. P. Carey’s prior CPA® programs have averaged approximately 73% leverage. The leverage percentages of the active CPA® funds as of December 31, 2004 are as follows:

CPA®:12	47%
CPA®:14	51%
CPA®:15	64%
CPA®:16 — Global	62%

      As of the date of this prospectus the average leverage percentage on the international properties based on total debt divided by total acquisition cost of all international properties currently owned by W. P. Carey and the CPA® funds is 73%.
      No CPA® fund has missed a quarterly distribution payment, although certain CPA® funds have reduced the rate of distributions as a result of adverse developments such as tenant bankruptcies, as described below. Over two-thirds of CPA® funds have gone full cycle to liquidity, providing investors with an average annual return of 12%. No full-term investor has lost money in any CPA® fund. CPA®:12 and CPA®:14 are currently appraised above their original issue prices and CPA®:15 has not yet been appraised. These funds currently provide an average distribution yield of 7.42%. CPA®:1-9 provided investors with 12.4% average annual returns (without reinvestment) over the period 1978-1997. Occupancy rates for CPA® funds have averaged in excess of 98% every year. As of July 15, 2005, CPA® funds have paid 688 quarterly distributions over 26 years, with 15 initial payments, 8 payments going down from the prior quarter, 58 payments staying the same and 607 payments increasing over the prior quarter.
      The CPA® funds have sold all or a portion of 137 properties as of December 31, 2004.

				Net proceeds
				from sales (after
	Original purchase	Amount received	Equity investment	expenses and payment
Total properties sold	price of properties sold	from sale of properties	in properties sold	of mortgage debt)

137	$484,407,537	$466,449,442	$239,601,655	$313,110,482
      More detailed information with respect to the properties sold by the CPA® funds between January 1, 2001, and December 31, 2004 is presented in tabular form in Table V (Sales or Dispositions of Properties) in Exhibit A to this prospectus.
      Some CPA® funds have experienced adverse business developments which have included the filing by some tenants for protection from creditors under the bankruptcy code, the vacating of facilities by a tenant at the end of an initial lease term, and litigation with tenants involving lease defaults and sales of properties. These developments have caused a reduction in cash flow and/ or an increase in administrative expenses of the affected CPA® funds for certain periods of time, but, with four exceptions described below, have not caused the affected CPA® funds to reduce their rate of distributions to partners or shareholders. See Table III (Operating Results of Prior Programs) in Exhibit A to this prospectus for overall results of operations of the affected CPA® funds.
      W. P. Carey undertook measures to mitigate the effects of some adverse business developments, such as re-leasing properties vacated by initial tenants; refinancing mortgage loans and restructuring terms of existing mortgage loans; restructuring lease terms; selling properties; and, in the case of litigation, vigorously defending the interests of affected CPA® funds and, where appropriate, settling litigation. As of December 31, 2004, a total of 46 tenants of properties held by CPA® funds had filed for bankruptcy, affecting 109 properties. Six of these properties were vacant, five were the subject of negotiations while rent was being currently paid, and 98 were under lease or had been sold. The CPA® funds have lost to tenant defaults an average of 0.59% of their income per year. Through December 31, 2004, the annual yield lost to defaults has averaged 0.099% of investor dollars in CPA® funds. The greatest amount of yield lost in one year was 0.32%.
      One of our tenants, Foss Manufacturing Company, Inc., filed for Chapter 11 bankruptcy on September 16, 2005. The initial aggregate annual rent under our lease with Foss is $3,194,565, with annual rent increases every thirty-six months based on the percentage increase in the CPI. Since filing for bankruptcy protection on September 16, Foss has paid us an aggregate of $392,512 in partial payment for rent due under the lease.
      Most CPA® funds in which adverse developments have occurred have been able to meet their obligations and maintain distributions to their investors, primarily as a result of the efforts of management and the existence of a working capital reserve established at the inception of each CPA® fund. Several CPA® funds experienced the types of adverse business developments described above, of which four CPA® funds, CPA®:1, CPA®:5, CPA®:7 and CPA®:10 reduced the rate of distributions to their partners or shareholders as a result of adverse developments. The adverse developments which were primarily responsible for causing these reductions in the rate of distributions are, in the case of CPA®:1, the bankruptcy filing by Storage Technology, in the case of CPA®:5, the sale of two properties, in the case of CPA®:7, the bankruptcy filings of Yellow Front Stores, Inc. and NV Ryan L. P., and in the case of CPA®:10, the expiration of one lease and the bankruptcy of Harvest Foods. The reductions in distribution rates in each of CPA®:1, CPA®:5, CPA®:7 and CPA®:10 were followed by increases in the distribution rates.
      Additional information concerning the CPA® funds is set forth in tabular form in Exhibit A to this prospectus. See “Experience in Raising and Investing Funds” in Table I; “Compensation to Advisor” in Table II; “Operating Results of Prior Programs” in Table III; “Results of Completed Programs” in Table IV; and “Sales or Dispositions of Properties” in Table V. In addition, upon written request to the Director of Investor Relations, 50 Rockefeller Plaza, New York, New York 10020, 1-800-WP CAREY, CPA®:16 - Global will provide, at no fee, the most recent annual report (on Form 10-K) filed by any of the CPA® REITs and, at a reasonable fee, the exhibits to the annual reports. These annual reports and exhibits are also available at the Securities Exchange Commission’s Web site at www.sec.gov.
W. P. CAREY & CO.’S COMPLETED FUNDS

	CPA®:1	CPA®:2	CPA®:3	CPA®:4	CPA®:5	CPA®:6	CPA®:7	CPA®:8	CPA®:9	CPA®:10	CIP®

Total Cash Distributions Plus Terminal Value per $10,000 Invested	$23,670	$36,856	$40,809	$31,014	$21,031	$26,393	$21,500	$22,861	$18,401	$20,758	$24,243
Value Received at Termination per $10,000 Invested(1)	$11,320	$12,030	$16,320	$14,190	$7,910	$14,860	$11,920	$14,970	$11,330	$11,230	$13,900
Total Cash Distributions per $10,000 Invested(2)	$12,356	$24,835	$24,489	$16,824	$13,121	$11,533	$9,580	$7,891	$7,071	$9,528	$10,343
Percentage of Original Investment Received	207%	369%	408%	310%	210%	264%	216%	229%	184%	208%	242%
Average Annual Return	7.32%	15.32%	19.40%	14.28%	7.86%	12.72%	10.77%	13.78%	10.38%	8.99%	11.22%
2004											8.58%
2003											8.54%
2002										7.18%	8.51%
2001										7.15%	8.41%
2000										7.12%	8.32%
1999										7.09%	8.29%
1998										7.05%	8.25%
1997	7.05%	18.92%	19.86%	11.44%	7.08%	9.71%	8.62%	8.81%	8.50%	7.35%	8.22%
1996	7.02%	18.72%	19.72%	11.38%	7.71%	9.61%	8.52%	8.72%	8.48%	8.30%	8.17%
1995	6.50%	17.90%	18.95%	11.24%	9.78%	9.29%	8.37%	8.53%	8.44%	8.29%	8.09%
1994	6.29%	17.50%	18.69%	11.17%	9.74%	9.23%	6.74%	8.46%	8.40%	8.25%	8.02%
1993	6.23%	17.33%	18.49%	11.11%	9.68%	9.16%	6.12%	8.43%	8.38%	8.20%	7.41%
1992	6.15%	17.11%	17.95%	11.03%	9.60%	9.08%	6.62%	8.35%	8.30%	8.12%	7.10%
1991	6.07%	16.83%	16.44%	10.83%	9.52%	8.67%	8.32%	8.27%	8.22%	8.04%
1990	5.75%	16.57%	15.80%	10.60%	9.44%	8.46%	8.29%	8.19%	8.14%
1989	5.41%	16.00%	14.60%	10.45%	9.36%	8.33%	8.18%	8.08%	8.09%
1988	5.32%	15.40%	13.54%	10.35%	9.28%	8.23%	8.10%	8.03%
1987	5.27%	15.08%	13.00%	10.26%	9.19%	8.14%	8.03%
1986	5.22%	13.29%	12.25%	10.19%	9.10%	8.06%
1985	7.45%	9.57%	11.55%	10.11%	8.84%	8.01%
1984	7.45%	9.17%	11.15%	10.03%	8.48%
1983	7.45%	9.09%	10.06%	8.92%
1982	7.45%	8.79%	9.76%
1981	7.43%	8.03%
1989	7.33%	8.00%
1979	7.18%

Past Performance is not a guarantee of future results.

(1)	CPA®:1 through CPA®:9 were merged into Carey Diversified LLC (“CDC”) and listed on the NYSE in January 1998. Terminal values are based on any final cash distribution plus the average share price for the 30 trading days after the listing, which was $21.52 per share. On June 28, 2000, CDC merged with W. P. Carey & Co., Inc. to form W. P. Carey & Co. LLC (NYSE:WPC). In April 2002, shareholders of CPA®:10 approved an offer to exchange their shares for either shares of CIP® or 4% promissory notes. Those who elected promissory notes received interest and $11.23 per share at the end of 2002, as illustrated here. On September 1, 2004, CIP® and CPA®:15 merged with CPA®:15 being the surviving company. In the merger, CIP® shareholders received a special cash distribution of $3.00 per share and, in addition, the choice of either $10.90 in cash or 1.09 shares of CPA®:15.

(2)	Cash return percentages are calculated by dividing the cash distributed during any given year (excluding distributions of cash from property sales) by the total original investment in the program. Cash distributions from property sales are deducted from the original investment in calculating subsequent cash return percentages. When a fund’s first or last year was a partial year, the cash distribution rate for that year is quoted on an annualized basis.
W. P. Carey & Co.’s Currently Operating Funds
Cash Distributions From Operations

					CPA®:16 -
		CPA®:12	CPA®:14	CPA®:15	Global

Total Cash Distributions Per $10,000 Invested(1)		$9,027	$5,156	$2,131	$695
Annualized Yields Based	Q2 2005	8.27%	7.63%	6.37%	5.80%
On Calendar Year	2004	8.27%	7.59%	6.29%	4.55%
Distributions(2)	2003	8.26%	7.55%	6.22%
	2002	8.23%	7.49%	6.05%
	2001	8.20%	7.08%
	2000	8.17%	6.59%
	1999	8.14%	6.35%
	1998	8.10%
	1997	8.07%
	1996	8.04%
	1995	7.63%
	1994	7.04%
	1993
	1992

Past Performance is not a guarantee of future results.

(1)	Total cash distributions include those received from operations and from property sales through June 30, 2005 and are exclusive of increases or decrease in property values and equity build-up from paydown of mortgage balances. The percentages reflected above will represent a return of the money originally invested in a program and not a return on such money to the extent aggregate proceeds from the sale of such program’s properties are less than the gross investment in such program.

(2)	All cash distribution return percentages are calculated by dividing the cash distributed during any given year (excluding distributions of cash from property sales) by the total original investment in the program assuming investment in first closing. Cash distribution percentages are quoted on an annualized basis. Current quarter figure represents annualized yield of most recent quarterly distribution.

The charts above include, in summary form, the performance histories of W.P. Carey’s currently operating funds (see Table III in the prospectus) and should not be considered as indicative of the possible operations of CPA®:16 - Global. CPA®:16 - Global owns a portfolio of properties different from those owned by the predecessor CPA® programs. In particular, CPA®:16 - Global owns a number of properties located outside the United States. The inclusion of these charts do not imply in any manner that CPA®:16 - Global will make investments comparable to those reflected in the charts with respect to cash flow, taxable income or other factors, nor does it imply or indicate that purchasers of shares will experience returns comparable to those experienced by investors in the real estate portfolios other than CPA®:16 – Global referred to in the charts. Moreover, the size of cash distributions is only one criterion on which a decision to invest in CPA®:16 – Global should be based. Investors who purchase shares in CPA®:16 – Global will not have ownership interests in the real estate portfolios depicted here (unless they are also investors in those real estate portfolios). An investment in the portfolios listed above was subject to risks similar to those of an investment in CPA®:16 – Global, except that, CPA®:16 – Global is subject to additional risks associated with significant international investments.
W. P. Carey Group — PORTFOLIO DIVERSIFICATION
      The following charts show, as of September 30, 2005, the portfolio diversification of each of the currently operating CPA® funds, including CPA®:16 - Global, by tenant industry, facility type and region.
Portfolio Diversification by Tenant Industry (Based on Annual Revenues)

CPA®:12	CPA®:14*	CPA®:15	CPA®:16 - Global**

*	Companies in automotive related industries (manufacturing, parts, services, etc.) are currently experiencing a challenging environment, which has resulted in several companies filing for bankruptcy protection recently. If conditions in this industry worsen, additional tenants may file for bankruptcy protection and may disaffirm their leases as part of their bankruptcy reorganization plans. The net result of these trends may have an impact on results of operations.

**	One of our tenants, Foss Manufacturing Company, Inc., filed for Chapter 11 bankruptcy on September 16, 2005. The initial aggregate annual rent under our lease with Foss is $3,194,565, with annual rent increases every thirty-six months based on the percentage increase in the CPI. Since filing for bankruptcy protection on September 16, Foss has paid us an aggregate of $392,512 in partial payment for rent due under the lease.

Portfolio Diversification by Facility Type (Based on Annual Revenues)

CPA®:12	CPA®:14	CPA®:15	CPA®:16 - Global

Portfolio Diversification by Region (Based on Annual Revenues)

CPA®:12	CPA®:14	CPA®:15	CPA®:16 - Global

MANAGEMENT
      We operate under the direction of a board of directors, the members of which are accountable to us and our shareholders as fiduciaries. Our directors have reviewed and ratified the articles of incorporation and adopted the bylaws. The board of directors is responsible for the management and control of our affairs. The board of directors has retained Carey Asset Management to manage our day-to-day affairs and the acquisition and disposition of investments, subject to the board’s supervision. We have no employees. We must have at least three directors and may have no more than nine directors. We currently have five directors.
      A majority of the board of directors must be comprised of independent directors, except for a period of 90 days after the death, removal or resignation of an independent director. An independent director is a director who is not and has not for the last two years been associated with the advisor or any of its affiliates. A director is deemed to be associated with the advisor if he or she, directly or indirectly (including through a member of his or her immediate family), owns any interest in, is employed by, has any material business or professional relationship with, or serves as an officer or director of the advisor or any of its affiliates, except as a director, officer or trustee for not more than two other REITs organized by or advised by Carey Asset Management. An independent director may not perform material services for CPA® :16 — Global, except to carry out the responsibilities of director. Two of our directors are affiliates of W. P. Carey & Co. and three are independent directors. Our determination of independence is not made in accordance with the listing standards of the New York Stock Exchange or Nasdaq, although our board has determined that each of our independent directors currently satisfies the definition of independent under the rules of the New York Stock Exchange.
      Each director holds office until the next annual meeting of shareholders or until his or her successor has been duly elected and qualified. Although the number of directors may be increased or decreased by a majority of the existing directors, a decrease shall not have the effect of shortening the term of any incumbent director.
      Any director may resign at any time and may be removed with or without cause by the shareholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.
      Unless filled by a vote of the shareholders as permitted by Maryland law, a vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director shall be filled by a vote of a majority of the remaining directors and,

•	in the case of a director who is not an independent director (an “affiliated director”), by a vote of a majority of the remaining affiliated directors, or

•	in the case of an independent director, by a vote of a majority of the remaining independent directors unless there are no remaining affiliated directors or independent directors, as the case may be, to so fill a vacancy, in which case a majority vote of the remaining directors shall be sufficient.
      The directors are not required to devote all of their time to us and are only required to devote the time to our affairs as their duties require. The directors will generally meet quarterly or more frequently if necessary. It is not expected that the directors will be required to devote a substantial portion of their time to discharge their duties as directors. Consequently, in the exercise of their fiduciary responsibilities, the directors will be relying heavily on our advisor. The board is empowered to fix the compensation of all officers that it selects and may pay remuneration to directors for services rendered to us in any other capacity. We pay to each independent director an annual fee of $18,000, plus an additional $3,000 to the Chairman of the Audit Committee. It is estimated that the aggregate compensation payable to the independent directors as a group for a full fiscal year will be approximately $57,000. We will not pay any compensation to our officers or directors who also serve as officers or directors of our advisor. However, we reimburse our advisor for the actual cost of personnel allocable to their time devoted to providing administrative services to us. See “Management — Advisory Agreement” for a more complete discussion of these reimbursements. The board may change the compensation of directors.
      Our general investment and borrowing policies are set forth in this prospectus. The directors may establish further written policies on investments and borrowings and shall monitor the administrative procedures, investment operations and performance of us and our advisor to assure that the policies are in the best interest of the shareholders and are fulfilled. We will follow the policies on investments and borrowings set forth in this prospectus unless and until they are modified by the directors.
      The board is also responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of the shareholders. In addition, a majority of the independent directors and a majority of directors not otherwise interested in the transaction must approve all transactions with our advisor or its affiliates (other than other publicly-registered entities, in which case only the allocation of interests in the transaction must be approved by the independent directors). The independent directors also will be responsible for reviewing the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory agreement are being carried out. Specifically, the independent directors will consider factors such as:

•	the amount of the fee paid to our advisor in relation to the size, composition and performance of our investment portfolio;

•	the success of our advisor in generating investment opportunities that meet our investment objectives;

•	rates charged to other REITs and investment entities by advisors performing similar services;

•	additional revenues realized by our advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by our advisor;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio relative to the investments generated by our advisor for itself or its other clients.
      The advisor will not vote any shares it now owns or hereafter acquires in any vote for the election of our directors or any vote regarding the approval or termination of any contract with itself or any of its affiliates.
      Our board of directors has established an Audit Committee comprised of three directors, all of whom are independent directors. The Audit Committee currently consists of Elizabeth P. Munson, James D. Price and Trevor P. Bond (Chairman).

Directors and Executive Officers of CPA® :16 - Global
      Our directors and executive officers are as follows:

Name	Office

Wm. Polk Carey	Chairman of the Board and Board Member
Gordon F. DuGan	Vice Chairman, CEO and Board Member
Trevor P. Bond	Independent Board Member
James D. Price	Independent Board Member
Elizabeth P. Munson	Independent Board Member
Thomas E. Zacharias	President
Claude Fernandez	Acting Chief Financial Officer
      The following is a biographical summary of the experience of our directors and executive officers, each of whom were appointed as officers or directors on June 11, 2003 with the exception of Ms. Munson who was appointed on December 10, 2003, Mr. Bond, who was appointed on February 22, 2005 and Mr. Price who was appointed on September 16, 2005:
      Wm. Polk Carey, age 75, serves as Chairman of the Board of Directors. Mr. Carey has served as a director of Corporate Property Associates 15 Incorporated (“CPA®:15”) since 2001, of Corporate Property Associates 14 Incorporated (“CPA®:14”) since 1997, of Corporate Property Associates 12 Incorporated (“CPA®:12”) since 1993 and of W. P. Carey & Co. LLC since 1997. Mr. Carey was also Co-Chief Executive Officer of each of such companies, as well as CPA®:16 – Global, from 2002 through March 2005. He has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. Before founding W. P. Carey & Co., Inc. in 1973, he served as Chairman of the Executive Committee of Hubbard, Westervelt & Mottelay (now Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb, Rhoades & Co. (now Lehman Brothers), and head of Real Estate and Private Placements, Director of Corporate Finance and Vice Chairman of the Investment Banking Board of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania’s Wharton School, Mr. Carey also received a Sc. D. honoris causa from Arizona State University and is a Trustee of The Johns Hopkins University and other educational and philanthropic institutions. He serves as Chairman of the Penn Institute for Economic Research (PIER). In the fall of 1999, Mr. Carey was Executive-in-Residence at Harvard Business School. He also serves as Chairman of the Board of W. P. Carey & Co. LLC, CPA®:16 — Global’s advisor, and Carey Asset Management, and as Chairman of the Board and Board Member of CPA®:12, CPA®:14 and CPA®:15, and was Chairman and Co-Chief Executive Officer of Carey Institutional Properties Incorporated (“CIP®”) prior to its merger with CPA®:15 in 2004.
      Gordon F. DuGan, age 39, Vice Chairman and Chief Executive Officer, also serves as a President, Board Member and CEO of W. P. Carey & Co. LLC and Carey Asset Management and as a director of Cary Financial. Mr. DuGan joined W. P. Carey & Co. as Assistant to the Chairman in 1988 and in 1995 was elevated to Senior Vice President in the Acquisitions Department. From October 1995 until February 1997 he was chief financial officer of a Colorado-based wireless communications equipment manufacturer. Mr. DuGan rejoined W. P. Carey & Co. as Deputy Head of Acquisitions in February 1997, and was elected to Executive Vice President and Managing Director in June 1997, and was elevated to President in 1999, Co-CEO in 2002 and CEO in 2005. Mr. DuGan serves as Vice Chairman and CEO of CPA®:12, CPA®:14 and CPA®:15, and as Vice-Chairman and Co- Chief Executive Officer of CIP® prior to its merger with CPA®:15 in 2004. He serves as Trustee of the W. P. Carey Foundation. He also serves on the Boards of the National Association of Real Estate Investment Trusts (NAREIT), the New York Pops and the Hewitt School and is a member of the Young Presidents Organization. Mr. DuGan received his B.S. in Economics from the Wharton School of the University of Pennsylvania.
      Trevor P. Bond, age 43, was appointed to the Board of Directors in February of 2005, at which time he was also appointed to the Boards of CPA®:14 and CPA®:15. Since 2002, Mr. Bond has been the managing member of a private investment vehicle investing in real estate limited partnerships for his personal account. Mr. Bond served in several management capacities for Credit Suisse First Boston from 1992 to 2002, including: co-founder of CSFB’s Real Estate Equity Group, which managed approximately $3 billion of real estate assets; founding team member of Praedium Recovery Fund, a $100 million fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100 million of distressed mortgage debt. Prior to CSFB, Mr. Bond served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman Sachs & Co. in New York. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. Mr. Bond received an M.B.A. from Harvard University in 1989.
      Elizabeth P. Munson, age 48, is the President of The Rockefeller Trust Company (New York) and The Rockefeller Trust Company (Delaware), joining those companies in June 2001. Ms. Munson is also a Managing Director of Rockefeller & Co., a position she has held since December 2001. Prior to joining Rockefeller, she was a partner in the Private Clients Group of White & Case LLP from January 1993 to June 2001 and an associate at White & Case LLP from October 1983. Ms. Munson serves on the Board of Advisors of the Wildlife Conservation Society, Bronx, New York, is a member of the Board of Managers and Vice President of Episcopal Social Services, New York, New York, is a member of the Board of Directors and President of United Neighbors of East Midtown, New York, New York and is a member of the Board of Trustees of Friends of WWB/ USA Inc., New York, New York. Ms. Munson has also served as an independent director of CPA®:12 since 2002 and CPA®:15 since 2002.
      James D. Price, age 66, was appointed to the Board of Directors in September 2005, at which time he was also appointed to the Boards of CPA®:12 and CPA®:14. Mr. Price has over 37 years of real estate experience in the U.S. and foreign markets, including significant experience in structuring mortgage loans, leveraged leases, credit leases and securitizations involving commercial and industrial real estate. He is the President of Price & Marshall, Inc., a corporate equipment and real estate financing boutique which he founded in 1993. From March 1990 to October 1993, he worked at Bear Stearns & Co., Inc, where he structured and negotiated securitizations of commercial mortgages and corporate financings of real and personal property. From March 1985 to March 1990, he served as a Managing Director at Drexel Burnham Lambert Incorporated and as an Executive Vice President at DBL Realty, its real estate division. He also served in various capacities at Merrill Lynch & Co., including serving as manager of the Private Placement Department from 1970 to 1980, as a founder of Merrill Lynch Leasing, Inc. in 1976 and as Chairman of the Merrill Lynch Leasing, Inc. Investment Committee from 1976 to 1982.
      Thomas E. Zacharias, age 51, President, joined W. P. Carey & Co. in April 2002. He currently serves as Managing Director and Chief Operating Officer of W. P. Carey & Co. LLC, CPA®:12, CPA®:14 and CPA®:15. Prior to joining W. P. Carey & Co., Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise capitalized for the development of internet data centers. Prior to joining MetroNexus in October 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998, Mr. Zacharias was a senior officer at Corporate Property Investors which at the time of its merger into Simon Property Group in 1998, was the largest private equity REIT. He has over 24 years experience in acquisitions, financing, development, leasing and asset management in real estate. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University in 1976, and a Masters in Business Administration from Yale School of Management in 1979. He is a member of the Urban Land Institute, International Council of Shopping Centers and NAREIT, and currently serves as a Trustee of Groton School in Groton, Massachusetts. Mr. Zacharias previously served as an independent director of CIP® from 1997 to 2001, CPA®:12 from 1997 to 2000, CPA®:14 from 1997 to 2001 and CPA®:15 in 2001.
      Claude Fernandez, age 53, serves as our acting Chief Financial Officer. He was elected Executive Vice President and Chief Administrative Officer in June 1997, joined W. P. Carey & Co. as Assistant Controller in March 1983, was elected Controller in July 1983, Vice President in April 1986, and is now a Managing Director, Executive Vice President and Chief Administrative Officer. Prior to joining

W. P. Carey & Co., Mr. Fernandez was associated with Coldwell Banker, Inc. in New York for two years and with Arthur Andersen & Co. in New York for over three years. Mr. Fernandez, a Certified Public Accountant, received his B.S. degree in accounting from New York University in 1975, and his M.B.A. in Finance from Columbia University Graduate School of Business in 1981.
      Some of our future directors and officers may act as directors or officers of W. P. Carey & Co. LLC and its affiliates and other CPA® funds and may own interests in those entities.

Additional Management of W.P. Carey & Co. LLC and Its Affiliates

Name	Office

George E. Stoddard	Member of the Investment Committee of Carey Asset Management’s board of directors and Board Member of our Advisor
John D. Miller	Chief Investment Officer
Jan F. Kärst	Managing Director and Assistant Treasurer
Edward V. LaPuma	Managing Director, Director of the Investment Department — International and Assistant Treasurer
Anne Coolidge Taylor	Managing Director and Assistant Treasurer
John J. Park	Managing Director — Strategic Planning
Douglas E. Barzelay	General Counsel
Benjamin P. Harris	Executive Director, Director of the Investment Department and Assistant Treasurer
Susan C. Hyde	Executive Director and Secretary
Michael D. Roberts	Executive Director, Controller, and acting Principal Accounting Officer
Donna M. Neiley	Senior Vice President — Asset Management
Alistair Calvert	Director — Europe
Jason E. Fox	Director
Peter E. Kaplan Jr.	Director
James Longden	Director — Europe
Gino M. Sabatini	Director
      George E. Stoddard, age 88, has been with W. P. Carey & Co. since 1979 and is a member of the investment committee of Carey Asset Management’s board of directors. Mr. Stoddard served as a director of CPA®:15 from 2001 until March 2005, of CPA®:12 between 1997 and 2003 and between 2004 and March 2005, of W. P. Carey & Co. LLC since 2000 and of CPA:14 from 1997 to June 2003 and from 2004 to March 2005. He was also a director of CPA®:10 prior to its merger with CIP® and a director of CIP® from 1997 until its merger with CPA®:15 in 2004. Prior to joining W. P. Carey & Co. Mr. Stoddard was Officer-in-Charge of the Direct Placement Department of The Equitable Life Assurance Society of the United States (“Equitable”), with responsibility for all activities related to Equitable’s portfolio of corporate investments acquired through direct negotiation. Mr. Stoddard was associated with Equitable for over 30 years. He holds an A.B. degree from Brigham Young University, an M.B.A. from Harvard Business School and an LLB from Fordham University Law School. Mr. Stoddard serves as Chairman of the Investment Committee of W. P. Carey & Co. and has been a Trustee of the W. P. Carey Foundation since December 1990.
      John D. Miller, age 60, joined W. P. Carey & Co. in 2004 as Vice Chairman of Carey Asset Management Corporation and serves as Chief Investment Officer of W.P. Carey & Co. LLC. Mr. Miller founded StarVest Partners, L.P., a private equity/venture capital firm, in 1998, where he was its Co-Chairman and President. Mr. Miller continues to retain a Non-Managing Member interest in StarVest. From 1995 to 1998, he served as President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. Before joining Rothschild in

1995, he held positions at two private equity firms, Credit Suisse First Boston’s Clipper group and Starplough Inc., an affiliate of Rosecliff. Prior to that, for 24 years Mr. Miller served in various investment units at the Equitable, including serving as President and CEO of Equitable Capital Management Corporation, a full-line investment advisory subsidiary with assets in excess of $36 billion and as head of Equitable Capital Management Corporation’s corporate finance department. He received his B.S. from the University of Utah and an M.B.A. from the University of Santa Clara. He currently serves on the Board of CKX, Inc. and is a Board observer of MessageOne, Inc., a StarVest portfolio company.
      Jan F. Kärst, age 41, joined W. P. Carey & Co, in 1992 as a Senior Analyst and Assistant to the Chairman. Mr. Kärst left W. P. Carey to pursue a Masters of Business Administration degree at Duke University’s Fuqua School of Business in 1994. After receiving his MBA in 1996, Mr. Kärst joined Deutsche Bank’s Associate Program and became Assistant Vice President and Vice President. Mr. Kärst returned to W. P. Carey in 2000 and was promoted to Director in 2001 and to Executive Director in 2002. Mr. Kärst serves as Trustee of the W. P. Carey Foundation. He attended Germany’s University of Konstanz and received a B.A. in Economics from Colorado College.
      Edward V. LaPuma, age 32, became a Managing Director of W. P. Carey & Co. in March 2002 and President of W. P. Carey International LLC in 2004. Mr. LaPuma joined W. P. Carey & Co. as an Assistant to the Chairman in 1994. Mr. LaPuma established W. P. Carey & Co.’s Institutional Department, which he headed as President of CIP®. Prior to joining W. P. Carey & Co., Mr. LaPuma was a consultant with Sol C. Snider Entrepreneurial Center, a strategic consulting firm. A magna cum laude graduate of the University of Pennsylvania, Mr. LaPuma received a B.A. in Global Economic Strategies from The College of Arts and Sciences and a B.S. in Economics with a concentration in Finance from the Wharton School. He is a member of the board of directors of W. P. Carey International LLC. He is also a trustee for the Rensselaerville Institute and a trustee for W.P. Carey foundation.
      Anne Coolidge Taylor, age 36, joined W. P. Carey & Co. in 1993 as Assistant to the Chairman and was elected to Managing Director in March 2003. Ms. Taylor founded W. P. Carey & Co.’s London office, which she headed from April 1999 to February 2001. She received an A.B. from Harvard College and an M.B.A. from Columbia University’s Graduate School of Business. She also serves on the Board of Jetora, Inc., the management company to LivingNexus, LLC, a provider of property management software to the real estate industry. Ms. Taylor is President of CPA®:15 and was also President of CPA®:10 prior to its merger with CIP®.
      John J. Park, age 41, Managing Director — Strategic Planning, joined W.P. Carey & Co., Inc. as an Investment Analyst in December 1987. Mr. Park became a First Vice President of W.P. Carey & Co., Inc. in April 1993 and a Senior Vice President in October 1995. Mr. Park received a B.S. in Chemistry from Massachusetts Institute of Technology in 1986 and an M.B.A. in Finance from the Stern School of New York University in 1991. Mr. Park is also Managing Director of CPA®:12, CPA®:14 and CPA®:15, and held the same position with CIP® prior to its merger with CPA®:15 in 2004. From 1999 to May 2005, Mr. Park also served as Chief Financial Officer of W.P. Carey & Co. LLC, CPA®:12, CPA®:14 and CPA®:15, and CIP® prior to its merger with CPA®:15 in 2004.
      Douglas E. Barzelay, age 58, joined W. P. Carey & Co. LLC as General Counsel in January 2005. Prior to joining W. P. Carey, Mr. Barzelay was a partner at the law firm Patterson, Belknap, Webb & Tyler LLP in New York where his practice included corporate and securities matters, international transactions and mergers and acquisitions. From 1986 through 1995, he held several positions at Dime Bancorp, Inc., including General Counsel from 1989 through 1995, where he was responsible for all legal affairs of the company and its in-house legal department. Mr. Barzelay received a B.A. from Yale University in 1969 and a J.D. from Harvard Law School in 1973. He is a member of the American Bar Association and the Association of the Bar of the City of New York.
      Benjamin P. Harris, age 30, joined W. P. Carey & Co. in June 1998 and was promoted to Second Vice President in March 2000. He became Vice President in 2001, Director and First Vice President in

2002, Executive Director in 2003 and Director of the Investment Department in September 2005. As Director of the Investment Department, Mr. Harris oversees the daily operations of that department and its offices. Mr. Harris earned a B.S. in Economics and Finance from the University of Kings College in Canada and is a Chartered Financial Analyst. He is a member of the Affirmative Investments Committee of the New York Society of Securities Analysts. Mr. Harris is President of CPA®:12.
      Susan C. Hyde, age 37, is an Executive Director, Secretary and Deputy Director of Marketing and Investor Relations of W. P. Carey & Co. Ms. Hyde joined W. P. Carey & Co., in 1990, became Second Vice President in April 1995, and Vice President in April 1997. Ms. Hyde graduated from Villanova University in 1990, where she received a B.S. degree in Business Administration with a concentration in marketing and a B.A. degree in English.
      Michael D. Roberts, age 53, Executive Director, Controller and acting Principal Accounting Officer, joined W. P. Carey & Co. in April 1989, as Second Vice President and Assistant Controller and was named Vice President and Controller in October 1989, First Vice President in July 1990 and was elected Senior Vice President in 1997. From August 1980 to February 1983, and from September 1983 to April 1989, he was employed by Coopers & Lybrand L.L.P., now PricewaterhouseCoopers LLP, and held the position of Audit Manager at the time of his departure. A Certified Public Accountant, Mr. Roberts received his undergraduate degree from Brandeis University and his M.B.A. from Northeastern University.
      Donna M. Neiley, age 42, Senior Vice President, joined W. P. Carey & Co. in July 1999 as a First Vice President in the asset management department. Prior to joining W. P. Carey, Ms. Neiley was a Senior Vice President with Morgan Stanley Dean Witter where she worked in the real estate group from 1987 to 1999. Ms. Neiley was previously with PricewaterhouseCoopers LLP. Ms. Neiley is a Certified Public Accountant, and received a B.A. in Economics from Lafayette College and an M.B.A. in Finance from Columbia University Graduate School of Business.
      Alistair Calvert, age 28, joined W. P. Carey as an Associate in March 2000, was promoted to Vice President in March 2003 and to Director — Europe in March 2004. Mr. Calvert currently co-manages W. P. Carey’s London office where he serves as Director of Investments. He previously worked in W. P. Carey’s New York office. Mr. Calvert graduated in 1999 from Oxford University’s Engineering, Economics and Management Studies program where he was awarded Oxford’s Masters of Engineering.
      Jason E. Fox, age 32, joined the W. P. Carey as Second Vice President in July 2002 and was promoted to Vice President in 2004 and Director in 2005. Previously, he worked at the Spectrum Group, a consulting and M&A advisory firm in San Francisco, from 1997 until 2000. Prior to this, he spent two years teaching mathematics and physics at The Hotchkiss School in Connecticut. Mr. Fox graduated magna cum laude from the University of Notre Dame, where he earned a B.S. in Civil Engineering and Environmental Science. He received his Masters in Business Administration from Harvard Business School.
      Peter E. Kaplan Jr., age 31, joined W. P. Carey as a Second Vice President in 2003 and was promoted to Vice President in 2004 and Director in 2005. Previously, he was a Vice President at Meyer, Duffy & Associates where he sourced and managed private equity investments. Prior to his experience there, Mr. Kaplan was an Assistant Vice President in the Corporate Banking Group of Brown Brothers Harriman where he directed the group’s financial sponsors effort. Mr. Kaplan received his MBA from Columbia Business School in 2003 and graduated in 1996 from the University of Virginia’s McIntire School of Commerce with a concentration in Finance.
      James Longden, age 41 joined W. P. Carey in January 2001 to run the London office. He started his banking career in 1987 when he joined ING Barings. In 1995 Mr. Longden became head of structured finance in London and in 1998 he was made a Director of the bank. During his last 18 months with the firm Mr. Longden worked in ING Barings’ financial institutions corporate finance group. Mr. Longden earned a BSc in Mechanical Engineering from Edinburgh University in 1986.
      Gino M. Sabatini, age 37, joined W. P. Carey & Co. in June 2000 as Second Vice President, was promoted to Vice President in 2002 and became Director in 2004. Prior to joining the firm, he operated a theme restaurant as well as a packaged food manufacturing and distribution business. Mr. Sabatini graduated in 1991 from the University of Pennsylvania where he was enrolled in the Management and Technology program and he received a BS in Mechanical Engineering from the Engineering School and a BS in Economics from the Wharton School. In 2000 he received an MBA from Harvard Business School.
Investment Committee
      W. P. Carey & Co. manages CPA®:16 — Global through Carey Asset Management and the investment committee. Carey Asset Management specializes in arranging private financing for companies, principally net lease financings of real property. W. P. Carey & Co. LLC is the parent company of Carey Asset Management, therefore, many of our directors and executive officers hold similar positions for W. P. Carey & Co. The investment committee evaluates the terms of property acquisition transactions for CPA®:16 — Global and approves acquisitions for us.
      The following are the members of the investment committee of Carey Asset Management’s board of directors:

Ralph F. Verni	Chairman
Frank J. Hoenemeyer	Vice Chairman
Lawrence R. Klein	Member
Nathaniel S. Coolidge	Member
George E. Stoddard	Member
Dr. Karsten von Köller	Member
      Biographical information regarding Mr. Stoddard is presented above. The following is a biographical summary of the remaining investment committee members:
      Ralph F. Verni, age 62, is currently serving on several boards of directors, including our advisor, Commonwealth Capital, a venture capital firm, First Pioneer Credit, a lending institution that finances the agriculture industry, and The MacGregor Group, the leading provider of order management systems and FIX network services to institutional investors. He also serves on the Advisory Boards of several start-up companies, including Broad Reach Communications and Execs Only. Starting in 2000, he served as President, CEO and Director of Redwood Investment Systems, Inc. Redwood, a start-up software firm, developed web-based and wireless solutions to help investment professionals tame information overload. In 2001, Redwood merged into Verilytics, Inc. Prior to Redwood, Mr. Verni was President and CEO of State Street Research & Management, MetLife’s investment management subsidiary located in Boston. He was also President and CEO of SSRM Holdings, Inc., an asset management company, and Chairman of its subsidiary, SSR Realty. Mr. Verni joined State Street Research in 1992 after serving 10 years as Executive Vice President, Board Member and Chief Investment Officer of The New England Mutual Life Insurance Company. While at New England, he founded and served as President and Chief Executive Officer of New England Investment Companies, a holding company of over ten money management firms. Prior to joining New England, he spent sixteen years in a variety of investment management firms. Mr. Verni received a BA from Colgate University and an M.B.A. from Columbia University and is a Chartered Financial Analyst. Mr. Verni also serves on the Advisory Committee of the MIT Center For Real Estate, the Board of Trustees of Colgate University, where he also is the Vice-Chairperson of the Endowment Committee, the Boston Economic Club, and the Commercial Club of Boston. Mr. Verni has also served as a director of CIP®, CPA®:12 and CPA®:15 from 2001 to 2003, and as a director of W. P. Carey & Co. LLC since December 2003.
      Frank J. Hoenemeyer, age 85, elected Vice Chairman of the Investment Committee and Director in May 1992, was Vice Chairman, Director and Chief Investment Officer of The Prudential Insurance Company of America until his retirement in November 1984. As Chief Investment Officer he was responsible for all of Prudential’s investment in stocks, bonds, private placements, leveraged buyouts, venture capital, real estate ownership and mortgages. Mr. Hoenemeyer graduated with a B.S. in Economics from Xavier University, Cincinnati, Ohio and an MBA from the Wharton School of the

University of Pennsylvania, and joined Prudential in 1947. Under his direction as Chief Investment Officer, Prudential built the world’s largest real estate and securities investment portfolio and became a leader in investments including the purchase and development of real estate, leveraged buyouts and venture capital. Mr. Hoenemeyer serves on the board of Mitsui Trust Bank (U.S.A.) and is formerly a director of Corporate Property Investors, a private real estate investment trust. He has also been active in community affairs and at present is Chairman of the Turrell Fund and a Trustee and Chairman of the Finance Committee of the Robert Wood Johnson Foundation.
      Dr. Lawrence R. Klein, age 84, is the Benjamin Franklin Professor Emeritus of Economics and Finance at the University of Pennsylvania and its Wharton School, having joined the faculty of the University in 1958. He is a holder of earned degrees from the University of California at Berkeley, the Massachusetts Institute of Technology and Oxford and has been awarded the Alfred Nobel Memorial Prize in Economic Sciences as well as a number of honorary degrees. Founder of Wharton Econometric Forecasting Associates, Inc. Dr. Klein has been counselor to various corporations, governments and government agencies, including the Federal Reserve Board and the President’s Council of Economic Advisers. Dr. Klein joined W. P. Carey & Co. in 1984, as Chairman of the Economic Policy Committee and as a director.
      Nathaniel S. Coolidge, age 66, former Senior Vice President of John Hancock Mutual Life Insurance retired in 1995 after 20 years of service. From 1986 to 1995, Mr. Coolidge headed the Bond and Corporate Finance Department, which was responsible for managing its entire fixed income investments portfolio. Prior to 1986, Mr. Coolidge served as Second Vice President and Senior Investment Officer. Mr. Coolidge is a graduate of Harvard University and served as a U.S. naval officer. Mr. Coolidge is a director and Chairman of the audit committee of the board of directors of W. P. Carey & Co. LLC.
      Dr. Karsten von Köller, age 65, became an independent director of W. P. Carey & Co. LLC in March 2004. Dr. von Köller was Chairman of Eurohypo AG, from 1984 through 2001, Dr. von Köller was a member of the Board of Managing Directors of RHEINHYP Rheinische Hypothekenbank AG (Commerzbank group) where he was responsible for the bank’s commercial real estate lending activities outside Germany. He was an Executive Vice President of BHF-BANK, Frankfurt, and was responsible for his bank’s corporate customer business in northern and western Germany and in western industrial countries from 1981 through 1984. Before holding this position, from 1977 through 1980, he served as Senior Vice President and co-manager of the New York branch of BHF-BANK, Frankfurt. From 1971 through 1976, he served in the syndicated loan and investment banking department of Berline Handels-und Frankfurter Bank (BHF-BANK), Frankfurt am Main. Dr. von Köller studied law at the Universities of Bonn and Munich and is a graduate of Harvard Business School.
Management of Carey Financial, LLC

Harald Paumgarten	Chairman and Manager
Gordon F. DuGan	Manager
Stephen H. Hamrick	President
Richard J. Paley	General Counsel and Chief Compliance Officer
Debra E. Bigler	Executive Director
David S. Eberle	Executive Director
Ted G. Lagreid	Executive Director
      Biographical information regarding Mr. DuGan is presented above. The following is a biographical summary of the remaining directors and additional management of Carey Financial, LLC:
      Harald Paumgarten, age 66, has been Chairman of Carey Financial since 2002. He is also Executive Vice President and a board member of RateFinancials Inc., an independent research boutique rating the financial reporting, qualities of earnings and governance of American companies, which he co-founded in 2002. From 1991 to 2002 Mr. Paumgarten was president of Paumgarten and Company, a consulting and proprietary investment company focusing on small to mid-size companies. From 1999 to 2002 he was Managing Director of investment banking firms Adirondack Capital Corporation and Heritage Capital, and from 1995 to 2002 was Chairman of the Board of Trustees of HSBC Funds Trust. Mr. Paumgarten received a B.A. from the University of Pennsylvania in 1961 and an M.B.A. from the University of California — Berkeley in 1965. Mr. Paumgarten is also an Adjunct Professor at the Columbia University Business School, teaching investment banking as part of Columbia’s M.B.A. program.
      Stephen H. Hamrick, age 53. Mr. Hamrick has been with W. P. Carey & Co. LLC since 2001. Mr. Hamrick served as Chairman of the Board of Carey Financial from 1994 through June 2004. He was then elected President of Carey Financial in July 2004. Mr. Hamrick was appointed National Marketing Director and Managing Director of W. P. Carey & Co. in 2001. Prior to joining W. P. Carey & Co. LLC, he served as CEO of a bank-based investment brokerage business at Wall Street Investor Services. From 1988 until 1994, Mr. Hamrick headed Private Investments for PaineWebber Incorporated (now UBS Financial Services, Inc.), where he was a Senior Vice President and a member of the firm’s Management Council. Mr. Hamrick was with E.F. Hutton from 1975 through 1988 where he was an account executive and later became National Director — Private Placements. Mr. Hamrick has served as Chairman of the Securities Industry Association’s Direct Investment Committee, as Chairman of the Investment Program Association and as a voting member of the American Stock Exchange’s Committee on Securities, which approves companies to be listed or de-listed on the exchange, as well as the comparable panel at NASDAQ. A Certified Financial Planner, Mr. Hamrick received degrees in English and Economics from Duke University.
      Richard J. Paley, age 52, is General Counsel and Chief Compliance Officer, joining Carey Financial in June 2005. At the same time, Mr. Paley joined W.P. Carey & Co. LLC as Associate General Counsel and Senior Vice President. Mr. Paley previously served as Director of Compliance and Associate General Counsel at Daiwa Securities America Inc. and Senior Vice President U.S. Compliance of Fox-Pitt, Kelton Inc., a Swiss Re global investment bank. He also served as Chief Legal and Regulatory Compliance Officer and Associate Counsel of The Depository Trust & Clearing Corporation. Mr. Paley is a former U.S. Securities and Exchange Commission Special Counsel and Kings County New York Assistant District Attorney. He was elected to and was Chairman of the NASD District 10 Committee, and is a member of the NASD Membership Committee. Mr. Paley has also served as a member of the Securities Industry Association’s Self Regulation and Supervisory Practices, Institutional Brokerage and Federal Regulation Committees, as well as the New York State Bar Association’s Securities Regulation Committee. Mr. Paley received his B.A. from St. Lawrence University, his M.A. from Michigan State University and his J.D. from Brooklyn Law School.
      Debra E. Bigler, age 52, is the senior marketing representative for the south and central United States. Ms. Bigler joined Carey Financial in March 1989 as an Assistant Marketing Director, became Vice President in May 1993, and Senior Vice President in 1998.
      David S. Eberle, age 39, is the senior marketing representative for the midwest region. He rejoined Carey Financial in May 2002 as a First Vice President in charge of Sales and Marketing in the Midwest Region. Prior to rejoining Carey Financial, Mr. Eberle was Regional Sales Director for SEI Investments located in Oaks, PA. Prior to this, Mr. Eberle was with Carey Financial for four years as a Vice President for Sales and Marketing in the Midwest Region. Mr. Eberle has been in the Financial Services Industry for nearly 15 years. He has held various positions in the industry, but has been primarily involved in the real estate fund raising business. Mr. Eberle graduated from St. John’s University in Collegeville, MN.
      Ted G. Lagreid, age 53, is the senior marketing representative for the western United States. He joined Carey Financial in 1994 and became a Senior Vice President in April 1998. Prior to joining the firm, he was employed by the Shurgard Capital Group then by SunAmerica where he was an executive in its mutual funds group. He earned an B.A. from the University of Washington and an M.B.A. from the University of Puget Sound. He spent eight years in the City of Seattle’s Department of Community

Development. Mr. Lagreid was a commissioner of the City of Oakland, California, having served on its Community and Economic Development Advisory Commission.
Shareholdings
      As of June 30, 2005, Carey Asset Management owned 200,921.69 of our shares and its subsidiary, W. P. Carey International, owns 38,933.38 of our shares. Of these shares, 20,000 shares were received by Carey Asset Management in exchange for its initial contribution to us of $200,000. Carey Asset Management and W. P. Carey International received the balance of the shares in lieu of taking cash for some of their fees pursuant to the terms of the advisory agreement. Neither Carey Asset Management nor any of its affiliates is prohibited from acquiring additional shares. Our advisor may not sell the 20,000 shares it received in return for its initial contribution during the period it serves as an advisor. In addition shares acquired in lieu of cash fees under the advisory agreement are subject to ratable vesting over five years after their issuance and cannot be sold prior to vesting. Any resale of any shares currently owned by our advisor or W. P. Carey International are also subject to the provisions of Rule 144, promulgated under the Securities Act, which rule limits the number of shares that may be sold at any one time and the manner of such resale. Our advisor has agreed to abstain from voting any shares it now owns or hereafter acquires in any vote for the election of our directors or any vote regarding the approval or termination of any contract with itself or any of its affiliates. Wm. Polk Carey owns approximately 36% of the outstanding shares of W. P. Carey & Co. LLC. See “Security Ownership of Certain Beneficial Owners and Management” for a discussion of the share ownership of our officers and directors.
Executive Compensation
      We have no employees to whom we pay salaries. We have not paid, and do not intend to pay, any annual compensation to our officers for their services as officers; however, we reimburse the advisor for the services of its personnel, including those who serve as officers of CPA®:16 - Global, pursuant to the advisory agreement.
Investment Decisions
      Each potential investment will be submitted for review to the investment committee of the board of directors of Carey Asset Management. The board of directors of W. P. Carey & Co. LLC has empowered the investment committee to authorize and approve our investments. However, our board retains ultimate authority to authorize and approve our investments and may make these investments on our behalf without the approval of, and irrespective of any adverse recommendation by, the investment committee or any other person.
Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents
      We maintain a directors and officers liability insurance policy. Our organizational documents limit the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law and except as may be qualified by the requirements of our articles of incorporation with respect to the indemnification of directors, provide that a director or officer may be indemnified to the fullest extent required or permitted by Maryland law. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
      Any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the shareholders. Indemnification could reduce the legal remedies available to us and the shareholders against the indemnified individuals.
      This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the shareholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our shareholders, although the equitable remedies may not be an effective remedy in some circumstances.
      Notwithstanding the foregoing, our directors, officers, W. P. Carey and their affiliates will be indemnified by us for losses arising from our operation only if all of the following conditions are met:

•	the directors, W. P. Carey or their affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

•	the directors, W. P. Carey or their affiliates were acting on our behalf or performing services for us;

•	the liability or loss was not the result of negligence or misconduct by the directors (excluding independent directors), W. P. Carey or their affiliates;

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our shareholders; and

•	the independent directors will be indemnified by us if the liability or loss was not the result of gross negligence or willful misconduct by the independent directors.
      In addition to any indemnification to which directors and officers shall be entitled pursuant to the General Corporation Law of Maryland, our organizational documents provide that we shall indemnify other employees and agents to the extent authorized by the directors, whether they are serving us or, at our request, any other entity. Provided the above conditions are met, we have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from any loss liability arising out of the performance of its/their obligations under the advisory agreement.
      We will not indemnify our directors, officers, the advisor and its affiliates and any persons acting as a broker-dealer for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of CPA®:16 Global were offered or sold as to indemnification for violation of securities laws.
      As a result, we and our shareholders may be entitled to a more limited right of action than we and you would otherwise have if these indemnification rights were not included in the advisory agreement.
      The general effect to investors of any arrangement under which any controlling person, director or officer of CPA®:16 - Global is insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to us and our shareholders against the officers and directors.
      We have been informed that the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors, officers, W. P. Carey & Co. LLC or their affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

•	approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•	there has been a dismissal with prejudice or a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee.
Advisory Agreement
      Many of the services performed by the advisor and its affiliates in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions which the advisor and its affiliates perform for us and it is not intended to include all of the services which may be provided to us by third parties.
      Under the terms of our Second Amended and Restated Advisory Agreement, the advisor undertakes to use its best efforts to present to us investment opportunities consistent with our investment policies and objectives. Subject to the authority of our board, the advisor:

•	sources, analyzes and makes investments on our behalf, consistent with our investment policies and objectives;

•	provides advice to us, and acts on our behalf with respect to the acquisition, financing, refinancing, holding, leasing and disposition of real estate investments;

•	takes the action and obtains the services necessary to effectuate the acquisition, financing, refinancing, holding, leasing and disposition of real estate investments; and

•	provides day-to-day management of our business activities and the other administrative services for us as requested by the board.
      The board has authorized the advisor to make investments in any property on our behalf without the approval of the board if the advisor obtains an appraisal for the property indicating that the contractual purchase price of the property plus acquisition fees but excluding any acquisition expense payable to the advisor does not exceed the appraised value of the property, and also represents to us that the property, in conjunction with our other investments and proposed investments, is reasonably expected to fulfill our investment objectives and policies as established by the board and then in effect. The appraisal may take into consideration, among other things, the terms and conditions of a particular lease, the quality of the lessee’s credit and the conditions of the credit markets at the time the lease transaction is negotiated.
      The term of the advisory agreement with respect to this offering of shares ends on September 30, 2006, and thereafter will be automatically renewed for successive one-year periods, unless either party shall give the other party notice of non-renewal not less than 60 days before the end of any one-year period. For our last fiscal year, we incurred asset management fees payable to Carey Asset Management of $1,638,400. The payment of half of the fee is subordinated to the preferred return of six percent. During that period, we also incurred current and deferred acquisition fees of $9,718,429 and $7,534,743, respectively. For the six months ended June 30, 2005, we incurred asset management fees due to Carey Asset Management of $3,011,086. The payment of half of the fee is subordinated to the preferred return of six percent. We have also incurred current and deferred acquisition fees of $8,394,728 and $6,716,015, respectively, for the six months ended June 30, 2005.
      Additionally, the advisory agreement may be terminated:

•	immediately by us, at the sole option of a majority of our independent directors, upon the bankruptcy of Carey Asset Management or for “cause”;

•	without cause by action of our directors, a majority of our independent directors or our shareholders upon 60 days’ notice; or

•	immediately with good reason by Carey Asset Management.
      “Good reason” is defined in the advisory agreement to mean either:

•	any failure to obtain a satisfactory agreement from any successor to us to assume and agree to perform our obligations under the advisory agreement, or

•	any material breach of the advisory agreement of any nature whatsoever by us provided that the breach is of a material term or condition of the agreement and we have not cured it within 30 days after written notice or, if the breach cannot be cured within 30 days by reasonable effort, we have not taken all necessary action with a reasonable time period to cure the breach.
“Cause” is defined in the advisory agreement to mean fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by Carey Asset Management that, in each case, is determined by a majority of independent directors to be materially adverse to us, or a breach of a material term of the advisory agreement by Carey Asset Management which breach has not been cured within 30 days after written notice or, if the breach cannot be cured within 30 days by reasonable effort, Carey Asset Management has not taken all necessary action within a reasonable time period to cure the breach.
      Carey Asset Management and its affiliates engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. See “Conflicts of Interest.” However, pursuant to the advisory agreement, Carey Asset Management must devote sufficient resources to the administration of CPA® :16 — Global to discharge its obligations. The advisory agreement is not assignable or transferable by either party without the consent of the other party, except that we may assign or transfer the advisory agreement to a successor entity and Carey Asset Management may assign the advisory agreement to an entity that is directly or indirectly controlled by W. P. Carey & Co. LLC and that has a net worth of at least $5,000,000. The directors shall determine that any successor advisor possesses sufficient qualifications to justify the compensation provided for in its contract with us.
      The actual terms and conditions of transactions involving investments in properties shall be determined in the sole discretion of Carey Asset Management, subject at all times to compliance with the foregoing requirements.
      Some types of transactions require the prior approval of the board, including a majority of the independent directors and a majority of directors not interested in the transaction, including the following:

•	investments in properties in respect of which the requirements specified above have not been satisfied;

•	investments made through joint venture arrangements with W.P. Carey & Co. LLC, Carey Asset Management or their affiliates;

•	investments which are not contemplated by the terms of a prospectus;

•	transactions that present issues which involve conflicts of interest for Carey Asset Management or its affiliate (other than conflicts involving the payment of fees or the reimbursement of expenses);

•	the lease of assets to W. P. Carey & Co. LLC, Carey Asset Management or its affiliates, or to any director of CPA® :16 — Global;

•	any purchase or sale of an investment asset from or to Carey Asset Management or any of its affiliates; and

•	the retention of any affiliate of Carey Asset Management to provide services to CPA® :16 — Global not expressly contemplated by the advisory agreement and the terms of such services by such affiliate.
      We will pay fees to Carey Asset Management as compensation for services it provides to us. See “Management Compensation.”

      We will reimburse Carey Asset Management for all of the costs it incurs in connection with the services provided to us, including, but not limited to:

•	organization and offering expenses, which include expenses attributable to preparation, printing, filing and delivery of any registration statement or prospectus (including any amendments thereof or supplements thereto), qualification of the shares for sale under state securities laws, escrow arrangements, filing fees and expenses attributable to selling the shares, including, but not limited to, advertising expenses, expense reimbursement, counsel and accounting fees, up to a maximum amount of four percent of the gross proceeds of this offering (excluding selling commissions paid);

•	expenses incurred in connection with the investment of our funds;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on income, to the extent advanced or paid by the advisor, or on properties and taxes as an expense of doing business, in each case, of CPA® :16 — Global;

•	certain insurance costs in connection with our business;

•	expenses of managing and operating properties owned by us, whether payable to an affiliate of the advisor or a non-affiliated person;

•	fees and expenses of legal counsel, auditors and accountants;

•	payments to directors for expenses in connection with director and shareholder meetings;

•	expenses relating to the listing of the shares on a securities exchange;

•	expenses in connection with dividend payments;

•	expenses of revising or amending our articles of incorporation;

•	expenses of maintaining communication with our shareholders, including the cost of mailing annual reports;

•	expenses related to the properties and loans and other fees relating to making investments, including personnel and other costs incurred in property or loan transactions, where a fee is not payable to Carey Asset Management; and

•	all other expenses Carey Asset Management incurs in connection with providing services to us including reimbursement to Carey Asset Management or its affiliates for the costs of rent, goods, material and personnel incurred by them based upon the compensation of the persons involved and an appropriate share of the overhead allocable to those persons.
      Carey Asset Management must absorb, or reimburse us at least annually for, the amount in any twelve month period immediately preceding the end of any fiscal quarter by which our operating expenses, including asset management fees, exceed the 2%/25% Guideline. To the extent that operating expenses payable or reimbursable by us exceed this limit and the independent directors determine that the excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, Carey Asset Management may be reimbursed in future quarters for the full amount of the excess, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the limitation in the twelve month period ending on such quarter. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the 12 months then ended exceed the limitation, there shall be sent to the shareholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. This information shall also be reflected in the minutes of the meeting of our board of directors.
      If the advisory agreement is not renewed by us or is terminated by us without cause or with good reason by Carey Asset Management, we will pay all accrued and unpaid fees and expense reimbursements, any earned but unpaid subordinated acquisition fees, and in some circumstances, we will also pay a termination fee. See “Management Compensation.”

INVESTMENT OBJECTIVES, PROCEDURES AND POLICIES
      Our purpose is to provide investors with an opportunity to diversify their investment holdings by providing an exposure to both domestic and international income-producing real estate. We seek to invest in commercial and industrial real estate properties which are under development or construction, are newly constructed or have been constructed and have operating histories. Our investment objectives are:

•	To own a diversified portfolio of net-leased real estate and other real estate related interests.

•	To make income-producing investments that enable us to maximize cash flow available for distribution to our shareholders.

•	To increase the value of the equity in our real estate by making regular mortgage principal payments.
      There can be no assurance that all or any of these objectives will be achieved.
Investment Procedures
      We invest primarily in single-tenant commercial and industrial real property, either existing or under construction. Generally, the properties are net-leased to tenants that the investment committee deems creditworthy based on leases which will be full recourse obligations of our tenants or their affiliates. In most cases, leases will require the initial tenant to pay all the costs of maintenance, insurance and real estate taxes. We may also invest in other types of income-producing property.
      In analyzing potential acquisitions, the advisor will review all aspects of a transaction, including tenant and real estate fundamentals to determine whether a potential acquisition and lease can be structured to satisfy our acquisition criteria. The advisor may consider the following aspects of each transaction:

Tenant Evaluation. The advisor evaluates each potential tenant for its creditworthiness, typically considering factors such as: management experience; industry position and fundamentals; operating history; and capital structure. In evaluating a possible investment, the creditworthiness of a tenant generally will be a more significant factor than the value of the property absent the lease with such tenant. The advisor seeks tenants it believes will have stable or improving credit profiles and credit potential that has not been recognized by the market. By leasing properties to these tenants, we can generally charge rent that is higher than the rent charged to tenants with recognized credit and thereby enhance current return from these properties as compared with properties leased to companies whose credit potential has already been recognized by the market. Furthermore, if a tenant’s credit does improve, the value of our lease or investment will likely increase (if all other factors affecting value remain unchanged). Whether a prospective tenant is creditworthy will be determined by the advisor or the investment committee of Carey Asset Management. Creditworthy does not mean “investment grade.”

Leases with Increasing Rent. Carey Asset Management seeks to include a clause in each lease that provides for increases in rent over the term of the lease. These increases are fixed or tied generally to increases in indices such as the CPI. In the case of retail stores, the lease may provide for participation in gross sales above a stated level. Alternatively, a lease may provide for mandated rental increases on specific dates or other methods that may not have been in existence or contemplated by us as of the date of this prospectus. Carey Asset Management will seek to avoid entering into leases that provide for contractual reductions in rents.

Diversification. Carey Asset Management attempts to diversify our portfolio to avoid dependence on any one particular tenant, facility type, geographic location or tenant industry. By diversifying our portfolio, Carey Asset Management reduces the adverse effect of a single under-performing investment or a downturn in any particular industry or geographic region.

Property Evaluation. The prospects for the seller/lessee’s enterprise and the financial strength of the seller/ lessee will generally be important aspects of the sale and leaseback of a property,

particularly a property specifically suited to the needs of the lessee. Operating results of properties may be examined to determine whether or not projected rental levels are likely to be met. Each property purchased by us will be appraised by a third party appraiser prior to acquisition. The advisor selects an appraiser that is independent from the advisor, and is one of many appraisers preapproved by our board of directors. The contractual purchase price plus acquisition fees, but excluding acquisition expenses, payable to our advisor for a property we acquire will not exceed its appraised value. The appraisals may take into consideration, among other things, the terms and conditions of the particular lease transaction, the quality of the lessee’s credit and the conditions of the credit markets at the time the lease transaction is negotiated. The appraised value may be greater than the construction cost or the replacement cost of a property, and the actual sale price of a property if sold by us may be greater or less than the appraised value.

Environmental Evaluation. W. P. Carey’s practices generally include conducting, or requiring the seller to conduct, evaluations of the physical condition of properties and Phase I or similar environmental site assessments (including a visual inspection for the potential presence of asbestos) in an attempt to identify potential environmental liabilities associated with a property prior to its acquisition. Sampling or testing generally are conducted only if, and to the extent that, potential environmental liabilities are identified in the environmental site assessment. If potential environmental liabilities are identified, we generally require that identified environmental issues be resolved by the seller prior to property acquisition or, where such issues cannot be resolved prior to acquisition, require tenants contractually to assume responsibility for resolving identified environmental issues post-closing and indemnify us against any potential claims, losses, or expenses arising from such matters. Where such contractual protections are used, circumstances may arise in which a tenant fails, or is unable, to fulfill its contractual obligations. In addition, material environmental conditions, liabilities or compliance concerns may arise after the environmental review has been completed, and future laws, ordinances or regulations may impose material new or additional environmental liabilities.

Properties Important to Tenant Operations. Our advisor generally seeks to acquire properties that it believes are essential or important to the ongoing operations of the tenant. Carey Asset Management believes that these properties provide better protection in the event a tenant files for bankruptcy, since leases on properties essential or important to the operations of a bankrupt tenant are less likely to be terminated by a bankrupt tenant.

Profitable Locations. Our advisor seeks properties that it believes could be sold or re-leased in the event that it becomes necessary to do so.

Lease Provisions that Enhance and Protect Value. Our advisor attempts to include provisions in its leases that require its consent to specified tenant activity, require the tenant to provide indemnification protections, or require the tenant to satisfy specific operating tests. These provisions may include, for example, operational or financial covenants of the tenant, and indemnification from the tenant against environmental and other contingent liabilities. These provisions protect our investment from changes in the operating and financial characteristics of a tenant that may affect its ability to satisfy its obligations to us or could reduce the value of our properties. Where such contractual protections are used, however, circumstances may nonetheless arise in which a tenant fails, or is unable, to fulfill its contractual obligations.

Letter of Credit or Guaranty. Our advisor may also seek to enhance the likelihood of a tenant’s lease obligations being satisfied through a guaranty of lease obligations from the tenant’s corporate parent or a letter of credit. This credit enhancement, if obtained, provides us with additional financial security. While our advisor will select tenants it believes are creditworthy, tenants will not be required to meet any minimum rating established by an independent credit rating agency. Our advisor and the investment committee’s standards for determining whether a particular tenant is creditworthy will vary in accordance with a variety of factors relating to specific prospective tenants. The creditworthiness of a tenant will be determined on a tenant by tenant, case by case basis. Therefore, general standards for credit worthiness cannot be applied.

      Our advisor uses a variety of other strategies in connection with its acquisitions. These strategies include attempting to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time, to purchase stock of the tenant to which the property is leased or the stock of the parent of the tenant. If warrants are obtained, and become exercisable, and if the value of the stock subsequently exceeds the exercise price of the warrant, equity enhancements help us to achieve our goal of increasing funds available for the payment of distributions.
      As a transaction is structured, it is evaluated by the chairman of Carey Asset Management’s investment committee, Ralph F. Verni and the Chief Investment Officer, John D. Miller. Before a property is acquired, the transaction is reviewed by the investment committee. The investment committee is not directly involved in originating or negotiating potential acquisitions, but instead functions as a separate and final step in the acquisition process. Our advisor places special emphasis on having experienced individuals serve on its investment committee and does not invest in a transaction on our behalf unless it is approved by the members of the investment committee.
      We believe that the investment committee review process gives us a unique competitive advantage over other net lease companies because of the substantial experience and perspective that the investment committee has in evaluating the blend of corporate credit, real estate and lease terms that combine to make an acceptable risk.
      The following people serve on the investment committee:

•	Ralph F. Verni, Chairman – Former Chief Investment Officer of New England Mutual and Former President and CEO of State Street Research Management.

•	Frank J. Hoenemeyer, Vice Chairman – Former Vice-Chairman, Director and Chief Investment Officer of the Prudential Insurance Company of America where he had responsibility for Prudential’s investment portfolio.

•	Lawrence R. Klein Recipient of the 1980 Nobel Prize in Economic Sciences and consultant to both Federal Reserve Board and the President’s Council of Economic Advisors.

•	Nathaniel S. Coolidge – Former Senior Vice President — Head of Bond & Corporate Finance Department of the John Hancock Mutual Life Insurance Company. His responsibilities included overseeing its portfolio of fixed income investments.

•	George E. Stoddard – Former Chairman of the Investment Committee and former head of The Equitable Life Assurance Society of the United States.

•	Dr. Karsten von Köller – Former Chairman and member of the Board of Managing Directors of Eurohypo AG.
      For additional biographical information on these individuals, see “Management — Investment Committee.”
      Each property purchased by us will be appraised by a third party appraiser prior to acquisition. The advisor selects an appraiser that is independent from the advisor, and is one of many appraisers approved by our board of directors. We will not purchase any property where the contractual purchase price of the property plus all acquisition fees, but excluding acquisition expenses, payable to our advisor is in excess of its appraised value. The appraisals may take into consideration, among other things, the terms and conditions of the particular lease transaction, the quality of the lessee’s credit and the conditions of the credit markets at the time the lease transaction is negotiated. The appraised value may be greater than the construction cost or the replacement cost of a property, and the actual sale price of a property if sold by us may be greater or less than the appraised value.
      Subject to the limitations set forth in our bylaws and articles of incorporation, our bylaws currently provide that we will not engage in transactions with our directors, W.P. Carey, or any affiliate thereof, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by a majority of our independent directors and a majority of our directors who are not interested in the transaction after a determination by them that: (1) the transaction is in all respects on such terms as at the time of the transaction and under the circumstances then prevailing, fair and reasonable to the shareholders; and (2) the terms of such transaction are at least as favorable as the terms then prevailing for comparable transactions made on an arm’s-length basis.
      Our bylaws currently provide that payments to any of our directors, officers, W.P. Carey or affiliates for services rendered in a capacity other than as advisor, director, or officer, may only be made upon the approval of a majority of the independent directors and a majority of the directors who are not interested in the transaction after a determination by them that: (1) the compensation is not in excess of the compensation paid for any comparable services; and (2) the compensation is not greater than the charges for comparable services available from other persons who are competent and not affiliated with any of the parties involved.
Types of Investments
      Our investments to date have been and will continue to be primarily income-producing properties which are, upon acquisition, improved or being developed or which are be developed within a reasonable period after its acquisition. Investments will not be restricted as to geographical areas, but we expect to make most of our investments within the United States and the remainder of our investments outside the United States. See “Risk Factors — International investment risks, including currency fluctuation, adverse political or economic developments, lack of uniform accounting standards (including availability of information in accordance with U.S. generally accepted accounting principles), the tax treatment of transaction structures, uncertainty of foreign laws and the difficulty of enforcing certain obligations in other countries may adversely affect our operations and our ability to make distributions.” Prospective investors will not be able to evaluate the merits of our investments or the terms of any dispositions. See “Risk Factors — Our success will be dependent on the performance of our advisor.”
      We expect that many of our property acquisitions will continue to be through sale-leaseback transactions, in which we acquire properties from companies that simultaneously lease the properties back from us. Many of our properties will be subject to long-term leases. These sale-leaseback transactions provide the lessee company with a source of capital that is an alternative to other financing sources such as corporate borrowing, mortgaging real property, or selling shares of common stock.
      We anticipate that some of our sale-leasebacks will be in conjunction with acquisitions, recapitalizations or other corporate transactions. We may act as one of several sources of financing for these transactions by purchasing real property from the seller and net leasing it to the company or its successor in interest (the lessee). See “Risk Factors — Our highly leveraged tenants may have a higher possibility of filing for bankruptcy or insolvency.”
      In some circumstances, we grant tenants a right to purchase the property leased by the tenant. The option purchase price is generally the greater of the contract purchase price and the fair market value of the property at the time the option is exercised.
      Our bylaws currently provide that we will not purchase an investment in property or a loan from our directors, W.P. Carey or affiliates, unless a majority of the independent directors and a majority of the directors who are not interested in the transaction approve such transaction as being fair and reasonable to us and (i) at a price to us no greater than the cost of the asset to the affiliate, or (ii) if the price to us is in excess of such costs, that a substantial justification for such excess exists and the total property cost for the property or the loan exceed the appraised value of such property or loan. In no event will the price of the asset to be transferred from the affiliate to us exceed its current appraised value.
     Investments in Loans
      Some of the loans made, purchased or otherwise acquired by us, in addition to providing for base interest at a fixed or variable rate, may allow us to participate in the economic benefits of any increase in the value of the property securing repayment of the loan as though we were an equity owner of a portion of the property. In addition, it is possible that the participations may take other forms where available or deemed appropriate. The forms and extent of the participations we receive will vary with each transaction depending on factors such as the equity investment, if any, of the borrower, credit support provided by the borrower, the interest rate on our loans and the anticipated and actual cash flow from the underlying real property. Our loans may include first mortgage loans, leasehold mortgage loans and conventional mortgage loans without equity enhancements. Loans are not currently expected to comprise a significant portion of our portfolio. We will not make or invest in loans that are subordinate to any mortgage or equity interest of W. P. Carey & Co. LLC, our advisor, our directors or our affiliates.
      The loans generally will be secured by property with a demonstrable income-producing potential. In determining whether to make loans, Carey Asset Management will analyze relevant property and financial factors which may include the condition and use of the subject property, its income-producing capacity and the quality, experience and creditworthiness of the borrower.
      We will generally require a security interest in the underlying properties or leases. We will obtain third party appraisals for underlying real property, which we will maintain in our records for at least five years and make available for inspection and duplication by any shareholder at our offices. However, the advisor generally will rely on its own analysis and not exclusively on appraisals in determining whether to make a particular loan. It should be noted that appraisals are estimates of value and may differ from realizable value. We will not make a loan when the amount we advance plus the amount of any existing loans that are equal or senior to our loan exceeds 100% of the appraised value of the underlying real property.
      We may also invest in secured corporate loans, which are loans collateralized by real property, personal property connected to real property (i.e., fixtures) and/or personal property, on which another lender may hold a first priority lien. The value of the collateral against which we lend may or may not be valued by an appraisal. In the event of a default, the value of the collateral may not be sufficient to repay all of the lenders that have an interest in the collateral.
      Our right in bankruptcy will be different for these loans than typical net lease transactions. To the extent that loans are collateralized by personal property only, or to the extent the value of the real estate collateral is less than the aggregate amount of our loans, or equal or higher-priority loans secured by the real estate collateral, that portion of the loan will not be considered a “real estate asset,” for purposes of the 75% REIT asset test. In addition, in general, under the REIT rules our investment in each loan, to the extent it is not secured by real estate, can not exceed 10% of the value of the issuer, and in the aggregate can not exceed 25% of our total assets. Also, income from that portion of such a loan will not qualify under the 75% REIT income test. Investments in corporate loans are not expected to represent a material portion of our portfolio.
     Joint Ventures
      We may enter into joint ventures or general partnerships and other participations with real estate developers, owners and others for the purpose of obtaining equity interests in a property or properties in accordance with our investment policies. These investments may permit us to own interests in large properties without unduly restricting the diversity of our portfolio. We will not enter into a joint venture to make an investment that we would not be permitted to make on our own. In connection with such a joint investment, both we and our affiliates would be required to approve any material decisions concerning the investment, including refinancing and capital improvements. See “Risk Factors — Our participation in joint ventures creates additional risk.”
      We may participate jointly with publicly registered investment programs or other entities sponsored or managed by the advisor in investments as tenants-in-common or in some type of joint venture arrangement. Joint ventures with affiliates of W.P. Carey will be permitted only if:

•	a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction approve the transaction among the affiliates as being fair and reasonable to us; and

•	the affiliate makes its investment on substantially the same terms and conditions as us.
We may not have money available to exercise this right of first refusal and we have made no determination as to whether we would borrow funds or liquidate assets in order to exercise any option.

We will not otherwise participate in joint investments with W. P. Carey or its affiliates. The cost of structuring joint investments will be shared ratably by us and participating investors.
     Other Investments
      We may invest up to 10% of our net equity in unimproved or non-income-producing real property and in “equity interests.” Investment in equity interests in the aggregate will not exceed five percent of our net equity. Such “equity interests” are defined generally to mean stock, warrants or other rights to purchase the stock of, or other interests in, a tenant of a property, an entity to which we lend money or a parent or controlling person of a borrower or tenant. We may invest in unimproved or non-income-producing property, which our advisor believes will appreciate in value, or which will increase the value of an adjoining or neighboring properties we own. There can be no assurance that these expectations will be realized. Often, equity interests will be “restricted securities” as defined in Rule 144, promulgated under the Securities Act. Under this rule, we may be prohibited from reselling the equity securities without limitation until we have fully paid for and held the securities for one year. The issuer of equity interests in which we invest may never register the interests under the Securities Act. Whether an issuer registers its securities under the Securities Act may depend on the success of its operations.
      We will exercise warrants or other rights to purchase stock generally if the value of the stock at the time the rights are exercised exceeds the exercise price. Payment of the exercise price shall not be deemed an investment subject to the above described limitations. We may borrow funds to pay the exercise price on warrants or other rights or may pay the exercise price from funds held for working capital and then repay the loan or replenish the working capital upon the sale of the securities or interests purchased. We will not consider paying distributions out of the proceeds of the sale of these interests until any funds borrowed to purchase the interest have been fully repaid.
      We will not invest in real estate contracts of sale unless the contracts of sale are in recordable form and are appropriately recorded in the applicable chain of title.
      There can be no assurance as to when our capital may be fully invested in properties. Pending investment, the balance of the proceeds of this offering will be invested in permitted temporary investments, which include short-term U.S. Government securities, bank certificates of deposit and other short-term liquid investments. We also may invest in securities that qualify as “real estate assets” and produce qualifying income under the REIT provisions of the Internal Revenue Code. Any investments in other REITs in which Carey Asset Management or any director is an affiliate must be approved as being fair and reasonable by a majority of the directors (including a majority of the independent directors) who are not otherwise interested in the transaction. If all the net proceeds derived from this offering (other than proceeds used for necessary operating capital), are not invested or committed to be invested by us prior to the expiration of the later of twenty-four months after the commencement of this offering or one year after the termination of this offering, then the proceeds not so invested or committed will, promptly after the expiration of such period, be distributed pro rata to the shareholders as a return of capital, without any deductions for organizational and offering expenses or acquisition expenses. For the purpose of this provision, funds will be deemed to have been committed to investment as required and will not be returned to shareholders if written agreements in principle have been executed at any time prior to the expiration of the period, regardless of whether the investments have been made, and also to the extent any funds have been reserved to make contingent payments in connection with any property, regardless of whether the payments have been made.
      If at any time the character of our investments would cause us to be deemed an “investment company” for purposes of the Investment Company Act of 1940, we will take the necessary action to ensure that we are not deemed to be an “investment company.” Our advisor will continually review our investment activity to attempt to ensure that we do not come within the application of the Investment Company Act of 1940. Among other things, they will attempt to monitor the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an investment company under the Act. We have been advised by counsel that if we operate in accordance with the description of our proposed business in this prospectus, we will not be deemed an “investment company” for purposes of the Investment Company Act of 1940.

      Our reserves, if any, will be invested in permitted temporary investments. Carey Asset Management will evaluate the relative risks and rate of return, our cash needs and other appropriate considerations when making short-term investments on our behalf. The rate of return on permitted temporary investments may be less than or greater than would be obtainable from real estate investments.
Our bylaws currently provide that we will receive all profits or losses from any property held on our behalf on an interim basis by W. P. Carey.
      Our bylaws currently provide that we will not sell properties to our directors, W. P. Carey or any affiliate except pursuant to the exercise of a right of first refusal by an affiliated joint venture partner, or upon a determination by a majority of our board of directors not otherwise interested in the transaction (including a majority of the independent directors) that the transaction is fair and reasonable and in the best interest of CPA® :16 - Global.
Use of Borrowing — Limited-Recourse Financing
      Our strategy is to borrow, generally on a limited recourse basis, in amounts that we believe will maximize the return to our shareholders. The use of limited recourse financing allows us to limit our exposure on any property to the amount of equity invested in the property. We will generally borrow in the same currency that is used to pay rent on the property. This will enable us to hedge a portion of our currency risk. Limited-recourse financing generally restricts the lender’s claim on the assets of the borrower. The lender generally may only take back the property securing the debt. This protects our other assets. We currently estimate that we will borrow, on average, 60% of the purchase price of our domestic properties and approximately 75% of the purchase price of foreign properties, however, there is no limitation on the amount we may borrow against any single property. Aggregate borrowings as of the time that the net proceeds of the offering have been fully invested and at the time of each subsequent borrowing may not exceed on average 75% of the purchase price of all properties, unless the excess is approved by a majority of the independent directors and disclosed to shareholders in our next quarterly report, along with the reason for the excess. For purposes of determining the maximum allowable amounts of indebtedness, “value” means the lesser of:

•	the total appraised value of the properties as reflected in the most recently obtained appraisal for each property, or

•	the total value of our assets as reflected in the most recently completed valuation.
      It is expected that, by operating on a leveraged basis, we will have more funds available and, therefore, will make more investments than would otherwise be possible without such leverage. This is expected to result in a more diversified portfolio. The advisor will use its best efforts to obtain financing on the most favorable terms available to us. Lenders may have recourse to our other assets in limited circumstances not related to the repayment of the indebtedness, such as under an environmental indemnity or in cases of fraud.
      Lenders may also seek to include in the terms of mortgage loans provisions making the termination or replacement of W. P. Carey as our advisor an event of default or an event requiring the immediate repayment of the full outstanding balance of the loan. While we will attempt to negotiate not to include such provisions, lenders may require them.
      We may refinance properties or defease loans during the term of a loan when a decline in interest rates makes it profitable to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, if any, and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate. The prepayment of loans may require us to pay a yield maintenance premium to the lender in order to pay off a loan prior to its maturity.

     Other Types of Borrowing Arrangements
      We may enter into borrowing arrangements such as secured or unsecured credit lines, warehouse facilities, repurchase agreements or other types of financing arrangements. We may also issue corporate debt securities. Some of these arrangements may be recourse to us or may be secured by our assets. Many of these arrangements would likely require us to meet financial and non-financial covenants. Some of these borrowings may be short term and may require that we meet margin requirements.
      Our bylaws currently provide that we will not borrow funds from our directors, W.P. Carey, or affiliates unless the transaction is approved by a majority of the independent directors and a majority of the directors who are not interested in the transaction as being fair, competitive and commercially reasonable and the interest and other financing charges or fees received do not exceed the amount which would be charged by non-affiliated lending institutions, and the terms are not less favorable than those prevailing for, comparable arm’s-length loans for the same purpose.
Other Investment Policies

General
      We may borrow funds or purchase properties from our advisor or its affiliates if doing so is consistent with the investment procedures, our objectives and policies and if other conditions are met. See “Investment Objectives, Procedures and Policies.” We may borrow funds from our advisor or its affiliates to provide the debt portion of a particular investment or to facilitate refinancings if we are unable to obtain a permanent loan at that time or, in the judgment of the board, it is not in our best interest to obtain a permanent loan at the interest rates then prevailing and the board has reason to believe that we will be able to obtain a permanent loan on or prior to the end of the loan term provided by our advisor or the affiliate. We may assign, as security for borrowings made from third parties, our right to receive up to 85% of the proceeds from our offerings (other than offerings through our distribution reinvestment plan, including this offering) being held in escrow, excluding interest and amounts held on behalf of retirement plans, IRAs and other plan investors (which funds will be segregated within the escrow arrangement from funds attributable to investors who are not benefit plan investors, or held under a separate escrow account).
      These short-term loans may be fully or partially amortized, may provide for the payment of interest only during the term of the loan or may provide for the payment of principal and interest only upon maturity. In addition, these loans may be secured by a first or junior mortgage on the property to be acquired or by a pledge of or security interest in the offering proceeds that are being held in escrow which are to be received from the sale of our shares. Any short-term loan from our advisor or its affiliates will bear interest at a rate equal to the lesser of one percent above the prime rate of interest published in the Wall Street Journal or the rate that would be charged to us by unrelated lending institutions on comparable loans for the same purpose in the locality of the property. See “Conflicts of Interest — We may make purchases or take loans from our advisor or affiliates.”
      Because most leases generally will be on a net basis, it is not anticipated that we will establish a permanent reserve for maintenance and repairs. However, to the extent that we have insufficient funds for such purposes, our advisor may, but is not required to, establish reserves from offering proceeds, operating funds or the available proceeds of any sales of our assets of up to one percent of the net offering proceeds.

Holding Period for Investments and Application of Proceeds of Sales or Refinancings
      We intend to hold each property we acquire for an extended period. However, circumstances might arise which could result in the early sale of some properties. A property may be sold before the end of the expected holding period if in our judgment or in the judgment of our advisor, the sale of the property is in the best interest of our shareholders.
      The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation. No assurance can be given that the foregoing objective will be realized. The selling price of a property which is net-leased will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale.
      The terms of payment will be affected by custom in the area in which the property being sold is located and the then prevailing economic conditions. To the extent that we receive purchase money mortgages rather than cash in connection with sales of properties, there may be a delay in making distributions to shareholders. A decision to provide financing to such purchasers would be made after an investigation into and consideration of the same factors regarding the purchaser, such as creditworthiness and likelihood of future financial stability, as are undertaken when we consider a net lease transaction.
      Our intention is to consider alternatives for providing liquidity for our shareholders beginning generally after eight years following the investment of substantially all of the net proceeds from our initial public offering, which terminated on March 8, 2005. We have not yet invested substantially all of the net proceeds from our initial public offering. A liquidity transaction could include sales of assets, either on a portfolio basis or individually, a listing of our shares on a stock exchange or inclusion in an automated quotation system, a merger or another transaction approved by our board of directors. While our intention is to seek to complete a liquidity transaction generally within eight to twelve years following the investment of substantially all of the proceeds from our initial public offering, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. While we are considering liquidity alternatives, we may choose to limit the making of new investments, unless our board of directors, including a majority of our independent directors, determines that, in light of our expected life at that time, it is in our shareholders’ best interests for us to make new investments. In making the decision to apply for listing of the shares or providing other forms of liquidity, the board will try to determine whether listing the shares or liquidating will result in greater value for the shareholders. It cannot be determined at this time the circumstances, if any, under which the directors will agree to list the shares. CPA®:12, CPA®:14 and CPA®:15 have listing provisions similar to provisions for the listing of the shares and as of the date of the prospectus, none of them have listed their shares. Interests in nine of the previous 14 CPA® programs have been listed through a consolidation into what ultimately became W. P. Carey & Co. LLC. CPA®:10 merged into CIP® and those shareholders desiring liquidity received promissory notes and subsequently cash for their shares. CIP® subsequently merged into CPA®:15 and CIP® shareholders had the option of receiving either cash or shares of CPA®: 15. Even if liquidity has not been facilitated, we are under no obligation to liquidate our portfolio within this period since the precise timing will depend on real estate and financial markets, economic conditions of the areas in which the properties are located and U.S. federal income tax effects on shareholders which may prevail in the future. Furthermore, there can be no assurance that we will be able to liquidate our portfolio and it should be noted that we will continue in existence until all properties are sold and our other assets are liquidated.
Investment Limitations
      Numerous limitations are placed on the manner in which we may invest our funds. These limitations cannot be changed unless the bylaws are amended, which requires the approval of the shareholders. Unless the bylaws are amended, we will not:

•	invest in commodities or commodity futures contracts, with this limitation not being applicable to futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	invest in or make mortgage loans unless an appraisal is obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency;

•	invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding in the property including our loans, would exceed an amount equal to 85% of the appraised value of the property;

•	invest in contracts for the sale of real estate unless the contract is in recordable form and is appropriately recorded in the chain of title;

•	engage in any short sale or borrow on an unsecured basis, if the borrowing will result in asset coverage of less than 300%. “Asset coverage,” for the purpose of this clause means the ratio which the value of our total assets, less all liabilities and indebtedness for unsecured borrowings, bears to the aggregate amount of all of our unsecured borrowings;

•	make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets. “Unimproved real property” means property which has the following three characteristics:

-	an equity interest in property which was not acquired for the purpose of producing rental or other operating income;

-	no development or construction is in process on the property; and

-	no development or construction on the property is planned in good faith to commence on the property within one year of acquisition;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities which are non-voting or assessable;

•	issue “redeemable securities” as defined in Section 2(a)(32) of the Investment Company Act of 1940;

•	grant warrants and/or options to purchase shares to W. P. Carey, our directors or affiliates thereof except on the same terms as the options or warrants are sold to the general public and the amount of the options or warrants does not exceed an amount equal to 10% of the outstanding shares on the date of grant of the warrants and options;

•	engage in trading, as compared with investment activities, or engage in the business of underwriting or the agency distribution of securities issued by other persons;

•	invest more than 5% of the value of our assets in the securities of any one issuer if the investment would cause us to fail to qualify as a REIT;

•	invest in securities representing more than 10% of the outstanding voting securities or value of any one issuer if the investment would cause us to fail to qualify as a REIT;

•	acquire securities in any company holding investments or engaging in activities prohibited in the foregoing clauses;

•	make or invest in mortgage loans that are subordinate to any mortgage or equity interest of W. P. Carey, our directors, or our affiliates; or

•	make loans where the amount advanced by us plus the amount of any existing loans that are equal or senior to our loan exceeds 100% of the appraised value of the property.
Change in Investment Objectives and Limitations
      Our bylaws require that the independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of the shareholders. Each determination and the basis therefor shall be set forth in our minutes. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment procedures, objectives and policies, except as otherwise provided in the bylaws or articles of incorporation, may be altered by a majority of the directors (including a majority of the independent directors) without the approval of the shareholders.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth as of September 30, 2005 certain information regarding the ownership of our shares of common stock beneficially owned, both immediately prior to and after this offering, by:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	all persons known to us that are expected to be the beneficial owner of more than 5% of our common stock.
      As of September 30, 2005, 56,773,984 shares of our common stock were issued and outstanding. In accordance with SEC rules, each listed person’s beneficially ownership includes:

•	All shares the investor actually owns beneficially or of record;

•	All shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	All shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).
      Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The business address of the stockholders listed below is the address of our principal executive office, 50 Rockefeller Plaza, New York, New York 10020.

	Number of Shares
	of Common Stock
Name	Beneficially Owned	Percentage

Wm. Polk Carey	239,915.07(1)	*
Elizabeth P. Munson	374.068	*
All directors and executive officers as a group (seven persons)	240,289.14	*

*	Less than 1%.

(1)	200,921.69 of these shares are owned by Carey Asset Management Corp. and 38,933.38 shares are owned by W.P. Carey International. Wm. Polk Carey disclaims beneficial ownership of these securities.
      In addition, as of September 30, 2005, the following executive officers and directors held units through the 2005 Partnership Equity Unit Plan of Carey Asset Management (the “PEP Plan”):

Name	Number of PEP Units

Wm. Polk Carey	22,050.00
Gordon F. DuGan	52,150.37
Claude Fernandez	3,115.39
Thomas E. Zacharias	14,694.24
      The PEP Plan is a long-term incentive plan that offers qualified officers of Carey Asset Management and its affiliates units (“PEP Units”) which mature either twelve years after the date such PEP Units are awarded, in the case of the 2005 PEP Plan, or upon certain liquidity events, in the case of the 2003 PEP Plan. Upon maturity, the value of a participant’s PEP Units is equal to the last appraised value for a share of CPA: 16 – Global common stock, in the case of the 2005 PEP Plan, or the value associated with the liquidity event, in the case of the 2003 PEP Plan, in either case multiplied by the total number of PEP Units held by the participant. While holders of PEP Units do not carry rights as shareholders of CPA: 16 – Global, they are entitled to distribution payments in the same amount and frequency as are paid by CPA 16 – Global to its shareholders. Each PEP Unit becomes payable by Carey Asset Management in the same form of payment as shareholders of CPA: 16 – Global would receive in liquidation, subject to the participant’s election and the approval of the board of directors of CPA: 16 – Global and the compensation committee of W.P. Carey & Co. LLC. Prior to maturity, holders of PEP units may elect to defer payment subject to certain limitations contained within the PEP Plan.

SELECTED FINANCIAL DATA
      We are providing this information to aid you in your analysis of the financial aspects of this offering. The following table sets forth selected operating and balance sheet information on a consolidated historical and pro forma basis for CPA®:16 - Global. This information is only a summary and should be read in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes to those financial statements included elsewhere in this prospectus and the unaudited pro forma consolidated financial statements included elsewhere herein.
      The historical operating and balance sheet information for CPA®:16 -Global as of December 31, 2004, have been derived from the audited consolidated financial statements included herein and, in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC. The historical operating and balance sheet information for CPA®:16 - Global as of June 30, 2005 have been derived from the unaudited consolidated financial statements included herein and, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the SEC.
      The unaudited pro forma consolidated financial statements have been prepared based on our historical consolidated financial statements. The pro forma consolidated balance sheet as of June 30, 2005 has been prepared as if acquisitions of real estate, including purchases of 50% or less interests, owned with affiliates had occurred on June 30, 2005. The pro forma consolidated statements of operations for the year ended December 31, 2004 and for the six months ended June 30, 2005 have been prepared as if investments had occurred on January 1, 2004. The unaudited pro forma consolidated balance sheet and statements of operations are not necessarily indicative of the financial condition or results of operations had the investments occurred on January 1, 2004, nor are they necessarily indicative of the financial position or results of operations of future periods.

	Year ended	Six months
	December 31, 2004	ended June 30, 2005

HISTORICAL:
OPERATING DATA:
Revenues	$5,776,000	$16,460,000
Net income	$5,124,000	$7,888,000
Basic earnings per share	$.21	$.14
Dividends declared per share	$.456879	$.27001
Weighted average shares outstanding — basic	24,564,256	55,824,822
BALANCE SHEET DATA:
Total assets	$585,512,000	$831,904,000
Long-term obligations(1)	$105,226,000	$304,552,000
PRO FORMA(2):
OPERATING DATA:
Revenues	$47,469,000	$24,113,000
Net income	$14,555,000	$6,205,000
Basic earnings per share	$.26	$.11
Weighted average shares outstanding — basic	56,167,577	56,167,577
BALANCE SHEET DATA:
Total assets	N/A	$862,674,000
Long-term obligations(1)	N/A	$335,049,000

(1)	Consists of deferred fees payable to affiliate and mortgage notes payable.

(2)	See pro forma consolidated financial statements included herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
(In thousands except share amounts)
      The following discussion and analysis of financial condition and results of operations of Corporate Property Associates 16 — Global Incorporated contain forward-looking statements and should be read in conjunction with the consolidated financial statements and notes thereto as of June 30, 2005 and the consolidated financial statements and notes thereto for the year ended December 31, 2004. Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “expect,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seeks,” “plans” or similar expressions. Do not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees, and speak only as of the date they are made. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievement to be materially different from the results of operations or plan expressed or implied by such forward-looking statements. While we cannot predict all of the risks and uncertainties, they include, but are not limited to, the risk factors described in this prospectus under the heading “Risk Factors.” Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved. Additionally, a description of our critical accounting estimates is included below for the year ended December 31, 2004. As of June 30, 2005, there has been no material change in such critical accounting estimates.
EXECUTIVE OVERVIEW
Business Overview
      We were formed in June 2003 and in December 2003, we commenced an initial “best efforts” public offering to raise up to $1,100,000. We terminated this initial public offering of common stock on March 8, 2005, after suspending sales activities on December 30, 2004. In December 2004, we ceased active fund raising from our initial public offering in order to bring into balance the rates of fund raising and investment as we believed that it was prudent to cease taking in additional funds until we were able to complete new real estate acquisitions in order to substantially reduce our uninvested cash balance. Through June 30, 2005, we sold 56,303,177 shares of common stock and raised $554,181 under our initial public offering and sold 831,677 additional shares and raised $8,313 through our distribution reinvestment plan. As of the date of this prospectus, proceeds from our initial public offering along with limited recourse mortgage financing were used to invest in properties, that had an aggregate purchase price of approximately $877,000.
      In the registration statement relating to the shares issuable pursuant to our initial public offering and distribution reinvestment plan, we undertook to provide information regarding properties we acquired during each fiscal quarter by filing prospectus supplements and quarterly amendments to the registration statement. Since the termination of our initial public offering in the first quarter of 2005, we have continued to file periodic reports under the Exchange Act which contain detailed information about our property acquisitions but we did not separately file information regarding property acquisitions by means of prospectus supplements and amendments to our registration statement. We have amended the registration statement to provide this information.
      We are using the proceeds from this offering of common stock, along with limited recourse mortgage financing to purchase additional properties and, in most cases, enter into long-term net leases with corporate tenants. We seek to structure our net leases to place certain economic burdens of ownership on corporate tenants by requiring them to pay the costs of maintenance and repair, insurance and real estate taxes. The lease obligations are unconditional. When possible, we also negotiate guarantees of the obligations from the parent company of the lessee. The leases are generally structured to include periodic rent increases that are stated or based on increases in the CPI or, for retail properties, may provide for additional rents based on sales in excess of a specified base amount. We may also acquire interests in real estate through joint ventures. These joint ventures are generally with affiliates.
      For our tax year ended December 31, 2003, we filed federal, state and local income tax returns as a C corporation. Beginning with our tax year ended December 31, 2004, we elected to be treated as a REIT under the Internal Revenue Code, and accordingly will not be subject to U.S. federal income taxes on amounts distributed to shareholders, provided we distribute at least 90% of our net taxable income to our shareholders and meet certain other conditions. We intend to continue to operate as a REIT.
How We Earn Revenue
      The primary source of our revenue is earned from leasing real estate. We invest in commercial and industrial properties that are then leased to companies domestically and internationally, primarily on a net lease basis. We also invest in mortgage loans that are collateralized by real estate. We may invest in other real estate related assets. Revenue is subject to fluctuation because of lease expirations, lease terminations, the timing of new lease transactions, tenant defaults, sales of property and payments of principal and interest.
How Management Evaluates Results of Operations
      Management evaluates our results with a primary focus on the ability to generate cash flow necessary to meet its objectives of funding dividends to our shareholders and overall property appreciation. As a result, management’s assessment of operating results gives less emphasis to the effect of unrealized gains and losses which may cause fluctuations in net income for comparable periods but have no impact on cash flow and to other noncash charges such as depreciation and impairment charges. In evaluating cash flow from operations, management includes equity distributions that are included in investing activities to the extent that the distributions in excess of equity income are the result of noncash charges such as depreciation and amortization. Management does not consider unrealized gains and losses from foreign currency or derivative instruments when evaluating our ability to fund dividends. Management’s evaluation of our potential for generating cash flow is based on long-term assessments.
     Current Developments and Trends
      Competition for investments continues to remain strong. Inflation and interest rates, at least for the short term, are expected to rise. Rising interest rates are expected to have the following impact on our business:

•	Rising interest rates may cause a decline in the values of properties in our investment portfolio;

•	Rising interest rates may cause an increase in inflation and a corresponding increase in the CPI, which over time will result in increased revenue and partially offset the impact of declining property values;

•	The impact of rising interest rates may be mitigated through our use of fixed interest rates on our current debt; however, fixed rate debt obtained in connection with subsequent investments would be affected;

•	Rising interest rates may enable us to achieve higher rates of return on new investments, which would be partially offset by increased debt costs associated with increased interest rates;

•	Rising interest rates could make other income generating products more attractive to investors on a relative basis and affect our ability to raise capital; and

•	Rising interest rates may have an impact on the credit quality of certain tenants.

      We will continue to pursue our objectives through long-term transactions and diversifying our portfolio. We expect to continue investing in the international commercial real estate market, as we believe the international market provides for favorable opportunities relative to risk/return as compared to opportunities in the United States. In addition, financing terms are generally more favorable for international transactions. Financing terms for international transactions generally provide for lower interest rates and greater flexibility to finance the underlying property. These benefits are partially offset by shorter lease and loan maturities. Investing in additional international properties increases our exposure to fluctuations in foreign currency exchange rates.
      Management believes that as the portfolio matures there is a potential for an increase in the value of the portfolio and that any increase may not be reflected in the financial statements; however, rising interest rates and other market conditions may have an adverse affect on the future value of the portfolio.
RESULTS OF OPERATIONS
      We had no substantive operations in 2003 when we were formed and commenced real estate operations in 2004. Through June 30, 2005, we have invested in 147 properties, both domestic and international, including in France, Finland, Canada, Sweden and Thailand, leased to companies on a net lease basis. We have also invested in mortgage loans that are collateralized by real estate. We anticipate that we will use the proceeds of this public offering along with borrowings to acquire additional interests on order to form a diversified portfolio of real estate net leased to corporate tenants. Accordingly, the results of operations presented below for the six-month period ended June 30, 2005 and for the year ended December 31, 2004 are not expected to be representative of our future results because we expect that our asset base will continue to increase. As our asset base increases, revenues and general and administrative, property and depreciation expenses will increase. Interest expense will increase as mortgage loans are obtained. The value of our foreign investments and related cash available to us from our foreign investments will be affected by fluctuations in foreign currency exchange rates.

Real Estate Investments
      Our real estate portfolio as of June 30, 2005 is expected to generate annual cash flow (annual contractual rent less annual property level debt service) of $19,424, from our direct ownership of real estate as follows:

	Annual		Estimated
	Contractual	Annual	Annual
Lease Obligor	Rent	Debt Service	Cash Flow

2005 Acquisitions
Telcordia Technologies, Inc.(1)(3)	$8,913	$4,436	$4,477
The Talaria Company (Hinckley)(3)(6)	5,162	3,072	2,090
MetoKote Corporation and MetoKote Canada Limited(2)(3)(5)	3,326	1,601	1,725
Finisar Corporation	2,951	1,457	1,494
Precise Technology Group, Inc.	1,448	—	1,448
LFD Manufacturing Limited and IDS Logistics (Thailand) Limited(2)	1,495	900	595
HMS Healthcare, Inc.(4)	1,228	643	585
PolyPipe, Inc.	787	447	340
Clean Earth Kentucky, LLC	711	393	318
MetalsAmerica, Inc.	651	339	312
Career Education Corp.(3)(7)	475	480	(5)
2004 Acquisitions
Ply Gem Industries, Inc.(2)	$3,510	$1,790	$1,720
Foss Manufacturing Company, Inc.	3,195	1,533	1,662
Plantagen Finland Oy and Plantagen Sverige AB(2)	2,162	1,385	777
Polestar Petty Ltd.(2)	2,116	1,363	753
Xpedite Systems, Inc.	1,395	820	575
Castle Rock Industries, Inc.	1,328	770	558

	$40,853	$21,429	$19,424

(1)	Annual debt service increases to $5,578 in year three.

(2)	Based on the applicable exchange rate on the date of acquisition. Amounts are subject to fluctuations in foreign currency exchange rates.

(3)	Represents investment completed during the quarter ended June 30, 2005.

(4)	Excludes two assumed leases that provide for annual rent of $318 and $63, respectively, and which expire in December 2005 and December 2010, respectively.

(5)	Annual debt service increases to $2,171 in year two.

(6)	Includes lease revenues applicable to minority interests. Minority interests included in the consolidated amounts above total $627 for the six months ended June 30, 2005.

(7)	Career Education Corp. is expected to increase its occupancy at the property in stages over an 18-month period. As a result of the increased occupancy as well as stated annual rent increases, rental income will be recognized on an annual straight-line basis of $868.
      We recognize income from equity investments of which lease revenues are a significant component. Our ownership interests range from 25% to 50%. Our pro rata share of equity investments as of June 30,

2005 is expected to generate annual cash flow (annual contractual rent less annual property level debt service) of $10,668 as follows:

	Annual		Estimated
	Contractual	Annual	Annual
Lease Obligor	Rent	Debt Service	Cash Flow

2005 Acquisitions
Pohjola Non-Life Insurance Company(1)	$3,251	$1,712	$1,539
Hellweg Die Profi-Baumarkte GmbH & Co. KG(1)(2)	3,138	1,727	1,411
2004 Acquisitions
U-Haul Moving Partners, Inc. and Mercury LP	8,782	4,541	4,241
Thales S.A.(1)	4,142	2,053	2,089
TietoEnator Plc.(1)	2,793	1,731	1,062
Actuant Corporation(1)	803	477	326

	$22,909	$12,241	$10,668

(1)	Based on the applicable exchange rate on the date of acquisition. Amounts are subject to fluctuations in foreign currency exchange rates.

(2)	Represents investment completed during the quarter ended June 30, 2005.
      A build-to-suit project for a building leased to Huntsman International LLC was substantially completed in September 2005 and is expected to provide for initial annual rent of $3,545.
      One of our tenants, Foss Manufacturing Company, Inc., filed for Chapter 11 bankruptcy on September 16, 2005. The initial aggregate annual rent under our lease with Foss is $3,195, with annual rent increases every thirty-six months based on the percentage increase in the CPI. Since filing for bankruptcy protection on September 16, Foss has paid us an aggregate of $392 in partial payment for rent due under the lease.

Mortgage Notes Receivable
      We currently have interests in two mortgage notes receivable. In January 2005, we purchased a $12,740 mortgage note receivable and related interest-only participation collateralized by the distribution and storage facilities of Reyes Holding L.L.C. Annual cash flow from this investment, including installments of principal, is expected to approximate $1,515. The note expires in February 2015.
      Our interest in a mortgage note receivable collateralized by the distribution facilities of BlueLinx Holdings, Inc. was purchased in December 2004 and is expected to provide annual cash flow of approximately $1,300, which is based on a floating rate of interest. The note is initially scheduled to mature in November 2007 and may be extended for two-1 year periods.
FINANCIAL CONDITION (SIX MONTHS ENDED JUNE 30, 2005)

Uses of Cash During the Period
      We used a combination of existing cash balances, limited recourse financing and other sources (see investing activities below) to fund acquisitions totaling $402,000 for the six months ended June 30, 2005. As a result, our cash and cash equivalents decreased $58,134 from the December 31, 2004 balance. Management believes we have sufficient cash balances to acquire a diversified real estate portfolio and meet our working capital needs including our distribution rate. Our use of cash during the period is described below.

Operating Activities
      For the six months ended June 30, 2005, cash flows from operating activities and equity investments of $19,353 were sufficient to pay distributions to shareholders of $12,281 and meet scheduled principal payment installments on mortgage debt of $1,056. Annual operating cash flow is expected to increase as a result of recent investment activity. Investments completed in the six month period ended June 30, 2005 are expected to generate annual cash flow of approximately $18,000 (subject to fluctuations in foreign currency exchange rates).

Investing Activities
      Our investing activities are generally comprised of real estate transactions (purchases of real estate and mortgage loans collateralized by real estate) and the purchase of and sale of short-term investments and marketable securities which we intend to convert to cash.
      We completed several investments during the six months ended June 30, 2005, including the purchase of a mortgage note receivable. These investments are described in Results of Operations above and in the accompanying financial statements. Our recent investment activity was funded through the use of existing cash balances, proceeds from mortgage financings, the release of funds of $12,371 held in escrow and a portion of the proceeds from the sale of marketable securities and the issuance of our stock. During the six months ended June 30, 2005, we had net sales (purchases less proceeds from sale) of marketable securities of $59,000 which was used to fund investment activity and for working capital needs. We also placed $4,253 in escrow in connection with a potential acquisition.

Financing Activities
      In addition to paying distributions to shareholders and making scheduled mortgage principal payments, we obtained $196,065 in mortgage financing to fund investment activity and received $41,340 from the issuance of stock, net of costs. The decrease in proceeds from the issuance of our stock as compared to the comparable prior year period is due to the termination of our initial public offering in March 2005.
      All of our mortgage obligations are limited recourse and bear interest at fixed rates and provide for monthly or quarterly installments which include scheduled payments of principal. Accordingly, our cash flow should not be adversely affected by increases in interest rates, which are near historical lows. However, financing on future acquisitions will likely bear higher rates of interest. A lender on limited recourse mortgage debt has recourse only to the property collateralizing such debt and not to any of our other assets, while unsecured financing would give a lender recourse to all of our assets. The use of limited recourse debt, therefore, will allow us to limit our exposure of all of our assets with respect to any one debt obligation. Management believes that the strategy of combining equity and limited recourse mortgage debt will allow us to meet our short-term and long-term liquidity needs and will help to diversify our portfolio and, therefore, reduce concentration of risk in any particular lessee.
      We currently anticipate that, on average, leverage on our properties will be approximately 60% for domestic properties and 75% for our foreign properties. We do not currently plan on seeking additional sources of financing such as an unsecured line of credit; however, our financing strategies could change in the future.

Cash Resources
      As of June 30, 2005, we had $159,176 in cash and cash equivalents as well as $13,400 in short-term instruments and $10,900 in marketable securities that we intend to convert to cash, which will primarily be used to fund future real estate investments, as well as maintain sufficient working capital balances and meet other commitments. In addition, debt may be incurred on unleveraged properties with a carrying value of $16,290 as of June 30, 2005 and any proceeds may be used to finance future real estate purchases.

Cash Requirements
      During the next twelve months, cash requirements will include scheduled mortgage principal payment installments (we have no mortgage balloon payments scheduled until 2011), paying distributions to shareholders, funding build-to-suit commitments on projects that we currently project to total $35,388 as well as other normal recurring operating expenses. We also intend to use our cash to purchase new properties to further diversify our portfolio and maintain cash balances sufficient to meet working capital needs. Based on the projected increase in operating cash flows from recent real estate related acquisitions, cash flow from operations and distributions from operations of equity investments in excess of equity income is expected to be sufficient to meet operating cash flow objectives during the next twelve months.

Other Matters
      We currently have foreign operations and may recognize foreign currency transaction gains and losses from our foreign operations. We are likely to conduct business in other currencies as we seek to invest funds from this public offering internationally. We are subject to foreign currency exchange rate risk from the effects of changes in exchange rates. To date, we have not entered into any foreign currency forward exchange contracts to hedge the effects of adverse fluctuations in foreign currency exchange rates. We have obtained limited recourse mortgage financing at fixed rates of interest in the local currency. To the extent that currency fluctuations increase or decrease rental revenues as translated to dollars, the change in debt service, as translated to dollars, will partially offset the effect of fluctuations in revenue, and, to some extent mitigate the risk from changes in foreign currency rates.
OFF-BALANCE SHEET AND AGGREGATE CONTRACTUAL AGREEMENTS
      The table below summarizes our contractual obligations as of June 30, 2005 and the effect that such obligations are expected to have on our liquidity and cash flow in future periods.

		Less Than
	Total	1 Year	1-3 Years	3-5 Years	More Than 5 Years

Limited recourse mortgage notes payable(1)	$477,179	$21,244	$45,148	$46,514	$364,273
Deferred acquisition fees due to affiliate(1)	15,567	3,093	10,073	2,401	—
Deposit held for future expansion(2)	72	72	—	—	—
Build-to-suit commitment(3)	35,388	35,388	—	—	—
Operating leases(4)	1,228	82	177	222	747

	$529,434	$59,879	$55,398	$49,137	$365,020

(1)	Amounts are inclusive of principal and interest.

(2)	In connection with the acquisition of the Polestar Petty property in 2004, we entered into an agreement to fund a future expansion at the property.

(3)	Represents remaining build-to-suit commitments for two projects. Commitments include a project in Woodlands, Texas where estimated total construction costs are currently projected to total $38,025, of which $7,842 was funded as of June 30, 2005 and a project in Thailand where estimated total construction costs are currently projected to total $5,205 (subject to fluctuations in foreign currency exchange rates).

(4)	Operating lease obligations consist primarily of our share of minimum rents payable under an office cost-sharing agreement with certain affiliates for the purpose of leasing office space used for the administration of real estate entities. Such amounts are allocated among the entities based on gross revenues and are therefore subject to fluctuation.
      Amounts related to our foreign operations are based on the exchange rate of the local currencies as of June 30, 2005.
FINANCIAL CONDITION (FOR THE YEAR ENDED DECEMBER 31, 2004)

Uses of Cash During the Year
      Prior to December 31, 2003, we had no substantive operating history and our cash balances consisted of funds received from our advisor to purchase the initial 20,000 shares. From December 31, 2003 through December 31, 2004, we raised funds from our initial public offering and commenced real estate operations. Cash and cash equivalents totaled $217,310 as of December 31, 2004. Management believes we have sufficient cash balances, along with marketable securities of $69,900 which we intend to convert to cash, to invest in a diversified real estate portfolio and meet working capital needs. Our use of cash during the period is described below.

Operating Activities
      For the year ended December 31, 2004, cash flows from operating activities were $7,584 and combined with distributions from equity investments totaled $8,569, and which was sufficient to pay dividends to shareholders of $5,918 and meet scheduled mortgage principal installment payments of $344.

Investing Activities
      For the year ended December 31, 2004, we used $242,981 to invest in real estate interests, including a mortgage loan participation and ownership interests in equity investments. As of December 31, 2004, we placed $22,829 in escrow accounts, of which $11,021 was used in January 2005 to invest in a 40% interest in a property in Helsinki, Finland, owned with an affiliate, $9,960 represents deposits which we intend to use to invest in properties in France and Belgium, with substantially all of the remainder to be used to fund an expansion at a leased property. During 2004, we purchased $9,732 in short-term investments (i.e., money-market type investments with maturities of more than 90 days but less than one year and which we expect to redeem for cash) and as of December 31, 2004, hold $69,900 of auction-rate securities which management believes provide a more favorable yield than short-term investments.

Financing Activities
      For the year ended December 31, 2004, we raised $465,143 net of costs, from our initial public offering, obtained $95,937 in mortgage financing to finance investments, paid $1,294 in financing costs and related deposits and paid dividends to shareholders of $5,918. A quarterly dividend of $5,353 was paid in January 2005.

Cash Resources
      As of December 31, 2004, we had $217,310 in cash and cash equivalents as well as $9,753 in short-term instruments and $69,900 in marketable securities we intended primarily be used to fund future real estate investments, as well as maintain sufficient working capital balances and meet other commitments.

CRITICAL ACCOUNTING ESTIMATES
      A summary of our significant accounting policies is described in Note 2 to the Consolidated Financial Statements for the year ended December 31, 2004. Many of these accounting policies require certain judgment and the use of certain estimates and assumptions when applying these policies in the preparation of our consolidated financial statements. On a quarterly basis, we evaluate these estimates and judgments based on historical experience as well as other factors that we believe to be reasonable under the circumstances. These estimates are subject to change in the future if underlying assumptions or factors change. Certain accounting policies, while significant, may not require the use of estimates. Those accounting policies that require significant estimation and/or judgment are listed below.

Classification of Real Estate Assets
      We classify our directly owned leased assets for financial reporting purposes as either real estate leased under the operating method or net investment in direct financing leases at the inception of a lease. This classification is based on several criteria, including, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. In determining the classification of a lease, we use estimates of remaining economic life provided by third party appraisals of the leased assets. The calculation of the present value of future minimum rents includes determining a lease’s implicit interest rate, which requires an estimate of the residual value of leased assets as of the end of the non-cancelable lease term. Different estimates of residual value result in different implicit interest rates and could possibly affect the financial reporting classification of leased assets. The contractual terms of our leases are not necessarily different for operating and direct financing leases; however the classification is based on accounting pronouncements which are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee. Management believes that it retains certain risks of ownership regardless of accounting classification. Assets classified as net investment in direct financing leases are not depreciated and, therefore, the classification of assets may have a significant impact on net income even though it has no effect on cash flows.

Identification of Tangible and Intangible Assets in Connection with Real Estate Acquisitions
      In connection with the acquisition of properties, purchase costs are allocated to tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of tangible assets, consisting of land, buildings and tenant improvements, is determined as if vacant. Intangible assets including the above-market value of leases, the value of in-place leases and the value of tenant relationships are recorded at their relative fair values. Below-market value of leases are also recorded at their relative fair values and are included in other liabilities in the accompanying financial statements.
      The value attributed to tangible assets is determined in part using a discount cash flow model which is intended to approximate what a third party would pay to purchase the property as vacant and rent at current “market” rates. In applying the model, we assume that the disinterested party would sell the property at the end of a market lease term. Assumptions used in the model are property-specific as it is available; however, when certain necessary information is not available, we will use available regional and property-type information. Assumptions and estimates include a discount rate or internal rate of return, marketing period necessary to put a lease in place, carrying costs during the marketing period, leasing commissions and tenant improvements allowances, market rents and growth factors of such rents, market lease term and a cap rate to be applied to an estimate of market rent at the end of the market lease term.
      Above-market and below-market lease intangibles are based on the difference between the market rent and the contractual rents and are discounted to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired. We acquire properties subject to net leases and consider the credit of the lessee in negotiating the initial rent.

      The total amount of other intangible assets is allocated to in-place lease values and tenant relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with each tenant. Characteristics we consider in allocating these values include the nature and extent of the existing relationship with the tenant, prospects for developing new business with the tenant, the tenant’s credit quality and the expectation of lease renewals, among other factors. Third party appraisals or our estimates are used to determine these values. Intangible assets for above-market and below-market leases, in-place lease intangibles and tenant relationships are amortized over their estimated useful lives. In the event that a tenant terminates its lease, the unamortized portion of each intangible, including market rate adjustments, in-place lease values and tenant relationship values, are charged to expense.
      Factors considered include the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based on assessments of specific market conditions. Estimated costs to execute leases include commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the property.

Impairments
      Impairment charges may be recognized on long-lived assets, including but not limited to real estate, direct financing leases, assets held for sale and equity investments. Estimates and judgments are used when evaluating whether these assets are impaired. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, we perform projections of undiscounted cash flows, and if such cash flows are insufficient, the assets are adjusted (i.e., written down) to their estimated fair value. An analysis of whether a real estate asset has been impaired requires us to make our best estimate of market rents, residual values and holding periods. In our evaluations, we generally obtain market information from outside sources; however, such information requires us to determine whether the information received is appropriate to the circumstances. As our investment objective is to hold properties on a long-term basis, holding periods used in the analyses generally range from five to ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We will consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. Because in most cases, each of our properties is leased to one tenant, we are more likely to incur significant writedowns when circumstances change because of the possibility that a property will be vacated in its entirety and, therefore, it is different from the risks related to leasing and managing multi-tenant properties. Events or changes in circumstances can result in further noncash writedowns and impact the gain or loss ultimately realized upon sale of the assets.
      We perform a review of our estimate of residual value of our direct financing leases at least annually to determine whether there has been an other than temporary decline in the current estimate of residual value of the underlying real estate assets (i.e., the estimate of what we could realize upon sale of the property at the end of the lease term). If the review indicates a decline in residual value, that is other than temporary, a loss is recognized and the accounting for the direct financing lease will be revised to reflect the decrease in the expected yield using the changed estimate, that is, a portion of the future cash flow from the lessee will be recognized as a return of principal rather than as revenue. While an evaluation of potential impairment of real estate accounted for under the operating method is determined by a change in circumstances, the evaluation of a direct financing lease can be affected by changes in long-term market conditions even though the obligations of the lessee are being met. Changes in circumstances include, but are not limited to, vacancy of a property not subject to a lease and termination of a lease. We may also assess properties for impairment because a lessee is experiencing financial difficulty and because management expects that there is a reasonable probability that the lease will be terminated in a bankruptcy organization or a property remains vacant for a period that exceeds the period anticipated in a prior impairment evaluation.
      Investments in unconsolidated joint ventures are accounted for under the equity method and are recorded initially at cost, as equity investments and subsequently adjusted for our proportionate share of earnings and cash contributions and distributions. On a periodic basis, we assess whether there are any indicators that the value of equity investments may be impaired and whether or not that impairment is other than temporary. To the extent impairment has occurred, the charge shall be measured as the excess of the carrying amount of the investment over the fair value of the investment.
      When we identify assets as held for sale, we discontinue depreciating the assets and estimate the sales price, net of selling costs, of such assets. If in our opinion, the net sales price of the assets, which have been identified for sale, is less than the net book value of the assets, an impairment charge is recognized and a valuation allowance is established. To the extent that a purchase and sale agreement has been entered into, the allowance is based on the negotiated sales price. To the extent that we have adopted a plan to sell an asset but have not entered into a sales agreement, we will make judgments of the net sales price based on current market information. Accordingly, the initial assessment may be greater or less than the purchase price subsequently committed to and may result in a further adjustment to the fair value of the property. If circumstances arise that previously were considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, the property is reclassified as held and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, (b) the fair value at the date of the subsequent decision not to sell, or (c) the current carrying value.
Provision for Uncollected Amounts from Lessees
      On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because our real estate operations have a limited number of lessees, we believe that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely use statistical methods. We will generally recognize a provision for uncollected rents and other tenant receivables that typically range between 0.25% and 1% of lease revenues (rental income and interest income from direct financings leases) and will measure our allowance against actual rent arrearages and adjust the percentage applied. For amounts in arrears, we make subjective judgments based on our knowledge of a lessee’s circumstances and may reserve for the entire receivable amount from a lessee because there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations. Based on actual experience during 2004, we did not record a provision for uncollected amounts as substantially all amounts due as of December 31, 2004, have been collected.
Interest to be Capitalized in Connection with Real Estate Under Construction
      Operating real estate is stated at cost less accumulated depreciation. Costs directly related to build-to-suit projects, primarily interest, if applicable, are capitalized. We consider a build-to-suit project as substantially completed upon the completion of improvements, but no later than a date that is negotiated and stated in the lease. If portions of a project are substantially completed and occupied and other portions have not yet reached that stage, the substantially completed portions are accounted for separately. We allocate costs incurred between the portions under construction and the portions substantially completed and only capitalize those costs associated with the portion under construction. We do not have a credit facility and determine an interest rate to be applied for capitalizing interest based on an average rate on our outstanding limited recourse mortgage debt.

Recent Accounting Pronouncements
      In December 2004, the FASB issued Statement No. 153, Exchange of Non-monetary Assets — an amendment of APB Opinion No. 29 (“SFAS No. 153”). The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion No. 29 to eliminate the exception for non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The impact of adopting SFAS No. 153 did not have a material adverse impact on our financial position or results of operations.
      Emerging Issues Task Force (“EITF”) Issue 04-5, Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partner and the Limited Partners Have Certain Rights, (“EITF 04-5”) was ratified by the FASB in June 2005. At issue is what rights held by the limited partner(s) preclude consolidation in circumstances in which the sole general partner would consolidate the limited partnership in accordance with U.S. generally accepted accounting principles. The assessment of limited partners’ rights and their impact on the presumption of control of the limited partnership by the sole general partner should be made when an investor becomes the sole general partner and should be reassessed if (i) there is a change to the terms or in the exercisability of the rights of the limited partners, (ii) the sole general partner increases or decreases its ownership of limited partnership interests, or (iii) there is an increase or decrease in the number of outstanding limited partnership interests. This issue is effective no later than for fiscal years beginning after December 15, 2005 and as of June 29, 2005 for new or modified arrangements. The impact of adopting EITF 04-5 is not expected to have a material adverse impact on our financial position or results of operations.
Quantitative And Qualitative Disclosures About Market Risk
      Market risk is the exposure to loss resulting from changes in interest rates, credit spreads, foreign currency exchange rates and equity prices. In pursuing our business plan, the primary market risks to which we are exposed are interest rate and foreign currency exchange rate risks.
Interest Rate Risk
      The value of our real estate is subject to fluctuations based on changes in interest rates, local and regional economic conditions and changes in the creditworthiness of lessees, and which may affect our ability to refinance our debt when balloon payments are scheduled.
      All of our long-term debt bears interest at fixed rates, and therefore the fair value of these instruments is affected by changes in the market interest rates. The following table presents principal cash flows based upon expected maturity dates of our debt obligations and the related weighted-average interest rates by expected maturity dates for our fixed rate debt. The interest rates on our fixed rate debt as of June 30, 2005 ranged from 4.81% to 7.15%.

	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value

Fixed Rate Debt	$1,993	$4,532	$5,906	$6,860	$7,358	$263,653	$290,302	$291,106

Weighted Average Interest Rate	6.01%	6.04%	5.88%	5.93%	5.93%	5.87%

      A change in interest rates of 1% would not have an effect on annual interest expense as we have no variable rate debt. A change in interest rates of 1% would increase or decrease the fair value of our fixed rate debt at June 30, 2005 by approximately $21,289.
      At June 30, 2005, we own $10,900 of auction-rate securities which are long-term securities that provide a resetting of their interest rate at intervals (typically ranging between weekly and semi-annually) and provide a market mechanism which allows a holder to sell at the interest reset date. Because of the interest reset, auction-rate securities are priced and traded as short-term investments. There is no assurance that an auction-rate security will be sold at par nor can sellers force issuers to redeem if sell orders exceed buy orders at an interest rate reset date.
      Although we have not experienced any credit losses on investments in loan participations, in the event of a significant rising interest rate environment and/or economic downturn, loan defaults could increase and result in us recognizing credit losses, which could adversely affect our liquidity and operating results. Further, such defaults could have an adverse effect on the spreads between interest earning assets and interest bearing liabilities.
Foreign Currency Exchange Rate Risk
      We have foreign operations in the United Kingdom, France, Finland, Germany, Sweden, Canada and Thailand and as such are subject to risk from the effects of exchange rate movements of foreign currencies, which may affect future costs and cash flows. The majority of our foreign operations were conducted in the Euro.
      We are likely to conduct business in other currencies as we seek to invest funds from our offering internationally. For all currencies we are a net receiver of the foreign currency (we receive more cash then we pay out) and therefore our foreign operations benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to the foreign currency. Net realized and unrealized foreign currency translation losses of $212 are included in the accompanying condensed consolidated financial statements for the quarter ended June 30, 2005.
      To date, we have not entered into any foreign currency forward exchange contracts to hedge the effects of adverse fluctuations in foreign currency exchange rates. We have obtained limited recourse mortgage financing at fixed rates of interest in the local currency. To the extent that currency fluctuations increase or decrease rental revenues as translated to dollars, the change in debt service, as translated to dollars, will partially offset the effect of fluctuations in revenue, and, to some extent mitigate the risk from changes in foreign currency rates.

DESCRIPTION OF THE PROPERTIES
      W. P. Carey is actively seeking and evaluating various potential property acquisitions and is engaging in discussions with sellers regarding the purchase of properties for us. During the continuation of this offering, and at such time during the negotiations of a potential property acquisition when W. P. Carey believes a reasonable probability exists that such property will be acquired by us, this prospectus will be supplemented to disclose such potential property acquisition. Based on W. P. Carey’s experience and acquisition methods, this generally will occur upon the signing of a legally binding purchase agreement or after the execution of a letter of intent to purchase a property and the obtaining of a commitment for financing and approval by the investment committee, but may occur before or after such events depending on the particular circumstances surrounding each potential acquisition. Any such supplement to this prospectus will set forth available data with respect to the acquisition including the proposed terms of the purchase, a description of the property to be acquired, and other information considered appropriate for an understanding of the transaction. Further data will be made available after any acquisition has been consummated during this offering also by means of a supplement to this prospectus. See “Reports to Shareholders” for a description of other reports to shareholders which will describe property acquisitions.
      Our tenants generally will be required to maintain insurance on the leased properties or pay the costs of any insurance maintained by us. While we anticipate that each of our properties will be adequately insured, we will maintain a contingent, blanket building, business personal property and business income policy covering all of our properties, as well as a comprehensive commercial general liability policy covering our properties. Properties that are not net-leased will either be insured by tenants or by CPA®:16 - Global. We believe that our properties are adequately insured.
      Our properties will be subject to competition from similar properties within their market areas and their economic performance could be affected by changes in local economic conditions.
      We expect to invest in properties historically used for industrial, manufacturing, and commercial purposes. We therefore may own properties that have known or potential environmental contamination as a result of historical operations. Buildings and structures on the properties we purchase may have known or suspected asbestos-containing building materials. Our properties are currently used for industrial, manufacturing, and commercial purposes, and some of our tenants may handle hazardous or toxic substances, generate hazardous wastes, or discharge regulated pollutants to the environment. We may invest in properties located in countries that have adopted laws or observe environmental management standards that are less stringent than those generally followed in the United States, which may pose a greater risk that releases of hazardous or toxic substances have occurred to the environment. Leasing properties to tenants that engage in these activities, and owning properties historically and currently used for industrial, manufacturing, and commercial purposes, will cause us to be subject to the risk of liabilities under environmental laws.
      Under various environmental laws, a current or previous owner or operator of real estate may be required, regardless of prior knowledge or responsibility, to investigate, remove or remediate the effects of hazardous or toxic substances released on or from the property. Such owners and operators also may be held liable to a governmental entity or to third parties based on damages to natural resources or property, personal injuries, or costs of removal or remediation of hazardous or toxic substances in, on, or migrating from a property.
      Our costs of investigation, remediation or removal of hazardous or toxic substances, or for third-party claims for damages, may be substantial. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or to borrow using the property as collateral.

      Certain laws govern the monitoring and management of materials known or suspected to contain asbestos. These laws may impose liability for release of asbestos-containing materials (ACMs) and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with exposure to ACMs. In addition, these laws impose requirements concerning the management and monitoring of known or suspected ACMs, and the removal, encapsulation or disturbance of ACMs when such materials are in poor condition or in the event of reconstruction, remodeling, renovation, or demolition of a building.
      In order to mitigate environmental risks, in connection with the purchase of our properties we conduct, or require the seller to conduct, evaluations of the physical condition of properties and a Phase I or similar environmental site assessment (including a visual inspection for the potential presence of asbestos) in an attempt to identify potential environmental liabilities associated with a property prior to its acquisition. If potential environmental liabilities are identified, we generally require that identified environmental issues be resolved by the seller prior to property acquisition or, where such issues cannot be resolved prior to acquisition, require tenants contractually to assume responsibility for resolving identified environmental issues post-closing and indemnifying us against any potential claims, losses, or expenses arising from such matters. Material environmental conditions, liabilities or compliance concerns may arise after the environmental review has been completed, and future laws, ordinances or regulations may impose material new or additional environmental liabilities. In addition, environmental liabilities, or costs or operating limitations imposed on a tenant to comply with environmental laws, could affect its ability to make rental payments to us. Our leases generally require tenants to comply with environmental laws and to indemnify us from all liabilities and losses related to the leased properties with provisions of such indemnification specifically addressing environmental matters. Where such contractual protections are used, circumstances may arise in which a tenant fails, or is unable, to fulfill its contractual obligations. In certain circumstances, leases allow us to require financial assurances from tenants such as escrowed deposits, performance bonds or letters of credit if the costs of addressing environmental conditions on a property are, in our estimation, in excess of specified amounts.
      We cannot assure you that:

•	the environmental assessments described above have identified all potential environmental liabilities;

•	no prior owner created any material environmental condition not known to us or the consultants who prepared the assessments;

•	no environmental liabilities have developed since the environmental assessments were prepared;

•	the condition of land or operations in the vicinity of our properties, such as the presence of underground storage tanks, will not affect the environmental condition of our properties;

•	future uses or conditions, including, without limitation, changes in applicable environmental laws and regulations, will not result in the imposition of environmental liabilities;

•	no environmental liabilities will develop at properties that we have sold for which we may have liability; and

•	tenants will timely complete their post-closing obligations.
      We are required to provide certain financial information with respect to properties we acquire that are deemed significant under SEC rules based on our total investment in the properties. We provide information regarding the tenant for these significant properties because under net leases, we believe the financial condition of the tenant is more important than financial information relating to the operation of the property. Furthermore, information regarding the operation of the property is often not reliable.
      We have used $585.5 million, which is the amount of our total assets at the latest audited year-end balance sheet date, as the base for measuring which properties are significant. For the properties for which our total investment as of the date of this prospectus exceeds 10% but not 20% of this amount, we are required to provide summary financial information regarding the tenant. For those properties for which our total investment as of the date of this prospectus is in excess of 20% of this amount, we are required to provide audited financial statements of the tenant that comply with accounting principles generally accepted in the United States of America. We have completed two acquisitions for which our total investment exceeded 10% but not 20% of the amount of our total assets at the latest audited year-end balance sheet date. None of our acquisitions have exceeded 20% of the amount of our total assets at the latest audited year-end balance sheet date. With respect to properties which we acquire jointly with another CPA® fund or funds, we determine our total investment by calculating our percentage ownership in relation to the total purchase price of the property.

     The following table provides certain summarized information with respect to the properties we have acquired to date:

			Primary	Approximate	Initial		Rent
	Property	Purchase	Property	Square	Annual		Increase	Lease	Maximum	Amount of	Date of
Lessee	Location	Price*	Type	Footage	Rent**		Factor	Expiration	Term	Financing	Acquisition

Actuant Corporation and GB Tools and Supplies, Inc.(1)	Kahl am Main, Germany	$16,768,815	1,2	306,000	$1,596,282		(7)	1/21	1/31	$11,053,050	12/11/03 & 6/04
U-Haul Moving Partners, Inc. and Mercury Partners, LP (2)	78 properties(3)	312,445,026	4	5,814,000	28,541,115		(8)	4/15 & 4/25	4/35 & 4/44	183,000,000	4/29/04
Polestar Petty Limited(4)	Leeds, UK	27,920,501	1,3	200,000	2,116,370		2.5% per year	5/29	5/29	18,840,150	5/05/04
Castle Rock Industries Inc., Professional Chemicals Corporation, T&G Management Services, Inc. and Windsor Industries, Incorporated	Englewood, CO — 3 properties Chandler, AZ	13,764,817	1	357,000	1,327,620		CPI	6/24	6/44	9,300,000	6/02/04
Foss Manufacturing Company, Inc.	Hampton, NH — 2 properties	32,170,523	1	528,000	3,194,565		CPI	7/24	7/44	17,000,000	7/01/04
TietoEnator Corporation (5)	Espoo, Finland — 2 properties	97,763,109	3	466,000	6,984,605		Finnish CPI	1/17	1/32	70,996,640	7/08/04
Thales SA (6)	Guyancourt, Conflans Saint Honorine, Ymare, Aubagne and Laval, France	103,186,152	1,3	1,597,000	9,744,717		INSEE Index	8/11	8/20	76,656,682	7/26/04 & 8/03/04
Ply Gem Industries, Inc. (9)	Kearney, MO Martinsburg, WV Middlesex, PA Calgary, Canada Wallbridge, OH York, NE Fair Bluff, NC Rocky Mount, VA	37,884,817	1	2,093,000	3,510,137		(9)	8/24	8/44	21,241,250	8/27/04
Xpedite Systems, Inc.	Tinton Falls, NJ	15,522,251	3	90,000	1,395,000		(10)	6/16	6/26	10,250,000	9/16/04
Huntsman International LLC	Woodlands, TX	39,815,000	3	282,000	3,545,000		2% per year	(11)	(11)	26,600,000	9/30/04
				(construction total)
Plantagen Finland Oy and Plantagen Sverige AB (12)	Vantaa, Finland, Linköping, Sweden	30,906,841	4	150,000	2,161,659		Finnish, Swedish CPI	8/24 & 8/29	8/44 8/49	19,929,424	12/27/04
Pohjola Non-Life Insurance Company Ltd. (13)	Helsinki, Finland	113,513,922	3	851,000	8,127,600		Finnish CPI	7/15	7/20	84,662,500	1/3/05
HMS Healthcare, Inc.	Southfield, MI	18,731,937	3	94,000	1,228,354	(14)	(14)	1/25	1/45	9,100,000	1/3/05
Clean Earth Kentucky, LLC	Cynthiana, KY	7,366,492	1,3	328,000	710,500		CPI	1/25	1/45	4,550,000	1/14/05
Precise Technology, Inc.	Buffalo Grove, IL	16,469,372	1,3	265,000	1,447,625		CPI	1/25	1/45	—	1/18/05
LFD Manufacturing Ltd. and IDS Logistics (Thailand) Ltd. (15)	Lamlukka and Bangpa- In, Thailand	23,688,824	1,2	673,000	1,495,065		Thai CPI	12/19	12/34	15,340,000	1/27/05
Finisar Corporation	Allen, TX, Sunnyvale, CA	29,292,330	3	252,000	2,950,510		2.25% per year	2/20	2/40	17,000,000	2/4/05
MetalsAmerica, Inc.	Shelby, NC	7,436,520	1	170,000	651,000		CPI	2/25	2/45	4,000,000	2/9/05
Rinker Materials PolyPipe, Inc.	Fernley, NV Sandersville, GA Erwin, TN Gainesville, TX	8,713,508	1	243,000	786,600		CPI	2/25	2/45	5,000,000	2/25/05
Telcordia Technologies, Inc.	Piscataway, NJ	116,459,046	3	891,000	8,913,190		CPI	9/23	9/43	79,686,000	3/1 5/05
The Hinckley Company(16)	Stuart, FL Southwest Harbor, ME — 2 properties Trenton, ME Portsmouth, RI	58,318,586	1	500,000	5,161,500		CPI	4/30	4/60	35,000,000	5/6/05
MetoKote Corporation	Huber Heights, Sheffield Village, and Lima, OH Lebanon, TN, Peru, IL, Ontario, Canada and Coahuila, Mexico	42,087,927	1	3,243,900	3,660,793		(17)	5/25 7/25	5/45 7/45	26,000,000	5/27/05 7/15/05
Hellweg Die Profi- Baumärkte Gmbh and Co.(18)	Arnstadt, Borken, Bünde, Dorsten, Duisburg, Freiberg, Gütersloh, Bad Salzungen, Monheim, Oberhausen, Osnabrück, Rodewisch, Schmalkalden, St. Augustin, Stendal, and Wuppertal, Germany	154,364,173	4	1,371,000	12,552,050		German CPI	6/30	6/35	106,366,200	6/9/05
Career Education Corp.	Nashville, TN	10,540,705	3	66,000	474,728		(20)	6/19	6/29	6,500,000	6/24/05
Police Prefecture, French Government(19)	Paris, France	106,648,598	3	241,000	6,519,983		INSEE	6/19	6/19	78,585,000	7/14/05
John McGavigan Limited	Bishopbriggs, Scotland	12,209,008	1	112,100	1,021,169		UK RPI	8/25	8/25	7,631,000	8/18/05
Bob’s Discount Furniture, LLC(21)	Norwich, CT	22,937,650	2	365,600	2,172,750		CPI	2/26	2/36	—	8/18/05
Advanced Circuits, Inc.	Aurora, Colorado	5,260,602	1,3	61,100	482,500		CPI	9/20	9/40	—	9/20/05

Property Types are coded as follows: 1 – Industrial/Manufacturing; 2 – Distribution/Warehouse; 3 – Office/Research; 4 – Retail; 5 – Other

*	Purchase price means the contractual purchase price plus acquisition fees and transaction closing costs. Includes an acquisition expense allowance of 0.5% of the contract purchase price of each of our acquired properties or funds advanced for loans secured by real estate. We will continue to pay this allowance for investments made with proceeds of our initial public offering. There will be no such allowance payable to our advisor for future investments made by us with the future proceeds of this offering and our subsequent offerings, although we will be responsible for the payment of all acquisition expenses.

**	With respect to the calculation of rents on foreign properties, dollar amounts have been translated from the respective foreign currencies using the exchange rate as the date of acquisition.

(1)	Values reflect 100% of this property. CPA®:16 — Global holds a 50% interest and the remaining interest is held by CPA®:15 (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.2218.
(2)	Values reflect 100% of this property. CPA®:16 — Global holds a 30.77% interest and the remaining interests are held by affiliates CPA®:15 (57.69%) and Corporate Property Associates 14 Incorporated (11.54%).
(3)	Mobile, Oxford, AL; Fountain Hills, Peoria, Phoenix, Phoenix West (4 locations), Prescott, Surprise, AZ; Aurora South, Denver South, Littleton, CO; Fort Myers, Jacksonville, Key Largo, Ocoee, Orange City, Orlando (3 locations), Orlando North, Sanford, Tampa, Winter Park, FL; Conyers, Kennesaw, Lawrenceville, Riverdale, Snellville, Smyrna, GA; Alsip, Aurora, Crystal Lake, Naperville, IL; Merrillville, IN; Lenexa, KS; Bossier City, LA; Capital Heights, MD; Chicopee, Stoughton, MA; Apple Valley, MN; Hattiesburg, MS; O’Fallon, St. Charles, MO; Henderson, Las Vegas (3 locations), North Las Vegas, NV; Pennsauken, NJ; Rio Rancho, NM; Bronx, NY; Gastonia, NC; Columbus, OH; Stillwater, OK; Brentwood, TN; Arlington, Austin, Dallas, DeSoto, El Paso, Forth Worth, Grape Vine, Houston North, Houston South (2 locations), Killeen, League City, Lewisville, McKinney, Plano, TX; Chantilly, Colonial Heights, Manassas, Newington, Woodbridge, VA.
(4)	Dollar amounts have been translated from the Pound Sterling using the exchange rate as of the date of acquisition of $1.79430.
(5)	Values reflect 100% of this property. CPA®:16 — Global holds a 40% interest and the remaining interest is held by CPA®:15 (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.23670.
(6)	Values reflect 100% of this property. CPA®:16 — Global holds a 35% interest and the remaining interest is held by CPA®:15 (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the dates of acquisition of $1.210700 and $1.203200.
(7)	The rent will increase by the lesser of 400% of the German Consumer Price Index, or 3.75% of the prior year’s rent.
(8)	These properties are subject to two leases. The rent under each lease will be increased on the fifth anniversary of commencement, and every five years thereafter, by the CPI.
(9)	Dollar amounts related to the Canadian property have been translated from the Canadian Dollar using the exchange rate as of the date of acquisition of $0.76490. These properties are subject to two leases. The rent under each lease will be increased annually based on increases in the US and Canadian CPI.

(10)	The property is subject to an assumed lease with stated rent increases in years two and seven from the date of acquisition.
(11)	There is a primary construction term followed by an initial lease term of 17 years, followed by four renewal terms of 5 years each.
(12)	Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.3538 for the Finland property and from the Swedish Kroner using the exchange rate as of the date of acquisition of $0.1503 for the Sweden property.
(13)	Values reflect 100% of this property. CPA:16 — Global holds a 40% interest and the remaining interest is held by CPA®:15 (an affiliate). Dollar amounts have been translated from the Euro using the exchange rate as of the date of acquisition of $1.3546.
(14)	Two shorter term leases were also assumed in connection with the acquisition of this property, one of which provides an additional $318,465 in annual rent through December 2005, and one of which provides an additional $62,977 in annual rent through December 2010. The primary lease provides for rent increases of 6.903% every three years.
(15)	Dollar amounts have been translated from the Thai baht using the exchange rate as of the date of acquisition of $0.026.
(16)	Values reflect 100% of this property. CPA®:16 — Global holds a 70% interest and the remaining interest is held by CPA®:15 (an affiliate).
(17)	These properties are subject to three leases. The rent under each lease will be increased annually based on increases in the US, Canadian and Mexican CPI. Dollar amounts related to the Canadian property have been translated from the Canadian Dollar using the exchange rate as of the date of acquisition of $.7894.
(18)	Values reflect 100% of this property. CPA®:16 — Global holds 25% interest and the remaining interest is held by CPA®:15 (an affiliate).
(19)	Values reflect 100% of this property. CPA®:16 — Global holds 50% interest and the remaining interest is held by CPA®:15 (an affiliate). Dollar amounts have been translated from the Pound Sterling using the exchange rate as of the date of acquisition of $1.8061.
(20)	The property is subject to an assumed lease. The tenant will increase its occupancy at the property in stages as the property is being retrofitted to their specifications per an existing agreement with the former owner of the property. It is expected that the tenant will take full occupancy by January 1, 2007. Monthly rent will increase accordingly to reflect occupancy of the additional space, followed by annual rent increases of 3%.
(21)	Amounts assume completion of an addition to an existing facility. Addition is expected to be completed during the first quarter of 2006 at which time the initial 20 year lease term will commence.

     Set forth below is information about each of our properties and mortgage loan investments. Information regarding lessees and borrowers was derived by us based upon publicly available information as of the time we decided to acquire the particular investment. We have not updated, and do not undertake to update, this information since the respective dates as of which it was originally prepared.
Actuant Corporation
     Acquisition
      In December 2003, we and an affiliate, CPA®:15 formed a limited partnership in which we own 0.01% and 99.99% interests, respectively, and through the limited partnership acquired a facility from Actuant Corporation or Actuant, and GB Tools and Supplies, Inc., (“GB”) and leased the facility back to Actuant and GB. In June 2004 we exercised an option to increase our interest in the facility to 50%, by purchasing the additional interest from CPA®:15. The facility is used for light manufacturing, warehouse and distribution and office space located in Kahl am Main, Germany.
     Purchase Terms
      The total cost of the facility, including the acquisition fee payable to Carey Asset Management, was €13,724,681, or $16,768,815 based on the exchange rate at the time of closing. We and CPA®:15 paid at closing an acquisition fee of $415,796 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred fee in the total amount of $332,636, our portion of which is payable in three equal annual installments over the next three years, but only if we achieve the six percent preferred return. We paid Carey Asset Management an acquisition expense allowance of $41,000 in connection with the transaction. The cost of our 50% interest, net of mortgage proceeds received on the property, was $2,962,133.
     Description of Lease
      The facilities are leased to Actuant and GB under an absolute net lease. The tenants will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facilities. The initial term of the lease is 17 years, followed by two 5-year renewal terms at the option of Actuant and GB. The initial aggregate annual rent under the lease is €1,306,500, or $1,596,282 based on the exchange rate as of the time of closing, payable quarterly in advance in equal installments of €326,625, or approximately $399,000 based on the exchange rate as of the time of closing. Additionally, the lease provides for annual rent to be increased by the lesser of 400% of the German CPI, or 3.75% of the prior year’s rent. We will receive our proportionate share of the rent.
     Description of Financing
      On May 7, 2004 the limited partnership obtained limited recourse mortgage financing for the facility from General Motors Acceptance Corp. (“GMAC”) in the amount of €9,300,000, or $11,053,050 based on the exchange rate as of the date of the loan closing. The loan provides for quarterly payments of interest and principal of €194,328, or approximately $240,000 based on the exchange rate as of the date of the loan closing, at an annual fixed interest rate of 6.82%, based on a 25 year amortization schedule. The loan matures on May 6, 2014, at which point a balloon payment of €3,633,364 (or $4,377,477 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation prior to the maturity date) will be payable by us.
     Description of Actuant
      Actuant has advised us that it is a diversified global manufacturer and marketer of a broad range of industrial products and systems, organized into two reportable segments, Tools & Supplies and Engineered Solutions. The Tools & Supplies segment is primarily involved in the design, manufacture and distribution of branded hydraulic and electrical tools and supplies to the retail, construction, electrical wholesale, industrial, production automation and marine markets. The Engineered Solutions segment primarily focuses on developing and marketing highly engineered position and motion control systems for original equipment manufacturers in the recreational vehicle, automotive, truck, and other industrial markets.

U-Haul Moving Partners, Inc. and Mercury Partners, LP
     Acquisition
      On April 29, 2004, through a partnership with two affiliates (CPA®:14 and CPA®:15) in which we own a 30.77% interest, we acquired seventy-eight retail self-storage and truck rental facilities operated under the U-Haul brand name located in twenty-four states and leased them back to Mercury Partners, LP, or Mercury and U-Haul Moving Partners, Inc. or U-Haul (collectively the “tenants”), pursuant to two separate leases. CPA®:14 and CPA®:15 own the remaining 11.54% and 57.69% interests in the partnership, respectively. The facilities are in the following locations:

Alabama:	Mobile, Oxford
Arizona:	Fountain Hills, Peoria, Phoenix, Phoenix West (4 locations), Prescott, Surprise
Colorado:	Aurora South, Denver South, Littleton
Florida:	Fort Myers, Jacksonville, Key Largo, Ocoee, Orange City, Orlando (3 locations), Orlando North, Sanford, Tampa, Winter Park
Georgia:	Conyers, Kennesaw, Lawrenceville, Riverdale, Snellville, Smyrna
Illinois:	Alsip, Aurora, Crystal Lake, Naperville
Indiana:	Merrillville
Kansas:	Lenexa
Louisiana:	Bossier City
Maryland:	Capital Heights
Massachusetts:	Chicopee, Stoughton
Minnesota:	Apple Valley
Mississippi:	Hattiesburg
Missouri:	O’Fallon, St. Charles
Nevada:	Henderson, Las Vegas (3 locations), North Las Vegas
New Jersey:	Pennsauken
New Mexico:	Rio Rancho
New York:	Bronx
North Carolina:	Gastonia
Ohio:	Columbus
Oklahoma:	Stillwater
Tennessee:	Brentwood
Texas:	Arlington, Austin, Dallas, DeSoto, El Paso, Fort Worth, Grape Vine, Houston North, Houston South (2 locations), Killeen, League City, Lewisville, McKinney, Plano
Virginia:	Chantilly, Colonial Heights, Manassas, Newington, Woodbridge
     Purchase Terms
      The cost of the facilities, including the acquisition fee payable to Carey Asset Management, was $312,445,026, an amount less than the appraised value of the facility (CPA®:16 - Global’s share of the purchase price was $96,139,335). We and our affiliates paid at closing an acquisition fee of $7,811,000 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred fee in the total amount of $6,249,000, our portion of which is payable in three equal annual installments over the next three years, but only if we achieve the six percent preferred return. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of $480,697.
     Description of Leases
      Each location listed above (with the exception of the Smyrna, GA location which contains a truck rental facility only) contains a self-storage facility and a truck rental facility, each of which is the subject of a separate master lease. The self-storage facilities are leased to Mercury, and the truck rental facilities are leased to U-Haul, each under an absolute net and bond-type master lease. The tenants will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facilities.
      The initial term of the Mercury lease is 20 years. The lease will automatically renew for two 10-year periods, unless Mercury affirmatively elects not to renew. The initial aggregate annual rent under the lease is $18,551,115, payable quarterly in advance in equal installments of $4,637,779. Additionally, the lease provides for annual rent to be increased on the fifth anniversary of the day on which the first full quarterly installment of basic rent is due and payable, and every 5 years thereafter, by the percentage increase in the CPI. The Mercury lease is guaranteed by Mercury 99, LLC, an entity that owns a 99% ownership interest in Mercury.
      The initial term of the U-Haul lease is 10 years, followed by two 10-year renewal terms, at the option of U-Haul. The initial aggregate annual rent under the lease is $9,990,000, payable quarterly in advance in equal installments of $2,497,500. Additionally, the lease provides for annual rent to be increased on the fifth anniversary of the day on which the first full quarterly installment of basic rent is due and payable, and every 5 years thereafter, by the rate of the CPI. The U-Haul lease is guaranteed by U-Haul International, Inc. In addition, Mercury 99, LLC has guaranteed U-Haul International, Inc.’s obligations under its lease. In the event of default, termination or expiration of the U-Haul lease, Mercury 99, LLC will automatically assume the obligations of the U-Haul lease and Mercury 99, LLC will continue to lease the self-storage facilities and shall lease the truck rental facilities pursuant to the terms (with extension) of the U-Haul lease. Upon Mercury 99, LLC’s assumption, the term of the U-Haul lease shall be deemed extended so as to automatically become co-terminus for the term of the Mercury 99, LLC lease.
      One of the two tenants, Mercury, has options to purchase all of the facilities subject to both leases on or about the 10th and 20th anniversaries of the lease commencement dates. The purchase price in 2014 is equal to the greater of (i) 115% of the acquisition cost or (ii) fair market value, plus in either case any applicable loan prepayment or defeasance costs. The purchase price in 2024 is equal to the greater of (i) the acquisition cost or (ii) the lesser of (x) fair market value and (y) acquisition costs as adjusted by CPI, plus, in either case any prepayment or defeasance costs.
      The occupancy rate for the facilities leased by U-Haul and Mercury was 100% from April 29, 2004 (the closing date of the acquisition) through October 2005. For the purposes of this prospectus, we define “occupancy rate” as the percentage of the facility or facilities leased to the tenant pursuant to the lease. The aggregate effective annual rent per square foot for the facilities is $4.91 for each of 2004 and 2005.
      There is currently no proposed program by us for the renovation, improvement or development of the facilities.
     Description of Financing
      On April 29, 2004, we and our affiliates obtained limited recourse mortgage financing in an amount of $183,000,000 for the facilities from Bank of America, at a fixed interest rate of 6.449% for a term of 10 years maturing on May 1, 2014, amortized over 25 years with monthly debt service of $1,229,804. The principal amount of the loan as of September 30, 2005 was $55,129,611. The loan may be prepaid (without penalty) during the last 6 months of the term of the loan and may not be prepaid at any other time. The loan may be defeased in whole or in part at any time that is the later of (i) 2 years after the securitization “start-up” dates for each note or (ii) four years from closing of the loan. A balloon payment of $44,400,761 will be payable by us at maturity.
     Description of U-Haul and Mercury
      Mercury is a limited partnership formed in March 2004 for the purpose of operating seventy-eight storage locations throughout the United States. Mercury GP, Inc. is the general partner of Mercury and Mercury 99, LLC is the sole limited partner of Mercury. Each of the self-storage locations operate under the registered trade name U-Haul and is managed by U-Haul International, Inc. pursuant to the terms of a property management agreement. U-Haul International, Inc. is a subsidiary of Amerco Inc., a publicly traded company whose common stock is listed on the New York Stock Exchange and whose financial statements are publicly available on the SEC’s website www.sec.gov/edgar/searchedgar/companysearch.html.
     Summary Financial Data
      Summarized unaudited combined financial information of the 78 properties is as follows:

	Year Ended March 31,

	2004	2003	2002

Sales	$57,490,653	$51,332,176	$41,851,012
Income from continuing operations	8,774,600	5,773,648	3,421,638
Net income	8,774,600	5,773,648	3,421,638
Cash flows from operating activities	8,766,661	5,776,201	3,425,002
Cash flows from investing activities	—	—	—
Cash flows from financing activities	(8,774,600)	(5,773,648)	(3,421,638)

	As Of

	March 31,	March 31,	March 31,
	2004	2003	2002

Current assets	$1,071,912	$948,267	$845,258
Total assets	1,071,912	948,267	845,258
Current liabilities	1,071,912	948,267	845,258
Total liabilities	1,071,912	948,267	845,258
Total equity	—	—	—
      Summarized financial information derived from the audited consolidated financial statements of Mercury for the period from March 23, 2004 (inception) through December 31, 2004 is as follows:

Period from
March 23, 2004
(Inception) Through
December 31, 2004

Sales	$25,707,162
Income from continuing operations	$3,074,174
Net income	$3,074,178
Net cash provided by operating activities	$2,406,329
Net cash provided by financing activities	$3,700,000
Current assets	$11,667,901
Non-current assets	$2,150,000
Current liabilities	$5,893,723
Non-current liabilities	$1,150,000
Polestar Petty Limited
     Acquisition
      On May 5, 2004, through a subsidiary, we acquired from the Polestar Group, and leased to Polestar Petty Limited or Polestar, a facility containing seven office and manufacturing structures located in Petty House, Whitehall Road, Leeds, United Kingdom.
     Purchase Terms
      The cost of the facility, including the acquisition fee payable to Carey Asset Management, was £15,560,665, or $27,920,501 based upon the exchange rate at the time of the closing, an amount less than the appraised value of the facility. We paid at closing an acquisition fee of $694,540 and an acquisition expense allowance of $138,908 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred acquisition fee in the total amount of $555,632, payable in each of the next three years, but only if we achieve the six percent preferred return.
     Description of Lease
      The facility is leased to Polestar under a net lease with the exception of insurance which is to be reimbursed by Polestar. The facility is to be managed by Colliers CRE pursuant to a management agreement at a rate of £2,500, or approximately $4,500 based on the exchange rate as of the time of closing, per annum which is payable by the landlord. Polestar will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. The term of the lease is 25 years. The initial aggregate annual rent under the lease is £1,179,496, or $2,116,370 based on the exchange rate as of the time of closing, payable quarterly in advance in equal installments of £294,874, or approximately $529,000 based on the exchange rate as of the time of closing. Additionally, the lease provides for rent to be increased by 2.5% every year. The occupancy rate for the facility leased to Polestar was 100% from May 5, 2004 (the beginning of the initial term of the lease) through October 2005. The average effective annual rent per square foot is $10.58 for 2004 and $10.78 for 2005.
      There is currently no proposed program by us for the renovation, improvement or development of the facility.
     Description of Financing
      We obtained limited recourse mortgage financing from Nationwide Building Society in the principal amount of £10,500,000, or approximately $18,840,150 based on the exchange rate as of the time of closing, for the facility, at a fixed annual interest rate of 6.56% with stated quarterly principal payments which increase annually and mature in 10 years on April 5, 2014, at which time a balloon payment of £8,586,625 (or $15,136,503 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation prior to the maturity date) will be payable by us. The principal amount of the loan as of September 30, 2005 was $18,361,325. Mandatory prepayment of the loan is permitted for various reasons, including, illegality, change of control, compulsory purchase and disposal. Voluntary prepayment of the whole or any part of the loan is also permitted in certain instances.
     Description of Polestar
      Polestar Petty Limited is a subsidiary of the Polestar Group, one of the largest commercial printers in the U.K. Polestar is responsible for the printing of many English titles, including the Radio Times, Sunday Express, and The Guardian.
Castle Rock Industries, Inc., Professional Chemicals Corporation, T&G Management Services, Inc. and Windsor Industries, Incorporated

Acquisition
      On June 2, 2004 we acquired, through a subsidiary, certain industrial/manufacturing facilities in Englewood, Colorado and Chandler, Arizona. Concurrently with the acquisition, we leased the properties to Castle Rock Industries, Inc., Professional Chemicals Corporation, T&G Management Services, Inc., and Windsor Industries, Incorporated (as joint and several tenants) pursuant to a net lease.

Purchase Terms
      The purchase price of the properties, including the acquisition fee payable to Carey Asset Management was $13,764,817, an amount less than the appraised value of the properties. We paid an acquisition fee of $342,407 and an acquisition expense allowance of $68,482 at closing to Carey Asset Management. Carey Asset Management will also receive a deferred fee of $273,927, payable in each of the next three years, but only if we achieve the six percent preferred return.

Description of Lease
      The lease is net. The tenants will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the properties. The initial lease term is 20 years, followed by four 5 year renewal terms, at the option of the tenants. The initial annual rent is $1,327,620 per annum, payable quarterly in advance in equal installments of $331,905 each. Additionally, the lease provides for annual rent increases based on increases in the CPI, capped at 5%.

Description of Financing
      On October 18, 2004, we obtained limited recourse mortgage financing in the amount of $9,300,000 for the properties from Prudential Mortgage Capital Company, LLC at a fixed interest rate of approximately 5.54% and for a term of 20 years maturing on November 1, 2024 amortized over a period of 20 years. A balloon payment of $247,029 will be paid by us at maturity.

Description of Castle Rock Industries, Inc., Professional Chemicals Corporation, T&G Management Services, Inc., and Windsor Industries, Incorporated
      Castle Rock Industries, Inc., is a holding company for Professional Chemicals Corporation, T&G Management Services, Inc., and Windsor Industries, Incorporated. Professional Chemicals Corporation and Windsor Industries, Incorporated are involved in the manufacture of professional floor cleaning products, equipment and chemicals.
Foss Manufacturing Company, Inc.

Acquisition
      On July 1, 2004, through a wholly-owned subsidiary, we purchased certain industrial/manufacturing facilities in Hampton, New Hampshire. Concurrently with the acquisition of these facilities, Foss Manufacturing Company, Inc. or Foss, has entered into a net lease for the facilities.

Purchase Terms
      The cost of the facilities, including the acquisition fee payable to Carey Asset Management was $32,170,523, an amount less than the appraised value of the facilities. We paid at closing an acquisition fee of $800,262 and an acquisition expense allowance of $160,052 to Carey Asset Management. Carey Asset Management will also receive a deferred fee of $640,209, payable in each of the next three years, but only if we achieve the six percent preferred return.

Description of the Lease
      The facilities are leased to Foss under a net lease. The tenant will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facilities. The initial term of the lease is 20 years, followed by two 10-year renewal terms unless Foss affirmatively elects not to renew. The initial aggregate annual rent under the lease is $3,194,565. Additionally, the lease provides for annual rent to be increased every thirty-six months based on the percentage increase in the CPI. Foss filed for Chapter 11 bankruptcy on September 16, 2005. The initial aggregate annual rent under our lease with Foss is $3,194,565, with annual rent increases every thirty-six months based on the percentage increase in the CPI. Since filing for bankruptcy protection on September 16, Foss has paid us an aggregate of $392,512 in partial payment for rent due under the lease.
      The occupancy rate for the facility leased to Foss was 100% from July 1, 2004 (the beginning of the initial term of the lease) through October 2005. The average effective annual rent for the facilities per square foot is $6.05 for each of 2004 and 2005.
      If Foss desires to develop the excess land at the property, due to the inability to subdivide the excess land from the remainder of the property, the property must be converted to a condominium form of ownership. In such event, Foss must give us the option of financing the construction of the additional improvements. If we decline to finance such additional improvements, Foss may construct the additional improvements at its sole expense, provided that upon completion, the condominium unit which comprises the additional improvements will be conveyed to Foss.

      There is currently no proposed program by us for the renovation, improvement or development of the facility.

Description of Financing
      On July 1, 2004, we obtained limited recourse mortgage financing from CIBC Inc. in the amount of $17,000,000 to finance a portion of the purchase price. The financing is at a fixed interest rate of 6.60% per annum for a term of 20 years maturing on July 1, 2024 with monthly payments based upon a 20 year amortization. The principal amount of the loan as of September 30, 2005 was $16,525,338. The loan may not be prepaid except during the 90 days prior to the maturity date. The loan may be defeased in full at any time after the earlier of (1) the fourth anniversary of the closing of the loan and (2) the second anniversary of the REMIC startup date. A balloon payment of $614,568 will be payable by us at maturity.

Description of Foss
      Foss is a manufacturer of specialty synthetic fibers and non-woven fabrics. Foss is a major supplier to the automotive, technical, decorative and retail industries worldwide.
TietoEnator Corporation

Acquisition
      On July 8, 2004, through a subsidiary in which we own a 40% interest, we purchased, together with CPA®:15, an affiliate, two office facilities located in Espoo, Finland, Helsinki’s prime submarket, from TietoEnator Corporation or TietoEnator. Concurrently with the acquisition, we leased the respective facilities back to TietoEnator under two separate lease agreements.

Purchase Terms
      The cost of the facilities, including the acquisition fee payable to Carey Asset Management was €79,051,596, or $97,763,109 based upon the exchange rate at the time of closing, an amount less than the appraised value of the facilities, of which CPA®:16 - Global’s portion was €31,557,523, or $39,027,189 based upon the exchange rate at the time of closing. We and CPA®:15 paid at closing an acquisition fee of $2,439,199 to Carey Asset Management, of which CPA®:16 - Global’s share was $975,680. Carey Asset Management will also receive a deferred fee of $1,951,359, our portion of which is payable in each of the next three years but only if we achieve the six percent preferred return. CPA®:16 - Global’s share of this fee is $780,544. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of $195,136.

Description of the Lease
      Each of the leases is a net lease. The tenant will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facilities. The initial term of each lease is 12.5 years. Each lease will automatically renew for three 5-year periods, unless TietoEnator affirmatively elects not to renew. The combined initial aggregate annual rent under both the leases is €5,647,776, or approximately $6,984,605 based on the exchange rate as of the time of closing, payable quarterly in equal installments which installments aggregate €1,411,944, or approximately $1,746,151 based on the exchange rate as of the time of closing. Additionally, the leases provide for annual rent increases based on a formula indexed to a cost of living index published by Statistics Finland, Inc.

Description of Financing
      We obtained limited recourse mortgage financing from Eurohypo AG in the amount of €57,200,000, or approximately $70,996,640 based on the exchange rate as of the time of the loan closing on July 13, 2004, to finance a portion of the purchase price of the facilities. The financing is at a fixed interest rate of 5.16% per annum for a term of 10 years maturing on July 8, 2014 with quarterly payments based upon a fixed amortization schedule. A balloon payment of €18,318,300, (or $22,069,888 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation prior to the maturity date) will be payable by us at maturity.

Description of TietoEnator
      TietoEnator is a supplier of high-value-added IT services in the Nordic countries, specializing in the development, implementation and operation of its customers’ IT platforms. Its customers include companies in the banking and finance, telecommunications and media, public health care, energy and forestry industries, as well as local and national Nordic governmental agencies.
Thales SA

Acquisition
      On July 26, 2004 and August 3, 2004, through a subsidiary in which we own a 35% interest, we purchased, together with CPA®:15, an affiliate, five office/research/manufacturing facilities located in (1) Guyancourt, (2) Conflans Saint Honorine, (3) Ymare, (4) Aubagne, and (5) Laval, France from subsidiaries of Deutsche Bank and Lonestar Capital. The acquisition of the facilities involved the assumption of five (5) existing leases with Thales SA.

Purchase Terms
      The cost of the facilities, including the acquisition fee payable to Carey Asset Management, was €85,475,005, or $103,186,152 based on the exchange rate at the time of closing, an amount less than the leased fee appraised value of the facilities, of which CPA®:16 - Global’s portion is €30,013,310 or $36,232,323 based on the exchange rate at the time of closing. We and CPA®:15 paid at closing an acquisition fee of €2,133,142 or $2,575,147 based on the exchange rate at the time of closing, to Carey Asset Management, of which CPA®:16 - Global’s share is $901,301. Carey Asset Management will also receive a deferred fee of €1,706,514 or $2,060,118, our portion of which is payable in each of the next three years but only if we achieve the six percent preferred return. CPA®:16 - Global’s share of this fee is $721,041. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of $180,260.

Description of the Leases
      The leases are modified net leases. As such, the tenant will pay maintenance, taxes and all other expenses associated with the operation and maintenance of the facilities. However, we are responsible for roof, facade, and structural repair (if needed) at the Guyancourt location. The assumed leases have a remaining initial term of approximately seven years, and allow for the tenant to renew for an additional nine years. The current aggregate annual rent under the leases is €8,098,927, or $9,744,717 based on the exchange rate at the time of closing, payable quarterly in advance. Additionally, the leases provide for this rent to be adjusted annually by the change in the annual French INSEE index (a common measure of inflation in France).

Description of Financing
      We have obtained limited recourse mortgage financing from Eurohypo AG in the amount of €63,500,000, or $76,656,682 based on the exchange rate as of the date of the loan closings, to finance a portion of the purchase price of the facilities. The financing has two tranches that bear interest at fixed interest rates of 5.09% and 5.12%, respectively, per annum for a term of 7 years maturing on July 26, 2011, with stated payments of principal which increase annually. A balloon payment of €16,585,406, (or $19,982,097 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation until the maturity date) will be payable by us at maturity.

Description of Thales
      Thales is a French military contractor whose global operations serve aeronautics, defense, and information technology markets worldwide. Thales is publicly traded on the Euronext Paris and Deutsche Börse, with ADR’s on the NASDAQ.

Ply Gem Industries, Inc.
     Acquisition
      On August 27, 2004, through a wholly-owned subsidiary, we acquired from Ply Gem Industries, Inc., or Ply Gem, and certain of its subsidiaries and leased to Ply Gem and several of its subsidiaries, eight industrial and warehouse facilities located in Kearney, Missouri; Martinsburg, West Virginia; Middlesex, Pennsylvania; Wallbridge, Ohio; York, Nebraska; Fair Bluff, North Carolina; Rocky Mount, Virginia and Calgary, Canada.
     Purchase Terms
      The cost of the facilities, including the acquisition fee payable to Carey Asset Management, was $37,884,817, an amount less than the appraised value of the facilities. We paid at closing an acquisition fee of $942,408 and an acquisition expense allowance of $188,482 to Carey Asset Management. Carey Asset Management will also receive a deferred fee in the total amount of $753,927, payable in each of the next three years, but only if we achieve the six percent preferred return.
     Description of Lease
      The facilities are being leased to Ply Gem and several of its subsidiaries under two net leases, one for the United States properties and one for the Canadian property. Ply Gem will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facilities. Both leases have an initial term of 20 years, with each having two 10-year renewal terms. The initial annual rent under the leases is $2,980,575 for the U.S. properties and CAD 692,329 for the Canadian property, or $529,562 based on the exchange rate at the date of closing, and both provide for annual rent increases based on percentage increases in the U.S. and Canadian CPI, respectively.
      The occupancy rate for the facilities leased to Ply Gem was 100% from August 27, 2004 (the beginning of the initial term of the lease) through October 2005. The average effective annual rent for the facilities per square foot is $1.68 for 2004 and $1.69 for 2005.
      There is no option or contract to purchase or sell any of the facilities under either of the leases.
      There is currently no proposed program by us for the renovation, improvement or development of the facilities.
     Description of Financing
      We obtained limited recourse mortgage financing from GMAC Commercial Mortgage Bank on October 22, 2004 in the amount of $17,650,000 for the U.S. facilities. Interest on the U.S. mortgage loan is at a fixed interest rate of 6.14% with monthly payments of principal and interest of $127,880 based on a 20-year amortization schedule maturing on November 1, 2024. The principal amount of the U.S. mortgage loan as of September 30, 2005 was $17,277,597. A balloon payment of $551,386 will be payable by us at maturity. The U.S. mortgage loan may be prepaid (without penalty) during the last 6 months of the term and may not be prepaid at any other time. The loan may be defeased in whole or in part, at any time that is earlier of (i) 2 years after the securitization “start-up” date or (ii) 3 years from the loan closing. On December 2, 2004, we obtained mortgage financing from GMAC Commercial Mortgage of Canada, Limited for the Canadian facility in the amount of CAD 4,250,000, or $3,591,250 based on the exchange rate on the date of the closing of the loan. Interest on the Canadian mortgage loan, which matures in 10 years on December 1, 2014, is at a fixed annual interest rate of 6.23% with monthly payments of principal and interest based on a 25-year amortization schedule. The principal amount of the Canadian mortgage loan as of September 30, 2005 was $3,588,661. A balloon payment of CAD 3,355,942 (or $2,866,645 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation prior to the maturity date) will be payable by us at maturity. The Canadian mortgage loan may not be prepaid.
     Description of Ply Gem
      Ply Gem is a leading North American manufacturer of residential exterior building products. Ply Gem offers a product line of vinyl siding and skirting, vinyl windows and doors, and vinyl and composite fencing, railing and decking that serves both the home repair and remodeling and new home construction sectors in the U.S. and Western Canada. Ply Gem also manufactures vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood windows and steel and fiberglass doors.
Xpedite Systems, Inc.
     Acquisition
      On September 16, 2004, through a wholly-owned subsidiary, we acquired from Townsend XPD, LLC, an office facility located in Tinton Falls, New Jersey, and assumed an existing lease for the facility with Xpedite Systems, Inc. or Xpedite.
     Purchase Terms
      The cost of the facility, including the acquisition fee payable to Carey Asset Management, was $15,522,251, an amount less than the appraised value of the facility. We paid at closing an acquisition fee of $386,125 and an acquisition expense allowance of $77,225 to Carey Asset Management. Carey Asset Management will also receive a deferred fee in the total amount of $308,901 payable in each of the next three years, but only if we achieve the six percent preferred return.
     Description of Lease
      The facility is currently being leased to Xpedite under a net lease that we have assumed. Xpedite will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. The lease has a remaining term through June 2016, with options for up to two additional five-year renewal terms. The initial annual rent under the lease is $1,395,000 and provides for stated rent increases in years two and seven from the date of acquisition with fair market increases during any renewal terms. Xpedite’s parent company, PTEK Holdings, has provided Xpedite with a limited guaranty of the lease in the amount of $3,600,000.
     Description of Financing
      We have obtained limited recourse mortgage financing in the amount of $10,250,000 from CIBC, Inc. Interest on the mortgage loan is at a fixed interest rate of 5.85%, based on a 22.5-year amortization schedule. The loan matures on October 1, 2016, at which point a balloon payment of $6,590,180 will be payable by us.
     Description of Xpedite
      Xpedite is an outsourced messaging firm which provides outbound messaging services via fax, email and telephone for companies around the world. Xpedite’s customers include financial services, professional associations, travel, hospitality, publishing, technology and manufacturing companies.
Huntsman International LLC

Acquisition
      On September 30, 2004, through a wholly-owned subsidiary limited partnership, we purchased certain real property in The Woodlands, Texas on which a lab/research and development building currently existed and on which two new lab/research and development buildings have since been substantially constructed. Concurrently with the acquisition of this facility, we entered into a net lease with Huntsman International LLC (formerly known as Huntsman LLC) for the existing building, and an agreement to construct the new facility and renovate portions of the existing facilities.

Purchase Terms
      The cost of the facility, including the cost of the land on which the facility has been substantially constructed and the acquisition fee payable to Carey Asset Management, is approximately $39,815,000. At closing, the property on which the facility has been substantially constructed was purchased from a third-party seller for the sum of $7,050,000. In addition, the sum of $797,985 was disbursed to and on behalf of the tenant for closing costs, reimbursement of costs in connection with the acquisition of the land, plus a portion of the acquisition fee payable to Carey Asset Management in the amount of $994,764 and an acquisition expense allowance of $198,953 paid to Carey Asset Management at closing. Carey Asset Management will receive a deferred fee of $795,812 payable in each of the next three years, but only if we achieve the six percent preferred return.

Description of the Lease
      The lease is a net lease. The tenant pays maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. The initial lease term is 17 years, followed by 4 additional renewal terms of 5 years each, at the option of the tenant. The lease provides for initial annual rent of $3,545,000. Additionally, the lease provides for annual rent to be increased each year during the initial term and each renewal term by 2% per year.

Description of Financing
      We have obtained limited recourse mortgage financing for the facility from Wells Fargo Bank National Association in the amount of $26,600,000. The mortgage financing has a fixed annual interest rate of 6.20%, a term of 17 years maturing on May 1, 2014, an amortization period of 25 years, and a monthly debt service payment of $174,651. A balloon payment of $173,753 will be payable by us at maturity.

Description of Huntsman International LLC
      The operating companies of Huntsman Corporation, including Huntsman International LLC, manufacture basic products for a variety of global industries including chemicals, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging.
Plantagen Finland Oy and Plantagen Sverige AB

Acquisition
      On December 27, 2004, through a subsidiary, we entered into a transaction with affiliates of Plantasjen ASA to purchase two retail facilities in Vantaa (Helsinki), Finland and Linköping, Sweden and to lease the facilities back to such affiliated entities, Plantagen Finland Oy, and Plantagen Sverige AB, respectively. Plantagen Finland Oy and Plantagen Sverige AB are collectively referred to as Plantagen.

Purchase Terms
      The cost of the Finland property, including the acquisition fees payable to Carey Asset Management was €15,387,460, or $20,831,543 based on the exchange rate as of the date of acquisition, an amount less than the appraised value of the facilities. We paid at closing acquisition fees of $518,198 and an acquisition expense allowance of $103,640 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred fee in the amount of $414,558, payable equally over the next three years, but only if we achieve the six percent preferred return. The cost of the Sweden property was 67,034,581 Swedish Kroner (“SEK”), or $10,075,298 based on the exchange rate as of the date of acquisition, an amount less than the appraised value of the facility. We paid at closing acquisition fees of $250,629 and an acquisition expense allowance of $50,126 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred fee in the amount of $200,503, payable equally over the next three years, but only if we achieve the six percent preferred return. The lease obligations of the tenants are guaranteed by Plantasjen ASA.

Description of Lease
      The facilities are leased to Plantagen under two separate but cross-defaulted net leases. Plantagen will pay maintenance, insurance, taxes and all other expenses associated with the operation of the facilities. The leases have 20 and 25-year initial terms in Finland and Sweden, respectively. Rent will increase annually by the increase in the respective CPI for each country. Each lease contains two 10-year renewal options. Initial annual rent under the Finland lease is €1,080,404, or $1,462,651 based on the exchange rate as of the date of acquisition. Initial annual rent under the Sweden lease is SEK4,650,750, or $699,008 based on the exchange rate as of the date of acquisition.

Description of Financing
      We obtained limited recourse mortgage financing of €10,027,094, or $13,574,680 based on the exchange rate as of the date of acquisition, in connection with the acquisition of the Finland property and limited recourse mortgage financing of SEK42,280,400, or $6,354,744 based on the exchange rate as of the date of acquisition, in connection with the acquisition of the Sweden property. Interest on the Finland and Sweden mortgage financing is fixed at annual rates of 4.81% and 5.25%, respectively, with quarterly payments of principal and interest. Both loans have a 10-year term having a maturity date of December 27, 2014 with principal amortizing 2% annually over the mortgage terms. A balloon payment of €7,535,023 (or $9,078,196 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation until the maturity date) will be paid by us at maturity on the loan for the Finland property. A balloon payment of SEK 31,533,369 (or $4,074,111 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation until the maturity date) will be payable by us at maturity on the loan for the Sweden property.

Description of Plantagen
      Plantagen Finland Oy and Plantagen Sverige AB are affiliates of Plantasjen ASA, a garden superstore chain in the Nordic region. Plantasjen ASA has over 50 stores across Norway, Sweden, and Finland. Plantasjen ASA is a portfolio company of EQT Partners, a leading private equity group in Northern Europe founded in 1994 by Investor AB, Scandinavia’s largest industrial holding company.
Pohjola Non-Life Insurance Company Ltd.

Acquisition
      On January 3, 2005, together with our affiliate, CPA®:15, and through a subsidiary, we entered into a transaction with Pohjola Non-Life Insurance Company Ltd. or Pohjola to lease to Pohjola land and a corporate office facility in Helsinki, Finland, which we had purchased from Pohjola on December 21, 2004. We purchased 40% of the interest in this facility, with the remainder purchased by CPA®:15.

Purchase Terms
      The cost of the facility, including the acquisition fee payable to Carey Asset Management was €84,049,745, or $113,513,922 based on the exchange rate as of the date of acquisition, an amount less than the appraised value of the facility. Our share of this purchase price was $45,314,939. We and CPA®:15 paid at closing acquisition fees of $2,832,184 to Carey Asset Management, of which our share was $1,132,874. Carey Asset Management is also expected to receive a deferred fee in the amount of $2,265,747, our portion of which is payable equally over each of the next three years, but only if we achieve the six percent preferred return. CPA®:16 - Global’s share of this fee is $906,299. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of $226,575.

Description of Lease
      The facility is leased to Pohjola under a net lease. Pohjola will pay maintenance, insurance, taxes and all other expenses associated with the operation of the facility. The lease has an initial term of approximately 10.5 years with a 5-year renewal option. The initial annual rent under the lease is €6,000,000, or $8,127,600 based on the exchange rate as of the date of acquisition, of which our share is $3,251,040, with annual rent increases based on the Finnish CPI.

Description of Financing
      We and CPA®:15 have obtained limited recourse mortgage financing in the amount of €62,500,000, or $84,662,500 from Eurohypo AG based on the exchange rate as of the date of acquisition, for the facility at a fixed annual interest rate of 4.59% through February 2007 and then 4.57% thereafter, with stated principal payments increasing annually over the 10-year term of the loan. The maturity date of the loan is February 15, 2015. A balloon payment of €21,587,500 (or $26,008,620 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation prior to the maturity date) will be payable by us at maturity.

Description of Pohjola
      Established in 1891, Pohjola is one of the largest Scandinavian insurance companies and financial institutions.
HMS Healthcare, Inc.

Acquisition
      On January 3, 2005, through a subsidiary, we entered into a transaction with HMS Healthcare, Inc. or HMS, to purchase an office facility in Southfield, Michigan, and lease 81.65% of the leasable space back to HMS’s subsidiary Solomon Office Associates, L.L.C., or Solomon. We assumed two leases for the remaining 18.35% of the leasable space.

Purchase Terms
      The cost of the facility, including the acquisition fees payable to Carey Asset Management, was $18,731,937, an amount less than the appraised value of the facility. We paid at closing acquisition fees of $465,969 and an acquisition expense allowance of $93,194 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred fee in the amount of $372,775, payable equally over each of the next three years, but only if we achieve the six percent preferred return. The lease obligations of Solomon are guaranteed by HMS, Sloans Lake Managed Care, Inc. and PPOM, L.L.C.

Description of Lease
      The space leased to Solomon is leased under a net lease. Solomon will pay maintenance, insurance, taxes and all other expenses associated with the operation of the facility. The lease has an initial term of 20 years with two 10-year renewal options. The Solomon lease provides for initial annual rent of $1,228,354 with stated rent increases of 6.903% every third year. One of the assumed leases provides for initial annual rent of $318,465 and expires in December 2005 and the other lease provides for initial annual rent of $62,977 and expires in December 2010. Pursuant to a management agreement with PPOM, L.L.C., we will owe a leasing commission of up to $500,000 if a lease meeting certain requirements replaces the assumed lease that expires in December 2005.

Description of Financing
      We have obtained limited recourse mortgage financing with respect to this facility, in the amount of approximately $9,100,000. The loan has a 10-year term maturing on June 1, 2030, with monthly payments of principal and interest of $53,623 based on a 25-year amortization schedule and a fixed annual interest rate of 5.08%. A balloon payment of (21,587,500 (or $293,596 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation prior to the maturity date) will be payable by us at maturity.

Description of HMS
      HMS is a non-risk bearing preferred provider organization, or PPO network which facilitates the delivery of healthcare benefits to approximately 1.6 million people. HMS’s offered services include the development and maintenance of healthcare provider networks, claims re-pricing, medical management and other ancillary services required to fully manage healthcare costs.

Clean Earth Kentucky, LLC

Acquisition
      On January 14, 2005, we completed the purchase of land and a building located in Cynthiana, Kentucky and entered into a net lease agreement with Clean Earth Kentucky, LLC or Clean Earth. The facility is a combined corporate headquarters and manufacturing facility.

Purchase Terms
      The cost of the facility, including the acquisition fee payable to Carey Asset Management, was $7,366,492, an amount less than the appraised value of the facility. We paid at closing acquisition fees of $183,246 and an acquisition expense allowance of $36,649 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred fee in the total amount of approximately $146,597, payable equally over each of the next three years, but only if we achieve the six percent preferred return.

Description of the Lease
      The facility is leased to Clean Earth under a net lease. Clean Earth will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. The initial term of the lease is 20 years, followed by two 10-year renewal terms at the option of Clean Earth. The initial aggregate annual rent for the first year under the lease is $710,500 with annual rent increases based on the percentage increase in the CPI.

Description of Financing
      We obtained limited recourse mortgage financing of $4,550,000 from J.P. Morgan Chase Bank with a fixed annual interest rate of 6.08% to finance a portion of the purchase price. We will make monthly principal and interest payments of $32,808 during the financing’s 20-year term. The maturity date of the loan is February 1, 2025. A balloon payment of $138,063 will be payable by us at maturity.

Description of Clean Earth
      Clean Earth is a leading national manufacturer of environmental clean-up and refuse trucks. Clean Earth manufactures sewer machines, street sweepers, and refuse trucks, primarily through a network of dealers covering all 50 states and Canada. Clean Earth believes that its dealer network diversifies its customer base and allows it to target smaller accounts not adequately served by its larger competitors.
Precise Technology, Inc.

Acquisition
      On January 18, 2005, through a wholly-owned subsidiary, we acquired from Precise Technology, Inc., or Precise, a Delaware corporation, land and a two-story office/manufacturing building located in Buffalo Grove, Illinois and entered into a net lease with Precise. On October 30, 2003, CPA® :15 had also acquired from and leased to Precise industrial facilities located in Excelsior Springs, Missouri, St. Petersburg, Florida, West Lafayette, Indiana, North Versailles Township, Pennsylvania and Buffalo Grove, Illinois.

Purchase Terms
      The cost of the facility, including the acquisition fee payable to Carey Asset Management, was $16,469,372, an amount less than the appraised value of the facility. We paid at closing acquisition fees of $409,686 and an acquisition expense allowance of $81,937 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred fee in the total amount of $327,749, payable equally over each of the next three years, but only if we achieve the six percent preferred return.

Description of Lease
      The facility is leased to Precise under a net lease. Precise will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. The initial term of the lease is 20 years, followed by two 10-year renewal terms at the option of Precise. The initial aggregate annual rent for the first year under the lease is $1,447,625, with rent increases every second year based on the CPI. Precise Technology Group, Inc., Precise’s parent, and four of its subsidiaries will guarantee the performance of the lease.

Description of Financing
      We will endeavor to obtain limited recourse, fixed rate mortgage financing at the current market rate with respect to this facility of approximately $10,500,000, having a 20-year term. However, there can be no assurance that we will be successful in obtaining financing on the terms described.

Description of Precise
      Precise is a leading manufacturer of injection molded precision plastic products. Precise’s three primary markets are personal care, healthcare and food & beverage. Precise works with clients such as Procter & Gamble, The Gillette Company and Colgate-Palmolive to improve their manufacturing process and increase product quality while lowering costs. Precise provides total project management, which involves managing a product from conception and design to manufacture and assembly and other value-added services, including mold repair and maintenance, decoration, assembly and packaging.
IDS Group Limited, LFD Manufacturing Limited and IDS Logistics (Thailand) Ltd.

Acquisition
      On January 27, 2005, we purchased, through a wholly-owned subsidiary, a 49% interest in Borneo Agencies Limited, which owns two warehouse/manufacturing facilities located in Lamlukka and Bangpa-In, Thailand and entered into net lease agreements with LFD Manufacturing Limited of LFD and IDS Logistics (Thailand) Limited or IDS (Thailand) (collectively, the “tenants”). The remaining 51% is held by Thai citizens, as required by Thai law. The leases are guaranteed by the tenants’ parent, IDS Group Limited or IDS Group. This transaction is structured so that we will receive substantially 100% of the economic benefits of ownership of the properties.

Purchase Terms
      The total cost of the properties, including the acquisition fee payable to Carey Asset Management, was 911,108,620 Thai Baht (“THB”), or $23,688,824 based on the exchange rate on the date of closing. We paid at closing an acquisition fee of THB 22,664,394 or $589,274 based on the exchange rate at the time of closing, of which Carey Asset Management will also receive a deferred fee of THB 18,131,515 or $471,419, based on the exchange rate at the time of closing payable in each of the next three years but only if we achieve the six percent preferred return. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of THB 4,532,879 or $117,855, based upon the exchange rate at the time of closing.
      In connection with the acquisition, we are committed to funding an expansion, at the option of the lessee, at both properties. The amount applicable to the proposed expansions is THB 135,000,000, or approximately $3,510,000 based on the exchange rate as of the date of closing for the Lamlukka property and THB 80,000,000, or approximately $2,080,000 based on the exchange rate of as of the date of closing for the Bangpa-In property.

Description of the Lease
      The facilities are leased to the tenants under two net leases. The leases have terms of 15 years with an automatic five-year renewal period. The tenants have the right to renew, by notice of not less than 18 months prior to the end of the initial term, for a period in excess of five years but less than or equal to 15 years. The leases require the tenants to pay maintenance, insurance, taxes and all other expenses associated with the operation of the facilities. The leases provide for initial annual rent of THB 57,502,500, or approximately $1,495,065 based on the exchange rate as of the date of closing. The leases provide for rent increases every third year based on the percentage increase in the CPI of Thailand.

Description of Financing
      In connection with the purchase, we obtained limited recourse mortgage financing of THB 440,000,000, or approximately $15,340,000 based on the exchange rate as of the date of closing from AIG Global Real Estate Investment Corp. Interest on the mortgage financing is a fixed annual interest rate of 7.15% with quarterly payments of principal and interest with stated principal payments increasing over the term of the loan. The mortgage financing has a 13.5-year term maturing on April 1, 2018. In the event the expansion takes place, we have the ability to increase our borrowing under the loan facility by THB 150,000,000, or approximately $3,900,000 based on the exchange rate as of the date of closing, to partially fund the expansion, at substantially the same terms as the original borrowing. A balloon payment of THB 97,020,000 (or $4,831,200 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation until the maturity date) will be payable by us at maturity.

Description of IDS Group, LFD and IDS (Thailand)
      IDS Group is a multinational marketing company, logistics provider and contract manufacturer focusing on serving brand owners of consumer and healthcare products who wish to penetrate the Greater China and Association of South East Asian Nations (ASEAN) region, including Hong Kong, Taiwan, Thailand, Malaysia, Singapore, the Philippines, Indonesia and Brunei.
      LFD is the manufacturing operation for the IDS Group in Thailand. IDS (Thailand) is the logistics operation for the IDS Group in Thailand.
Finisar Corporation

Acquisition
      On February 4, 2005, through a wholly-owned subsidiary, we acquired land and a two-story industrial building in Allen, Texas from FSI International, Inc., and land and a two-story office/research and development building in Sunnyvale, California from Finisar Corporation or Finisar, and leased each facility to Finisar.

Purchase Terms
      The cost of the facilities, including the acquisition fee payable to Carey Asset Management, was $29,292,330. We paid at closing an acquisition fee of $728,665 and an acquisition expense allowance of $145,733 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred fee in the total amount of approximately $582,932, payable in each of the next three years, but only if we achieve the six percent preferred return.

Description of Lease
      The facilities are leased to Finisar under a net lease. Finisar will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facilities. The initial term of the lease is 15 years, followed by two 10-year renewal terms at the option of Finisar. The initial aggregate annual rent for the first year under the lease is scheduled to be $2,950,510, payable quarterly in advance in equal installments. Additionally, the lease provides for annual basic rent to be increased annually by 2.25% over the basic rent then in effect. As additional security, Finisar posted a security deposit of $2,950,510 in the form of a letter of credit for the entire duration of the lease but subject to reductions if Finisar achieves certain creditworthiness tests.

Description of Financing
      We obtained limited recourse mortgage financing from Wells Fargo Bank, National Association in the principal amount of $17,000,000 for the facilities, at a fixed interest rate of 5.96% for a term of 15 years maturing on March 1, 2020, which financing requires the payment of equal monthly principal and interest installments of $121,401 based upon a 20-year amortization schedule. A balloon payment of $6,659,657 will be payable by us at maturity.

Description of Finisar
      Finisar is a provider of components used in high-speed/high volume data transmission. Headquartered in Sunnyvale, CA, Finisar designs, manufactures and markets fiber optic modules for data communications and network performance test systems.
MetalsAmerica, Inc.

Acquisition
      On February 9, 2005, through a wholly-owned subsidiary, we acquired from MetalsAmerica, Inc., and leased to MetalsAmerica and PPB Technologies, Inc., P.P.B. Technologies, Inc., Talco Metals Company, and The International Metals & Chemicals Group, each an affiliate of MetalsAmerica, or collectively, MetalsAmerica, a facility in Shelby, North Carolina consisting of land and a one-story industrial building.

Purchase Terms
      The cost of the facility, including the acquisition fee payable to Carey Asset Management and one-half the transaction costs, was $7,436,520. We paid at closing an acquisition fee of $183,246 and an acquisition expense allowance of $36,649 to Carey Asset Management and one-half of the transaction costs in the amount of $70,028. Carey Asset Management is also expected to receive a deferred fee in the total amount of approximately $146,597, payable in each of the next three years, but only if we achieve the six percent preferred return.

Description of Lease
      The facility is leased to MetalsAmerica under a net lease. MetalsAmerica will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. The initial term of the lease is 20 years, followed by two 10-year renewal terms at the option of MetalsAmerica. The initial aggregate annual rent is scheduled to be $651,000, payable quarterly in advance in equal installments of $162,750. Annual basic rent is increased every five years by the percentage increase in the CPI over such period. Additionally, MetalsAmerica posted a cash deposit of $228,130 to secure the completion of certain post-closing obligations, which cash deposit may thereafter be substituted by MetalsAmerica with a letter of credit, to be held until completion of the post-closing obligations.

Description of Financing
      We obtained limited recourse mortgage financing from Morgan Stanley Mortgage Capital Inc. in the principal amount of $4,000,000 for the facility, at a fixed interest rate of 5.84% for a term of 20 years maturing on March 1, 2025. The financing requires payment of equal monthly principal and interest installments of $28,289 based upon an amortization schedule of 20 years. A balloon payment of $118,963 will be payable by us a maturity.

Description of MetalsAmerica
      MetalsAmerica is one of three operating companies that make up the International Metals & Chemicals Group. IMC Group is the world’s largest producer of copper electroplating anodes and a major supplier of other metals and chemicals for use mostly by the electroplating industry. The IMC Group is the market leader in the anode industry, controlling an estimated 15.2% of world production and 47.8% of the U.S. market. IMC Group uses a patented process technology called continuous vertical upcasting, which together with IMC Group’s unique technology allows IMC Group to produce copper anodes superior in quality and at a lower cost than the techniques their competitors use.
Rinker Materials PolyPipe, Inc.

Acquisition
      On February 25, 2005, through a wholly-owned subsidiary, we acquired from Rinker Materials Polypipe, Inc. and leased back to Rinker Materials Polypipe, Inc. and its affiliate Pipe Liners, Inc., or collectively, PolyPipe, certain industrial/ manufacturing facilities in Fernley, Nevada, Sandersville, Georgia, Erwin, Tennessee and Gainesville, Texas.

Purchase Terms
      The cost of the facilities, including the acquisition fee payable to Carey Asset Management was $8,713,508. We paid at closing an acquisition fee of $216,754 and an acquisition expense allowance of $43,351 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred fee in the total amount of approximately $173,403, payable in each of the next three years, but only if we achieve the six percent preferred return.

Description of Lease
      The facilities are leased to PolyPipe under a net lease. PolyPipe will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facilities. The initial term of the lease is 20 years, followed by two 10-year renewal terms at the option of PolyPipe. The initial aggregate annual rent for the first year under the lease is scheduled to be $786,600, payable quarterly in advance in equal installments of $196,650. Additionally, the lease provides for annual basic rent to be increased every three years by the percentage increase in the CPI over such period. As additional security, PolyPipe posted a security deposit of $131,100 in cash (equal to two months of annual basic rent) for the entire duration of the lease.

Description of Financing
      We obtained limited recourse mortgage financing from GE Commercial Finance Business Corporation in the principal amount of $5,000,000 at a fixed rate of 6.5% for a term of 20 years maturing on April 1, 2025. The financing requires the payment of equal monthly principal and interest installments of $37,279 based on a 20 year amortization schedule. No balloon payment will be payable by us at maturity.

Description of PolyPipe
      PolyPipe is one of the largest manufacturers of polyethylene pressure pipe in North America. PolyPipe has over 300 customers comprised of both distributors and end-users, which include gas utilities throughout North America. PolyPipe focuses on the industrial, wastewater, and oil and gas industries.
Telcordia Technologies, Inc.

Acquisition
      On March 15, 2005, through a wholly-owned subsidiary, we purchased from Telcordia Technologies, Inc. or Telcordia certain office/retail facilities located in Piscataway, New Jersey. Concurrently with the acquisition of the facilities, Telcordia entered into a net lease for the facilities.

Purchase Terms
      The cost of the facilities, including the acquisition fee payable to Carey Asset Management was $116,459,046, an amount less than the appraised value of the facilities. We paid an acquisition fee of $1,291,225 and an acquisition expense allowance of $581,633 to Carey Asset Management. Carey Asset Management will also receive a deferred fee in the total amount of $1,035,306 payable in installments over each of the next three years, but only if we achieve the six percent preferred return.

Description of the Lease
      The lease is a net lease. Telcordia will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facilities. The initial term of the lease is 18.5 years, followed by four 5-year renewal terms at the option of Telcordia. The initial aggregate annual rent under the lease is $8,913,190, payable monthly in equal installments of $742,766. Additionally, the lease provides for annual rent to be increased by CPI.
      The occupancy rate for the facilities leased to Telcordia was 100% from March 15, 2005 (the beginning of the initial term of the lease) through October 2005. The average effective rent per square foot for each of 2004 and 2005 is $10.
      Database Service Management, Inc., Telcordia Technologies International, Inc., Granite Systems, Inc., Granite Systems Holding Company, Inc., Mediterranean Ventures, LLC, Italy Holdings, LLC, and Mesa Solutions, Inc., each a subsidiary of Telcordia, have guaranteed Telcordia’s obligations under the lease, pursuant to a Subordinate Guaranty and Suretyship Agreement delivered by each of them to our subsidiary at closing.
      Telcordia has a right of first refusal exercisable within 15 days following receipt from us of a contract for the sale of the leased premises to a third party purchaser (unaffiliated with us or the tenant).
      There is currently no proposed program by us for the renovation, improvement or development of the facilities.

Description of Financing
      On March 15, 2005, we obtained limited recourse mortgage financing from Morgan Stanley Mortgage Capital, Inc. in the amount of $79,686,000 to finance a portion of the purchase price of the facilities. The financing is at a fixed interest rate of 5.49% for a term of 10 years maturing on April 1, 2015. Monthly payments of interest only are due for the first two years of the financing with monthly payments of principal and interest of $464,849 due thereafter, based on a 28-year amortization schedule. The principal amount of the loan as of September 30, 2005 was $79,686,000. A balloon payment of $68,238,285 will be payable by us at maturity. The loan may not be prepaid except during the 90 days prior to the maturity date. The loan may be defeased in full at any time after the earlier of (i) the third anniversary of the loan closing, and (ii) the second anniversary of the REMIC startup date.

Description of Telcordia
      Telcordia provides a variety of telecom networking and operations software, as well as consulting and training services. The company’s products and services provide the infrastructure behind the daily operations of carriers worldwide, used for functions such as network design, customer care and billing, service activation, and workforce management.
Summary Financial Data
      Summarized financial information derived from the unaudited condensed consolidated financial statements for the six-month period ended July 31, 2005 and the audited consolidated financial statements of Telcordia Technologies, Inc. for the years ended January 31, 2005, 2004 and 2003 is as follows (in thousands):

	Six Months	Year Ended January 31,
	Ended
	July 31, 2005	2005	2004	2003

Net sales	$384,437	$881,652	$899,476	$1,087,162
Operating (loss) income	(6,759)	133,680	149,702	193,811
(Loss) income from continuing operations	(16,817)	111,525	113,448	153,909
Net (loss) income	(16,817)	110,108	124,807	161,716
Cash flows (used in) provided by operating activities	(66,192)	275,250	140,755	342,444
Cash flows used in investing activities	(903,195)	(11,757)	(15,602)	(12,430)
Cash flows used in financing activities	(1,050,095)	(258,672)	(124,891)	(331,635)
Current assets	204,789	152,230	114,278	N/A
Non-current assets	1,676,625	2,054,608	2,121,143	N/A
Current liabilities	362,448	491,528	423,621	N/A
Non-current liabilities	1,214,487	326,517	320,659	N/A

The Hinckley Company

Acquisition
      On May 6, 2005, through a 70% interest in a limited liability company, we completed the purchase of land and manufacturing facilities located in Stuart, Florida, Southwest Harbor and Trenton, Maine from The Talaria Company, LLC (doing business as The Hinckley Company or Hinckley) and entered into a ground lease with respect to land and buildings located in Portsmouth, Rhode Island which ground lease gives us the right to purchase such property at any time during the term of such ground lease for one dollar and entered into a net lease with Hinckley (which net lease is a sublease with respect to the Portsmouth, Rhode Island property). CPA®:15 owns the remaining 30% interest in the limited liability company.

Purchase Terms
      The cost of the facilities, including the acquisition fee payable to Carey Asset Management, was $58,318,586 of which CPA®:16 — Global’s share was $40,884,031. We and CPA® — :15 paid at closing an acquisition fee of $1,452,880 to Carey Asset Management, of which our share was $1,017,016. Carey Asset Management will also receive a deferred fee in the total amount of $1,162,304, our portion of which is payable in installments over each of the next three years, but only if we achieve the six percent preferred return CPA®:16 — Global’s share of this fee is $813,613. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of $203,403.

Description of Lease
      The facilities are leased to Hinckley under a net lease. Hinckley will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facilities. The initial term of the lease is 25 years, with two 5 year renewal terms followed by two 10 year renewal terms unless Hinckley affirmatively elects not to renew the lease. The initial aggregate annual rent under the lease is $5,161,500, payable monthly in equal installments of $430,125. Additionally, the lease provides for rent increases every four years beginning with the fourth anniversary of the lease term based on increases in the CPI.
      Talaria Holding LLC, and Talaria Holdings, Inc. have guaranteed Hinckley’s obligations under the lease, pursuant to a Guaranty and Suretyship Agreement, dated May 6, 2005.

Description of Financing
      In connection with the purchase, we obtained limited recourse mortgage financing from Well Fargo Bank, N.A. in the amount of $35,000,000 at a fixed interest rate of 6.26% per annum, for a term of 20 years maturing on June 1, 2025, with monthly payments of principal and interest of $256,029 based upon a 20 year amortization schedule. A balloon payment of $805,900 will be payable by us at maturity.

Description of Hinckley
      Founded in 1928, Hinckley is a yacht building and servicing business in the United States.
MetoKote Corporation

Acquisition
      On May 27, 2005, through a wholly-owned subsidiary, we purchased from MetoKote Corporation, or MetoKote, land and industrial/manufacturing facilities located in Huber Heights, Sheffield Village and Lima, Ohio; Lebanon, Tennessee; Peru, Illinois and from MetoKote Canada Limited or MetoKote Canada land and industrial/manufacturing facilities located in Ontario, Canada and leased them back to MetoKote for the U.S. properties and to MetoKote Canada for the Canadian property. MetoKote Canada’s lease is guaranteed by MetoKote.
      On July 15, 2005, through a wholly-owned subsidiary, we purchased from MetoKote de Mexico, or MetoKote Mexico, an industrial/manufacturing facility located in Ramos Arizpe, Coahuila, Mexico. MetoKote Mexico’s lease is guaranteed by MetoKote Corporation.

Purchase Terms
      The cost of the U.S. facilities, including the acquisition fee payable to Carey Asset Management, was $28,413,613. We paid at closing an acquisition fee of $706,806 to Carey Asset Management. Carey Asset Management will receive a deferred fee in the total amount of $565,445 payable in three equal annual installments over the next three years, but only if we achieve the preferred return of six percent. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of $141,361. The cost of the Canadian facility, including the acquisition fee payable to Carey Asset Management, was CAD 12,464,104, or $9,892,146 based on the exchange rate as of the date of closing. We paid at closing an acquisition fee of $246,073 to Carey Asset Management. Carey Asset Management is also expected to receive a deferred fee in the total amount of $196,859 payable in three equal annual installments over the next three years, but only if we achieve the preferred return of six percent. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of $49,215.
      The cost of the Mexican facility, including acquisition fee payable to Carey Asset Management, was $3,782,168. We paid at closing an acquisition fee of $91,496 to Carey Asset Management. Carey Asset Management will receive a deferred fee in the total amount of $73,197, payable in three equal annual installments over the next three years, but only if we receive the preferred return of six percent. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of $17,476.

Description of the Lease
      The facilities are being leased under three net leases, one for the U.S. properties which are leased to MetoKote, one for the Canadian property which is leased to MetoKote Canada and one for the Mexican property which is leased to MetoKote Mexico. Under each of the leases, MetoKote, MetoKote Canada and MetoKote Mexico will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the respective facilities. The leases for the U.S. properties and the Canadian property each have an initial term of 20 years with two 10-year renewal terms. The initial annual rent under the lease for the U.S. properties is $2,470,500 and under the lease for the Canadian property is CAD 1,083,726, or $855,493 based on exchange rate as of the date of closing and both leases provide for annual rent increases based on increases in the U.S. and Canadian CPI, respectively. The Mexican facility is leased to MetoKote Mexico. The lease has an initial term of 20 years with two 10-year renewal terms. The initial annual rent under the lease is $334,800, paid in quarterly installments of $83,700. Additionally, the lease provides for annual rent to be increased annually based on increases in the Mexican CPI.

Description of Financing
      We obtained limited recourse mortgage financing from CIBC, Inc. on May 27, 2005 in the amount of $20,000,000 for the U.S. facilities. Interest on the U.S. mortgage financing is at a fixed rate of 5.70% with monthly payments of interest only for the first year and monthly payments of principal and interest of $143,819 based on a 19 year amortization schedule. The maturity date on the U.S. loan is June 1, 2025. A balloon payment of $532,736 will be payable by us at maturity. We obtained limited recourse mortgage financing from Canadian Imperial Bank of Commerce, New York Agency on June 3, 2005 in the amount of CAD 7,491,600, or $6,000,000 based on the exchange rate on the date of the financing closing, for the Canadian facility. Interest on the Canadian mortgage financing is at a fixed rate of 5.63% with monthly payments of principal and interest of CAD 46,297 or $36,744 based on the exchange rate at the time of the closing based on a 25 year amortization schedule. The maturity date on the Canadian loan is June 3, 2015. A balloon payment of CAD 5,794,833 (or $4,949,946 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation until the maturity date) will be payable by us at maturity.

Description of MetoKote Corporation, MetoKote Canada Limited and MetoKote de Mexico
      MetoKote provides a full suite of outsourced industrial coating services to manufacturers in North America, Brazil, Mexico, and Europe. MetoKote serves over 800 customers in the automotive, agricultural, and construction industries. MetoKote operates 15 stand-alone general purpose coating facilities and 16 coating facilities located inside its customers’ plants. Privately held, MetoKote is controlled by its primary equity sponsor, J.P. Morgan Partners.
Hellweg Die Profi-Baumärkte Gmbh and Co.

Acquisition
      On June 9, 2005 through a subsidiary in which we own a 25% interest and our affiliate CPA®:15 owns a 75% interest, we purchased from Hellweg Die Profi-Baumärkte Gmbh and Co. or Hellweg, sixteen retail facilities located at various locations in Germany. We entered into a lease agreement with respect to facilities located in the German cities of Arnstadt, Borken, Bünde, Dorsten, Duisburg, Freiberg, Gütersloh, Bad Salzungen, Monheim, Oberhausen, Osnabrück, Rodewisch, Schmalkalden, St. Augustin, Stendal, and Wuppertal.

Purchase Terms
      The cost of the facilities, including the acquisition fee payable to Carey Asset Management and transaction costs, was €126,258,935, or $154,364,173 based on the exchange rate on the date of closing, an amount less than the fee-simple appraised value of the facilities, of which CPA®:16 — Global’s share was €31,682,954, or $38,735,579.
      We and CPA®:15 paid at closing an acquisition fee of €3,152,533 or $3,584,286 based on the exchange rate at the time of closing, of which CPA®:16 — Global’s share was €788,133 or $963,572. Carey Asset Management will also receive a deferred fee of €2,522,026 or $3,083,429, based on the exchange rate at the time of closing, our portion of which is payable in each of the next three years but only if we achieve the six percent preferred return. CPA®:16 — Global’s share of this fee is €630,507 or $770,857. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of €157,627 or $192,714, based upon the exchange rate at the time of closing.

Description of Lease
      The facilities are leased to Hellweg under a net lease. Hellweg will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facilities. The initial term of the lease is 25 years, followed by one 5-year renewal term at the option of Hellweg. The initial aggregate annual rent for the first year under the lease is €10,266,686, or $12,552,050 based on the exchange rate on the date of closing, of which our share is €2,566,671, or $3,138,012 based on the exchange rate on the date of closing, payable monthly in advance in equal installments of € 855,557, or $1,046,004 based on the exchange rate on the date of closing, of which our share is €213,889, or $261,501 based on the exchange rate on the date of closing. Additionally, the lease provides for annual basic rent to be increased every two years by the percentage increase in the German CPI over such period. Additionally, Hellweg will post a security deposit of €1,283,336, or $1,569,007 based on the exchange rate on the date of closing, to secure Hellweg’s obligations under the lease.

Description of Financing
      We obtained limited recourse mortgage financing from Skandinaviska Enskilda Banken AB in the principal amount of €87,000,000, or $106,366,200 based on the exchange rate on the date of closing, for the facilities, at a fixed interest rate of 4.55% for a term of 10 years maturing on May 27, 2015, with stated principal payments which increase annually. A balloon payment of €15,551,250 (or $18,736,146 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation until the maturity date) will be payable by us at maturity.

Description of Hellweg
      Hellweg is a leading Do-It-Yourself retailer in Germany. Hellweg operates 70 locations in Germany and 7 in Austria.
Career Education Corporation
     Acquisition
      On June 24, 2005, through a wholly-owned subsidiary, we purchased an office building located in Nashville, Tennessee and assumed the lessor’s interest under a lease with the International Academy of Design and Technology Nashville, LLC, or IADT. Career Education Corporation, or CEC, has guaranteed IADT’s financial obligations under the lease pursuant to a guaranty.
     Purchase Terms
      The cost of the facility, including the acquisition fee payable to Carey Asset Management, was $10,540,705. We paid an acquisition fee of $259,162 and an acquisition expense allowance of $49,500 to Carey Asset Management. Carey Asset Management will also receive a deferred fee in the total amount of $207,330, payable in installments over each of the next three years, but only if we receive the six percent preferred return.
     Description of the Lease
      The facility is leased to IADT under an existing lease. IADT will pay its proportionate share of the maintenance, insurance, taxes and other expenses associated with the operation and maintenance of the facility. The initial term of the lease is 15.25 years, followed by two five-year renewal terms at the option of IADT. The initial annual rent is $474,728, payable monthly in equal installments of $39,561. Additionally, the lease provides for scheduled annual rent increase of various amounts.
     Description of Financing
      We obtained limited recourse mortgage financing in the amount of $6,500,000 to finance a portion of the purchase price of the facility. The financing is at a fixed annual interest rate of 5.86%, for a term of 14 years maturing on July 1, 2019, with monthly principal and interest payments based on a 27 year amortization schedule. A balloon payment of $4,787,306 will be payable by us at maturity.

     Description of Design & Technology Nashville
      The IADT-Nashville School is a new school started by CEC in 2004, and is one of six schools owned by CEC with career-based curricula for Visual Communication and Design Technologies. CEC is one of the largest on-campus providers of private, for-profit, post-secondary education operating in 82 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates. CEC offers doctoral degree, master’s degree, bachelor’s degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and the design technologies, information technology, business studies, culinary arts and health education.
Police Prefecture, French Government
     Acquisition
      On July 14, 2005, we and CPA 15, each through a 50% interest, jointly acquired land and an office building located in Paris, France from Immeubles J-L L-P SAS and SNC Paris 13ME and assumed an existing net lease with the Police Prefecture, French Government, or the French Government.
     Purchase Terms
      The cost of the facility, including the acquisition fee payable to Carey Asset Management, was €88,212,240, or $106,648,598 based on the exchange rate at the date of closing, of which CPA®:16 — Global’s share was €44,106,120 or $53,324,299. We paid at closing an acquisition fee of €2,044,148, or $2,471,375 based on the exchange rate at the date of closing, of which CPA®:16 — Global’s share was €1,022,074 or $1,235,687 to Carey Asset Management Corp. Carey Asset Management is also expected to receive a deferred fee in the total amount of approximately €1,635,319, or $1,977,101 based on the exchange rate at the date of closing of which our share is €817,660 or $988,550, payable in three equal annual installments over the next three years, but only if we achieve the six percent preferred return. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of €211,682, or $255,923, based on the exchange rate at the date of closing.
     Description of the Lease
      The facility is leased to the French Government under an existing net lease. We and CPA 15 are jointly responsible for certain structure maintenance, repair and replacement obligations, as well as the cost of land and office tax. The initial term of the lease was 15 years, with 14 years remaining, with no renewal options. The initial aggregate annual rent, as of July 1, 2005 is €5,392,873, or $6,519,983 based on the exchange rate at the date of closing, paid in equal installments quarterly in advance. Additionally, the lease provides for annual rent increases based on the French National Construction Index, or INSEE.
     Description of Financing
      We obtained limited recourse mortgage financing from Societe Generale in the amount of €65,000,000, or $78,585,000 based on the exchange rate at the date of closing, to finance a portion of the purchase price of the facility. The financing is at fixed interest rates of 4.45% and 4.25% per annum (Euro denominated) for a term of 15 years maturing on August 5, 2015, with payments based upon an 11% amortization of the original principal amount on a sliding schedule over the term of the loan. A balloon payment of €29,087,500 (or $35,044,620 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation until the maturity date) will be payable by us at maturity.
     Description of French Government
      The facility is utilized by the Paris Police Department. Specifically, it serves as the city headquarters for the Paris Traffic Department as well as a “Prefecture de Police.” “Prefecture de Police” is responsible for, among other things, the security of Paris, motor vehicle registration and traffic control, and management of the police and firefighters. In this case the facility is the headquarters for the 13th Arrondissement, more commonly referred to as the “Rive Gauche.”

John McGavigan Limited

Acquisition
      On August 18, 2005, through a wholly-owned subsidiary, we purchased land and an industrial/manufacturing facility in Bishopbriggs, Glasgow (Scotland) and entered into a net lease agreement with John McGavigan Limited, or McGavigan, a subsidiary of Advanced Decorative Systems.

Purchase Terms
      The cost of the property, including the acquisition fee payable to Carey Asset Management, was £6,759,874, or $12,209,008 based on the exchange rate for the Pound Sterling as of the date of closing. We paid at closing an acquisition fee of £168,194, or $303,775 based on the exchange rate as of the date of closing and an acquisition expense allowance of £32,125, or $58,021 based on the exchange rate as of the date of closing to Carey Asset Management. Carey Asset Management is also expected to receive a deferred fee in the total amount of approximately £134,555, or $243,020 based on the exchange rate as of the date of closing payable in three equal annual installments over the next three years, but only if we achieve the six percent deferred return.

Description of the Lease
      The property is leased to McGavigan under a triple net lease and is guaranteed by Advanced Decorative Systems, Inc., Advanced Decorative Systems Limited and Kaumagraph Flint Corporation. McGavigan will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. The lease has a term of 20 years and does not provide for any renewal terms. The initial annual rent under the lease is £565,400, or $1,021,169 based on the exchange rate as of the date of closing paid in quarterly installments of £141,350, or $255,292. Additionally, the lease provides for annual rent increases based on increases in the general index of retail prices as published by the Office for National Statistics in the UK or RPI.

Description of Financing
      We obtained limited recourse mortgage financing from Deutsche Bank, AG, London Branch, in the amount of £4,225,000, or $7,630,773 based on the exchange rate as of the date of closing at a fixed annual interest rate of 6.091% for a term of 10 years maturing on October 20, 2015. A balloon payment of £3,638,781 (or $6,414,444 based on the exchange rate as of September 30, 2005 which may be subject to fluctuation prior to the maturity date) will be payable by us at maturity.

Description of McGavigan
      McGavigan is the UK division of Advanced Decorative Systems, formerly a division of Pressac plc., an independent manufacturer of automotive instrument dials and appliqués (formed or printed products, which include car instruments panels and backgrounds, dials, audio button and other dials).
Bob’s Discount Furniture, LLC

Acquisition
      On August 18, 2005, through a wholly-owned subsidiary, we acquired from 70 Jewett City Road, LLC certain real property in Norwich, Connecticut on which a one story, warehouse/distribution building currently exists and entered into a net lease with Bob’s Discount Furniture, LLC or BOBS as well as an agreement to construct an approximately 271,000 square foot addition to the facility.

Purchase Terms
      The cost of the facility, including our maximum share of the cost of construction of the addition to the facility and the acquisition fee payable to Carey Asset Management, was approximately $22,937,650. We will fund the construction of the facility addition subject to a maximum of $12,500,000. We paid at closing an acquisition fee of $564,496 to Carey Asset Management. Carey Asset Management will receive a deferred fee in the total amount of $451,597 payable in three equal annual installments over the next three years, but only if we achieve the preferred return of six percent. We paid an acquisition expense allowance to Carey Asset Management in connection with this transaction of $107,819.

Description of Lease
      The facility is leased to BOBS under a net lease. BOBS will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. There is a maximum primary construction term of seven and a half months on the lease. This is followed by an initial term of the lease of 20 years, with two 5-year renewal terms. While the current annual rent is $954,000 payable in equal quarterly installments of $238,500, it is estimated that upon completion of construction of the addition to the facility the initial aggregate annual rent under the lease will be approximately $2,172,750, payable in equal quarterly installment of $543,188. Additionally, the lease provides for rent increases after the first two years and then every two years thereafter based on increases in the CPI over such period. During the primary construction term, the rent with respect to the addition to the facility will be payable monthly in an amount equal to a percentage equal to LIBOR plus 300 basis points of the funds we expend with respect to the addition.

Description of Financing
      We will endeavor to obtain limited recourse, fixed rate mortgage financing at the current market rate with respect to this facility of approximately $15,400,000, having a 10-year term and an amortization period of not more than 30 years. However, there can be no assurance that we will be successful in obtaining financing on the terms described.

Description of BOBS
      BOB’s is a home furniture retailer, offering BOB’s branded products in 20 stores located throughout Connecticut, Maine, New Hampshire and Massachusetts.
Advanced Circuits, Inc.

Acquisition
      On September 20, 2005, through a wholly-owned subsidiary, we acquired from RJCS LLC a manufacturing and office facility located in Aurora, Colorado.

Purchase Terms
      The cost of the facility, including the acquisition fee payable to Carey Asset Management, was $5,260,602. We paid at closing an acquisition fee of $130,890. Carey Asset Management will receive a deferred fee in the total amount of $104,712 payable in three equal installments over the next three years, but only if we achieve the six percent preferred return. We paid an acquisition expense allowance of $25,000 to Carey Asset Management in connection with this transaction.

Description of Lease
      The facility is leased to Advanced Circuits, Inc., or Advanced Circuits, under a net lease. Advanced Circuits will pay maintenance, insurance, taxes and all other expenses associated with the operation and maintenance of the facility. The lease has a term of 15 years and provides for two additional renewal terms of 10 years each, at the option of the tenant. The initial annual rent under the lease is $482,500, payable in quarterly installments of $120,625. Additionally, the lease provides for annual rent increases every three years based on increases in the CPI over such period.

Description of Financing
      We will endeavor to obtain limited recourse, fixed rate mortgage financing at the current market rate with respect to this facility of approximately $3,425,000, having a 15-year term and an amortization period of not more than 30 years. However, there can be no assurance that we will be successful in obtaining financing on the terms described.

Description of Advanced Circuits
      Advanced Circuits is a quick-turn printed circuit board manufacturer that specializes in producing engineering prototypes and production boards. Advance Circuits’ headquarters are located in Aurora, Colorado.
DESCRIPTION OF OTHER INVESTMENTS
      W. P. Carey has begun utilizing its expertise in net lease financing to offer mortgages when they may be more appropriate than traditional sale-leaseback financing. W. P. Carey seeks to take advantage of opportunities to make investments, consistent with our investment objectives and policies, in loans secured by real estate assets where such investments are available and advantageous to us. See “Investment Objectives, Procedures and Policies — Types of Investments.”
      High loan to value (“LTV”) mortgages are non-recourse loans secured by real estate collateral and can provide up to 100% of the appraised value of the assets, although we are generally limited by our by-laws to providing up to 85% of the appraised value of the assets. The terms of the loans range from three to twenty years, with fixed or floating rates, and amortization schedules ranging from interest-only to thirty years. The largest providers of these types of mortgages are the investment bank conduit programs, which originate loans and pool them into commercial mortgage-backed securities, or “CMBS” offerings, against which they sell numerous classes of bonds. The different classes of bonds represent a difference in priority with respect to the loan collateral. The more senior bonds will have first priority on the security if a borrower fails to make payments on the notes. These same banks commonly provide financing for W. P. Carey’s acquisitions. When a higher LTV mortgage is originated, the loan may be similarly structured to have a senior portion (“A-note”) and a subordinate portion (“B-note”). The B-note is subordinate to the A-note in terms of priority of payments and priority to collateral. The A-note and the B-note are generally both secured by a single mortgage on the property and are governed by a single loan agreement to the borrower.
      An intercreditor agreement between the A-note holder and the B-note holder establishes the subordinate nature of the B-note and describes the B-note holder’s rights under the loan documents. For example, the B-note holder is usually permitted the right to cure borrower defaults. The intercreditor agreement also outlines the B-note holder’s rights regarding the option to purchase the A-note out of the securitization trust in the event of a borrower default and note acceleration. Typically the B-note holder has a specific period of time after default to exercise the A-note purchase option.
      Because the subordination of the B-note generally increases the risk to the holder of the B-note, its holder receives a commensurately higher rate of interest than the A-note holders. When issued against a single-tenant, net-leased asset, the high current yield of a B-note, combined with the rights to cure defaults and refinance the senior creditors (at par in a default), creates a risk profile similar to that of W. P. Carey’s traditional investment in the equity of a sale-leaseback property.
      To date, we have made the following B-note investments:
BlueLinx Holdings, Inc.

Investment
      On December 22, 2004, we acquired a $20,000,000 interest in a limited recourse mortgage collateralized by the distribution facilities of Atlanta, Georgia-based BlueLinx Holdings Inc., a distributor of building products in the United States. The cost of the interest acquired was $20,300,000, inclusive of fees of $300,000 paid to Carey Asset Management. The $20,000,000 B-2 Note represents the junior position in a $165,000,000 five-year floating rate first mortgage loan against BlueLinx’s real estate portfolio, which consists of 61 distribution centers located throughout 36 states.
      The loan has a three-year term with two 1-year extensions. The loan bears interest at an annual variable rate equal to the one-month London Interbank Offered Rate (with a 2% floor) plus 4.5%.

Description of BlueLinx Holdings, Inc.
      BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is one of the largest distributors of building products in the United States. BlueLinx trades on the New York Stock Exchange under the symbol “BXC.”
Reyes Holdings, L.L.C.

Investment
      In January 2005, W. P. Carey originated a $54,000,000 first mortgage, 85% LTV loan against three cold storage facilities located in Rogers, Minnesota; Mt. Pleasant, Pennsylvania, and Oak Creek, Wisconsin; and one beer distribution facility in Gardena, California, operated by Reyes Holdings, L.L.C. The loan was originated as a 10-year loan with a 25-year amortization schedule, bearing interest at a fixed rate of approximately 6.34%. W. P. Carey arranged for the syndication of the first $41,260,000 in the form of an A-note. In consideration for an investment of $12,740,000, we then retained the $12,740,000 B-note, which bears interest at a fixed rate of 6.34%, and represents the 65% to 85% LTV portion of the first mortgage and an interest only participation in the A-note for the difference between the stated amounts payable under the A-note and the amounts receivable from the interest sold to the participants in the A-note (the difference between the amounts payable at an annual rate of 6.34% and 5.14%). The B-note is secured by critical operating assets subject to a single, absolute net lease. These same assets also secure the A-note portion of the loan. W. P. Carey received fees of $540,000 from the borrower for originating the loan.

Description of Reyes Holdings, L.L.C.
      Reyes is a private, family-owned distribution and logistics company that operates two primary lines of business: (1) beer distribution with operations in the Los Angeles/ Orange County, Chicago, Northern Virginia, and Washington D.C. markets; and (2) McDonald’s supply business in the Americas. Reyes also distributes to Wendy’s and other leading quick service and casual dining chains.

DESCRIPTION OF SHARES
      The following description of the shares does not purport to be complete but contains a summary of portions of the articles of incorporation and bylaws and is qualified in its entirety by reference to the articles of incorporation and bylaws. Our articles of incorporation and bylaws became operative on June 5, 2003 and will remain in effect for the duration of CPA®:16 — Global’s existence although they may be amended in accordance with their terms.
General Description Of Shares
      We are authorized to issue 250,000,000 shares, each share having a par value of $.001. Each share is entitled to participate equally in distributions when and as declared by the directors and in the distribution of our assets upon liquidation. Each share is entitled to one vote and will be fully paid and non-assessable by CPA®:16 - Global upon issuance and payment therefor. Shares, other than excess shares, which are defined in the organizational documents to mean shares held by an investor in excess of 9.8% of the total number of shares issued and outstanding at the time the shares are acquired, are not subject to mandatory redemption. The shares have no preemptive rights (which are intended to insure that a shareholder has the right to maintain the same ownership interest on a percentage basis before and after the issuance of additional securities) or cumulative voting rights (which are intended to increase the ability of smaller groups of shareholders to elect directors). We have the authority to issue shares of any class or securities convertible into shares of any class or classes, to classify or to reclassify any unissued stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the stock, all as determined by our board of directors.
      Our intention is to consider alternatives for providing liquidity for our shareholders beginning generally after eight years following the investment of substantially all of the proceeds from our initial public offering, which terminated on March 8, 2005. We have not yet substantially invested all of the net proceeds from our initial public offering. A liquidity transaction could include sales of assets, either on a portfolio basis or individually, a listing of our shares on a stock exchange or inclusion in an automated quotation system, or another transaction approved by our board of directors. While our intention is to seek to complete a liquidity transaction generally within eight to twelve years following the investment of substantially all of the proceeds from our initial public offering, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. While we are considering liquidity alternatives, we may choose to limit the making of new investments, unless our board of directors, including a majority of our independent directors, determines that, in light of our expected life at that time, it is in our shareholders’ best interests for us to make new investments.
      We will not issue certificates. Shares will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to the transfer agent to effect a transfer. Transfers can be effected by mailing to Phoenix American a duly executed transfer form available upon request from them or from our website at www.cpa16global.com. Upon the issuance of our shares, we will send to each shareholder a written statement which will include all information that is required to be written upon stock certificates under Maryland law.
Meetings And Special Voting Requirements
      An annual meeting of the shareholders will be held each year, not fewer than 30 days after delivery of our annual report. Special meetings of shareholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman, the president or by an officer of CPA®:16 - Global upon the written request of shareholders entitled to cast at least 10% of all the votes entitled to be cast at a meeting. In general, the presence in person or by proxy of a majority of the outstanding shares, exclusive of excess shares (as discussed below), shall constitute a quorum. Generally, the affirmative vote of a majority of the votes entitled to be voted at a meeting at which a quorum is present is necessary to take shareholder action and elect each director.
      Our articles of incorporation may be amended by a majority of our board of directors (including a majority of the independent directors) and approval of the shareholders either at a duly held meeting at which a quorum is present by the affirmative vote of a majority of all shares entitled to vote or by unanimous written consent. Amendments affecting the provisions on indemnification of directors and officers, limitation of personal liability of directors and officers, and limitation on ownership of shares of CPA®:16 — Global, must be approved by a vote of shareholders holding two-thirds of all outstanding shares entitled to vote. In general, our bylaws may be amended by the affirmative vote of a majority of the shares voting on a particular matter. Any amendment to the bylaws that would reduce the priority of payment or the amount payable to the shareholders upon liquidation of CPA®:16 – Global or that would diminish or eliminate any voting rights require the approval of a two-thirds majority of shares entitled to vote. Without the consent of the shareholders, the directors may make minor changes that do not impact such rights, or that the directors deem are necessary to resolve ambiguities or to conform the bylaws to any applicable laws or regulations. Shareholders may, by the affirmative vote of a majority of the shareholders entitled to vote on such matter, elect to remove a director from the board or dissolve CPA®:16 – Global. Shareholders do not have the ability to vote to replace W. P. Carey & Co. or to select a new advisor.
      The affirmative vote of a majority of all shares entitled to be cast is required to approve any merger or sale of substantially all of our assets other than in the ordinary course of business. The term “substantially all” as used in this context is a term used in the Maryland General Corporate Law. This code does not include a definition of this term and Maryland case law suggests that the term be defined on a case-by-case basis. The effect for investors of the Maryland law’s lack of definition is that we cannot provide investors with a definition for “substantially all” and therefore shareholders will not know whether a sale of assets will constitute a sale of substantially all of the assets or whether or not they will have the right to approve any particular sale. Shareholders objecting to the approval of any merger or sale of assets are permitted under Maryland law to petition a court for the appraisal and payment of the fair value of their shares. In an appraisal proceeding, the court appoints appraisers who attempt to determine the fair value of the stock as of the date of the shareholder vote on the merger or sale of assets. The appraisers’ report is considered by the court which makes the final determination of the fair value to be paid to the shareholder and which decides whether the award of interest from the date of the merger or sale of assets and costs of the proceeding are to be awarded to the dissenting shareholder.
      Shareholders are entitled to receive a copy of our shareholder list upon request provided that the requesting shareholder represents to us that the list will not be used to pursue commercial interests unrelated to the shareholder’s interest in us. The list provided by us will include the name, address and telephone number (if available) of, and number of shares owned by, each shareholder and will be in alphabetical order, on white paper and in easily readable type size and will be sent within ten days of the receipt by us of the request (or five days if the shareholder first requests a copy of the representation and returns it to us within 30 days). A shareholder requesting a list will be required to pay our reasonable cost of postage and duplication. We will pay the costs incurred and any actual damages suffered by a shareholder who must compel the production of a list and is successful. Any shareholder who breaches the terms of the representation provided to us will be liable to us for any costs or damages resulting from such breach. The list will be updated at least quarterly to reflect changes in the information contained therein.
      The rights of shareholders described above are in addition to and do not adversely affect rights provided to investors under Rule 14a-7 promulgated under the Exchange Act, which provides that, upon request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to shareholders in the context of the solicitation of proxies for voting on matters presented to shareholders, or, at our option, provide requesting shareholders with a copy of the list of shareholders so that the requesting shareholders may make the distribution themselves.

Restriction On Ownership Of Shares
      In order for us to qualify as a REIT, not more than 50% of our outstanding shares may be owned by any five or fewer individuals (including some tax-exempt entities) during the last half of each taxable year, and the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year for which an election to be treated as a REIT is made. We may prohibit certain acquisitions and transfers of shares so as to facilitate our qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective.
      In order to assist us in qualifying as a REIT, the articles of incorporation contain an ownership limit which prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of the outstanding shares. Shares owned by a person or a group of persons in excess of the ownership limit are deemed “excess shares.” Shares owned by a person who individually owns of record less than 9.8% of outstanding shares may nevertheless be excess shares if the person is deemed part of a group for purposes of this restriction.
      The articles of incorporation stipulate that any purported issuance or transfer of shares shall be valid only with respect to those shares that do not result in the transferee-shareholder owning shares in excess of the ownership limit. If the transferee-shareholder acquires excess shares, the person is considered to have acted as our agent and holds the excess shares on behalf of the ultimate shareholder.
      We have the authority to redeem excess shares immediately upon becoming aware of the existence of excess shares or after giving the person in whose hands shares are excess shares 30 days to transfer the excess shares to a person whose ownership of such shares would not exceed the ownership limit. The price paid upon redemption by us shall be the lesser of the price paid for such excess shares by the shareholder in whose possession the redeemed shares were formerly excess shares or the fair market value of the excess shares. We may purchase excess shares or otherwise repurchase shares if the repurchase does not impair our capital or operations. W. P. Carey & Co. and its affiliates may not receive a fee on the purchase of excess shares by us.
      The ownership limit does not apply to offerors which, in accordance with applicable federal and state securities laws, make a cash tender offer, where at least 85% of the outstanding shares (not including shares or subsequently issued securities convertible into common stock which are held by the tender offeror and/or any “affiliates” or “associates” thereof within the meaning of the Exchange Act) are duly tendered and accepted pursuant to the cash tender offer. The ownership limit also does not apply to the underwriter in a public offering of the shares. The ownership limit does not apply to a person or persons which the directors so exempt from the ownership limit upon appropriate assurances that our ability to qualify as a REIT is not jeopardized.
      All persons who own five percent or more of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly, by these persons. If we were to have less than 2,000 shareholders at any time, statements or affidavits would be required from shareholders who own (i) at least one percent of the outstanding shares in a taxable year (more than 200, but less than 2,000 shareholders) or (ii) at least one half of one percent of the outstanding Shares in a taxable year (200 or fewer shareholders).
Distributions
      Distributions will be paid to investors who are shareholders as of the record date selected by the directors regardless of whether such shareholder was a shareholder for all or a portion of the period covered by such record date. We are required to make distributions sufficient to satisfy the REIT requirements. Generally, income distributed as distributions will not be taxable to us under U.S. federal income tax laws unless we fail to comply with the REIT requirements.

      We have declared and paid, distributions to our shareholders as follows:

Date	Annualized Rate*

10/15/05	6.00%
07/15/05	5.80%
04/15/05	5.00%
01/15/05	4.64%
10/15/04	4.62%
07/15/04	4.52%
04/15/04	4.50%

*	Annualized rate is based on a price per share of $10.
      Distributions will be paid at the discretion of the directors, in accordance with our earnings, cash flow and general financial condition. The directors’ discretion will be directed, in substantial part, by their obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during its fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow which we expect to receive during a later quarter and may be made in advance of actual receipt in an attempt to make distributions relatively uniform. Also each distribution will not necessarily be funded solely through current or accumulated earnings and profits. We may make distributions in excess of our current or accumulated earnings and profits, in which case the distribution will be treated in part as a return of capital. The directors, in their discretion, will determine in each case whether the sources and amounts of distributions are appropriate. We can borrow to make distributions if the borrowing is necessary to comply with the REIT requirements or if the borrowing is part of a liquidation strategy whereby, the borrowing is done in anticipation of the sale of the properties, and the proceeds will be used to repay the loan.
      We are not prohibited from distributing our own securities in lieu of making cash distributions to shareholders, provided that the securities distributed to shareholders are readily marketable. Shareholders who receive marketable securities in lieu of cash distributions may incur transaction expenses in liquidating the securities.
Summary of the Distribution Reinvestment Plan
      CPA® :16 - Global has adopted the Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan, referred to in this prospectus as the “distribution reinvestment plan,” pursuant to which some shareholders may elect to have up to the full amount of their cash distributions from us reinvested in additional shares. The following discussion summarizes the principal terms of the distribution reinvestment plan.
      The primary purpose of the distribution reinvestment plan is to provide interested investors with an economical and convenient method of increasing their investment in CPA® :16 - Global by investing cash distributions in additional shares at the net asset value per share of common stock determined by our board of directors from time to time. To the extent shares are purchased from us under the distribution reinvestment plan, we will receive additional funds for acquisitions and general purposes including the repurchase of shares.
      Participation; Agent. Our distribution reinvestment plan is available to shareholders of record of our common stock. Phoenix American acting as agent for each participant in the plan, will apply cash distributions which become payable to such participant on our shares (including shares held in the participant’s name and shares accumulated under the plan), to the purchase of additional whole and fractional shares of our common stock for such participant.
      Eligibility. Participation in the distribution reinvestment plan is limited to registered owners of CPA® :16 - Global’s common stock. Shares held by a broker-dealer or nominee must be transferred to ownership in the name of the shareholder in order to be eligible for this plan. Further, a shareholder who wishes to participate in the distribution reinvestment plan may purchase shares through the plan only after receipt of a prospectus relating to the distribution reinvestment plan, which prospectus may also relate to a concurrent public offering of shares by us. Our board of directors reserves the right to amend the plan in the future to permit voluntary cash investments in our common stock pursuant to the plan. A participating shareholder is not required to include all of the shares owned by such shareholder in the plan but all of the distributions paid on enrolled shares will be reinvested.
      Stock Purchases. Shares distributed to participants in the plan may be purchased directly from us or in the open market. Since there is no liquid market for our stock, we anticipate that purchases will be made directly from us. In making purchases for the accounts of participants, Phoenix American may commingle the funds of one participant with those of other participants in the distribution reinvestment plan. All shares purchased under the distribution reinvestment plan will be held in the name of each participant. In the case of each purchase on the open market, the price per share for each participant’s account shall be deemed to be the average price of all shares purchased with the funds available from the applicable distribution. In the case of purchases made directly from us, the price will be equal to the net asset value per share of our common stock as determined by our board of directors from time to time. If an appraisal of the real estate owned by us has been performed, our board of directors’ determination of net asset value shall be based upon such appraisal, as increased by the value of our other assets, and reduced by the total amount of our liabilities and, all as divided by the total number of outstanding shares of our common stock. Until an appraisal of our real estate assets is performed, or our board of directors make a subsequent determination of net asset value, our board of directors has determined that, for the purpose of purchasing shares through the distribution reinvestment plan, net asset value is $10.00 per share. Therefore, in this offering shares will initially be purchased at the offering price of $10.00 per share.
      Phoenix American shall have no responsibility with respect to the market value of the shares acquired for participants under the distribution reinvestment plan.
      Timing of Purchases. Phoenix American will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid, except where necessary to comply with applicable securities laws by us. If, for any reason beyond the control of Phoenix American, reinvestment of the distribution cannot be completed within 30 days after the applicable distribution payment date, participants’ funds held by Phoenix American will be distributed to the participant.
      Account Statements. Following each purchase of shares, Phoenix American will mail to each participant an account statement showing the cash distributions, the number of shares purchased, the price per share and the participant’s total shares accumulated under the distribution reinvestment plan.
      Expenses and Commissions. There will be no expenses to participants for the administration of the plan. Brokerage commissions and administrative fees associated with the plan will be paid by us. Any interest earned on distributions while held by Phoenix American will be paid to us to defray costs relating to the plan. Additionally, in connection with purchases of shares under the distribution reinvestment plan, we may, in our sole discretion, pay to Carey Financial selling commissions of not more than 5% of the purchase price of shares purchased through reinvestment. Carey Financial, may, in its sole discretion, reallow up to 5% per share of the selling commission to select dealers.
      To the extent that Phoenix American purchases shares in the open market, we may pay brokerage commissions on your behalf. As previously stated, since there is no liquid market for our shares, we do not currently expect that Phoenix American will purchase shares in the open market.
      We will also pay administrative fees associated with the distribution reinvestment plan. Any interest earned on distributions while held by Phoenix American will be paid to us to defray costs relating to the distribution reinvestment plan.
      Taxation of Distributions. The reinvestment of distributions does not relieve the participant of any taxes which may be payable on such distributions.

      Stock Certificates. No share certificates will be issued to a participant.
      Voting of Shares. In connection with any matter requiring the vote of CPA® :16 — Global shareholders, each participant will be entitled to vote all of the whole shares held by the participant in the distribution reinvestment plan. Fractional shares will not be voted.
      Absence of Liability. Neither CPA® :16 — Global nor Phoenix American shall have any responsibility or liability as to the value of our shares, any change in the value of the shares acquired for any participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested. Neither CPA® :16 — Global nor Phoenix American shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a participant’s participation in the distribution reinvestment plan upon such participant’s death prior to the date of receipt of such notice, and (b) with respect to the time and prices at which shares are purchased for a participant. Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we and Phoenix American have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.
      Termination of Participation. A participant may terminate participation in the distribution reinvestment plan at any time by written instructions to that effect to Phoenix American. To be effective on a distribution payment date, the notice of termination and the termination fee must be received by Phoenix American at least 15 days before that distribution payment date. Upon receipt of notice of termination from the participant, Phoenix American may also terminate any participant’s account at any time in its discretion by notice in writing mailed to the participant.
      Amendment, Supplement, Termination and Suspension of Distribution Reinvestment Plan. The distribution reinvestment plan may be amended, supplemented or terminated by us at any time by the delivery of written notice to each participant at least 10 days prior to the effective date of the amendment, supplement or termination. Any amendment or supplement shall be effective as to the participant unless, prior to its effective date, Phoenix American receives written notice of termination of the participant’s account. Amendment may include an appointment by us or Phoenix American of a successor agent, in which event such successor shall have all of the rights and obligations of Phoenix American under the distribution reinvestment plan. The plan may also be suspended by us at any time without notice to the participants.
      Governing Law. The distribution reinvestment plan and the authorization card signed by the participant (which is deemed a part of the distribution reinvestment plan) and the participant’s account shall be governed by and construed in accordance with the laws of Maryland.
Redemption of Shares
      Prior to the time, if any, as the shares are listed on a national securities exchange or included for quotation on Nasdaq, any shareholder that has held shares for at least one year since the date of their issuance, and who purchased those shares from us or received the shares from us through a non-cash transaction, not in the secondary market, may present all or any portion of these shares to us for redemption at any time, in accordance with the procedures outlined herein. At that time, we may, at our option, subject to the conditions described below, redeem the shares presented for redemption for cash to the extent we have sufficient funds available for redemption and to the extent the number of shares for which redemption is requested does not exceed 5% of the total number of our shares outstanding on a rolling 12-month period, measured from the beginning of the redemption period. As a result, some or all of a shareholder’s shares may not be redeemed. In addition, our advisor may assist with the identification of prospective third party buyers, but receives no compensation for such assistance. Affiliates of our advisor are eligible to have their shares redeemed on the same terms as other shareholders.
      Generally, cash available for redemption will be limited to proceeds from our distribution reinvestment plan, plus, if such amount is insufficient, up to 1% of the operating cash flow of the previous fiscal year. Shareholders may offer shares to us for purchase and we will purchase the offered shares if we have sufficient cash, subject to the 5% limit in any rolling 12-month period. During this offering, the redemption price will be $9.30 per share before the first annual valuation is received and after such annual valuation has been received, the then-current net asset value, less a 7% surrender fee, provided that in no event will the redemption price exceed the then-current offering price of our common stock. During periods when we are not engaged in an offering, the redemption price will be the then current net asset value, less a 7% surrender fee as determined by our board of directors. Net asset value will be determined in accordance with the procedures in connection with ERISA compliance.
      If we have sufficient funds to purchase some but not all of the shares offered, or if over 5% of our then outstanding shares are offered for redemption, requesting shareholders’ shares will be redeemed on a pro-rata basis, based upon the total number of shares for which redemption was requested, and the total funds available for redemption. Requests not fulfilled in one quarter will automatically have their request carried forward to the next quarter, unless such request is revoked. Requests can be revoked by sending a letter requesting revocation to our Investor Relations department. There can be no assurances that we will have sufficient funds to repurchase any shares.
      A shareholder who wishes to have shares redeemed must mail or deliver a written request on a form provided by us and executed by the shareholder, its trustee or authorized agent to the redemption agent, which is currently Phoenix American Financial Services, Inc. To request a form, call our Investor Relations Department at 1-800-WP CAREY. Within 30 days following our receipt of the shareholder’s request, we will forward to the shareholder the documents necessary to effect the redemption, including any signature guarantee we or the redemption agent may require. As a result, we anticipate that, assuming sufficient funds for redemption, the effective date of redemptions will be no later than 30 days after the quarterly determination of the availability of funds for redemption.
      The board of directors, in their sole discretion, may amend or suspend the redemption plan at any time they determine that such amendment or suspension is in our best interest. The board of directors may also suspend the redemption of shares if:

•	they determine, in their sole discretion, that such redemption impairs our capital or operations;

•	they determine, in their sole discretion, that an emergency makes such redemption not reasonably practical;

•	any governmental or regulatory agency with jurisdiction over us so demands for the protection of the shareholders;

•	they determine, in their sole discretion, that such redemption would be unlawful;

•	they determine, in their sole discretion, that such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our shares, could cause direct or indirect ownership of shares to become concentrated to an extent which would prevent us from qualifying as a REIT under the Code; or

•	the board of directors, in their sole discretion, deem such amendment or suspension to be in our best interest.
      The redemption plan will terminate, and CPA®:16 — Global no longer shall accept shares for redemption, if and when our shares are listed on a national securities exchange or included as quotation on Nasdaq.
Restrictions on Roll-Up Transactions
      In connection with any proposed transaction considered a “Roll-up Transaction” involving us and the issuance of securities of an entity (a “Roll-up Entity”) that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all properties shall be obtained from a competent third party appraiser. The properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of the third party appraiser shall clearly state that the engagement is for the benefit of CPA® :16 — Global and its shareholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to shareholders in connection with a proposed Roll-up Transaction. A “Roll-up Transaction” is transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of CPA® :16 — Global and the issuance of securities of a Roll-up Entity. This term does not include:

•	a transaction involving our securities that have been listed on a national securities exchange or included for quotation on Nasdaq National Market System for at least 12 months; or

•	a transaction involving the conversion to corporate, trust, or association form of only CPA®:16 — Global if, as a consequence of the transaction there will be no significant adverse change in any of the following: shareholder voting rights; the term of our existence; compensation to W. P. Carey & Co.; or our investment objectives.
      In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to shareholders who vote “no” on the proposal the choice of:

(i) accepting the securities of a Roll-up Entity offered in the proposed Roll-up Transaction; or

(ii) one of the following:

(A) remaining as shareholders of CPA® :16 — Global and preserving their interests therein on the same terms and conditions as existed previously, or

(B) receiving cash in an amount equal to the shareholder’s pro rata share of the appraised value of our net assets.
      We are prohibited from participating in any proposed Roll-up Transaction:

(i) which would result in the shareholders having democracy rights in a Roll-up Entity that are less than those provided in the bylaws and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the articles of incorporation, and dissolution of CPA® :16 — Global. See “Management,” “Reports to Shareholders” and “Description of Shares;”

(ii) which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

(iii) in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “Description of Shares — Meetings and Special Voting Requirements;” or

(iv) in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is not approved by the shareholders.
      We currently have no plans to enter into a Roll-up Transaction.
Transfer Agent
      The transfer agent and registrar for the shares is Phoenix American Financial Services, Inc. The transfer agent’s address is 2401 Kerner Boulevard, San Rafael, CA 94901-5529, and its phone number is 1-888-241-3737.
Promoter
      W. P. Carey & Co. LLC is the promoter of our company because it is the founder and organizer of CPA® :16 — Global.

THE OFFERING/ PLAN OF DISTRIBUTION
      Subject to the conditions set forth in this prospectus, we are offering to the public a maximum of $500,000,000 of shares of common stock, consisting of 50,000,000 shares pursuant to our distribution reinvestment plan. A shareholder who wishes to participate in the plan may purchase shares in the plan only after receipt of a prospectus related to the plan, which prospectus may also relate to a concurrent public offering of shares by us. Shares may be purchased through the plan directly from us or on the open market. Since there is no liquid market for our stock, we anticipate that purchases will be made directly from us. The price of the shares purchased directly from us through our distribution reinvestment plan will be equal to the net asset value per share of our common stock as determined by our board of directors from time to time. If an appraisal of the real estate owned by us has been performed, our board of directors’ determination of net asset value shall be based upon such appraisal, as increased by the value of our other assets, and reduced by the total amount of our liabilities and, all as divided by the total number of outstanding shares of our common stock. Until an appraisal of our real estate assets is performed, or our board of directors make a subsequent determination of net asset value, our board of directors has determined that, for the purpose of purchasing shares through the distribution reinvestment plan, net asset value is $10.00 per share. Therefore, in this offering shares will initially be purchased at $10.00 per share.
      In the case of purchases made on the open market, the price per share of each participant’s account shall be deemed to be the average price of all of the shares purchased with the funds from the applicable distribution.
      We commenced our initial public offering of shares of common stock in December 2003. We terminated our initial public offering on March 8, 2005, after suspending sales activities on December 30, 2004. Through June 30, 2005 we sold 56,773,984 shares under our initial public offering and approximately 1,201,560 shares through our distribution reinvestment plan. As of September 30, 2005, we had 18,952 holders of common stock.
      We will pay selling commissions and administrative fees related to the purchase of shares directly from us. In connection with purchases from us by shareholders whose shares are held in brokerage or advisory accounts with investment firms that are parties to selected dealer agreements with us, we will pay Carey Financial selling commissions of not more than 5% of the purchase price per share of the shares purchased through the plan, which is equivalent to $0.50 per share based on the $10.00 per share offering price. Carey Financial may, in its sole discretion, reallow up to 5% per share of the selling commissions to those selected dealers. Although the plan permits us to pay selling commissions with respect to all purchases, we do not currently intend to pay selling commissions with respect to purchases from us by shareholders whose shares are held in brokerage or advisory accounts with investment firms that are not parties to selected dealer agreements with us. To the extent that Phoenix American purchases shares in the open market, we may pay brokerage commissions on your behalf. As previously stated, since there is no liquid market for our shares, we do not currently expect that Phoenix American will purchase shares in the open market. No selected dealer fees will be paid in connection with purchases of shares made through our distribution reinvestment plan.
      We will pay organization and offering expenses in connection with this offering which are estimated to be $990,450 if 50,000,000 shares of our common stock are sold. If the aggregate of all organization and offering expenses (excluding selling commissions) paid directly to us exceeds four percent of the gross proceeds, our advisor will be responsible for the excess.
REPORTS TO SHAREHOLDERS
      We will provide periodic reports to shareholders regarding our operations over the course of the year. Financial information contained in all reports to shareholders will be prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. Tax information will be mailed to the shareholders by January 31 of each year. Our annual report, which will include financial statements audited and reported upon by independent public accountants, will be furnished within 90 days following the close of each fiscal year, or such shorter period as may be required by law. Our quarterly report on Form 10-Q will be furnished within 45 days after the close of each quarterly fiscal period, or such shorter period as may be required by law. The annual financial statements will contain or be accompanied by a complete statement of any transactions with W. P. Carey & Co. or its affiliates and of compensation and fees paid or payable by us to Carey Asset Management and its affiliates. The annual report will also contain an estimated value per share, the method by which that value was determined, and the date of the data used to develop the estimated value.
      We also receive requests from shareholders and their advisors to answer specific questions and report to them regarding our operations over the course of the year utilizing means of communication in addition to the periodic written reports referred to in the previous paragraph. Personnel from our sales agent and our advisor’s investor relations group will endeavor to meet any such reasonable request electronically or in person. We expect that the costs not material to our total operation budget will be incurred to provide this shareholder service.
      Investors have the right under applicable federal and Maryland laws to obtain information about us and, at their expense, may obtain a list of names and addresses of all of the shareholders under certain conditions. See “Description of Shares — Meetings and Special Voting Requirements.” Shareholders also have the right to inspect and duplicate our appraisal records. In the event that the Securities and Exchange Commission promulgates rules and/or in the event that the applicable guidelines of the North American Securities Administrators Association, Inc., are amended so that, taking these changes into account, our reporting requirements are reduced, we may cease preparing and filing some of the aforementioned reports if the directors determine this action to be in the best interest of CPA®:16 - Global and if this cessation is in compliance with the rules and regulations of the commission and state securities law and regulations, both as then amended.
LEGAL OPINIONS
      Certain legal matters, including the legality of the shares, have been passed upon for us by Reed Smith LLP, 2500 Liberty Place, Philadelphia, Pennsylvania 19103.
EXPERTS
      The financial statements as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period from inception (June 5, 2003) to December 31, 2003 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2004 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
FURTHER INFORMATION
      This prospectus does not contain all the information set forth in the registration statement and the exhibits relating thereto which we have filed with the SEC, Washington, D.C., under the Securities Act, and to which reference is hereby made. Copies of the Exhibits and all reports filed by the Registrant are on file at the offices of the SEC in Washington, D.C. and its regional offices and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the Public Reference Section of the SEC, Washington, D.C. 20549, the Commission’s Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60611-2511 or the Commission’s Web Site: http://www.sec.gov.
      All summaries contained herein of documents which are filed as exhibits to the registration statement are qualified in their entirety by this reference to those exhibits. We have not knowingly made any untrue statement of a material fact or omitted to state any fact required to be stated in the registration statement, including this prospectus, or necessary to make the statements therein not misleading.

INDEX TO FINANCIAL STATEMENTS

Corporate Property Associates 16 - Global Incorporated: Pro Forma Consolidated Financial Information (Unaudited), June 30, 2005
Management’s Report on Internal Control Over Financial Reporting	F-2
Pro Forma Consolidated Balance Sheet as of June 30, 2005 (Unaudited)	F-4
Pro Forma Consolidated Statement of Operations, for the year ended December 31, 2004 (Unaudited)	F-5
Pro Forma Consolidated Statement of Operations for the six months ended June 30, 2005 (Unaudited)	F-7
Pro Forma Consolidated Statement of Taxable Income and After-Tax Cash Flow for the twelve months ended June 30, 2005 (Unaudited)	F-8
Notes to Pro Forma Consolidated Financial Statements (unaudited)	F-9
Consolidated Financial Statements (Unaudited), June 30, 2005
Consolidated Balance Sheets as of June 30, 2005 and December 31, 2004 (Unaudited)	F-27
Consolidated Statements of Income for the three and six months ended June 30, 2005 and 2004 (Unaudited)	F-28
Consolidated Statements of Comprehensive Income (Loss), for the three and six months ended June 30, 2005 and 2004 (Unaudited)	F-29
Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004 (Unaudited)	F-30
Notes to Consolidated Financial Statements (Unaudited)	F-31
Consolidated Financial Statements, December 31, 2004
Report of Independent Registered Public Accounting Firm	F-39
Consolidated Balance Sheet as of December 31, 2004	F-41
Consolidated Statements of Operations for the year ended December 31, 2004 and for the period from inception (June 5, 2003) to December 31, 2003	F-42
Consolidated Statements of Shareholder’s Equity for the year ended December 31, 2004 and for the period from inception (June 5, 2003) to December 31, 2003	F-43
Consolidated Statements of Cash Flows for the year ended December 31, 2004 and for the period from inception (June 5, 2003) to December 31, 2003	F-44
Notes to Consolidated Financial Statements	F-45
Schedules to Consolidated Financial Statements
Schedule III — Real Estate and Accumulated Depreciation	F-63
Schedule IV — Mortgage Loans on Real Estate	F-66

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
      Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.
      Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      We assessed the effectiveness of our internal control over financial reporting as of December 31, 2004. In making this assessment, we used criteria set forth in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our assessment, we concluded that, as of December 31, 2004, our internal control over financial reporting is effective based on those criteria.
      Our assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm who also audited our consolidated financial statements included herein, as stated in their report herein.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
      The pro forma consolidated financial statements of Corporate Property Associates 16 — Global Incorporated (the “Company”), which are unaudited, have been prepared based on the historical financial statements of the Company. The pro forma consolidated balance sheet of the Company at June 30, 2005 has been prepared as if (i) investments completed in July, August and September, 2005 had been completed as of June 30, 2005, and (ii) proposed mortgage financings, which are probable of being completed, had been completed as of June 30, 2005. The pro forma consolidated statements of operations for the year ended December 31, 2004 and for the six month period ended June 30, 2005, have been prepared as if the investments subsequent to January 1, 2004 and related mortgage financing had occurred on January 1, 2004 and carried forward through their issuance dates. In addition, adjustments have been recorded to reflect the Company’s asset management and performance fee expense, reimbursement for administrative services and interest expense on the subordinated fees payable and to eliminate other interest income on uninvested cash. Pro forma adjustments are intended to reflect what the effect would have been had the Company held its ownership interest as of January 1, 2004 less amounts, which have been recorded in the historical consolidated statements of operations. In management’s opinion, all adjustments necessary to reflect the effects of the proposed investments have been made. The pro forma consolidated financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company included herein.
      The pro forma information is not necessarily indicative of the financial condition or results of operations had the investments occurred on January 1, 2004, nor are they necessarily indicative of the financial position, cash flows or results of operations of future periods.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
PRO FORMA CONSOLIDATED BALANCE SHEET
June 30, 2005
(Unaudited)

			Pro Forma Adjustments

				French		BOBS	Advanced
	Historical	Precise(O)	MetoKote(W)	Government(Z)	McGavigan(AA)	(BB)	Circuits(CC)	Pro Forma

Assets:
Land and buildings, net of accumulated depreciation	$300,673,860	$—	$3,616,737	$—	$9,149,028	$8,970,243	$4,475,262	$326,885,130
Net investment in direct financing lease	129,644,098							129,644,098
Real estate under construction	21,611,535					1,600,754		23,212,289
Mortgage notes receivable	29,844,863							29,844,863
Cash and cash equivalents	159,176,150	10,500,000	(3,708,971)	(12,321,320)	(4,335,216)	(4,614,269)	(1,730,890)	142,965,484
Short-term investments	13,400,207							13,400,207
Equity investments	85,334,572			13,309,870				98,644,442
Marketable securities	10,900,000							10,900,000
Funds in escrow	15,801,864							15,801,864
Intangible assets, net	57,843,091		439,881		3,059,981	1,574,351	785,340	63,702,644
Deferred offering costs	1,327,403							1,327,403
Other assets, net	6,345,936							6,345,936

Total assets	$831,903,579	$10,500,000	$347,647	$988,550	$7,873,793	$7,531,079	$3,529,712	$862,674,360

Liabilities, minority interest and shareholders’ equity:
Liabilities:
Limited resource mortgage notes payable	$290,301,717	$10,500,000	$—	$—	$7,630,773	$7,079,483	$3,425,000	$318,936,973
Accrued interest	1,625,770							1,625,770
Prepaid rental income and security deposits	4,995,851							4,995,851
Other deposits	1,000,596							1,000,596
Due to affiliates	6,762,516							6,762,516
Dividends payable	8,162,142							8,162,142
Deferred acquisition fees payable to affiliate	14,250,760		73,197	988,550	243,020	451,596	104,712	16,111,835
Accounts payable and accrued expenses	1,441,183							1,441,183
Other liabilities	7,799,124		274,450					8,073,574

Total liabilities	336,339,659	10,500,000	347,647	988,550	7,873,793	7,531,079	3,529,712	367,110,440

Minority interest	6,854,778							6,854,778
Commitments and contingencies

Shareholders’ equity:
Common stock	56,305							56,305
Additional paid-in capital	505,561,211							505,561,211
Dividends in excess of accumulated earnings	(13,390,444)							(13,390,444)
Accumulated other comprehensive income	(2,878,369)							(2,878,369)

	489,348,703							489,348,703
Less, treasury stock	(639,561)							(639,561)
Total shareholders’ equity	488,709,142							488,709,142

Total liabilities, minority interest and shareholders’ equity	$831,903,579	$10,500,000	$347,647	$988,550	$7,873,793	$7,531,079	$3,529,712	$862,674,360

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2004
(Unaudited)

		Pro Forma Adjustments

	Historical	Actuant (A)	U-Haul (B)	Polestar (C)	Castle Rock (D)	Foss (E)	TietoEnator (F)	Thales (G)	Ply Gem (H)	Xpedite (I)	Plantagen (J)	Blue Linx (K)	HMS (L)	Pohjola (M)

Revenues:
Rental income	$2,900,943	$—	$—	$—	$550,372	$1,598,330	$—	$—	$134,716	$1,125,522	$—	$—	$1,813,603	$—
Interest income from direct financing leases	2,769,476			973,952					2,101,535		1,651,287
Interest income on mortgage receivable	29,779											1,167,364
Other operating income	76,260

	5,776,458	—	—	973,952	550,372	1,598,330	—	—	2,236,251	1,125,522	1,651,287	1,167,364	1,813,603	—

Operating expenses:
Depreciation and amortization	556,506				125,177	330,817				312,428			414,589
General and administrative	1,034,123
Property expenses	1,703,704

	3,294,333	—	—	—	125,177	330,817	—	—	—	312,428	—	—	414,589	—

Income before other interest income, minority interest, equity investments, gains and losses, and interest expense	2,482,125	—	—	973,952	425,195	1,267,513	—	—	2,236,251	813,094	1,651,287	1,167,364	1,399,014	—
Other interest income	2,288,394
Minority interest in income
Income from equity investments	2,339,814	151,466	1,132,357				47,130	580,614						316,085
Gain on foreign currency transactions, net	18,130
Interest expense	(2,004,489)			(412,655)	(379,608)	(526,549)			(1,025,589)	(410,058)	(881,337)		(464,542)

Net income (loss)	$5,123,974	$151,466	$1,132,357	$561,297	$45,587	$740,964	$47,130	$580,614	$1,210,662	$403,036	$769,950	$1,167,364	$934,472	$316,085

Pro forma weighted average shares outstanding — basic(EE)	24,564,256
Pro forma earnings per share — basic	$.21

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2004
(Unaudited)

	Pro Forma Adjustments

	Clean		IDS	Reyes		Metals						Career	French			Advanced	Completed
	Earth (N)	Precise (O)	Group (P)	Holdings(Q)	Finisar (R)	America(S)	PolyPipe (T)	Telcordia (U)	Hinckley (V)	MetoKote (W)	Hellweg (X)	Education (Y)	Government (Z)	McGavigan (AA)	BOBS (BB)	Circuits (CC)	Transactions	Other (DD)	Pro Forma

Revenues:

Rental income	$734,346	$1,447,625	$1,696,101	$—	$3,285,922	$651,000	$748,213	$8,823,598	$1,872,090	$3,633,976	$—	$908,590	$—	$920,421	$954,000	$482,500	$31,380,925	$—	$34,281,868

Interest income from direct financing leases									3,147,016								7,873,790		10,643,266

Interest income on mortgage receivable				1,270,895													2,438,259		2,468,038

Other operating income																			76,260

	734,346	1,447,625	1,696,101	1,270,895	3,285,922	651,000	748,213	8,823,598	5,019,106	3,633,976	—	908,590	—	920,421	954,000	482,500	41,692,974	—	47,469,432

Operating expenses:

Depreciation and amortization	201,687	390,302	500,334		586,652	186,542	182,459	3,012,029		1,048,873		353,674		239,461	229,227	142,765	8,257,016		8,813,522

General and administrative																		451,467	1,485,590

Property expenses																		7,068,289	8,771,993

	201,687	390,302	500,334	—	586,652	186,542	182,459	3,012,029	—	1,048,873	—	353,674	—	239,461	229,227	142,765	8,257,016	7,519,756	19,071,105

Income before other interest income, minority interest, equity investments, gains and losses, and interest expense	532,659	1,057,323	1,195,767	1,270,895	2,699,270	464,458	565,754	5,811,569	5,019,106	2,585,103	—	554,916	—	680,960	724,773	339,735	33,435,958	(7,519,756)	28,398,327

Other interest income																		(2,288,394)	—

Minority interest in income									(846,814)								(846,814)		(846,814)

Income from equity investments											1,856,753		128,877				4,213,282		6,553,096

Gain on foreign currency transactions, net																			18,130

Interest expense	(277,133)	(592,151)	(779,369)		(1,015,427)	(234,071)	(321,289)	(4,435,522)	(2,196,392)	(1,482,601)		(383,652)		(475,214)	(435,509)	(200.269)	(16,928,937)	(634,099)	(19,567,525)

Net income (loss)	$255,526	$465,172	$416,398	$1,270,895	$1,683,843	$230,387	$244,465	$1,376,047	$1,975,900	$1,102,502	$1,856,753	$171,264	$128,877	$205,746	$289,264	139,466	$19,873,489	$(10,442,249)	$14,555,214

Pro forma weighted average shares outstanding — basic(EE)																			56,167,577

Pro forma earnings per share — basic																			$.26

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the six months ended June 30, 2005
(Unaudited)

		Pro Forma Adjustments

				Clean			Reyes		Metals						Career	French			Advanced
		HMS	Pohjola	Earth	Precise	IDS Group	Holdings		America	PolyPipe	Telcordia	Hinckley	MetoKote	Hellweg	Education	Government	McGavigan	BOBS	Circuits	Completed	Other
	Historical	(L)	(M)	(N)	(O)	(P)	(Q)	Finisar(R)	(S)	(T)	(U)	(V)	(W)	(X)	(Y)	(Z)	(AA)	(BB)	(CC)	Transactions	(DD)	Pro Forma

Revenues:
Rental income	$10,887,198	$9,292	$—	$24,664	$65,110	$(5,679)	$—	$399,113	$72,333	$116,424	$1,794,498	$646,683	$1,521,706	$—	$497,628	$—	$470,719	$477,000	$241,250	$6,330,741	$—	$17,217,939
Interest income from direct financing leases	4,306,686											1,083,419								1,083,419		5,390,105
Interest income on mortgage receivable	1,059,313						239,444													239,444		1,298,757
Other operating income	206,613																					206,613

	16,459,810	9,292	—	24,664	65,110	(5,679)	239,444	399,113	72,333	116,424	1,794,498	1,730,102	1,521,706	—	497,628	—	470,719	477,000	$241,250	7,653,604	—	24,113,414

Operating expenses:
Depreciation and amortization	2,720,013	17,275		3,968	16,263	21,114		73,331	23,111	22,808	626,725		410,701		162,215		122,465	114,613	71,383	1,685,972		4,405,985
General and administrative	2,045,454																				72,598	2,118,052
Property expenses	3,294,026																				1,342,258	4,636,284

	8,059,493	17,275	—	3,968	16,263	21,114	—	73,331	23,111	22,808	626,725	—	410,701		162,215	—	122,465	114,613	71,383	1,685,972	1,414,856	11,160,321

Income before other interest income, minority interest, equity investments, gains and losses, and interest expense	8,400,317	(7,983)		20,696	48,847	(26,793)	239,444	325,782	49,222	93,616	1,167,773	1,730,102	1,111,005		335,413		348,254	362,387	169,867	5,967,632	(1,414,856)	12,953,093
Other interest income	3,007,187																				(3,007,187)	—
Minority interest in income	(130,216)											(298,682)								(298,682)		(428,898)
Income (loss) from equity investments	2,518,259		(46,838)											884,762		62,036				899,960		3,418,219
Loss on foreign currency transactions, net	(185,887)																					(185,887)
Interest expense	(5,722,158)	(190,863)		(6,123)	(289,767)	(43,417)		(88,867)	(23,682)	(69,207)	(911,409)	(739,070)	(609,827)		(183,794)		(240,542)	(216,357)	(99,438)	(3,712,363)	(116,656)	(9,551,177)

Net income (loss)	$7,887,502	$(198,846)	$(46,838)	$14,573	$(240,920)	$(70,210)	$239,444	$236,915	$25,540	$24,409	$256,364	$692,350	$501,178	$884,762	$151,619	$62,036	$107,712	$146,030	$70,429	$2,856,547	$(4,538,699)	$6,205,350

Pro forma weighted average shares outstanding — basic (EE)	55,824,822																					56,167,577
Pro forma earnings per share — basic	$.14																					$0.11

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
PRO FORMA CONSOLIDATED STATEMENT OF TAXABLE INCOME AND
AFTER-TAX CASH FLOW
For the twelve months ended June 30, 2005
(Unaudited)

Consolidated pro forma net income for the twelve months ended June 30, 2005	$13,482,957
Adjustment to interest income on direct financing leases and straight-line rental income for tax purposes (FF)	(1,198,236)
Depreciation adjustment for tax purposes (GG)	(1,299,795)
Adjustment to equity income for tax purposes (HH)	1,523,168

Pro forma taxable income	12,508,094
Add: Taxable depreciation (II)	10,001,356
Distributions from equity investments in excess of share of tax earnings, net of distributions to minority interest in excess of share of tax earnings (JJ)	3,338,327
Company’s share of principal paid on mortgage loans (KK)	(4,676,288)

Pro forma after-tax cash flow	$21,171,489

The accompanying notes are an integral part of these pro forma consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)
Note 1.     Basis of Presentation
      The pro forma consolidated balance sheet of Corporate Property Associates 16-Global Incorporated (the “Company”) as of June 30, 2005 was derived from the historical unaudited consolidated balance sheet as of June 30, 2005, included herein. The pro forma consolidated statement of operations for the year ended December 31, 2004 was derived from the historical audited consolidated statement of operations for the year ended December 31, 2004. The pro forma consolidated statement of operations for the six-month period ended June 30, 2005 was derived from the historical unaudited consolidated statement of operations for the six-month period ended June 30, 2005. The pro forma adjustments are described in Note 2.
Note 2.     Pro Forma Adjustments
      A.     In December 2003, the Company and an affiliate, Corporate Property Associates 15 Incorporated (“CPA®:15”) formed a limited partnership with 0.01% and 99.99% interests, respectively, and purchased land and building in Kahl am Main, Germany and entered into a net lease with Actuant Corporation (“Actuant”). In June 2004, the Company exercised an option which increased its interest to 50%. The pro forma consolidated financial statements have been presented as though the Company purchased its 50% interest and obtained the mortgage loan as of January 1, 2004. The limited partnership has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interest under the equity method of accounting. For pro forma purposes, revenue and expenses to determine pro forma equity income have been translated using the average exchange rate for the Euro for the year ended December 31, 2004 of $1.24386.
      The total cost of the Actuant property was €13,724,681, ($16,768,815 based on the exchange rate for the Euro as of the date of acquisition of $1.2218). The land portion of the lease has been accounted for separately as an operating lease as it represents more than 25% of the fair value of the leased assets. The building portion of the lease has been classified as an investment in direct financing lease.
      The lease provides for initial annual rent of €1,306,500 with annual rent attributable to the land portion of the lease of €442,518 based on the lessee’s incremental borrowing rate of 7.86% with the remaining rent attributable to the building portion of the lease. Interest income from the direct financing lease is recorded such that the Company recognizes income at a constant rate of interest and includes assumptions on the residual value of the property as of the end of the initial lease term which may differ from the cost attributed to the investment in the direct financing lease. Accordingly, interest income on the financing lease does not necessarily reflect the contractual rent that is allocable to the investment in the direct financing lease. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.
      In May 2004, the limited partnership obtained limited recourse mortgage financing of €9,300,000 at a fixed annual interest rate of 6.82%, with quarterly payments of principal and interest of €194,328 based on a 25-year amortization schedule.
      Pro forma equity income for the year ended December 31, 2004 is $326,444, of which $174,978 is included in the historical results from operations for the year then ended. There were no pro forma

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
adjustments for the six-month period ended June 30, 2005. Pro forma equity income for the year ended December 31, 2004 is derived as follows:

For the year ended
December 31, 2004

Rental income	$550,430
Interest income from direct financing lease	886,194
Interest expense	(783,737)

Net income	$652,887

Company’s share of net income (at 50% interest)	$326,444
Included in historical results of operations	174,978

Pro forma adjustment	$151,466

      B.     In April 2004, the Company, along with two affiliates, CPA®:15 and Corporate Property Associates 14 Incorporated (“CPA®:14”), through a limited partnership in which the Company owns a 30.77% limited partnership interest, purchased 78 retail self-storage and truck rental facilities and entered into master lease agreements with two lessees that operate the facilities under the U-Haul brand name. The limited partnership has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interests under the equity method of accounting. The self-storage facilities are leased to Mercury Partners, LP, (“Mercury”), and the truck rental facilities are leased to U-Haul Moving Partners, Inc., (“U-Haul”). The total cost of the facilities to the limited partnership was $312,445,026.
      The Mercury lease has an initial term of 20 years with two 10-year renewal options and provides for annual rent of $18,551,115. The U-Haul lease has an initial term of 10 years with two 10-year renewal options and provides for annual rent of $9,990,000. In the event that U-Haul does not renew its lease, Mercury will assume the lease obligation for the truck rental facilities. Each lease provides for rent increases every five years based on a formula indexed to the Consumer Price Index (“CPI”).
      The limited partnership obtained limited recourse mortgage financing of $183,000,000 with an annual fixed rate of interest of 6.449%, with monthly payments of principal and interest of $1,229,804 based on a 25-year amortization schedule.
      Depreciable and amortizable tangible and intangible assets of $243,365,026 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $7,377,790, and over 40 years on a straight-line basis for tax purposes.
      Pro forma equity income for the year ended December 31, 2004 is $2,855,643 of which $1,723,286 is included in the historical results from operations for the year then ended. There were no pro forma

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
adjustments for the six-month period ended June 30, 2005. Pro forma equity income for the year ended December 31, 2004 is derived as follows:

For the year ended
December 31, 2004

Rental income	$28,541,115
Depreciation and amortization	(7,377,790)
Interest expense	(11,882,717)

Net income	$9,280,608

Company’s share of net income (at 30.77% interest)	$2,855,643
Included in historical results of operations	1,723,286

Pro forma adjustment	$1,132,357

      C.     In May 2004, the Company purchased land and buildings in Leeds, England and entered into a net lease with Polestar Petty Ltd. (“Polestar”). The cost of the Polestar property was £15,560,665 ($27,920,501 based on the exchange rate for the Pound Sterling on the date of acquisition of $1.7943). For pro forma purposes, revenue and expenses have been translated using the average exchange rate for the Pound Sterling for the year ended December 31, 2004 of $1.83277.
      The lease has an initial term through May 2029 and provides initial annual rent of £1,179,496 with annual stated increases of 2.5%. Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income for the first lease year is $2,635,023. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.
      The Company obtained limited recourse mortgage financing of £10,500,000. Interest on the mortgage financing is based on a fixed annual interest rate of 6.56% with principal payments which increase annually. The financing matures in May 2014.
      Included in the historical balances for the year ended December 31, 2004 are interest income from direct financing lease of $1,661,072, interest expense of $846,589 and net income of $814,483. There were no pro forma adjustments for the six-month period ended June 30, 2005.
      D.     In June 2004, the Company purchased land and buildings in Englewood, Colorado and Chandler, Arizona and entered into a net lease with Castle Rock Industries, Inc. (“Castle Rock”). The cost of the Castle Rock property was $13,764,817. The lease has an initial term of 20 years with four 5-year renewal options and provides for initial annual rent of $1,327,620. The lease provides for annual rent increases based on increases in the CPI, capped at 5%. Rental income includes annual amortization of above-market rent intangible of $17,359.
      The Company obtained limited recourse mortgage financing in the amount of $9,300,000 on the properties. Interest on the financing is at a fixed annual rate of 5.54% with monthly payments of principal and interest of $64,184, based on a 20-year amortization schedule.
      Depreciable and amortizable tangible and intangible assets of $10,384,817 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $273,114, and over 40 years on a straight-line basis for tax purposes.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
      Included in the historical balances for the year ended December 31, 2004 are rental income of $759,889, depreciation and amortization of intangibles of $147,937, interest expense of $121,548 and net income of $490,404. There were no pro forma adjustments for the six-month period ended June 30, 2005.
      E.     In July 2004, the Company purchased land and buildings in Hampton, New Hampshire and entered into a lease with Foss Manufacturing Company, Inc. (“Foss”). The cost of the Foss property was $32,170,523. The lease has an initial term of 20 years with two 10-year renewal options and provides for initial annual rent of $3,194,565, with rent increases every three years based on increases in the CPI. Rental income includes annual amortization of below-market rent intangible of $1,934.
      The Company obtained limited recourse mortgage financing of $17,000,000 with a fixed annual interest rate of 6.6%, with monthly payments of principal and interest of $127,750 based on a 20-year amortization schedule.
      Depreciable and amortizable tangible and intangible assets of $22,447,886 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $610,739, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for year ended December 31, 2004 are rental income of $1,598,169, depreciation and amortization of intangibles of $279,922, interest expense of $570,757, and net income of $747,490. There were no pro forma adjustments for the six-month period ended June 30, 2005.
      F.     In July 2004, the Company and CPA®:15, through a limited liability company, purchased land and buildings in Finland and entered into two leases with TietoEnator Corporation (“TietoEnator”). The Company owns a 40% interest in the limited liability company. The total cost of the TietoEnator properties to the limited liability company was €79,051,596 ($97,763,109 based on the exchange rate for the Euro on the date of acquisition of $1.2367). The limited liability company has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interests under the equity method of accounting. For pro forma purposes, revenue and expenses to determine pro forma equity income have been translated using the average exchange rate for the Euro for the year ended December 31, 2004 of $1.24386.
      The leases have an initial term of 12.5 years with three five-year renewal options at an initial aggregate annual rent of €5,647,776. Both leases provide for annual rent increases based on a formula indexed to a cost of living index published by Statistics Finland, Inc. (the “Finland CPI”). Rental income includes annual amortization of a net above-market rent intangible of €42,681.
      The limited liability company obtained limited recourse mortgage financing of €57,200,000. Interest on the financing is based on a fixed annual interest rate of 5.16% with stated principal payments which increase annually.
      Depreciable and amortizable tangible and intangible assets are being depreciated and amortized for financial reporting purposes over periods ranging from 12.5 years to 40 years at an annual amount of €2,156,799, and over 40 years on a straight-line basis for tax purposes.
      Pro forma equity income for the year ended December 31, 2004 is $230,997, of which $183,867 is included in the historical results from operations for the year then ended. There were no pro forma

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
adjustments for the six-month period ended June 30, 2005. Pro forma equity income for the year ended December 31, 2004 is derived as follows:

For the year ended
December 31, 2004

Rental income	$6,971,954
Depreciation and amortization	(2,682,756)
Interest expense	(3,711,705)

Net income	$577,493

Company’s share of net income (at 40% interest)	$230,997
Included in historical results of operations	183,867

Pro forma adjustment	$47,130

      G.     In July 2004 and August 2004, the Company, and CPA®:15 through 35% and 65% interests, respectively, in a limited liability company, purchased properties in France and assumed existing leases for land and buildings with Thales SA (“Thales”). The total cost to the limited liability company for the properties was €85,475,005 ($103,186,152 based on the exchange rates for the Euro as of the dates of acquisition of $1.2107 and $1.2032, respectively). The limited liability company has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interest under the equity method of accounting. For pro forma purposes, revenue and expenses to determine pro forma equity income have been translated using the average exchange rate for the Euro for the year ended December 31, 2004 of $1.24386.
      The Thales leases have remaining terms of approximately seven years, as of the dates of acquisition, at an annual rent of €8,098,927. The leases provide for annual rent increases based on increases in the French INSEE index. Rental income includes net annual amortization of below-market rent intangible of €354,352.
      The limited liability company obtained limited recourse mortgage financing totaling €63,500,000 with fixed annual interest rates of 5.09% and 5.12% and stated principal payments which increase annually.
      Depreciable and amortizable tangible and intangible assets of €67,218,686 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 7 to 40 years at an annual amount of €3,344,564, and over 40 years on a straight-line basis for tax purposes.
      Pro forma equity income for the year ended December 31, 2004 is $838,297 of which $257,683 is included in the historical results from operations for the year then ended. There were no pro forma

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
adjustments for the six-month period ended June 30, 2005. Pro forma equity income for the year ended December 31, 2004 is derived as follows:

For the year ended
December 31, 2004

Rental income	$10,514,696
Depreciation and amortization	(4,145,310)
Interest expense	(3,974,250)

Net income	$2,395,136

Company’s share of net income (at 35% interest)	$838,297
Included in historical results of operations	257,683

Pro forma adjustment	$580,614

      H.     In August 2004, the Company purchased land and buildings in Kearney, Missouri; York, Nebraska; Fair Bluff, North Carolina; Wallbridge, Ohio; Middlesex, Pennsylvania; Rocky Mount, Virginia and Martinsburg, West Virginia; and entered into a net lease with Ply Gem Industries, Inc. (“Ply Gem”). The Company also purchased a property in Calgary, Canada, on the same date, and entered into a net lease with Ply Gem. The total cost of the Ply Gem properties was $37,884,817. For pro forma purposes, revenue and expenses for the Canadian property have been translated using the average exchange rate for the Canadian Dollar (“CAD”) for the year ended December 31, 2004 of $0.77014.
      Each lease has an initial term of 20 years with two 10-year renewal options. The domestic properties and Canadian leases provide for initial annual rent of $2,980,575 and CAD 692,329, respectively, and each lease provides for annual rent increases based on increases in the CPI of the respective countries. The land portion of the Canadian lease has been accounted for separately as an operating lease as it represents more than 25% of the fair value of the leased assets. Annual land rent is CAD 273,141. The building portion of the Canadian lease and the domestic lease for both land and buildings have been classified as investments in direct financing lease.
      Interest income from the direct financing leases is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income for the first lease year is $3,180,179. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.
      The Company obtained a limited recourse mortgage financing of $17,650,000 on the domestic properties and CAD 4,250,000 (approximately $3,591,250 based on the exchange rate for the CAD on the date of the financing closing) on the Calgary property. Interest on the domestic mortgage financing is at a fixed annual interest rate of 6.14% with monthly payments of principal and interest of $127,880 based on a 20-year amortization schedule. Interest on the Canadian mortgage financing is at a fixed annual interest rate of 6.23% with monthly payments of principal and interest of CAD 27,776 based on a 25-year amortization schedule.
      Included in the historical balances for the year ended December 31, 2004 are rental income of $75,641, interest income from direct financing leases of $1,078,644, interest expense of $231,341 and net income of $922,944. There were no pro forma adjustments for the six-month period ended June 30, 2005.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
      I.     In September 2004, the Company purchased land and a building located in Tinton Falls, New Jersey and assumed an existing lease with Xpedite Systems, Inc. (“Xpedite”). The total cost for the property was $15,522,251. The Xpedite lease expires in June 2016, and has two five-year renewal options, at an annual rent of $1,395,000 as of the date of assumption. As a result of stated rent increases rental income is being recognized on an annual straight-line basis of $1,519,485. Rental income also includes annual amortization of below-market rent intangible of $73,281.
      The Company obtained limited recourse mortgage financing of $10,250,000 with a fixed annual interest rate of 5.85%, with monthly payments of principal and interest of $68,357 based on a 22.5-year amortization schedule.
      Depreciable and amortizable tangible and intangible assets of $14,683,298 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from approximately 12 to 40 years at an annual amount of $441,074, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for the year ended December 31, 2004 are rental income of $467,244, depreciation and amortization of intangibles of $128,646, interest expense of $178,721 and net income of $159,877. There were no pro forma adjustments for the six-month period ended June 30, 2005.
      J.     In December 2004, the Company purchased land and buildings located in Vantaa (Helsinki), Finland and Linköping, Sweden and entered into net lease agreements with affiliates of Plantasjen ASA, Plantagen Finland Oy and Plantagen Sverige AB (Plantagen Finland Oy and Plantagen Sverige AB, collectively, “Plantagen”). The cost of the Finnish property was €15,387,460 ($20,831,543 based on the exchange rate for the Euro on the date of acquisition). The cost of the Swedish property was 67,034,581 Swedish Kroner (“SEK”) ($10,075,298 based on the exchange rate for the SEK on the date of acquisition). For pro forma purposes, revenue and expenses have been translated using the average exchange rate for the year ended December 31, 2004 of $1.24386 for the Euro and $0.13639 for the SEK.
      The Helsinki lease has an initial term of 20 years with two 10-year renewal options and provides for initial annual rent of €1,080,404. The Linköping lease has an initial term of 25 years with two 10-year renewal options and provides for initial annual rent of SEK 4,650,750. Both leases provide for annual rent increases based on increases in the CPI of each respective country.
      Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income on the Helsinki and Linköping leases for the first lease year are €890,404 and SEK 4,204,920, respectively. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.
      The Company obtained limited recourse mortgage financing of €10,027,094 and of SEK 42,280,400 on the Helsinki and Linköping properties, respectively. Interest on the Helsinki and Linköping mortgage financing have fixed annual interest rates of 4.81% and 5.25%, respectively, with stated principal payments that increase annually.
      Included in the historical balances for the year ended December 31, 2004 are interest income from financing leases of $29,761, interest expense of $13,583 and net income of $16,178. There were no pro forma adjustments for the six-month period ended June 30, 2005.
      K.     In December 2004, the Company acquired a $20,000,000 interest in a $165,000,000 mortgage loan collateralized by the distribution facilities of Atlanta, Georgia-based BlueLinx Holdings Inc. (“BlueLinx”). The cost of the interest acquired was $20,300,000. The acquired interest represents the junior position in a $165,000,000 five-year floating rate first mortgage loan against BlueLinx’s real estate

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
portfolio. The Company’s participation in the note bears annual interest at a variable rate equal to the one-month London Interbank Offering Rate (with a 2% floor), plus 4.5%. The Company will receive monthly interest only payments through the scheduled maturity date of November 9, 2007. Subject to certain conditions, BlueLinx may exercise two 1-year extensions. Certain costs incurred in connection with the acquisition are being amortized over the term of the loan, resulting in an annual reduction to other interest income of approximately $103,000.
      For pro forma purposes, an annual interest rate of 6.5% was used for the year ended December 31, 2004. Included in the historical balances for the year ended December 31, 2004 is $29,779 of interest income on mortgage receivables. There were no pro forma adjustments for the six-month period ended June 30, 2005.
      L.     In January 2005, the Company purchased land and building located in Southfield, Michigan and entered into a net lease agreement with Solomon Office Associates, L.L.C. (“Solomon”), a subsidiary of HMS Healthcare, Inc. (“HMS”) for 81.65% of the leaseable space of the property and assumed two leases with existing tenants for the remaining 18.35% of the leaseable space. The cost of the property was $18,731,937.
      The Solomon lease has an initial term of 20 years with two 10-year renewal options. The Solomon lease provides for initial annual rent of $1,228,354 with stated rent increases of 6.903% every third year. The assumed leases for the remaining leasable space provide for initial annual rent of $318,465 and $62,977 and expire in December 2005 and December 2010, respectively. As a result of stated rent increases, rental income is being recognized on an annual straight-line basis of $1,884,313. Rental income also includes annual amortization of above-market rent intangible of $70,710. The lease obligations of the tenants are guaranteed by HMS, Sloans Lake Managed Care, Inc. and PPOM, L.L.C.
      In June 2005, the Company obtained limited recourse mortgage financing of $9,100,000 with a fixed annual interest rate of 5.08%, with monthly interest and principal payments of $53,623 based on a 25-year amortization schedule.
      Depreciable and amortizable tangible and intangible assets of $16,981,937 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $414,589, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for the six-month period ended June 30, 2005 are rental income of $896,844, depreciation and amortization of intangibles of $190,020, interest expense of $38,523 and net income of $668,301.
      M.     In January 2005, the Company and CPA®:15, through 40% and 60% interests, respectively, in a limited liability company, purchased land and buildings located in Helsinki, Finland and entered into a net lease with Pohjola Non-Life Insurance Company (“Pohjola”). The total cost for the property was €84,049,745 ($113,513,922 based on the exchange rate for the Euro on the date of acquisition of $1.3546). The limited liability company has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interest under the equity method of accounting. For pro forma purposes, revenue and expenses to determine pro forma equity income have been translated using the average exchange rate for the Euro for the year ended December 31, 2004 and the six-month period ended June 30, 2005 of $1.24386 and of $1.28637, respectively.
      The lease has an initial term of approximately 10.5 years with a 5-year minimum renewal option and provides for initial annual rent of €6,000,000. Rental income also includes annual amortization of

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
above-market rent intangible of €21,165. The lease provides for annual rent increases based on increases in the Finland CPI.
      The limited liability company obtained limited recourse mortgage financing of €62,500,000 with a fixed annual interest rate of 4.59% through February 2007 and then 4.57%, thereafter, with stated principal payments which increase annually.
      Depreciable and amortizable tangible and intangible assets of €65,406,587 are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 10.5 to 40 years at an annual amount of €2,480,532, and over 40 years on a straight-line basis for tax purposes.
      Pro forma equity income for the year ended December 31, 2004 and the six-month period ended June 30, 2005 is $316,085 and $166,488, respectively, of which $213,326 is included in the historical results from operations for the six-month period ended June 30, 2005, and is derived as follows:

	For the year ended	Six months ended
	December 31, 2004	June 30, 2005

Rental income	$7,436,834	$3,845,497
Depreciation and amortization	(3,085,435)	(1,595,442)
Interest expense	(3,561,187)	(1,833,835)

Net income	$790,212	$416,220

Company’s share of net income (at 40% interest)	$316,085	$166,488

Included in historical results of operations		213,326

Pro forma adjustment		$(46,838)

      N.     In January 2005, the Company purchased land and building located in Cynthiana, Kentucky and entered into a net lease agreement with Clean Earth Kentucky, LLC (“Clean Earth”). The cost of the Clean Earth property was $7,366,492. The lease has an initial term of 20 years with two 10-year renewal options. The lease provides for initial annual rent of $710,500 with annual rent increases based on the CPI. Rental income also includes annual amortization of below-market rent intangible of $23,846.
      The Company obtained limited recourse mortgage financing of $4,550,000 with a fixed annual interest rate of 6.08%, with monthly interest and principal payments of $32,808 based on a 20-year amortization schedule.
      Depreciable and amortizable tangible and intangible assets are $6,606,492 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $201,687, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for the six-month period ended June 30, 2005 are rental income of $342,496, depreciation and amortization of intangibles of $89,325, interest expense of $128,579, and net income of $124,592.
      O.     In January 2005, the Company purchased land and buildings located in Buffalo Grove, Illinois and entered into a net lease agreement with Precise Technology Group, Inc. (“Precise”). The cost of the Precise property was $16,469,372. The lease has an initial term of 20 years with two 10-year renewal options. The lease provides for initial annual rent of $1,447,625 with rent increases every second year based on the CPI.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
      The Company will endeavor to obtain limited recourse, fixed rate mortgage financing at the current market rate with respect to this facility of approximately $10,500,000, having a 20-year term. A fixed interest rate of 5.71% has been used in the determination of pro forma net income. However, there can be no assurance that the Company will be successful in obtaining financing on the terms described.
      Depreciable and amortizable tangible and intangible assets are $14,349,372 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $390,302, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for the six-month period ended June 30, 2005 are rental income of $658,702, depreciation and amortization of intangibles of $178,888, and net income of $479,814.
      P.     In January 2005, the Company purchased land and buildings located in Lamlukka and Bangpa-In, Thailand and entered into net lease agreements with LFD Manufacturing Limited and IDS Logistics (Thailand) Limited. The total cost for the properties is 911,108,620 Thai Baht (“THB”)($23,688,824 based on the exchange rate of the THB on the date of acquisition of $0.026). In connection with the purchase, the Company is committed to funding expansions at both properties. The amount applicable to the proposed expansions is THB 135,000,000 for the Lamlukka property and THB 80,000,000 for the Bangpa-In property. For pro forma purposes, revenue and expenses have been translated using the average exchange rate for the THB for the year ended December 31, 2004 and the six-month period ended June 30, 2005 of $0.02489 and $0.02546, respectively. No pro forma effect is reflected for the proposed expansions.
      The leases have initial terms of 15 years with 5-year renewal options. The leases provide for initial annual rent of THB 57,502,500, with rent increases every three years based on increases in the Thailand cost of living index. Rental income also includes annual amortization of below-market rent intangible of THB 10,641,363. The leases are guaranteed by the parent IDS Group Limited.
      The Company obtained limited recourse mortgage financing of THB 440,000,000 with a fixed annual interest rate of 7.15%, with stated principal payments increasing over the term of the financing. In the event an expansion is funded, the Company has obtained a commitment from the lender which allows the Company to increase its borrowing under the financing by THB 150,000,000, at substantially the same terms as the original borrowing.
      Depreciable and amortizable tangible and intangible assets are THB 549,601,372 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 15 to 40 years at an annual amount of THB 20,101,808, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for the six-month period ended June 30, 2005 are rental income of $748,975, depreciation and amortization of intangibles of $226,909, interest expense of $352,939, and net income of $169,127.
      Q.     In January 2005, the Company originated a $54,000,000 mortgage collateralized by distribution and storage facilities of Reyes Holdings L.L.C. The mortgage was originated as a 10-year loan with a 25-year amortization schedule, bearing interest at a fixed rate of approximately 6.34%. The Company arranged for the syndication of the first $41,260,000 in the form of an A-note, bearing interest at a fixed rate of 5.14%. In consideration for an investment of $12,740,000 the Company obtained the $12,740,000 B-note, which bears interest at a fixed rate of 6.34%, and an interest only participation in the A-note (the “I/O”) for the difference between the stated amounts payable under the A-note and the amounts receivable from the interests sold to the participants in the A-note (the difference between the amounts

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
payable at an annual rate of 6.34% and 5.14%). Annual cash flow, including installments of principal, approximates $1,515,000 in the first year and will decrease as the I/O balance decreases. The note and the I/O mature in February 2015. Certain costs incurred in connection with the acquisition are being amortized over the term of the loan, resulting in an annual reduction to other interest income of approximately $6,370. Included in the historical balances for the six-month period ended June 30, 2005 is interest income on mortgage receivable of $384,380.
      R.     In February 2005, the Company purchased land and buildings in Sunnyvale, California and Allen, Texas and entered into a net lease agreement with Finisar Corporation (“Finisar”). The total cost of the Finisar properties was $29,292,330. The lease has an initial term of 15 years with two ten-year renewal options. The lease provides for initial annual rent of $2,950,510 with stated annual rent increases of 2.25%. As a result of stated rent increases, rental income is being recognized on an annual straight-line basis of $3,463,740. Rental income includes annual amortization of above-market rent intangible of $177,818.
      The Company obtained limited recourse mortgage financing of $17,000,000 with a fixed annual interest rate of 5.96%, with monthly interest and principal payments of $121,401 based on a 20-year amortization schedule.
      Depreciable and amortizable tangible and intangible assets are $15,665,060 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 15 years to 40 years at an annual amount of $586,652, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for the six-month period ended June 30, 2005 are rental income of $1,332,757, depreciation and amortization of intangible of $219,994, interest expense of $412,662, and net income of $700,101.
      S.     In February 2005, the Company purchased land and building in Shelby, North Carolina and entered into a net lease agreement with MetalsAmerica, Inc. (“Metals”). The total cost of the Metals property was $7,436,520. The lease has an initial term of 20 years with two ten-year renewal options. The lease provides for initial annual rent of $651,000, with rent increases every five years based on increases in the CPI.
      The Company obtained limited recourse mortgage financing of $4,000,000 with a fixed annual interest rate of 5.84%, with monthly interest and principal payments of $28,289 based on a 20-year amortization schedule.
      Depreciable and amortizable tangible and intangible assets are $6,886,520 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $186,542, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for the six-month period ended June 30, 2005 are rental income of $253,167, depreciation and amortization of intangibles of $69,960, interest expense of $91,894, and net income of $91,313.
      T.     In February 2005, the Company purchased land and buildings in Fernley, Nevada; Gainesville, Texas; Sandersville, Georgia and Erwin, Tennessee and entered into a net lease agreement with Rinker Materials PolyPipe, Inc. (“PolyPipe”). The total cost of the PolyPipe properties was $8,713,508. The lease has an initial term of 20 years with two ten-year renewal options. The lease provides for initial annual rent of $786,600, with rent increases every three years based on increases in the CPI. Rental income also includes net annual amortization of above-market rent intangible of $38,387.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
      The Company obtained limited recourse mortgage financing of $5,000,000 with a fixed annual interest rate of 6.50%, with monthly interest and principal payments of $37,279 based on a 20-year amortization schedule. The financing matures in April 2025.
      Depreciable and amortizable tangible and intangible assets are $6,774,657 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $182,459, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for the six-month period ended June 30, 2005 are rental income of $257,682, depreciation and amortization of intangibles of $68,422, interest expense of $88,306, and net income of $100,954.
      U.     In March 2005, the Company purchased land and buildings in Piscataway, New Jersey and entered into a net lease with Telcordia Technologies, Inc. (“Telcordia”). The total cost for the Telcordia property was $116,459,046. The lease has an initial term of 18.5 years with four five-year renewal options. The lease provides for initial annual rent of $8,913,190, with annual rent increases based on increases in the CPI. Rental income includes annual amortization of above-market rent intangible of $89,592.
      The Company obtained limited recourse mortgage financing of $79,686,000 with a fixed annual interest rate of 5.49%. Monthly payments of interest only are due for the first two years of the financing, with monthly interest and principal payments of $464,849 due thereafter based on a 28-year amortization schedule.
      Depreciable and amortizable tangible and intangible assets are $95,801,600 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 18.5 years to 40 years at an annual amount of $3,012,029, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for the six-month period ended June 30, 2005 are rental income of $2,617,301, depreciation and amortization of intangible of $879,289, interest expense of $1,312,429, and net income of $425,583.
      V.     In May 2005, the Company and CPA®:15 through 70% and 30% interests, respectively, in a limited liability company, purchased land and buildings located in Stuart, Florida, and Southwest Harbor and Trenton, Maine from The Talaria Company, LLC (doing business as “The Hinckley Company” or “Hinckley”) and entered into a ground lease with respect to land and buildings located in Portsmouth, Rhode Island that gives the Company the right to purchase such property at any time during the lease term for one dollar and also entered into a net lease with Hinkley that is a sublease with respect to the Rhode Island property. The cost of the Hinckley properties was $58,318,586. The limited liability company has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The interest applicable to CPA®:15 is reflected as minority interest in the accompanying consolidated pro forma financial statements.
      The lease has an initial term of 25 years with two 5-year renewal options followed by two 10-year renewal options and provides for initial contractual annual rent of $5,161,500. The lease provides for rent increases every four years based on increases in the CPI. The land portion of the lease has been accounted for separately as an operating lease as it represents more than 25% of the fair value of the leased assets. The building portion of the lease has been classified as an investment in direct financing lease. Initial annual rent attributable to the land portion of the lease is $1,872,090 based on the lessee’s incremental borrowing rate of 9.3% with the remaining rent attributable to the building portion of the lease. Interest income of the direct financing lease is recorded such that the Company recognizes income at a constant rate of interest and includes assumptions on the residual value of the property as of the

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
end of the initial lease term. Interest income for the first lease year and subsequent six-month period is $3,147,016 and $1,573,508, respectively. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.
      The Company obtained limited recourse mortgage financing of $35,000,000 with a fixed annual interest rate of 6.26%, with monthly payments of principal and interest of $256,029 based on a 20-year amortization schedule. The financing matures in June 2025.
      Included in the historical balances for the six-month period ended June 30, 2005 are rental income of $289,362, interest income from direct financing leases of $485,515, interest expense of $340,822, minority interest in income of $130,216 and net income of $303,839.
      W.     In May 2005, the Company purchased land and buildings located in Huber Heights, Sheffield Village and Lima, Ohio; Lebanon, Tennessee and Peru, Illinois from MetoKote Corporation and land and buildings in Ontario, Canada from MetoKote Canada Limited and entered into net lease agreements guaranteed by MetoKote Corporation (“MetoKote”). The cost of the MetoKote domestic properties was $28,413,613. The cost of the Canadian property was CAD 12,464,104 ($9,892,146 based on the exchange rate for the Canadian dollar as of the date of acquisition of $.79365). In addition, in July 2005 the Company purchased land and building located in Saltillo, Mexico and entered into a net lease agreement also guaranteed by MetoKote at the property. The cost of the Mexico property was $3,782,168. For pro forma purposes, revenues and expenses for the Canadian property have been translated using the average exchange rate for the CAD for the year ended December 31, 2004 and the six month period ended June 30, 2005 of $.77014 and $.81031, respectively.
      The leases have initial lease terms of 20 years with two 10-year renewal options. The leases for the domestic properties and the Mexican property provide for initial annual rent of $2,470,500 and $334,800, respectively. The lease on the Canadian property provides for initial annual rent of CAD 1,083,726. Each of the leases provide for annual rent increases based on increases in the CPI of the respective country. Rental income includes net annual amortization of above-market rent intangibles of $5,944 for the domestic, Canadian and Mexican properties.
      The Company obtained limited recourse mortgage financing of $20,000,000 on the domestic properties and CAD 7,491,600 on the Canadian property. Interest on the domestic mortgage financing is at an annual fixed interest rate of 5.70% with monthly interest only payments for the first year and monthly principal and interest payments of $143,819 thereafter, based on a 19-year amortization schedule. Interest on the Canadian mortgage financing is at an annual fixed interest rate of 5.63% with monthly principal and interest payments of CAD 46,297 based on a 25-year amortization schedule. The Company did not obtain mortgage financing for the Mexico property.
      Depreciable and amortizable tangible and intangible assets in service for pro forma purposes are $30,085,781 for the properties in the United States and Mexico and CAD 11,632,148 for the Canadian property and are being, or are expected to be, depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 20 years to 40 years at an annual amount of $808,618 and CAD 312,130, respectively, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for the six-month period ended June 30, 2005 are rental income of $318,904, depreciation and amortization of intangibles of $120,005, interest expense of $137,222 and net income of $61,677.
      X.     In June 2005, the Company and CPA®:15, through 25% and 75% interests, respectively, in a limited liability company, purchased 16 properties located throughout Germany and entered into a net lease agreement with Hellweg Die Profi-Baumarkte GmbH & Co. KG (“Hellweg”). The cost of the Hellweg properties was €126,258,935 ($154,364,173 based on the exchange rate for the Euro as of the

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
date of acquisition of $1.2226). The limited liability company has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interest under the equity method of accounting. For pro forma purposes, revenue and expenses to determine pro forma equity income have been translated using the average exchange rate for the Euro for the year ended December 31, 2004 and the six-month period ended June 30, 2005 of $1.24386 and $1.28637, respectively.
      The lease has an initial term of 25 years with a five-year renewal option. The lease provides for initial annual rent of €10,266,686 with rent increases every two years based on increases in the German CPI. Interest income from the direct financing lease is recorded such that the Company recognizes interest income at a constant rate of interest and includes assumptions on the unguaranteed residual value of the property at the end of the initial lease term. Interest income for the first lease year is expected to be €9,879,959. For financial reporting purposes, no depreciation is recorded on direct financing leases; however, for tax purposes such assets are depreciated on a straight-line basis over 40 years.
      The Company obtained limited recourse mortgage financing of €87,000,000 at a fixed annual interest rate of 4.55%, with stated principal payments that increase annually.
      Pro forma equity income for the year ended December 31, 2004 and the six-month period ended June 30, 2005 is $1,856,753 and $965,882, respectively, of which $81,120 is included in the historical results from operations for the six month period ended June 30, 2005 and is derived as follows:

	For the year ended	Six months ended
	December 31, 2004	June 30, 2005

Interest income from direct financing lease	$12,289,285	$6,339,561
Interest expense	(4,862,272)	(2,476,032)

Net income	$7,427,013	$3,863,529

Company’s share of net income (at 25% interest)	$1,856,753	$965,882

Included in historical results of operations		81,120

Pro forma adjustment		$884,762

      Y.     In June 2005, the Company purchased land and buildings in Nashville, Tennessee and assumed a net lease agreement with International Academy of Design & Technology Nashville, LLC (“IADT”), which is guaranteed by Career Education Corporation (“Career Education”). The cost of the Career Education property was $10,540,705.
      IADT is expected to increase its occupancy at the property in stages over an 18-month period as the property is being retrofitted to their specifications per an existing agreement with the former owner of the property. It is expected that IADT will take full occupancy at the property by January 1, 2007.
      The Career Education lease expires in June 2019, and has two 5-year renewal options, at an annual rent as of the date of assumption of $474,728. Monthly rent will increase accordingly to reflect occupancy of the additional space followed by stated annual rent increases. As a result, rental income will be recognized on an annual straight-line basis of $908,590. Rental income also includes annual amortization of below-market rent intangibles of $36,913.
      The Company obtained limited recourse mortgage financing of $6,500,000. Interest on the mortgage financing is a fixed annual interest rate of 5.86% with monthly principal and interest payments of $39,993, based on a 27-year amortization schedule.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
      Depreciable and amortizable tangible and intangible assets are $10,340,705 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from approximately 14 years to 40 years at an annual amount of $353,674, and over 40 years on a straight-line basis for tax purposes.
      Included in the historical balances for the six-month period ended June 30, 2005 are rental income of $10,642, depreciation and amortization of intangibles of $14,736, interest expense of $7,406 and a net loss of $11,500.
      Z.     In July 2005, the Company and CPA®:15, through joint 50% interests, in a limited liability company, purchased land and buildings in Paris, France and assumed an existing lease agreement with the Police Prefecture, French Government (“French Government”). The cost of the French Government property was €88,212,240 ($106,648,598 based on the exchange rate for the Euro as the date of acquisition of $1.2090). The limited liability company has been structured so that capital was contributed in an amount equal to the ownership interests and profits and losses and distributions are pro rata to ownership interests. The Company is accounting for its interest under the equity method of accounting. For pro forma purposes, revenue and expenses to determine pro forma equity income (loss) have been translated using the average exchange rate for the Euro for the year ended December 31, 2004 and the six-month period ended June 30, 2005 of $1.24386 and of $1.28637, respectively.
      The assumed lease expires in June 2019, and does not provide for any renewal options. Annual rent as of the date of lease assumption is €5,392,873, with annual rent increases based on increases in the French National Construction Index, or INSEE.
      The limited liability company obtained limited recourse mortgage financing totaling €65,000,000 with fixed annual interest rates of 4.45% and 4.25% and stated principal payments which increase annually.
      Depreciable and amortizable tangible and intangible assets are €68,212,240 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from 14 to 40 years at annual amount of €2,319,641, and over 40 years on a straight-line basis for tax purposes.
      Pro forma equity income for the year ended December 31, 2004 and the six-month period ended June 30, 2005 is $128,877 and $62,036 respectively, and is derived as follows:

	For the year ended	Six months ended
	December 31, 2004	June 30, 2005

Rental income	$6,707,979	$3,468,615
Depreciation and amortization	(2,885,309)	(1,491,958)
Interest expense	(3,564,915)	(1,852,585)

Net income	$257,755	$124,072

Company’s share of net income (at 50% interest)	$128,877	$62,036

      AA.     In August 2005, the Company purchased land and building in Bishopbriggs, Glasgow (Scotland) and entered into a net lease agreement with John McGavigan Limited (“McGavigan”), a subsidiary of Advanced Decorative Systems. The cost of the McGavigan property was £6,759,874 ($12,209,008 based on the exchange rate for the Pound Sterling as of the date of acquisition of $1.80610).
      The lease has an initial term of 20 years, and will not provide for any renewal terms. The lease provides for initial annual rent of £565,400 with annual rent increases based on increases in the general index of retail prices as published by the Office for National Statistics in the UK. Rental income includes annual amortization of above-market rent intangibles of £63,198.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
      The Company obtained limited recourse mortgage financing of £4,225,000, with a fixed annual interest rate of 6.091%, with stated principal payments which increase annually.
      Depreciable and amortizable tangible and intangible assets are £4,795,920 and are being depreciated and amortized for financial reporting purposes on a straight-line basis over periods ranging from approximately 20 years to 40 years at an annual amount of £130,655 and over 40 years on a straight-line basis for tax purposes.
      BB.     In August 2005, the Company purchased land and building in Norwich, Connecticut and entered into a net lease with Bob’s Discount Furniture, LLC (“BOBS”) as well as an agreement to construct an addition to the facility. The cost of the property is expected to be approximately $22,937,650, which includes the Company’s estimated cost to construct the facility addition of approximately $11,779,000. The Company will fund the construction of the facility addition to a maximum of $12,500,000.
      The lease has a maximum construction term of seven and a half months followed by an initial term of 20 years, with two 5-year renewal terms. The lease provides for annual rent during the construction term of $954,000 and it is estimated, based on estimated construction costs, that the initial annual rent once construction is completed will be $2,172,750. Additionally, the lease provides for rent increases every two years beginning after the second year based on increases in the CPI over such period.

      The Company will endeavor to obtain limited recourse, fixed rate mortgage financing at the current market rate with respect to this facility of approximately $15,400,000, which includes an allocation of $7,100,000 related to the existing facility, having a 10-year term and an amortization period of not more than 30 years. For pro forma purposes, only the portion of the financing associated with the existing facility is included in the determination of pro forma net income. A fixed interest rate of 6.1% has been used in the determination of pro forma net income. There can be no assurance that the Company will be successful in obtaining mortgage financing on the terms described.
      Depreciable and amortizable tangible and intangible assets are $7,944,593 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from approximately 20 years to 40 years at an annual amount of $229,227, and over 40 years on a straight-line basis for tax purposes.
      CC.     In September 2005, the Company purchased land and building in Aurora, Colorado and entered into a net lease with Advanced Circuits, Inc. (“Advanced Circuits”). The total cost for the Advanced Circuits property was $5,260,602. The lease has an initial term of 15 years with two 10-year renewal options. The lease provides for initial annual rent of $482,500 with rent increases every third year beginning in year three based on increases in the CPI during each three-year period.

      The Company will endeavor to obtain limited recourse, fixed rate mortgage financing at the current market rate with respect to this facility of approximately $3,425,000, having a 15-year term and an amortization period of not more than 30 years. A fixed interest rate of 5.8% has been used in the determination of pro forma net income. There can be no assurance that the Company will be successful in obtaining mortgage financing on the terms described.
      Depreciable and amortizable tangible and intangible assets are $4,800,602 and are being amortized for financial reporting purposes on a straight-line basis over periods ranging from 15 years to 40 years at an annual amount of $142,765, and over 40 years on a straight-line basis for tax purposes.
      DD.     The Company pays its Advisor, W. P. Carey & Co. LLC, a combined asset management and performance fee equal to 1% per annum of average invested assets, or its pro rata share of amounts

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
invested in real estate, net of unpaid deferred acquisition fees. Based on Average Invested Assets of $870,668,858 as of June 30, 2005, the pro forma fees amount to $8,706,689 for the year ended December 31, 2004 and $4,353,344 for the six-month period ended June 30, 2005, of which $1,638,400 and $3,011,086, respectively, is included in the historical results of operations, and are reflected in property expenses in the accompanying pro forma consolidated statements of operations for the respective periods. The Advisor is reimbursed for the cost of personnel needed to provide administrative services to the operation of the Company. The amount of the reimbursement is allocated based on adjusted gross revenues. The Company’s pro forma calculation of reimbursement for administrative services was $501,000 for the year ended December 31, 2004 and $250,500 for the six-month period ended June 30, 2005, of which $49,533 and $177,402, respectively, is included in the historical results from operations, and are reflected in general and administrative expense in the accompanying pro forma consolidated statement of operations as of December 31, 2004. The Company’s pro forma calculation of deferred acquisition fees payable to an affiliate amount to $16,111,836 as of June 30, 2005 and bear interest at an annual rate of 5%, or $805,592 for the year ended December 31, 2004 and $402,796 for the six-month period ended June 30, 2005, of which $171,498 and $286,140, respectively, is included in the historical results of operations for the respective periods. For pro forma purposes, other interest income from uninvested cash is eliminated based on an assumption that substantially all cash proceeds of the offering have been invested in real estate.
      EE.     The pro forma weighted average shares outstanding for the year ended December 31, 2004 and the six-month period ended June 30, 2005 were determined as if all shares issued since the inception of the Company’s “best efforts” offering were issued on January 1, 2004.
      FF.     For tax purposes, rents are recognized on a contractual basis and differences between contractual rents and rents recognized on a straight-line basis and interest income recognized at a constant rate of interest are eliminated.
      GG.     For financial reporting purposes, no depreciation is recorded on direct financing leases. Depreciation is recorded for the purpose of determining taxable income. Annual taxable depreciation of $103,088,868 is computed on a straight-line basis over 40 years and is based on the tax basis of building and improvements, adjusted for the exchange rate, of $2,577,222.
      For financial reporting purposes, a portion of the underlying assets of the operating leases have been classified as intangible assets and are being amortized on a straight-line basis over the initial term or renewable term of the leases, ranging from 7 years to 40 years. Such assets are classified as buildings and improvements for tax purposes and are being depreciated on a straight-line basis over 40 years. As a result, annual depreciation and amortization for financial reporting purposes is $1,299,795 more than depreciation computed for tax purposes.
      HH.     Equity income for tax purposes differs from equity income for financial reporting purposes due to differences in depreciation as a result of equity investees having leases classified as direct financing leases or equity investees amortizing intangible assets over periods ranging from 7 years to 40 years for financial reporting purposes. Such assets are depreciated on a straight-line basis over 40 years for tax purposes.
      II.     For tax purposes, the Company’s basis in buildings and improvements is $400,054,238. Such assets are being depreciated on a straight-line basis over 40 years resulting in annual taxable depreciation of $10,001,356.
      JJ.     Amounts available for distribution were computed by adding back pro rata tax-basis depreciation expense to taxable income and deducting pro rata scheduled principal amortization.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
KK.     Mortgage amortization is as follows:

Polestar	$136,614
Castle Rock	261,556
Foss	421,516
Ply Gem	522,654
Xpedite	224,733
Plantagen	390,595
HMS	183,602
Clean Earth	120,171
Precise	298,042
IDS Group	82,533
Finisar	455,006
MetalsAmerica	108,586
PolyPipe	130,208
Hinckley	632,941
MetoKote	395,074
Career Education	99,181
McGavigan	78,530
BOBS	86,850
Advanced Circuits	47,896

$4,676,288

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands except share amounts)

	June 30, 2005	December 31, 2004

		(Note)
ASSETS:
Land and buildings, net of accumulated depreciation of $2,289 and $443 at June 30, 2005 and December 31, 2004	$300,674	$58,654
Net investment in direct financing leases	129,644	97,102
Real estate under construction	21,612	9,994
Mortgage notes receivable	29,845	20,291
Cash and cash equivalents	159,176	217,310
Short-term investments	13,400	9,753
Equity investments	85,335	65,964
Marketable securities	10,900	69,900
Funds in escrow	15,802	22,922
Intangible assets, net of accumulated amortization of $1,137 at June 30, 2005 and $123 at December 31, 2004	57,843	5,614
Deferred offering costs	1,327	3,080
Other assets	6,346	4,928

Total assets	$831,904	$585,512

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities:
Limited recourse mortgage notes payable	$290,302	$97,691
Accrued interest	1,626	298
Prepaid rental income and security deposits	4,996	2,821
Other deposits	1,000	2,458
Due to affiliates	6,762	4,399
Dividends payable	8,162	5,353
Deferred acquisition fees payable to affiliate	14,251	7,535
Accounts payable and accrued expenses	1,442	833
Other liabilities	7,799	916

Total liabilities	336,340	122,304

Minority interest	6,855	—

Commitments and contingencies (Note 4)
Shareholders’ equity:
Common stock, $.001 par value; 110,000,000 shares authorized; 56,236,347 and 51,426,720 shares issued and outstanding at June 30, 2005 and December 31, 2004	56	51
Additional paid-in capital	505,561	465,292
Dividend in excess of accumulated earnings	(13,390)	(6,188)
Accumulated other comprehensive income	(2,878)	4,053

	489,349	463,208
Less, treasury stock at cost, 68,770 shares at June 30, 2005	(640)	—

Total shareholders’ equity	488,709	463,208

Total liabilities, minority interest and shareholders’ equity	$831,904	$585,512

The accompanying notes are an integral part of these consolidated financial statements.

Note:	The balance sheet at December 31, 2004 has been derived from the audited consolidated financial statements at that date.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Revenues:
Rental income	$7,000	$106	$10,887	$106
Interest income from direct financing leases	2,380	341	4,307	341
Interest income on mortgage receivable	496	—	1,059	—
Other operating income	141	—	207	—

	10,017	447	16,460	447

Operating expenses:
Depreciation and amortization	1,828	11	2,720	11
General and administrative	1,137	186	2,045	313
Property expenses	1,925	222	3,294	222

	4,890	419	8,059	546

Income before other interest income, minority interest, equity income, gains and losses, and interest expense	5,127	28	8,401	(99)
Other interest income	1,506	297	3,007	391
Minority interest in income	(130)	—	(130)	—
Income from equity investments	1,241	423	2,518	423
Loss on foreign currency transactions and derivative instrument, net	(20)	—	(186)	—
Interest expense	(3,680)	(233)	(5,722)	(233)

Net income	$4,044	$515	$7,888	$482

Basic earnings per share	$0.07	$0.03	$0.14	$0.05

Dividends declared per share	$.14500	$.11290	$.27001	$.22537

Weighted average shares outstanding — basic	56,197,766	15,320,209	55,824,822	9,357,555

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)(Unaudited)
(In thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2005	2004	2005	2004

Net income	$4,044	$515	$7,888	$482
Other comprehensive income (loss):
Change in foreign currency translation adjustment	(4,172)	37	(6,931)	37

Comprehensive income (loss)	$(128)	$552	$957	$519

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months Ended
	June 30,

	2005	2004

Cash flows from operating activities:
Net income	$7,888	$482
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets and deferred financing costs	2,754	13
Realized loss on foreign currency transactions, net	27	—
Unrealized loss on foreign currency transactions, net	185	—
Unrealized gain on derivative instrument	(26)	—
Equity income in excess of distributions received	(303)	(423)
Issuance of shares to affiliate in satisfaction of fees due	1,190	—
Minority interest in income	130	—
Straight-line rent adjustments and amortization of rent related intangibles	(434)	(7)
Increase in accrued interest	1,353	207
Increase in due to affiliates(a)	2,332	170
Increase in accounts payable and accrued expenses(a)	137	—
Increase in prepaid rent and security deposits	3,793	332
Net change in other operating assets and liabilities	(752)	171

Net cash provided by operating activities	18,274	945

Cash flows from investing activities:
Distributions received from equity investments in excess of equity income	1,079	—
Contributions to equity investments	(79)	—
Purchase of short term investments	(3,516)	—
Purchase of securities	(31,825)	—
Proceeds from sale of securities	90,825	—
Purchase of mortgage note receivable	(12,778)	—
Funds held in escrow for acquisition of real estate	(4,253)	(37,206)
Release of funds held in escrow for acquisition of real estate and equity investments	12,371	—
Principal payment of mortgage note receivable	66	—
Acquisition of real estate and equity investments(b)	(351,534)	(84,542)

Net cash used in investing activities	(299,644)	(121,748)

Cash flows from financing activities:
Proceeds from issuance of stock, net of costs of raising capital	41,340	201,091
Proceeds from mortgages(c)	196,065	18,840
Deferred financing costs and mortgage deposits, net of deposits refunded	44	—
Payments of mortgage principal	(1,056)	—
Dividends paid	(12,281)	(369)
Purchase of treasury stock	(640)	—

Net cash provided by financing activities	223,472	219,562

Effect of exchange rate changes on cash	(236)	—

Net (decrease) increase in cash and cash equivalents	(58,134)	98,759
Cash and cash equivalents, beginning of period	217,310	170

Cash and cash equivalents, end of period	$159,176	$98,929

(a)	Increase in due to affiliates and accounts payable and accrued expenses excludes amounts related to the raising of capital (financing activities) pursuant to the Company’s initial public offering. At June 30, 2005 and 2004, the amount due to the Company’s advisor for such costs were $3,583 and $2,166, respectively.

(b)	The cost basis of real estate investments acquired during the six-month periods ended June 30, 2005 and 2004 also includes deferred acquisition fees payable of $6,716 and $2,919, respectively.

(c)	Net of $2,325 retained by mortgage lenders during the six-month period ended June 30, 2005.
The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands except share and per share amounts)

Note 1.	Basis of Presentation:
      Corporate Property Associates 16 — Global Incorporated (the “Company”) is a real estate investment trust (“REIT”) that invests in commercial and industrial properties leased to companies domestically and internationally. As a REIT, the Company is not subject to federal income taxation as long as it satisfies certain requirements relating to the nature of its income, the level of its distributions and other factors. The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Article 10 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). They do not include all information and notes required by generally accepted accounting principles for complete financial statements. All significant intercompany balances and transactions have been eliminated. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results of the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
     Information About Geographic Areas
      The Company has international investments in Canada, Finland, France, Germany, Sweden, Thailand and the United Kingdom. These investments accounted for lease revenues (rental income and interest income from direct financing leases) of $1,745 and $341 for the three months ended June 30, 2005 and 2004, respectively, lease revenues of $3,337 and $341 for the six months ended June 30, 2005 and 2004, respectively, income from equity investments of $518 and $25 for the three months ended June 30, 2005 and 2004, respectively, and income from equity investments of $1,020 and $25 for the six months ended June 30, 2005 and 2004, respectively. As of June 30, 2005 and December 31, 2004, long-lived assets related to international investments were $133,999 and $92,798, respectively.

Note 2.	Organization and Offering:
      The Company commenced its initial public offering of up to 110,000,000 shares of common stock at a price of $10 per share in December 2003. The initial offering was conducted on a “best efforts” basis by Carey Financial, LLC (“Carey Financial”), a wholly-owned subsidiary of W. P. Carey and Co. LLC (the “Advisor”), and selected other dealers. The Company sold 55,332,415 shares of common stock in its initial offering before suspending sales activities on December 30, 2004. The Company formally terminated its initial offering in March 2005 by filing an amendment to the registration statement for its initial offering, to deregister shares of its common stock that remained unissued as of March 8, 2005, excluding shares issuable under its 2003 Distribution Reinvestment and Stock Purchase Plan (the “Plan”).
      In August 2005, the Company filed an amendment to the registration statement filed with the SEC in 2004 for a second “best efforts” public offering of up to 55,000,000 shares. This registration statement has not yet been declared effective.

Note 3.	Transactions with Related Parties:
      Pursuant to an advisory agreement between the Company and its Advisor, the Advisor performs certain services for the Company including the identification, evaluation, negotiation, purchase and disposition of property, the day-to-day management of the Company and the performance of certain administrative duties. The advisory agreement between the Company and the Advisor provides that the Advisor will receive an asset management fee. The fee is 1% of average invested assets as defined in the advisory agreement, 1/2 of which (the “performance fee”) is subordinated to the preferred return, a non-

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
compounded cumulative distribution return of 6%. As of June 30, 2005, the non-compounded cumulative distribution return was 5.06%. The asset management and performance fees will be payable in cash or restricted stock at the option of the Advisor. For 2005, the Advisor has elected to receive its management fee in restricted shares of common stock of the Company. In connection with the day-to-day operations, the Advisor is also reimbursed for the allocated cost of personnel needed to provide administrative services to the operation of the Company. For the three months ended June 30, 2005 and 2004, the Company incurred asset management fees of $869 and $111, respectively and $1,506 and $111 for the six months ended June 30, 2005 and 2004, respectively, with performance fees in like amounts, which are included in property expenses in the accompanying financial statements. For the three and six months ended June 30, 2005, the Company incurred personnel reimbursements of $99 and $178 respectively, which are included in general and administrative expenses in the accompanying financial statements. No such personnel cost reimbursements were incurred in the three and six-month periods ended June 30, 2004.
      In connection with structuring and negotiating acquisitions and related mortgage financing on behalf of the Company, the advisory agreement provides for acquisition fees averaging not more than 4.5%, based on the aggregate cost of properties acquired, of which 2% will be deferred and payable in equal annual installments over three years with payment subordinated to the preferred return. Unpaid installments bear interest at an annual rate of 5%. For transactions that were completed during the six months ended June 30, 2005, current and deferred acquisition fees were $8,395 and $6,716, respectively, and were paid or payable to the Advisor. For transactions that were completed during the six months ended June 30, 2004, current and deferred acquisition fees were $3,440 and $2,752, respectively, and were paid or payable to the Advisor. When a real estate acquisition is completed, the Company pays the Advisor an acquisition expense allowance of 0.5% of the cost of the properties in consideration for the Advisor’s payment of certain acquisition expenses. For the six months ended June 30, 2005 and 2004, the allowance was $2,063 and $729, respectively.

Note 4.	Commitments and Contingencies:
      As previously reported, the Advisor and Carey Financial, the wholly-owned broker-dealer subsidiary of the Advisor, are currently subject to an investigation by the SEC into payments made to third party broker-dealers and other matters.
      In response to subpoenas and requests of the Division of Enforcement of the SEC (“Enforcement Staff”), the Advisor and Carey Financial have produced documents relating to payments made to certain broker-dealers, both during and after the offering process, for certain of the REITs managed by the Advisor (including Corporate Property Associates 10 Incorporated (“CPA®:10”), Carey Institutional Properties Incorporated (“CIP®”), Corporate Property Associates 12 Incorporated (“CPA®:12”), Corporate Property Associates 14 Incorporated (“CPA®:14”) and Corporate Property Associates 15 Incorporated (“CPA®:15”), in addition to selling commissions and selected dealer fees.
      Among the payments reflected in documents produced to the Enforcement Staff were certain payments, aggregating in excess of $9,400, made to a broker-dealer which distributed shares of the REITs. The expenses associated with these payments, which were made during the period from early 2000 through the end of 2003, were borne by and accounted for on the books and records of the REITs. Of these payments, CPA®:10 paid in excess of $40; CIP® paid in excess of $870; CPA®:12 paid in excess of $2,400; CPA®:14 paid in excess of $4,900; and CPA®:15 paid in excess of $1,200. In addition, other smaller payments by these REITs to the same and other broker-dealers have been identified aggregating less than $1,000. The Company did not make, or make reimbursements in respect of, any of these payments to broker-dealers.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Although no formal regulatory action has been initiated against the Advisor or Carey Financial in connection with the matters being investigated, the SEC may pursue such an action against either or both of them. The nature of the relief or remedies the SEC may seek cannot be predicted at this time. If such an action is brought, it could have a material adverse effect on the Advisor and the REITs managed by the Advisor, including the Company, and the magnitude of that effect would not necessarily be limited to the payments described above but could include other payments and civil monetary penalties. Any action brought against the Advisor or Carey Financial could also have a material adverse effect on the Company because of the Company’s dependence on the Advisor and Carey Financial for a broad range of services, including in connection with the offering of securities.
      The Company is liable for certain expenses of offerings of its securities including filing, legal, accounting, printing and escrow fees, which are to be deducted from the gross proceeds of the offerings. The Company reimburses Carey Financial or one of its affiliates for expenses (including fees and expenses of its counsel) and for the costs of any sales and information meetings of Carey Financial’s employees or those of one of its affiliates relating to the Company’s securities offerings. Total underwriting compensation with respect to any offering may not exceed 10% of gross proceeds of such offering. The Advisor has agreed to be responsible for the payment of (i) organization and offering expenses (excluding selling commissions and selected dealer fees paid and expenses reimbursed to the sales agent and selected dealers) which exceed 4% of the gross proceeds of each offering and (ii) organization and offering expenses (including selling commissions, fees paid and expenses reimbursed to selected dealers) which exceed 15% of the gross proceeds of each offering. The total costs paid by the Advisor in connection with offerings of the Company’s securities were $13,638 through June 30, 2005, of which the Company has reimbursed $10,527. Unpaid costs are included in due to affiliates in the accompanying financial statements.

Note 5.	Equity Investments:
      On April 29, 2004, the Company, along with two affiliates, CPA®:14 and CPA®:15, through a limited partnership in which the Company owns a 30.77% limited partnership interest, purchased 78 retail self-storage and truck rental facilities and entered into master lease agreements with two lessees that operate the facilities under the U-Haul brand name. The self-storage facilities are leased to Mercury Partners, LP and the truck rental facilities are leased to U-Haul Moving Partners, Inc.
      Summarized financial information of the limited partnership is as follows:

	June 30, 2005	December 31, 2004

Assets (primarily real estate)	$344,158	$350,882
Liabilities (primarily mortgage notes payable)	(214,965)	(219,753)

Partners’ and members’ equity	$129,193	$131,129

Company’s share of equity investees’ net assets	$39,988	$40,596

	Six Months
	Ended June 30,

	2005	2004

Revenues (primarily rental income)	$14,294	$4,927
Expenses (primarily interest on mortgages and depreciation)	(9,385)	(3,624)

Net income	$4,909	$1,303

Company’s share of net income from equity investments	$1,498	$398

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company also owns interests in single-tenant net leased properties leased to corporations through noncontrolling interests in partnerships and limited liability companies in which its ownership interests are 50% or less and the Company exercises significant influence. The underlying investments are owned with affiliates that have similar investment objectives as the Company. The ownership interests range from 25% to 50%. The lessees are Actuant Corporation, Pohjola Non-Life Insurance Company, TietoEnator Plc., Thales S.A. and Hellweg Die Profi-Baumarkte GmbH & Co. KG. The interests in Pohjola and Hellweg were acquired in January 2005 and June 2005, respectively (see Note 6).
      Summarized financial information of the above mentioned equity investees are as follows:

	June 30, 2005	December 31, 2004

Assets (primarily real estate)	$483,657	$249,920
Liabilities (primarily mortgage notes payable)	(353,063)	(185,665)

Partners’ and members’ equity	$130,594	$64,255

Company’s share of equity investees’ net assets	$45,347	$25,368

	Six Months
	Ended June 30,

	2005	2004

Revenues (primarily rental income and interest income from direct financing leases)	$14,368	$708
Expenses (primarily interest on mortgages and depreciation)	(11,748)	(161)

Net income	$2,620	$547

Company’s share of net income from equity investments	$1,020	$25

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.	Acquisitions of Real Estate-Related Investments:
      A summary of properties (real estate accounted for under the operating method and net investment in direct financing leases), equity investments and mortgage notes receivable acquired in the six months ended June 30, 2005 and 2004 is as follows:

Properties Acquired

			Initial
			Annual		Annual
			Contractual	Mortgage	Debt	Date
Lease Obligor(s):	Cost	Location	Rent	Financing	Service	Acquired

HMS Healthcare, Inc.	$18,732	Southfield, MI	$1,228	$9,100	$643	1/3/2005
Clean Earth Kentucky, LLC	7,366	Cynthiana, KY	711	4,550	393	1/14/2005
Precise Technology Group, Inc.	16,469	Buffalo Grove, IL	1,448	—	—	1/18/2005
LFD Manufacturing Limited and IDS Logistics (Thailand) Limited(1)(2)	23,689	Lamlukka and Bangpa-In, Thailand	1,495	11,440	900	1/28/2005
Finisar Corporation	29,292	Sunnyvale, CA and Allen, TX	2,951	17,000	1,457	2/4/2005
MetalsAmerica, Inc.	7,437	Shelby, NC	651	4,000	339	2/9/2005
PolyPipe, Inc.	8,714	Frenley, NV; Gainesville, TX; Sandersville, GA and Erwin, TN	787	5,000	447	2/25/2005
Telcordia Technologies, Inc.(4)	116,459	Piscataway, NJ	8,913	79,686	4,436	3/15/2005
The Talaria Company (Hinckley)(5)	58,319	Stuart, FL; Portsmouth, RI and Southwest Harbor and Trenton, ME	5,162	35,000	3,072	5/6/2005
MetoKote Corporation and MetoKote Canada Limited(1)	38,306	Huber Heights, Sheffield Village and Lima, OH; Lebanon, Tennessee and Peru, IL; Ontario, Canada	3,326	26,000	1,601	5/27/2005
Career Education Corp.(7)	10,541	Nashville, TN	475	6,500	480	6/24/2005

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Equity Investments Acquired

			Initial
			Annual		Annual
			Contractual	Mortgage	Debt	Date
Lease Obligor	Cost	Location	Rent	Financing	Service	Acquired

Pohjola Non-Life Insurance Company(1)(3)	$45,542	Helsinki, Finland	$3,251	$33,865	$1,712	1/3/2005
Hellweg Die Profi-Baumarkte GmbH & Co. KG(1)(6)	38,543	16 properties in Germany	3,138	26,591	1,727	6/9/2005

(1)	Based on the applicable exchange rate on the dates of acquisition.

(2)	The Company is committed to funding expansions at these properties, at the option of the lessees, in an amount up to $6,057. In the event the expansions take place, the Company has the ability to increase its borrowing under the loan facility by $3,900 at substantially the same terms as the original borrowing.

(3)	Amounts shown represent the Company’s 40% interest in this investment. The remaining interest is owned by an affiliate.

(4)	Annual debt service increases to $5,578 in year three.

(5)	The Company acquired a 70% interest in this investment. The remaining interest is owned by an affiliate. Amounts in the table above represent 100% of the investment as the investment is consolidated by the Company.

(6)	Amounts shown represent the Company’s 25% interest in this investment. The remaining interest is owned by an affiliate.

(7)	Career Education Corp. is expected to increase its occupancy at the property in stages over an 18-month period. As a result of the increased occupancy as well as stated annual rent increases, rental income will be recognized on an annual straight-line basis of $868.

Mortgage Notes Receivable Acquired
      In January 2005, the Company originated a $54,000 mortgage collateralized by distribution and storage facilities of Reyes Holdings L.L.C. The mortgage was originated as a 10-year loan with a 25-year amortization schedule, bearing interest at a fixed rate of approximately 6.34%. The Advisor arranged for the syndication of the first $41,260 in the form of an A-note, bearing interest at a fixed rate of 5.14%. In consideration for an investment of $12,740, the Company obtained the $12,740 B-note, which bears interest at a fixed rate of 6.34%, and an interest only participation in the A-note for the difference between the stated amounts payable under the A-note and the amounts receivable from the interests sold to the participants in the A-note (the difference between the amounts payable at an annual rate of 6.34% and 5.14%). The interest only participation is accounted for as a derivative instrument with changes in its fair value included in the determination of net income.
      During the six months ended June 30, 2004, the Company completed real estate related investments totaling approximately $146,700 (based on the exchange rate on the date of acquisition). Included in this total is $96,620 representing an equity method investment in 78 self-storage facilities that operate under the U-Haul brand name. These investments have been disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
      Costs incurred in connection with structuring proposed transactions that were not completed were $309 and $593 for the three and six months ended June 30, 2005, respectively. No such costs were

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
incurred in the three and six months ended June 30, 2004. These costs are included in general and administrative expenses in the accompanying financial statements.

Note 7.	Intangibles:
      In connection with its acquisition of properties, the Company has recorded net intangibles of $50,989, which are being amortized over periods ranging from 12 years to 40 years. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to rental income.
      Intangibles are summarized as follows:

	June 30, 2005	December 31, 2004

Lease intangibles
In-place lease	$40,106	$3,822
Tenant relationship	11,552	1,568
Above-market rent	7,322	347
Less: accumulated amortization	(1,137)	(123)

	$57,843	$5,614

Below-market rent	$(7,991)	$(938)
Less: accumulated amortization	192	22

	$(7,799)	$(916)

      Net amortization of intangibles was $619 and $844 for the three and six months ended June 30, 2005, respectively. Net amortization for the three and six months ended June 30, 2004 was $1. Based on the intangibles recorded through June 30, 2005, annual net amortization of intangibles for each of the next five years is expected to be $2,650.

Note 8.	Pro Forma Financial Information:
      The following consolidated pro forma financial information has been presented as if the Company’s acquisitions made during the six month period ended June 30, 2005 had occurred on January 1, 2005 and 2004 for the three month and six month periods ended June 30, 2005 and 2004. The pro forma financial information is not necessarily indicative of what the actual results would have been, nor does it purport to represent the results of operations for future periods.

	Three Months
	Ended June 30,

	2005	2004

Pro forma total revenues	$18,062	$8,835
Pro forma net income	11,609	1,020
Pro forma earnings per share:
Basic and diluted	$.21	$.02

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months
	Ended June 30,

	2005	2004

Pro forma total revenues	$27,070	$17,735
Pro forma net income	15,696	4,402
Pro forma earnings per share:
Basic and diluted	$.28	$.08
      The pro forma net income and earnings per share figures for the three and six-month periods ended June 30, 2005 presented above include losses on foreign currency transactions of $118 and $212, respectively. No such losses on foreign currency transactions were incurred in the three and six-month periods ended June 30, 2004. The pro forma weighted average shares outstanding for the three and six month periods ended June 30, 2005 and 2004 were determined as if all shares issued since the inception of the Company were issued on January 1, 2004.

Note 9.	Subsequent Events:
      In July 2005, the Company and CPA®:15, each through 50% interests, purchased land and buildings in Paris, France, for €88,564 ($107,074 based on the exchange rate of the Euro on the date of acquisition) and assumed an existing lease agreement with The Paris Police Department. The assumed lease expires in June 2019 and does not provide for any renewal options. Annual rent as of the date of lease assumption is €5,011 ($6,058 based on the exchange rate of the Euro on the date of acquisition). Limited recourse mortgage financing totaling €65,000 ($78,585 based on the exchange rate of the Euro on the date of acquisition) was obtained in connection with this purchase.
      In July 2005, the Company purchased land and building in Saltillo, Mexico, for $3,782, and entered into a net lease agreement guaranteed by MetoKote Corporation and denominated in U.S. dollars. The lease has an initial term of 20 years with two 10-year renewal options and provides for initial annual rent of $335.

REPORT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Corporate Property Associates 16 - Global Incorporated:
We have completed an integrated audit of Corporate Property Associates 16-Global Incorporated’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and an audit of its 2003 consolidated financial statements for the period from inception (June 5, 2003) to December 31, 2003 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedules
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Corporate Property Associates 16-Global Incorporated and its subsidiaries at December 31, 2004 and for the period from inception (June 5, 2003) to December 31, 2003, and the results of their operations and their cash flows as of December 31, 2004 and for the period from inception (June 5, 2003) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP

New York, New York
March 15, 2005

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share amounts)

	December 31,

	2004	2003

ASSETS:
Real estate leased to others:
Accounted for under the operating method:
Land	$17,318	$
Buildings	41,779		—

	59,097		—
Less, accumulated depreciation	443		—

	58,654		—
Net investment in direct financing leases	97,102		—
Real estate under construction	9,994		—
Mortgage note receivable	20,291		—
Cash and cash equivalents	217,310		170
Short-term investments	9,753		—
Equity investments	65,964		1
Marketable securities	69,900		—
Funds in escrow	22,922		—
Intangible assets, net of accumulated amortization of $123 at December 31, 2004	5,614		—
Due from affiliates	—		30
Deferred offering costs	3,080		1,029
Other assets, net	4,928		—

Total assets	$585,512		$1,230

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Limited recourse mortgage notes payable	$97,691		$—
Accrued interest	298		—
Prepaid and deferred rental income and security deposits	3,737		—
Other deposits	2,458		—
Due to affiliates	4,399		1,045
Dividends payable	5,353		—
Deferred acquisition fees payable to affiliate	7,535		—
Accounts payable and accrued expenses	833		27

Total liabilities	122,304		1,072

Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value; authorized 110,000,000 shares; 51,426,720 and 20,000 shares issued and outstanding at December 31, 2004 and 2003	51		—
Additional paid-in capital	465,292		200
Dividend in excess of accumulated earnings	(6,188)		(42)
Accumulated other comprehensive income	4,053		—

Total shareholders’ equity	463,208		158

Total liabilities and shareholders’ equity	$585,512		$1,230

The accompanying notes are an integral part of the consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

		For the Period
		from Inception
		(June 5, 2003)
	Year Ended	through
	December 31,	December 31,
	2004	2003

Revenues:
Rental income	$2,901	$—
Interest income from direct financing leases	2,769	—
Interest income on mortgage receivable	30	—
Other operating income	76	—

	5,776	—

Operating expenses:
Depreciation and amortization	$556	$—
General and administrative	1,034	42
Property expenses	1,704	—

	3,294	42

Income (loss) before other interest income, equity investments, interest expense and gains, net	2,482	(42)
Other interest income	2,288	—
Income from equity investments	2,340	—
Gain on foreign currency transactions, net	18	—
Interest expense	(2,004)	—

Net income (loss)	$5,124	$(42)

Basic earnings (loss) per share	$0.21	$(2.08)

Weighted average shares outstanding — basic	24,564,256	20,000

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Period from Inception (June 5, 2003) through December 31, 2003 and for the Year Ended December 31, 2004
(In thousands except share and per share amounts)

				Dividends in	Accumulated
		Additional		Excess of	Other
	Common	Paid-In	Comprehensive	Accumulated	Comprehensive
	Stock	Capital	(Loss) Income	Earnings	Income	Total

20,000 shares issued $.001 par, at $10 per share		$200				$200
Net loss			$(42)	$(42)		(42)

Balance at December 31, 2003		200		(42)		158
51,406,720 shares issued $.001 par, at $10 per share, net of offering costs	$51	465,092				465,143
Dividends declared				(11,270)		(11,270)
Comprehensive Income:
Net income			5,124	5,124		5,124
Other comprehensive income:
Foreign currency translation adjustment			4,053		$4,053	4,053

			$9,135

December 31, 2004	$51	$465,292		$(6,188)	$4,053	$463,208
The accompanying notes are an integral part of the consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands except share and per share amounts)

		For the Period
		from Inception
		(June 5, 2003)
	Year Ended	through
	December 31,	December 31,
	2004	2003

Cash flows from operating activities:
Net income (loss)	$5,124	$(42)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of intangible assets and deferred financing costs	464	—
Unrealized gain on foreign currency transactions	(192)	—
Straight-line rent adjustments	(103)	—
Increase in accrued interest	298	—
Decrease (increase) in due from affiliates	30	(30)
Increase in due to affiliates(a)	1,305	15
Increase in accounts payable and accrued expenses	(245)	27
Increase in other assets	(507)	—
Increase in prepaid rent and security deposits	2,155	—
Increase in funds in escrow	(745)	—

Net cash provided by (used in) operating activities	7,584	(30)

Cash flows from investing activities:
Distributions received from equity investments in excess of equity income	985	—
Purchase of short-term investments	(9,732)	—
Purchase of mortgage receivable	(20,300)	—
VAT taxes paid and recoverable from purchase of real estate, net	(86)	—
Funds held in escrow for acquisition of real estate and equity investments	(22,829)	—
Purchases of securities	(82,175)	—
Sales of securities	12,275	—
Acquisition of real estate and equity investments and other capitalized costs(c)	(222,681)	—

Net cash used in investing activities	(344,543)	—

Cash flows from financing activities:
Proceeds from issuance of stock, net of costs of raising capital	465,143	200
Proceeds from mortgages(b)	95,937	—
Payment of financing costs and mortgage financing deposits	(1,294)	—
Payments of mortgage principal	(344)	—
Dividends paid	(5,918)	—

Net cash provided by financing activities	553,524	200

Effect of exchange rate changes on cash	575	—

Net increase in cash and cash equivalents	217,140	170
Cash and cash equivalents, beginning of period	170	—

Cash and cash equivalents, end of period	$217,310	$170

(a)	Increase in due to affiliates excludes amounts related to the raising of capital (financing activities) pursuant to the Company’s public offering. At December 31, 2004 and 2003, the amount due to the Company’s advisor for such costs was $3,080 and $1,043, respectively.

(b)	Net of $570 retained by mortgage lenders.

(c)	Included in the cost basis of real estate investments acquired in 2004 are deferred acquisition fees payable of $7,535
Supplemental Cash Flows Information:

	2004	2003

Interest paid, net of amounts capitalized	$1,836	$—

Interest capitalized	$151	$—

      A dividend of $.116012 per share for the quarter ended December 31, 2004 was declared in December 2004 and paid in January 2005.
The accompanying notes are an integral part of the consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands except share and per share amounts)

1.	Organization
      Corporate Property Associates 16 — Global Incorporated (the “Company”), a Maryland corporation, was formed on June 5, 2003 under the General Corporation Law of Maryland for the purpose of engaging in the business of investing and owning property net-leased to creditworthy corporations and other creditworthy entities. Subject to certain restrictions and limitations, the business of the Company is managed by Carey Asset Management (the “Advisor”). On June 12, 2003, the Advisor purchased 20,000 shares of common stock for $200,000 as the initial shareholder of the Company.
      A maximum of 110,000,000 shares of common stock are being offered to the public (the “Offering”) on a “best efforts” basis by Carey Financial Corporation (“Carey Financial”), a wholly-owned subsidiary of the Advisor, and selected other dealers at a price of $10 per share. For the year ended December 31, 2004, the Company issued 51,133,332 shares ($511,333) pursuant to its Offering (see Note 16).
      In September 2004, the Company filed a registration statement with the United States Securities and Exchange Commission (“SEC”) for a second offering of shares of common stock that has not yet been declared effective. The second offering will be for a maximum of 80,000,000 shares at a price of $10 per share and will register up to 40,000,000 shares for the 2003 Distribution Reinvestment and Stock Purchase Plan.

2.	Summary of Significant Accounting Policies

Basis of Consolidation
      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. At December 31, 2004, the Company is not the primary beneficiary of any variable interest entity (“VIE”). All material inter-entity transactions have been eliminated.
      For acquisitions of an interest in an entity, the Company evaluates the entity to determine if the entity is deemed a VIE, and if the Company is deemed to be the primary beneficiary, in accordance with the Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). Entities that meet one or more of the criteria listed below are considered VIEs.

•	The Company’s equity investment is not sufficient to allow the entity to finance its activities without additional third party financing;

•	The Company does not have the direct or indirect ability to make decisions about the entity’s business;

•	The Company is not obligated to absorb the expected losses of the entity;

•	The Company does not have the right to receive the expected residual returns of the entity; and

•	The Company’s voting rights are not proportionate to its economic interests, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.
      The Company consolidates the entities that are VIEs and the Company is deemed to be the primary beneficiary of the VIE. For entities where the Company is not deemed to be the primary beneficiary or the entity is not deemed a VIE and the Company’s ownership is 50% or less and has the ability to exercise significant influence as well as jointly-controlled tenancy-in-common interests are accounted for under the equity method, i.e. at cost, increased or decreased by the Company’s share of earnings or

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
losses, less distributions. The Company will reconsider its determination of whether an entity is a VIE and who the primary beneficiary is if certain events occur that are likely to cause a change in the original determinations.
     Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Purchase Price Allocation
      In connection with the Company’s acquisition of properties, purchase costs are allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land, buildings and tenant improvements, are determined as if vacant. Intangible assets including the above-market value of leases, the value of in-place leases and the value of tenant relationships are recorded at their relative fair values. Below-market value of leases are also recorded at their relative fair values and are included in deferred rental income in the accompanying financial statements.
      Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) management’s estimate of fair market lease rates for the property or equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease value is amortized as a reduction of rental income over the remaining non-cancelable term of each lease. The capitalized below-market lease value is amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.
      The total amount of other intangibles are allocated to in-place lease values and tenant relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with each tenant. Characteristics that are considered in allocating these values include the nature and extent of the existing relationship with the tenant, prospects for developing new business with the tenant, the tenant’s credit quality and the expectation of lease renewals among other factors. Third party appraisals or management’s estimates are used to determine these values. Intangibles for above-market and below-market leases, in-place lease intangibles and tenant relationships are amortized over their estimated useful lives. In the event that a lease is terminated, the unamortized portion of each intangible, including market rate adjustments, in-place lease values and tenant relationship values, is charged to expense.
      Factors considered in the analysis include the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Management also considers information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based on management’s assessment of specific market conditions. Estimated costs to execute leases including commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the property will also be considered.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The value of in-place leases are amortized to expense over the remaining initial term of each lease. The value of tenant relationship intangibles are amortized to expense over the initial and expected renewal terms of the leases but no amortization period for intangible assets will exceed the remaining depreciable life of the building.

Operating Real Estate
      Land and buildings and personal property are carried at cost less accumulated depreciation. Renewals and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.

Real Estate Under Construction and Redevelopment
      For properties under construction, operating expenses including interest charges and other property expenses, including real estate taxes, are capitalized rather than expensed and rentals received are recorded as a reduction of capitalized project (i.e., construction) costs. Interest is capitalized by applying the interest rate applicable to outstanding borrowings to the average amount of accumulated expenditures for properties under construction during the period.

Mortgage Notes Receivable
      For investments in mortgage notes and loan participations, the loans are initially reflected at acquisition cost which consists of the outstanding balance net of the acquisition discount or premium. The Company amortizes any discount or premium as an adjustment to increase or decrease, respectively, the yield realized on these loans using the effective interest method. As such, differences between carrying value and principal balances outstanding do not represent embedded losses or gains as we generally plan to hold such loans to maturity.

Cash and Cash Equivalents and Short-Term Investments
      The Company considers all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of generally three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money-market funds. The Company’s cash and cash equivalents at December 31, 2004 were held in the custody of five financial institutions, and which balance at times exceeds federally insurable limits. The Company mitigates this risk by depositing funds with major financial institutions. Instruments that have a maturity of three months or more at the time of purchase are classified as short-term investments in the accompanying consolidated financial statements.

Marketable Securities
      Marketable securities which consist of auction-rate securities are classified as available for sale securities and reported at fair value with any unrealized gains and losses on these securities reported as a component of other comprehensive income (loss) until realized.

Other Assets
      Included in other assets are deferred charges and deferred rental income. Deferred charges are costs incurred in connection with mortgage financings and refinancings and are amortized over the terms of the mortgages and included in interest expense in the accompanying consolidated financial statements. Deferred rental income is the aggregate difference for operating leases between scheduled rents, which vary during the lease term, and rent recognized on a straight-line basis.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Acquisition Fees
      Fees are payable for services provided by the Advisor, to the Company relating to the identification, evaluation, negotiation, financing and purchase of properties. A portion of such fees are deferred and are payable in annual installments with each installment equal to .25% of the purchase price of the properties over no less than three years following the first anniversary of the date a property was purchased. Payment of such fees is subject to achieving to the preferred return (see Note 3).

Real Estate Leased to Others
      Real Estate is leased to others on a net lease basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals and improvements. Expenditures for maintenance and repairs including routine betterments will be charged to operations as incurred. Significant renovations, which increase the useful life of the properties, will be capitalized.
      The Company intends to diversify its real estate investments among various corporate tenants engaged in different industries, by property type and geographically. Four of the Company’s lessees each currently represent more than 10% of total leasing revenues. Substantially all of the Company’s leases provide for either scheduled rent increases or periodic rent increases based on formulas indexed to increases in the Consumer Price Index (“CPI”).
      The leases are accounted for under either the direct financing or operating methods. Such methods are described below (see Notes 4 and 5):

Direct financing method — Leases accounted for under the direct financing method are recorded at their net investment (see Note 5). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Company’s net investment in the lease.

Operating method — Real estate is recorded at cost less accumulated depreciation, rental revenue is recognized on a straight-line basis over the term of the leases and expenses (including depreciation) are charged to operations as incurred (see Note 4).
      On an ongoing basis, the Company assesses its ability to collect rent and other tenant-based receivables and determines an appropriate allowance for uncollected amounts. Because the real estate operations has a limited number of lessees, the Company believes that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely use statistical methods. The Company will generally recognize a provision for uncollected rents and other tenant receivables that typically ranges between 0.25% and 1% of lease revenues (rental income and interest income from direct financing leases) and will measure its allowance against actual rent arrearages and adjust the percentage applied. For amounts in arrears, the Company makes subjective judgments based on its knowledge of a lessee’s circumstances and may reserve for the entire receivable amount from a lessee because there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.
     Depreciation
      Depreciation is computed using the straight-line method over the estimated useful lives of the properties — generally 40 years. Depreciation of tenant improvements is computed using the straight-line method over the remaining term of the lease.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Impairments
      When events or changes in circumstances indicate that the carrying amount may not be recoverable, the Company assesses the recoverability of its long-lived assets and certain intangible assets based on projections of undiscounted cash flows, without interest charges, over the life of such assets. In the event that such cash flows are insufficient, the assets are adjusted to their estimated fair value. The Company performs a review of its estimate of residual value of its direct financing leases at least annually to determine whether there has been an other than temporary decline in the Company’s current estimate of residual value of the underlying real estate assets (i.e., the estimate of what the Company could realize upon sale of the property at the end of the lease term). If the review indicates a decline in residual value that is other than temporary, a loss is recognized and the accounting for the direct financing lease will be revised to reflect the decrease in the expected yield using the changed estimate, that is, a portion of the future cash flow from the lessee will be recognized as a return of principal rather than as revenue.
      Investments in unconsolidated joint ventures are accounted for under the equity method and are recorded initially at cost, as equity investments and are subsequently adjusted for our proportionate share of earnings and cash contributions and distributions. On a periodic basis, we assess whether there are any indicators that the value of equity investments may be impaired and whether or not that impairment is other than temporary. To the extent an other than temporary impairment has occurred, the charge is measured as the excess of the carrying amount of the investment over the fair value of the investment.
      When the Company identifies assets as held for sale, it discontinues depreciating the assets and estimates the sales price, net of selling costs, of such assets. If in the Company’s opinion, the net sales price of the assets which have been identified for sale is less than the net book value of the assets, an impairment charge is recognized and a valuation allowance is established. To the extent that a purchase and sale agreement has been entered into, the allowance is based on the negotiated sales price. To the extent that the Company has adopted a plan to sell an asset but has not entered into a sales agreement, it will make judgments of the net sales price based on current market information. Accordingly, the initial assessment may be greater or less than the purchase price subsequently committed to and may result in a further adjustment to the fair value of the property. If circumstances arise that previously were considered unlikely and, as a result, the Company decides not to sell a property previously classified as held for sale, the property is reclassified as held and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, (b) the fair value at the date of the subsequent decision not to sell, or (c) the current carrying value.
     Foreign Currency Translation
      The Company consolidates its real estate investments in Finland, Sweden, Germany, France, Canada and the United Kingdom. The functional currencies for these investments are the Euro, the Swedish Kroner, the Canadian Dollar and the British Pound. The translation from these local currencies to the U.S. dollar is performed for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains and losses resulting from such translation are reported as a component of other comprehensive income as part of shareholders’ equity. As of December 31, 2004, the cumulative foreign currency translation adjustment gain was $4,053.
      Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in the exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expected amount of functional currency cash flows upon settlement of that transaction. That increase or decrease in the expected functional currency cash flows is a foreign currency transaction gain or loss that generally will be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Foreign currency transactions that are (i) designated as, and are effective as, economic hedges of a net investment and (ii) intercompany foreign currency transactions that are of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions are consolidated or accounted for by the equity method in the Company’s financial statements will not be included in determining net income but will be accounted for in the same manner as foreign currency translation adjustments and reported as a component of other comprehensive income as part of shareholder’s equity. The contributions to the equity investments were funded in part through subordinated debt.
      Foreign currency intercompany transactions that are scheduled for settlement, consisting primarily of accrued interest and the translation to the reporting currency of intercompany subordinated debt with scheduled principal repayments, are included in the determination of net income, and the Company recognized unrealized gains of $192 from such transactions for the year ended December 31, 2004. For the year ended December 31, 2004, the Company recognized realized losses of $175, on foreign currency transactions in connection with the transfer of cash from foreign operations of subsidiaries to the parent company. No realized or unrealized gains were recognized in 2003.
     Accumulated Other Comprehensive Income
      As of December 31, 2004 and 2003, accumulated other comprehensive income reflected in the shareholders’ equity is comprised of the following:

	December 31,

	2004	2003

Foreign currency translation adjustment	$4,053	$—

Accumulated other comprehensive income	$4,053	$—

     Federal Income Taxes
      The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) beginning with its 2004 tax year. In order to maintain its qualification as a REIT, the Company is required to, among other things, distribute at least 90% of its REIT taxable income to its shareholders and meet certain tests regarding the nature of its income and assets. As a REIT, the Company is not subject to U.S. federal income tax with respect to that portion of its income which meets certain criteria and is distributed annually to the shareholders. Accordingly, no provision for U.S. federal income taxes is included in the accompanying consolidated financial statements. The Company has and intends to continue to operate so that it meets the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. If the Company were to fail to meet these requirements, the Company would be subject to U.S. federal income tax. The Company is subject to certain state, local and foreign taxes. Provision for such taxes has been included in general and administrative expenses in the Company’s Consolidated Statements of Operations.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Costs of Raising Capital
      Costs incurred in connection with the raising of capital through the sale of common stock are charged to shareholder’s equity upon the issuance of shares.
     Earnings Per Share
      The Company has a simple equity capital structure with only common stock outstanding. As a result, the Company has presented basic per-share amounts only for all periods presented in the accompanying consolidated financial statements.
     Accounting Pronouncements
      In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity” (“FAS 150”). FAS 150 establishes standards to classify as liabilities certain financial instruments that are mandatorily redeemable or include an obligation to repurchase and expands financial statement disclosure requirements. Such financial instruments will be measured at fair value with changes in fair value included in the determination of net income. FAS 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003.
      In November 2003, the FASB issued FASB Staff Position 150-3 (“FSP 150-3”), which defers the classification and measurement provisions of FAS 150 indefinitely as they apply to mandatorily redeemable non-controlling interests associated with finite-lived entities. As of December 31, 2004, the Company does not have any minority interests that have finite lives and were considered mandatorily redeemable non-controlling interests prior to the issuance of FSP 150-3. The Company adopted FAS 150 in July 2003 and it did not have a significant impact on our consolidated financial statements.

3.	Agreements and Transactions with Related Parties
      Pursuant to the advisory agreement, the Advisor will perform certain services for the Company including the identification, evaluation, negotiation, purchase and disposition of property, the day-to-day management of the Company and the performance of certain administrative duties. The advisory agreement between the Company and the Advisor provides that the Advisor will receive an asset management fee of 1% per year of average invested assets, as defined in the advisory agreement. One-half of this fee is subordinated to the preferred return, a non-compounded cumulative distribution return of 6%. As of December 31, 2004, the preferred return has not been achieved. The asset management and performance fees will be payable in cash or restricted stock at the option of the Advisor. In connection with the day-to-day operations, the Advisor will also be reimbursed for the actual cost of personnel needed to provide administrative services to the operation of the Company. The Company incurred asset management fees of $819 with performance fees in like amount, and personnel reimbursements of $50 in 2004. Asset management and personnel reimbursement costs are included in property expense and general and administrative expense, respectively in the accompanying financial statements.
      The Company is a participant in an agreement with certain affiliates for the purpose of leasing office space used for the administration of real estate entities and sharing the associated costs. Pursuant to the terms of the agreement, the Company’s share of rental occupancy and leasehold costs is based on gross revenue, and expenses incurred in 2004 were $3. The Company’s current share of future minimum lease payments on the office lease, which has a current term through 2016, is $168.
      In connection with structuring and negotiating acquisitions and related mortgage financing on behalf of the Company, the advisory agreement provides for acquisition fees of not more than 4.5%, based on the aggregate cost of properties acquired of which 2% will be deferred and payable in equal

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
annual installment over three years with payment, subject to achieving the preferred return. Unpaid installments bear interest at an annual rate of 5%. The acquisition fees will be payable in cash or restricted stock at the option of the Advisor.
      Fees are payable to the Advisor for services provided to the Company relating to the identification, evaluation, negotiation, financing and purchase of properties and refinancing of mortgages. A portion of such fees are deferred and payable in equal installments over no less than three years following the first anniversary of the date a property was purchased. Such deferred fees are only payable if the preferred return has been met. As of December 31, 2004, the preferred return has not been met. The unpaid portion of the deferred fees bears interest at an annual rate of 5% from the date of acquisition of a property until paid. For transactions and refinancings that were completed in 2004, current fees were $9,410 and deferred fees were $7,535.
      In connection with the disposition of properties, the Company will incur a subordinated disposition fee which will be the lesser of (i) 50% of the competitive real estate commission and (ii) 3% of the sales price of the property. The subordinated disposition fee is not payable unless or until shareholders have received a return of 100% of their initial investment plus a 6% non-compounded cumulative annual distribution return.
      The Advisor must absorb, or reimburse us at least annually for, the amount in any twelve month period immediately preceding the end of any fiscal quarter by which the operating expenses of the Company, including asset management fees, exceed the 2%/ 25% Guidelines (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for the same twelve month period. To the extent that operating expenses payable or reimbursable by us exceed this limit and the independent directors find that such excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, the Advisor may be reimbursed in future quarters for the full amount of such excess or any portion thereof, but only to the extent that such reimbursement would not cause the Company’s operating expenses to exceed this limit in the twelve month period ending on any such quarter. Charges related to asset impairment, bankruptcy of lessees, lease payment defaults, extinguishment of debt or uninsured losses are generally not considered unusual and nonrecurring. A determination that a charge is unusual and nonrecurring, such as the costs of significant litigation that are not associated with day-to-day operations, or uninsured losses that are beyond the size or scope of the usual course of business based on the event history and experience of the Advisor and independent directors, is made at the sole discretion of the independent directors. The Company will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management and performance fees at such time that a reimbursement is fixed, determinable and irrevocable. The operating expenses of the Company have not exceeded the amount that would require the Advisor to reimburse the Company.
      The Company owns interests in entities which range from 35% to 50%, with the remaining interests held by affiliates. The Company has a significant influence in these investments, which are, therefore, accounted for under the equity method of accounting (see Note 6).
      As previously reported by the Advisor, the Advisor and Carey Financial, the wholly-owned broker-dealer subsidiary of the Advisor, are currently subject to an SEC investigation into payments made to third party broker dealers and other matters. Although no regulatory action has been initiated against the Advisor or Carey Financial in connection with the matters being investigated, it is possible that the SEC may pursue an action in the future. The potential timing of any such action and the nature of the relief or remedies the SEC may seek cannot be predicted at this time. If such an action is brought, it could materially affect the Advisor and the REITs managed by the Advisor.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Real Estate Leased to Others Accounted for Under the Operating Method
      Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants, under non-cancelable operating leases amount are approximately as follows:

Year Ending December 31,

2005	$6,144
2006	6,197
2007	6,234
2008	6,234
2009	6,234
Thereafter through 2024	79,589
      There were no contingent rents earned in 2004.

5.	Net Investment in Direct Financing Leases
      Net investment in direct financing leases is summarized as follows:

December 31,
2004

Minimum lease payments receivable	$188,762
Unguaranteed residual value	72,248

261,010
Less: unearned income	(163,908)

$97,102

      Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants, under non-cancelable direct financing leases are approximately as follows:

Year Ending December 31,

2005	$7,822
2006	7,880
2007	7,939
2008	8,000
2009	8,062
Thereafter through 2029	149,059
      There were no contingent rents earned in 2004.

6.	Equity Investments:
      On April 29, 2004, the Company, along with two affiliates, Corporate Property Associates 14 Incorporated and Corporate Property Associates 15 Incorporated, through a limited partnership, UH Storage (DE) Limited Partnership (“UH Storage”), in which the Company owns a 30.77% limited partnership interest, purchased 78 retail self-storage and truck rental facilities and entered into master lease agreements with two lessees that operate the facilities under the U-Haul brand name. The self-storage facilities are leased to Mercury Partners, LP and the truck rental facilities are leased to U-Haul Moving Partners, Inc.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Summarized financial information of UH Storage is as follows:

December 31,
2004

Assets (primarily real estate)	$350,882
Liabilities (primarily mortgage notes payable)	(219,753)

Partners’ and members’ equity	$131,129

Company’s share of equity investees’ net assets	$40,596

Year Ended
December 31,
2004

Revenues (primarily rental income)	$19,197
Expenses (primarily depreciation)	(5,486)
Other interest income	4
Interest expense	(8,066)

Net income	$5,649

Company’s share of net income from equity investment	$1,723

      The Company also owns interests in single-tenant net-leased properties leased to corporations through noncontrolling interests in partnerships and limited liability companies in which its ownership interests are 50% or less and the Company exercises significant influence. The underlying investments are owned with affiliates that have similar investment objectives as the Company. The ownership interests range from 35% to 50%. The lessees are Actuant Corporation, TietoEnator Plc. and Thales S.A. (see Note 7).
      Summarized financial information of the above mentioned equity investees are as follows:

		For the Period
		From Inception
		(June 5, 2003)
		Year Ended
		Through
	December 31,	December 31,
	2004	2003

Assets (primarily real estate)	$249,920	$17,575
Liabilities (primarily mortgage notes payable)	(185,665)	(635)

Partners’ and members’ equity	$64,255	$16,940

Company’s share of equity investees’ net assets	$25,368	$1

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		For the Period
		From Inception
		(June 5, 2003)
	Year Ended	Through
	December 31,	December 31,
	2004	2003

Revenues (primarily rental income and interest income from direct financing leases)	$9,874	$93
Expenses (primarily depreciation)	(3,720)	—
Other interest income	65	—
Interest expense	(4,059)	—

Net income	$2,160	$93

Company’s share of net income from equity investments	$617	$—

7.	Acquisitions of Real Estate Interests:
      A summary of the properties (real estate accounted for under the operating method and net investment in direct financing leases), equity investments, real estate under construction and mortgage note receivable acquired in 2004 is as follows:
                  Properties Acquired:

			Initial
			Annual		Annual
			Contractual	Mortgage	Debt	Date(s)
Lease Obligor:	Cost	Location	Rent	Financing	Service	Acquired

Polestar Petty Ltd.(1)	$27,921	Leeds, United Kingdom	$2,116	$18,840	$1,354	5/5/2004
Castle Rock Industries, Inc.	13,765	Chandler, AZ and	1,328	9,300	770	6/1/2004
		Englewood, CO
Foss Manufacturing Company, Inc.	32,171	Hampton, NH	3,195	17,000	1,533	7/1/2004
Ply-Gem Industries, Inc.(1)	37,885	Kearney, MO;	3,510	21,186	1,812	8/27/2004
		Martinsburg, WV; Valencia, PA; Toledo, OH; York, NE; FairBluff, NC; Rockey Mountain, VA; Alberta, Canada
Xpedite Systems, Inc.	15,522	Tinton Falls, NJ	1,395	10,250	820	9/16/2004
      On December 27, 2004, the Company completed the purchase of land and buildings located in Vantaa (Helsinki), Finland for $20,832 (based on the exchange rate of the Euro on the date of acquisition) and Linkoping, Sweden for $10,075 (based on the exchange rate of the Swedish Kroner on the date of acquisition) and entered into net lease agreements with affiliates of Plantasjen ASA, Plantagen Finland Oy and Plantagen Sverige AB (Plantagen Finland Oy and Plantagen Sverige AB, collectively, “Plantagen”).
      The Vantaa lease has an initial term of 20 years with two 10-year renewal options and provides for initial annual rent of $1,462 (based on the exchange rate on the date of acquisition). The Linkoping lease has an initial term of 25 years with two 10-year renewal options and provides for initial annual

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
rent of $699 (based on the exchange rate on the date of acquisition). Both leases provide for annual rent increases based on increases in the cost of living index of each respective country.
      The Company obtained limited recourse mortgage loans of $13,575 and $6,355 (based on the exchange rates as of the date of acquisition) in connection with the acquisition of the Helsinki and Linkoping properties, respectively. The Helsinki and Linkoping mortgage loans provide for payments of principal and interest at annual interests rates of 4.81% and 5.25%, respectively, with quarterly payments of principal and interest. The loans have a 10-year term with principal amortizing 2% annually over the mortgage terms.

Equity Investments Acquired:

			Initial
			Annual		Annual
			Contractual	Mortgage	Debt	Date(s)
Lease Obligor:	Cost	Location	Rent	Financing	Service	Acquired

Mercury Partners, LP and U-Haul Moving
Partners, Inc.(3)	$96,620	78 properties	$8,782	$56,309	$4,541	4/29/2004
		24 states
Actuant
Corporation(1)(2)(5)	8,266	Kahl am Main,	798	5,680	475	6/7/2004
		Germany
TietoEnator Plc.(1)(6)	39,222	Espoo, Finland	2,794	28,296	1,731	7/8/2004
Thales S.A.(1)(4)	36,232	Guyancourt, Conflans,	3,421	26,830	2,021	7/26/2004
		Laval, Ymare and				and
		Aubagne, France				8/3/2004

Real Estate Under Construction:

Initial
			Annual		Annual
			Contractual	Mortgage	Debt	Date(s)
Lease Obligor:	Cost	Location	Rent	Financing	Service	Acquired

Huntsman International LLC(6)	$38,025	Woodland, TX	$3,545	$—	$—	9/30/2004

(1)	Based on the applicable foreign currency exchange rate on the dates of acquisition.

(2)	The Company exercised an option, which increased its 0.01% interest in a limited partnership as a limited partner to 50% on June 7, 2004. Amounts shown represent the Company’s proportionate 50% share.

(3)	Amounts represent the Company’s proportionate 30.77% share.

(4)	Amounts shown represent the Company’s proportionate 35% share.

(5)	Amounts shown represent the Company’s proportionate 40% share.

(6)	Build-to-suit commitment. The initial annual rent is based on estimated construction costs of $36,925 and will commence when construction is completed.

Mortgage Note Receivable Acquired:
      In December 2004, the Company acquired a $20,000 participation in a $165,000 mortgage loan collateralized by the distribution facilities of BlueLinx Holdings Inc. (“BlueLinx”). The participation represents the subordinate position in a $165,000 five-year floating rate first mortgage loan against BlueLinx’s real estate portfolio. The Company’s participation in the note bears annual interest at the

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
sum of the greater of the one-month London Interbank Offering Rate plus 2% or 4.5%. The loan is interest only and is initially scheduled to mature on November 9, 2007, which maturity may be extended for two 1-year periods. A balloon payment of $20,000 is due to the Company at maturity.

8.	Intangibles:
      In connection with its acquisition of properties, the Company has recorded net intangibles of $4,799, which are being amortized over periods ranging from 12 years to 40 years. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to rental income.
      Intangibles are summarized as follows:

December 31,
2004

Lease intangibles
In-place lease	$3,822
Tenant relationship	1,568
Above-market rent	347
Less: accumulated amortization	(123)

$5,614

Below-market rent	$(938)
Less: accumulated amortization	22

$(916)

      Net amortization of intangibles was $101 for the year ended December 31, 2004. Scheduled annual amortization of intangibles for each of the next five years is $223.

9.	Mortgage Notes Payable:
      Mortgage notes payable, all of which are limited recourse to the Company, are collateralized by an assignment of various leases and by real property with a carrying value of $155,756 As of December 31, 2004, mortgage notes payable had fixed interest rates ranging from 4.81% to 6.60% and maturity dates ranging from 2014 to 2024.
      Scheduled principal payments during each of the five years following December 31, 2004 are as follows:

Fixed Rate
Year Ending December 31,	Debt

2005	$1,839
2006	2,110
2007	2,276
2008	2,452
2009	2,673
Thereafter through 2024	86,341

Total	$97,691

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Disclosures About Fair Value of Financial Instruments:
      The Company’s mortgage notes payable had a carrying value of $97,961 and a fair value of $96,377 at December 31, 2004. The fair value of the Company’s mortgage note receivable of $20,291 at December 31, 2004 approximated its carrying value. The fair value of the Company’s marketable securities of $69,900 and other assets and liabilities at December 31, 2004 approximated their carrying value. The fair value of debt instruments was evaluated using a discounted cash flow model with rates that take into account the credit of the tenants and interest rate risk.

11.	Dividends:
      Dividends paid to shareholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. For the year ended December 31, 2004, dividends per share reported for tax purposes were as follows:

2004

Ordinary income	$.34
Return of capital	.12

$.46

12.	Commitments and Contingencies
      The Company is liable for certain expenses of the Offering, which include filing, legal, accounting, printing and escrow fees, which are to be deducted from the gross proceeds of the Offering. The Company is reimbursing Carey Financial or one of its affiliates for expenses (including fees and expenses of its counsel) and for the costs of any sales and information meetings of Carey Financial’s employees or those of one of its affiliates relating to the Offering. Total underwriting compensation with respect to the Offering may not exceed 10% of gross proceeds of the Offering. The Advisor has agreed to be responsible for the payment of (i) organization and offering expenses (excluding selling commissions and selected dealer fees paid and expenses reimbursed to the sales agent and selected dealers) which exceed 4% of the gross proceeds of the Offering and (ii) organization and offering expenses (including selling commissions, fees and fees paid and expenses reimbursed to selected dealers) which exceed 15% of the gross proceeds of the Offering. The total costs paid by the Advisor were $11,654 through December 31, 2004, of which the Company has reimbursed $8,997. Unreimbursed costs are included in due to affiliates in the accompanying consolidated financial statements.
      Total costs paid by the Advisor as of December 31, 2004, in connection with the Company’s filing of a registration statement for a second offering (see Note 1) with the SEC were $424, which has not been reimbursed.

13.	Segment Information
      The Company currently operates in one business segment with domestic and foreign investments. The Company acquired its first foreign real estate investments in December 2003.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For 2004, geographic information for the real estate operations segment is as follows:

	Domestic	Foreign(1)	Total

Revenues	$3,893	$1,883	$5,776
Operating expenses	(3,289)	(5)	(3,294)
Income from equity investments	1,723	617	2,340
Interest expense	(1,112)	(892)	(2,004)
Other, net(2)	2,268	38	2,306

Net income	$3,483	$1,641	$5,124

Total assets	$514,013	$71,499	$585,512
Total long-lived assets	169,898	67,430	237,328

(1)	Consists of operations in the European Union and Canada.

(2)	Consists of other interest income and gains on foreign currency transactions.

14.	Selected Quarterly Financial Data (unaudited)

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004

Revenues	$—	$447	$2,160	$3,169
Operating expenses	127	419	1,121	1,627
Net (loss) income	(33)	515	1,748	2,894
(Loss) earnings per share — basic	(0.01)	0.03	0.05	0.14
Dividends declared per share	0.112476	0.112931	0.115460	0.116012

Three Months
Ended
December 31,
2003(1)

Revenues	$—
Expenses	42
Net loss	(42)
Net loss per share — Basic	$(2.08)
Dividends declared per share	N/A

(1)	The Company was formed in June 2003 and commenced operations in December 2003.

15.	Pro Forma Financial Information (Unaudited)
      The following consolidated pro forma financial information has been presented as if the Company’s acquisitions made during 2004 had occurred on January 1, 2004 for the year ended December 31, 2004 and June 5, 2003 (inception) for the period ended December 31, 2003. The pro forma financial

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
information is not necessarily indicative of what the actual results would have been, nor does it purport to represent the results of operations for future periods.

		For the Period
		From Inception
		(June 5, 2003)
	Year Ended	Through
	December 31,	December 31,
	2004	2003

Pro forma total revenues	$15,091	$8,424
Pro forma net income	8,590	4,602
Pro forma earnings per share:
Basic	0.17	0.09
      For pro forma purposes, the Company’s interest income, other than interest earned on a mortgage note, has been eliminated based on an assumption that substantially all cash proceeds from the Company’s Offering, have been or will be invested in real estate. The Company will likely earn interest on cash generated from operations; however, it is not practicable to make such assumptions as to how much interest income would have been earned on such funds during the pro-forma periods presented.
      The pro forma weighted average shares outstanding for the period from inception (June 5, 2003) to December 31, 2003 and for the year ended December 31, 2004 was determined as if all shares issued since the inception of the Company were issued on June 5, 2003.

16.	Subsequent Events:

Acquisitions
      On January 3, 2005, the Company purchased a property in Southfield, Michigan for $18,732 and entered into a net lease agreement with HMS Healthcare, Inc. (“HMS”) for 81.65% of the leaseable space of the property and assumed two leases with existing tenants for the remaining 18.35% of the leaseable space. The lease with HMS has an initial term of 20 years with two 10-year renewal options. The HMS lease provides for initial annual rent of $1,228 with stated rent increases of 6.903% every third year. The assumed leases provide for initial annual rent of $318 and $63, respectively, and expire in December 2005 and December 2010, respectively.
      On January 3, 2005, the Company and CPA®:15, through 40% and 60% interests, respectively, in a limited liability company, purchased a property in Helsinki, Finland for $113,287 (based on the exchange rate of the Euro on the date of acquisition) and entered into a net lease with Pohjola Non-Life Insurance Company. The lease has an initial term of 10 years 5 months with a 5-year renewal option and provides for initial annual rent of $8,128 with annual rent increases based on increases in the Finnish CPI. In connection with the purchase, the limited liability company obtained a limited recourse mortgage loan of $84,663 at a fixed annual interest rate of 4.59% through February 2007 and 4.57%, thereafter. The loan matures in January 2015 at which time a balloon payment is scheduled.
      On January 14, 2005, the Company purchased a property in Cynthiana, Kentucky for $7,366 and entered into a net lease agreement with Clean Earth Kentucky, LLC. The lease has an initial term of 20 years with two 10-year renewal options and provides for initial annual rent of $711 with annual rent increases based on increases in the CPI. In connection with the purchase, the Company obtained a limited recourse mortgage loan of $4,550 with a fixed annual interest rate of 6.08%. The loan matures in February 2025 at which time a balloon payment is scheduled.
      On January 18, 2005, the Company purchased a property located in Buffalo Grove, Illinois for $16,469 and entered into a net lease agreement with Precise Technology Group, Inc. The lease has an

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
initial term of 20 years with two 10-year renewal options and provides for initial annual rent of $1,448 with increases every two years based on increases in the CPI.
      On January 28, 2005, the Company purchased properties in Lamlukka and Bangpa-In, Thailand for $23,689 (based on the exchange rate of the Thai baht on the date of acquisition) and entered into net lease agreements with LFD Manufacturing Limited and IDS Logistics (Thailand) Limited. The leases are guaranteed by the parent, IDS Group Limited. The Company is committed to funding expansions, at the option of the lessee of $6,057. The transaction is structured so that the Company owns 49% of the subsidiary that purchased the properties but receives substantially all of the economic benefits and risks of ownership of the property. The lease has an initial term of 15 years with a 5-year renewal option and provides for initial annual rent of $1,495 with rent increases every three years based on increases in the cost of living index of the respective country.
      In connection with the acquisition, the Company obtained a limited recourse mortgage loan of $11,440. Interest on the mortgage loan is at an annual fixed interest rate of 7.15%. The loan matures in July 2018 at which time a balloon payment is scheduled. In the event the expansion takes place, the Company has the ability to increase its borrowing under the loan facility by $3,900 to partially fund the expansion, at substantially the same terms as the original borrowing.
      On January 31, 2005, the Company purchased a mortgage note receivable of $12,740, collateralized by distribution and storage facilities of Reyes Holdings L.L.C.
      On February 4, 2005, the Company purchased properties in Sunnyvale, California and Allen, Texas for $29,292 and entered into a net lease agreement with Finisar Corporation for an initial term of 15 years with two 10 year renewal options and which provides for initial annual rent of $2,951 with stated annual rent increases of 2.25%. In connection with this purchase, the Company obtained a limited recourse mortgage loan of $17,000 at a fixed annual interest rate of 5.96%. The loan matures in March 2020 at which time a balloon payment is scheduled.
      On February 9, 2005, the Company purchased a property in Shelby, North Carolina for $7,437 and entered into a net lease agreement with MetalsAmerica, Inc. The lease has an initial term of 20 years with two ten year renewal options and provides for initial annual rent of $651. In connection with this purchase, the Company obtained a limited recourse mortgage loan of $4,000 with a fixed annual interest rate of 5.84%. The loan matures in March 2025.
      On February 25, 2005, the Company purchased properties in Fernley, Nevada; Gainesville, Texas; Sandersville, Georgia and Erwin, Tennessee for $8,714 and entered into a net lease with PolyPipe, Inc. The lease has an initial term of 20 years, with two ten-year renewal options and provides for initial annual rent of $787.
      On March 1, 2005, the Company purchased property in Piscataway, New Jersey for $119,970 and entered into a net lease with Telcordia Technologies, Inc. The lease has an initial term of 18.5 years and provides for initial annual rent of $8,913. Limited recourse mortgage financing of $79,686 was obtained in connection with this purchase.

Proposed Acquisitions
      On February 28, 2005, the Company and CPA®:15, through 25% and 75% interests, respectively, in a limited liability company, entered into a purchase and sales agreement with Hellweg Die Profi-Baumarkte GMBH to purchase up to 16 properties in Germany for up to $166,345 (based on the exchange rate of the Euro as of the date of the agreement), subject to certain due diligence procedures

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and negotiations with the proposed lessees. There is no assurance that this purchase will be completed, and, if completed, that the actual terms will not differ from the proposed terms. To the extent that all 16 properties are purchased, initial annual rent will be $13,597 (based on the exchange rate of the Euro as of the date of the agreement). In the event that the purchase is completed, the Company and CPA®:15 intend to seek limited recourse mortgage financing of approximately $115,223.

Fundraising Activity
      On March 8, 2005, the Company filed an amendment to the registration statement for its Offering, to deregister all shares of its common stock that remain unissued as of March 8, 2005, pursuant to its Offering. Also registered under the registration statement were shares of the Company’s common stock to be sold pursuant to its 2003 Distribution Reinvestment and Stock Purchase Plan (the “Plan Shares”). The unsold Plan Shares were not deregistered by such amendment, and the Company will continue to issue and sell Plan Shares under its Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan pursuant to the registration statement.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
as of December 31, 2004
Initial Cost to Company

				Increase in Net
Description	Encumbrances	Land	Buildings	Investment(a)

Operating Method:
Manufacturing facilities leased to Castle Rock Industries, Inc.	$9,278,751	$3,380,000	$8,884,549
Manufacturing facilities leased to Foss Manufacturing Company, Inc.	16,836,319	9,800,000	19,960,449
Office building leased to Xpedite Systems, Inc.	10,214,809	1,700,000	12,933,861
Manufacturing facility leased to CWD Windows and Doors, Inc.	3,528,775	2,246,511		192,080

	$39,858,654	$17,126,511	$41,778,859	$192,080

Gross Amount at which Carried at Close of Period

						Life on which
						Depreciation in
						Latest
						Statement of
				Accumulated	Date	Income is
Description	Land	Buildings	Total	Depreciation(d)	Acquired	Computed

Operating Method:
Manufacturing facilities leased to Castle Rock Industries, Inc.	$3,380,000	$8,884,549	$12,264,549	$120,312	6/1/2004	40 yrs.
Manufacturing facilities leased to Foss Manufacturing Company, Inc.	9,800,000	19,960,449	29,760,449	228,713	7/1/2004	40 yrs.
Office building leased to Xpedite Systems, Inc.	1,700,000	12,933,861	14,633,861	94,309	9/16/2004	40 yrs.
Manufacturing facility leased to CWD Windows and Doors, Inc.	2,438,591		2,438,591		8/27/2004	40 yrs.

	$17,318,591	$41,778,859	$59,097,450	$443,334

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
as of December 31, 2004

	Initial Cost to Company
					Gross Amount
				Increase	at which
				(Decrease) in	Carried at
				Net	Close of	Date
Description	Encumbrances	Land	Buildings	Investment(a)	Period Total	Acquired

Direct Financing Method:
Manufacturing facility leased to Polestar Petty Ltd.	$20,138,268	$6,908,055	$21,012,446	$2,199,417	$30,119,918	5/5/2004
Manufacturing facility leased to CWD Windows and Doors, Inc.			3,467,782	272,193	3,739,975	8/27/2004
Manufacturing facilities leased to Ply Gem Industries, Inc.	17,612,429	2,980,000	29,190,524	(60,229)	32,110,295	8/27/2004
Retail stores leased to Plantagen Finland Oy and Plantagen Sverige AB	20,082,220	4,279,286	26,627,554	225,062	31,131,902	12/27/2004

	$57,832,917	$14,167,341	$80,298,306	$2,636,443	$97,102,090

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
NOTES to SCHEDULE III — REAL ESTATE
and ACCUMULATED DEPRECIATION

(a)	The increase (decrease) in net investment is due to the amortization of unearned income producing a constant periodic rate of return on the net investment which is more (less) than lease payments received and foreign currency translation adjustments.

(b)	At December, 2004, the aggregate cost of real estate owned by CPA®:16-Global and its subsidiaries for Federal income tax purposes is $168,163,559
      (c)

Reconciliation of Real Estate Accounted for
Under the Operating Method
December 31, 2004

Balance at beginning of year	$—
Additions	58,905,370
Disposition	—
Foreign currency translation adjustment	192,080

Balance at December 31, 2004	$59,097,450

Reconciliation of Accumulated Depreciation
December 31, 2004

Balance at beginning of year	$—
Depreciation expense	443,334

Balance at December 31, 2004	$443,334

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE
as of December 31, 2004

Principal
Amount of
Loans
Subject to
		Final	Periodic	Periodic			Carrying	Delinquent
	Interest	Maturity	Maturity	Payment	Prior	Face Amount	Amount of	Principal or
Description	Rate	Date(1)	Date	Terms	Liens	of Mortgages	Mortgages	Interest

Subordinated Mortgage — collateralized by properties occupied by BlueLinx Holdings, Inc. or its affiliates	Libor + 4.5%	11/9/07	Monthly	Interest Only	N/A	$20,000,000	$20,291,429	$—

(1)	Upon maturity, we are due a balloon payment of $20,000,000.
NOTES to SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE

Reconciliation of Mortgage Loans on Real Estate
December 31, 2004

Balance at beginning of year	$—
Additions	20,300,000
Collections of principal	—
Amortization of premium	(8,571)

Balance at December 31, 2004	$20,291,429

Exhibit A
PRIOR PERFORMANCE TABLES
      The information presented in the following tables represents the historical experience of the CPA® funds for which the Affiliates of the Advisor of CPA® :16 - Global serve as general partners and the record of CPA® funds in meeting their investment objectives. These tables should be carefully reviewed by a potential investor in considering an investment in CPA® Global. These tables are as follows:

Table I —	Experience in Raising and Investing Funds (on a percentage basis)

Table II —	Compensation to Advisor

Table III —	Operating Results of Prior Programs

Table IV —	Results of Completed Programs

Table V —	Sales or Dispositions of Properties
      Persons who purchase Shares in CPA® :16 - Global will not thereby acquire any ownership interest in any of the CPA® funds to which these tables relate. It should not be assumed that investors in CPA® :16 - Global will experience results comparable to those experienced by investors in the CPA® funds. Neither CPA® :16 - Global nor any of the other CPA® programs is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 or subject to regulation thereunder. See “Prior Offerings by Affiliates” elsewhere in this prospectus.
      The investment objectives of CPA® :16 - Global and CPA® funds are similar.
      Additional information regarding prior public CPA® funds can be obtained from the Advisor by written request to the Director of Investor Relations, 50 Rockefeller Plaza, New York, NY 10020, (800) WP CAREY, for a copy of the most recent Annual Report filed on Form 10-K with the SEC or a copy of Table VI — Acquisition of Real Properties by Prior Public Programs included in Part II of the Registration Statement to which this prospectus relates, free of charge.
      The following terms used throughout the Prior Performance Tables are defined below:

“Total acquisition cost” means the original mortgage financing at date of purchase, cash payments (equity), and prepaid items and fees related to purchase of property.

“GAAP” means accounting principles generally accepted in the United States of America.

“Cash generated from operations” means the excess or deficiency of partnership operating cash receipts including interest on short-term investments over partnership operating cash expenditures.

TABLE I
Experience in Raising and Investing Funds as of December 31, 2004
on a Percentage Basis
      Table I includes information showing how investors’ funds have been dealt with in Prior Programs, the offerings of which have closed since January 1, 2002, particularly focusing on the percentage of the amount raised available for investment (or total acquisition cost), the percentage of leverage used in purchasing properties and the time frame for raising and investing funds. THE INFORMATION IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE PERFORMANCE OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® FUNDS. MORTGAGE FINANCING FOR THE CPA® FUNDS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PROGRAMS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:14		CPA®:15		CPA®:16

Dollar amount offered	$700,000,000		$1,090,000,000	(4)	$1,100,000,000	(7)
Dollar amount raised (net of discounts and individual advisor contributions)	657,665,642		1,044,047,574		510,871,500
Dollar amount raised	100%		100%		100%
Less offering expenses:
Selling commissions	7.40%		8.33%		7.72%
Organization expenses	3.25%		2.19%		1.76%
Reserves (working capital)	1.00%		1.00%		1.00%
Percent available for investment in real estate	88.35%		88.48%		89.52%
Acquisition costs:
Cash down payments	90.02%		69.31%		22.98%
Other costs capitalized	.52%		0.00%		0.00%
Acquisition fees	9.82%		8.17%	(5)	3.32%
Total acquisition costs (includes debt financing)	204.75%		214.22%		68.10%
Percent leverage (mortgage financing divided by total acquisition costs)	51%	(1)	64%	(1)	61%
Date offering began	11/10/97	(2)	11/7/01	(3)	12/12/03
Length of offering (in months)	48 mos.		18 mos.		16 mos.
Months to invest 90% of amount available for investment (from beginning of offering)	46 mos.		34 mos.		N/A	(6)
FOOTNOTES

(1)	Does not represent fully invested portfolio. Leverage percentage is applicable only to initial property acquisitions.

(2)	Remaining shares withdrawn 11/10/99. Second offering commenced November 1999 and closed in November 2001. Remaining shares of second offering withdrawn 9/19/02.

(3)	All shares from the offering of 40,000,000 shares were sold (including 109,559 shares issued subsequent to December 31, 2002). Second offering commenced March 19, 2003 and concluded on August 7, 2003.

(4)	Dollar amount raised includes $690,000,000 from offering that commenced March 19, 2003.

(5)	On September 1, 2004, CIP® and CPA®:15 merged. The total consideration paid for CIP® includes cash consideration paid to CIP® shareholders who redeemed their interests and the issuance of CPA®:15 stock. Acquisition fees incurred in connection with the merger were based on the portion of cash consideration paid, 44.7%.

(6)	Program has not reached investment of 90% of amount available for investment.

(7)	On March 8, 2005, CPA®:16 filed an amendment to its registration statement for its offering, to deregister all shares of its common stock in connection with its initial public offering that remained unissued as of March 8, 2005. Also registered under the registration statement were shares of CPA®:16 common stock to be sold pursuant to its Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan. These shares were not deregistered.

TABLE II
Compensation to Advisor as of December 31, 2004
      Table II provides information as to Prior Programs that will enable an investor to understand the significance of compensation paid to the advisor and its affiliates, as well as to understand how the compensation is spread over the cycle of the programs. The information presented below is for compensation paid since January 1, 2002. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE COMPENSATION WHICH WILL BE RECEIVED BY THE ADVISOR AND AFFILIATES OF THE ADVISOR. THE COMPENSATION PAYABLE TO THE ADVISOR AND AFFILIATES OF THE CPA® PARTNERSHIPS DIFFERS FROM THE ENTITLEMENT AND ALLOCATION OF COMPENSATION TO THE ADVISOR AND AFFILIATES OF THE ADVISOR. SEE “MANAGEMENT COMPENSATION” AND “ESTIMATED USE OF PROCEEDS.” PURCHASERS OF SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® FUNDS:

	CPA®:12	CPA®:14	CPA®:15(3)(4)	CPA®:16(7)

Date offering(s) commenced	2/18/94	11/10/97	2/26/01	12/12/03
Dollar amount raised (net of discounts and individual advisor contributions)	$282,757,082	$657,665,642	$1,044,047,574	$510,871,500
Amount to be paid to advisor from proceeds of offering:
Underwriting fees(6)	657,122	25,295,091	109,532,422	51,491,585
Acquisition fees — real estate commissions and mortgage placement fees(1)	5,434,432	20,846,617	85,937,435	16,944,542
Other Fees(5)	0	0	47,432,096	0
Dollar amount of cash generated from operations before deducting payments to advisor	109,324,432	241,953,926	318,247,120	9,241,207
Amount paid to advisor from operations:
Property management, leasing and asset management fees(1)	19,815,007	43,206,859	44,690,051	1,638,401
Reimbursements(2)	3,769,228	8,178,564	8,423,345	49,533
Other (cash distributions to Advisor)	0	0	0	0
Dollar amount of property sales and re-financing before deducting payments to advisor	32,487,739	7,433,781	222,077,708	0
FOOTNOTES

(1)	Represents asset management fees incurred, due to advisor and its affiliates from January 1, 2002 through December 31, 2004. No property management or leasing fees were incurred during this period.

(2)	Represents reimbursements of actual costs of personnel provided by advisor and its affiliates in connection with providing management and administrative services from January 1, 2002 to December 31, 2004.

(3)	Includes amounts paid under CPA®:10 and CIP®. On May 1, 2002 CIP® and CPA®:10 merged. On September 1, 2004 CIP® and CPA®:15 merged.

(4)	Dollar amount raised includes $690,000,000 offering that commenced March 19, 2003 and concluded on August 7, 2003.

(5)	Represents amounts paid for disposition fees in April 2002 by CPA®:10 and in August 2004 by CIP®.

(6)	Includes commissions, selected dealers and marketing fees and all other costs, including due diligence costs, relating to the offering of shares. A substantial portion of costs reimbursed to the Advisor and Affiliates are passed through to unaffiliated broker-dealers. Amounts also include monitoring fees which have been paid subsequent to completion of an offering.

(7)	On March 8, 2005, CPA®:16 filed an amendment to its registration statement for its offering, to deregister all shares of its common stock that remained unissued as of March 8, 2005.

TABLE III (1 of 15)
Operating Results of Prior Programs
     Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PARTNERSHIPS. MORTGAGE FINANCING FOR THE CPA® PARTNERSHIPS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PARTNERSHIPS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:1

	1979	1980	1981	1982	1983	1984	1985	1986		1987	1988	1989		1990	1991		1992	1993	1994	1995	1996		1997

Gross Revenues	$2,636,185	$3,843,588	$4,427,993	$4,376,655	$4,322,546	$4,331,105	$4,187,199	$3,513,411		$6,584,410	$4,487,838	$4,167,975		$4,162,465	$4,093,556		$4,102,112	$4,418,370	$4,480,460	$4,830,618	$4,589,145		$4,825,055
Gain (loss) on sale of properties	N/A	N/A	N/A	N/A	22,180 (1)	N/A	N/A	(38,915	)(2)	N/A	N/A	(231,288	)(3)	N/A	(13,296	)(5)	N/A	N/A	N/A	N/A	(22,871	)(5)	607,861	(7)
Extraordinary charge on extinguishment of debt																					(255,438	)(6)	—
Impairment charge	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	(300,000	)(4)	N/A	N/A		N/A	N/A	N/A	N/A	N/A		N/A
Less:
Operating expenses	160,387	252,758	238,058	181,922	169,613	145,516	276,287	630,225		766,707	811,685	418,278		411,712	298,435		302,200	465,548	666,955	374,328	388,484		1,104,473
Interest expense	1,415,410	1,895,624	2,409,242	2,386,388	2,328,716	2,300,677	2,254,996	2,296,520		2,320,731	2,339,046	1,916,134		1,840,553	1,750,596		1,682,798	1,672,658	1,598,614	1,524,837	1,280,995		1,062,706
Depreciation	821,484	1,275,778	1,275,792	1,275,792	1,275,792	1,272,999	1,266,962	1,507,133		1,520,842	1,318,492	1,159,216		1,044,720	1,041,634		1,059,255	1,120,162	1,106,712	1,089,758	969,570		905,816
Net income (loss) GAAP Basis	238,904	419,428	504,901	532,553	570,605	611,913	388,954	(959,382)		1,976,130	18,615	143,059		865,480	989,595		1,057,859	1,160,002	1,108,179	1,841,695	1,671,787		2,359,921
Taxable income (Loss):
— from operations	392,689	219,214	(108,663)	(158,919)	(173,788)	(72,288)	(49,859)	(1,135,524)		(125,052)	482,093	1,175,040		1,199,289	852,971		812,956	1,098,352	930,049	1,841,051	1,540,197		2,256,416
— from gain (loss) on sale	0	0	0	0	22,180 (1)	0	0	(38,915	)(2)	0	0	(538,771	)(3)	0	52,204	(5)	0	0	0	0	153,615		630,826
Cash generated from operations(8)	985,982	1,512,434	1,504,769	1,500,263	1,438,191	1,481,113	1,221,045	736,214		1,078,838	1,908,203	1,964,408		1,901,459	2,062,138		2,046,299	2,291,177	2,216,472	2,666,179	2,826,531		2,820,490
Cash proceeds from sales	0	0	0	0	60,335 (1)	0	0	500,000	(2)	0	0	0		0	160,000	(5)	0	0	0	0	355,958		1,042,200
Cash generated from refinancing	0	0	0	0	0	0	0	0		0	0	0		0	0		0	0	0	0	0		0
Cash generated from operations, sales and refinancing	985,982	1,512,434	1,504,769	1,500,263	1,498,526	1,481,113	1,221,045	1,236,214		1,078,838	1,908,203	1,964,408		1,901,459	2,222,138		2,046,299	2,291,177	2,216,472	2,666,179	3,182,489		3,862,690
Less: Cash distribution to investors
— from operating cash flow(9)	591,479	1,480,000	1,501,819	1,504,648	1,504,646	1,504,646	1,504,646	1,055,354		1,063,838	1,074,748	1,092,527		1,162,424	1,226,667		1,242,828	1,258,990	1,269,699	1,313,535	1,417,554		1,977,926
— from sales and refinancing	0	0	0	0	0	0	0	0		0	0	0		0	0		0	0	0	0			0
Cash generated (deficiency) after cash distribution	394,503	32,434	2,950	(4,385)	(6,120)	(23,533)	(283,601)	180,860		15,000	833455	871,881		739,035	995,471		803,471	1,032,187	946,773	1,352,644	1,764,935		1,884,764
Less: Special items	0	0	0	0	0	0	0	0		0	0	0		0	0		0	0	0	0	0		0
Cash generated (deficiency) after cash distributions and special items	394,503	32,434	2,950	(4,385)	(6,120)	(23,533)	(283,601)	180,860		15,000	833,455	871,881		739,035	995,471		803,471	1,032,187	946,773	1,352,644	1,764,935		1,884,764
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$23.65	$10.85	$(5.38)	$(7.87)	$(8.60)	$(3.58)	$(2.47)	$(56.21)		$(6.19)	$23.86	$58.16		$59.36	$42.22		$40.24	$54.37	$46.04	$91.13	$76.24		111.69
Capital gain (loss)	0	0	0	0	1.10	0	0	(1.92)		0	0	(26.67)		0	0		0	0	0	0	7.60		31.23
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	14.39	20.76	24.99	26.36	27.15	30.29	19.25	0		52.66	53.20	7.08		42.84	48.98		52.36	57.42	54.85	65.02	70.17		97.91
— Return of capital	21.23	52.50	49.35	48.12	47.33	44.19	55.23	52.24		0	0	47.00		14.70	11.74		9.16	4.90	8.00	0	0		0
Source (on cash basis):
— Sales	0	0	0	0	0	0	0	0		0	0	0		0	0		0	0	0	0	0		0
— Refinancing	0	0	0	0	0	0	0	0		0	0	0		0	0		0	0	0	0	0		0
— Operations	35.62	73.26	74.34	74.48	74.48	74.48	74.48	52.24		52.66	53.20	54.08		57.54	60.72		61.52	62.32	62.85	65.02	70.17		97.91
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	100%	100%	100%	100%	100%	100%	98.75%		98.75%	98.75%	83.14%		83.14%	82.74%		82.74%	82.74%	82.74%	82.74%	82.46%		81.44%

TABLE III (2 of 15)
Operating Results of Prior Programs
     Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PARTNERSHIPS. MORTGAGE FINANCING FOR THE CPA® PARTNERSHIPS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PARTNERSHIPS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:2

	1980	1981	1982	1983	1984	1985	1986		1987	1988	1989	1990	1991	1992	1993		1994		1995	1996	1997

Gross Revenues	$1,658,322	$4,092,794	$6,422,836	$9,793,731	$9,895,531	$9,960,370	$9,954,236		$9,694,869	$9,754,664	$10,013,889	$9,732,269	$9,756,071	$9,763,695	$6,665,727		$5,161,447		$5,185,804	$4,590,963	$4,919,703
Gain (loss) on sale of properties	N/A	N/A	N/A	N/A	N/A	N/A	920,577	(1)	N/A	N/A	N/A	N/A	N/A	N/A	8,377,679	(5)	23,451	(7)	N/A	N/A	N/A
Extraordinary charge on extinguishment of debt	N/A	N/A	N/A	N/A	N/A	N/A	(894,945	)(2)	N/A	N/A	N/A	N/A	N/A	N/A	(520,979	)(6)	N/A		N/A	N/A	N/A
Impairment charge															(841,889	)(8)	(445,551	)(9)
Less:
Operating expenses	181,613	291,223	290,558	307,165	346,920	364,373	393,350		480,635	489,806	540,777	685,927	691,505	983,060	846,569		911,755		718,035	735,018	857,919
Interest expense	197,038	606,089	3,341,880	6,511,201	6,349,960	6,307,664	4,916,744		4,204,623	4,074,729	3,856,045	3,771,706	3,595,406	3,337,825	2,142,199		1,593,880		1,351,797	731,843	542,304
Depreciation	14,421	127,460	157,900	154,909	154,909	155,782	314,560		475,162	475,162	479,598	480,393	478,388	476,279	501,762		501,657		519,891	499,320	519,460
Net income-GAAP Basis	1,265,250	3,068,022	2,632,498	2,820,456	3,043,742	3,132,551	4,355,214		4,534,449	4,714,967	5,137,469	4,794,243	4,990,772	4,966,531	10,190,008		1,732,055		2,596,081	2,624,782	3,000,020
Taxable income (Loss):
— from operations	630,885	2,003,000	(9,093)	(1,168,795)	(885,102)	(532,969)	260,572		1,604,613	1,997,924	2,600,538	2,461,101	2,874,398	3,574,899	1,924,220		1,368,123		5,114,606	1,967,557	2,683,925
— from gain on sale	0	0	0	0	0	0	2,035,116	(1)	0	0	0	0	0	0	21,777,693		40,237		0	0	0
— from extraordinary charge	0	0	0	0	0	0	(239,948	)(2)	0	0	0	0	0	0	0		0		0	0	0
Cash generated from operations(3)	1,149,636	2,853,883	2,460,169	2,574,532	2,804,385	2,881,848	4,325,850		5,084,085	5,096,066	5,502,770	5,298,252	5,389,873	5,513,940	3,977,769		2,770,535		6,164,009	2,791,872	3,365,082
Cash generated from sales	0	0	0	0	0	0	5,441,434	(1)	0	0	0	0	0	0	15,972,862		124,615		0	0	0
Cash generated from refinancing	0	0	0	0	0	0	0		0	0	0	0	0	0	0		0		0	0	0
Cash generated from operations, sales and refinancing	1,149,636	2,853,883	2,460,169	2,574,532	2,804,385	2,881,848	9,767,284		5,084,085	5,096,066	5,502,770	5,298,252	5,389,873	5,513,940	19,950,631		2,895,150		6,164,009	2,791,872	3,365,082
Less: Cash distribution to investors:
— from operating cash flow(4)	473,028	2,229,443	2,440,555	2,525,000	2,547,000	2,657,778	3,691,774		3,435,000	3,506,667	3,645,000	3,773,333	3,832,222	3,898,333	2,691,111		1,458,890		1,491,667	2,303,728	2,167,890
— from sales and refinancing	0	0	0	0	0	0	4,950,000		0	0	0	0	0	0	14,300,312		0		0	0	0
Cash generated after cash distributions and special items	676,608	624,440	19,614	49,532	257,385	224,070	1,125,510		1,649,085	1,589,399	1,857,770	1,524,919	1,557,651	1,615,607	2,959,208		1,436,260		4,672,342	488,144	1,197,192
Less: Special items	0	0	0	0	0	0	0		0	0	0	0	0	0	0		0		0	0	0
Cash generated after cash distributions and special items	676,608	624,440	19,614	49,532	257,385	224,070	1,125,510		1,649,085	1,589,399	1,857,770	1,524,919	1,557,651	1,615,607	2,959,208		1,436,260		4,672,342	488,144	1,197,192
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$48.95	$72.11	$(.33)	$(42.08)	$(30.78)	$(19.19)	$.73		$57.77	$71.93	$93.62	$88.60	$103.48	$128.70	$69.27		$49.25		$184.46	$70.96	$96.80
Capital gain (loss)	0	0	0	0	0	0	73.27		0	0	0	0	0	0	784.00		1.45		0	0	0
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	36.70	80.25	87.86	90.90	91.70	95.68	156.79		123.66	126.24	131.22	135.84	137.96	140.34	366.84		52.52		53.72	83.09	78.19
— Return of capital	0	0	0	0	0	0	156.11		0	0	0	0	0	0	250.04		0.00		0	0	0
Source (on cash basis):
— Sales	0	0	0	0	0	0	180.00		0	0	0	0	0	0	520.00		0		0	0	0
— Refinancing	0	0	0	0	0	0	0		0	0	0	0	0	0	0		0		0	0	0
— Operations	36.70	80.25	87.86	90.90	91.70	95.68	132.90		123.66	126.24	131.22	135.84	137.96	140.34	96.88		52.52		53.72	83.09	78.19
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	100%	100%	100%	100%	93.24%		93.24%	93.24%	93.24%	93.24%	93.24%	93.24%	61.97%		61.65%		61.65%	61.65%	61.65%

TABLE III (3 of 15)
Operating Results of Prior Programs
     Table III includes information showing the start-up and operational phase or Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PARTNERSHIPS. MORTGAGE FINANCING FOR THE CPA® PARTNERSHIPS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PARTNERSHIPS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:3

	1981	1982	1983	1984	1985	1986		1987	1988	1989	1990	1991	1992		1993		1994		1995		1996		1997

Gross Revenues	$173,916	$7,746,826	$8,618,753	$8,798,595	$8,792,622	$8,720,462		$8,394,566	$8,582,478	$8,774,232	$8,713,691	$8,669,175	$8,478,263		$7,554,227		$7,391,852		$7,249,265		$5,730,082		$8,104,707
Gain (loss) on sale of properties	N/A	N/A	N/A	N/A	N/A	540,765	(1)	N/A	N/A	N/A	N/A	N/A	N/A		N/A		N/A		N/A		N/A		N/A
Extraordinary charges on extinguishment of debt	N/A	N/A	N/A	N/A	N/A	(1,256,013	)(2)	N/A	N/A	N/A	N/A	N/A	N/A		N/A		N/A		N/A		N/A		N/A
Impairment charge	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A		(1,302,318	)(6)	(697,325	)(7)	(146,184	)(8)	N/A		N/A
Other income																			11,499,176	(9)	N/A		N/A
Less:
Operating expenses	54,011	384,169	369,246	506,660	502,562	496,570		583,208	568,793	622,281	713,979	855,729	1,533,036		1,441,186		1,719,172		1,173,053		1,031,997		1,227,688
Interest expense	60,855	4,224,538	4,341,435	3,921,936	3,845,445	3,296,710		2,459,640	2,376,215	2,332,100	2,184,359	2,073,632	1,936,878		1,734,434		1,602,175		1,255,047		75,158		17,744
Depreciation	0	0	0	0	0	20,502		108,357	108,208	108,911	108,434	108,272	108,132		147,229		158,367		198,590		188,893		215,272
Net Income-GAAP Basis	59,050	3,138,119	3,908,072	4,369,999	4,444,615	4,191,432		5,243,361	5,529,262	5,710,940	5,706,919	5,631,542	4,900,217		2,929,060		3,214,813		15,975,567		4,434,034		6,644,003
Taxable income (Loss):
— from operations	(190,312)	(516,798)	(194,879)	277,458	375,653	708,829		2,492,141	2,938,913	3,240,014	3,295,198	3,439,197	5,452,217		5,504,655		4,461,854		23,951,874		2,988,189		5,502,953
— from gain on sale	0	0	0	0	0	3,373,025	(1)	0	0	0	0	0	0		0		0		0		157,910		0
— from extraordinary charge	0	0	0	0	0	(852,511	)(2)	0	0	0	0	0	0		0		0		0		0		0
Cash generated from operations(3)	41,249	2,698,796	3,523,610	3,979,272	3,995,421	5,009,304		5,458,974	5,743,427	5,749,481	5,785,928	5,712,639	5,252,425		4,387,721		4,647,375		12,917,577		3,906,606		4,587,044
Cash generated from sales	0	0	0	0	0	5,302,208	(1)	0	0	0	0	0	0		0		0		5,435,869	(9)	1,853,816	(10)	0
Cash generated from refinancing	0	0	0	0	0	0		0	0	0	0	0	0		0		0		0		0		0
Cash generated from other	0	0	0	0	0	0		0	0	0	0	0	8,533,614	(5)	2,260,792		2,286,195		0		0		0
Cash generated from operations, sales, refinancing and other	41,249	2,698,796	3,523,610	3,979,272	3,995,421	10,311,512		5,458,974	5,743,427	5,749,481	5,785,928	5,712,639	13,786,039		6,648,513		6,933,570		18,353,446		5,760,422		4,587,044
Less: Cash distribution to investors:
— from operating cash flow(4)	0	1,906,688	3,388,225	3,787,592	3,889,970	4,125,001		4,073,945	3,830,020	4,131,061	4,469,143	4,649,632	4,925,081		4,606,531		4,656,367		4,722,367		3,319,280		4,214,958
— from sales and refinancing	0	0	0	0	0	0		5,280,000	0	0	0	0	0		0		0		0		0		0
— other	0	0	0	0	0	0		0	0	0	0	0	3,333,333	(5)	0		0		8,000,000		0		0
Cash generated (deficiency) after cash distributions	41,249	792,108	135,385	191,680	105,451	6,186,511		(3,894,971)	1,913,407	1,618,420	1,316,785	1,063,007	5,527,625		2,041,982		2,277,203		5,631,079		2,441,142		372,086
Less: Special items	0	0	0	0	0	0		0	0	0	0	0	0		0		0		0		0		0
Cash generated (deficiency) after cash distributions and special items	41,249	792,108	135,385	191,680	105,451	6,186,511		(3,894,971)	1,913,407	1,618,420	1,316,785	1,063,007	5,527,625		2,041,982		2,277,203		5,361,079		2,441,142		372,086
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income	$(25.06)	$(19.36)	$(5.79)	$8.24	$11.16	$(3.21)		$74.01	$87.28	$96.22	$97.86	$102.13	$161.91		$163.47		$132.50		$711.33		$88.74		$163.42
Capital gain	0	0	0	0	0	101.19		0	0	0	0	0	0		0		0		0		4.69		0
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	0	71.42	100.62	112.48	116.52	122.50		155.71	113.74	122.68	132.72	138.08	145.52		86.98		95.47		376.83		98.57		125.17
— Return of capital	0	0	0	0	0	0		123.68	0	0	0	0	100.74		48.83		41.82		0		0		0
Source (on cash basis):
— Sales	0	0	0	0	0	0		160.0	0	0	0	0	0		0		0		0		0		0
— Refinancing	0	0	0	0	0	0		0	0	0	0	0	0		0		0		0		0		0
— Other	0	0	0	0	0	0		0	0	0	0	0	100.00	(5)	0		0		0		0		0
— Operations	0	71.42	100.62	112.48	116.52	122.50		119.39	113.74	122.68	132.72	138.08	146.26		135.81		137.29		376.83		98.57		125.17
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	100%	100%	100%	84.41%		84.41%	84.41%	84.41%	84.41%	84.41%	84.41%		84.41%		84.41%		84.41%		68.83%		68.83%

TABLE III (4 of 15)
Operating Results of Prior Programs
     Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PARTNERSHIPS. MORTGAGE FINANCING FOR THE CPA® PARTNERSHIPS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PARTNERSHIPS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:4

	1982	1983	1984	1985	1986		1987	1988		1989		1990		1991	1992		1993		1994	1995		1996		1997

Gross Revenues	$5,916	$7,136,840	$10,976,004	$10,950,473	$10,021,241		$8,733,350	$9,117,527		$9,393,587		$9,694,000		$9,653,180	$9,959,144		$12,450,374		$11,570,621	$11,896,324		$9,322,373	(12)	$10,225,363
Gain (loss) on sale of properties	N/A	N/A	N/A	N/A	1,454,064	(1)	N/A	N/A		N/A		N/A		N/A	N/A		N/A		N/A	3,330,098	(10)	N/A		N/A
Extraordinary gain	N/A	N/A	N/A	N/A	N/A		N/A	N/A		N/A		2,080,304	(3)	N/A	N/A		345,000	(9)	N/A	N/A		N/A		N/A
Impairment charge	N/A	N/A	N/A	N/A	(2,266,656	)(2)	N/A	N/A		N/A		(2,080,304	)(2)	N/A	N/A		N/A		N/A	N/A		N/A		(2,316,000	)(13)
Extraordinary charge on extinguishment of debt	N/A	N/A	N/A	N/A	N/A		N/A	(160,000	)(4)	(70,266	)(5)	N/A		N/A	N/A		N/A		N/A	N/A		N/A		N/A
Other	N/A	N/A	N/A	N/A	N/A		N/A	N/A		N/A		N/A		N/A	(44,308	)(7)	N/A		N/A	N/A		1,118,318	(11)	681,316	(14)
Less:
Operating expenses	9,137	274,260	245,150	278,838	529,941		566,780	538,523		614,235		752,499		790,950	1,647,627		3,375,359		3,590,081	3,299,454		1,090,215		1,299,302
Interest expense	5,784	3,180,356	5,453,442	5,395,023	5,149,287		4,101,592	3,805,805		3,552,960		3,504,016		3,441,293	3,309,359		2,987,868		2,396,017	2,098,857		1,515,248		847,596
Depreciation	1,302	346,155	808,870	828,303	1,059,071		1,628,118	1,468,317		1,243,008		1,207,776		1,184,801	1,259,693		1,346,641		1,141,143	1,149,525		921,702		835,836
Net Income (Loss)-GAAP Basis	(10,307)	3,336,069	4,468,542	4,448,309	2,470,350		2,436,860	3,144,882		3,913,118		4,229,709		4,236,136	3,698,157		5,085,506		4,443,380	8,678,586		6,913,526		5,607,945
Taxable Income (Loss):
— from operations	(2,604)	781,413	(281,447)	(98,623)	(402,328)		(433,637)	561,034		1,408,950		1,518,550		1,702,996	1,737,637		3,540,526		2,462,537	7,224,511		5,049,765		5,998,404
— from gain on sale	0	0	0	0	4,047,994	(1)	0	0		0		0		0	0		957,340		0	9,318,375		0		0
— from extraordinary charge	0	0	0	0	0		0	(160,000	)(4)	(70,266	)(5)	0		0	0		0		0	0		0		0
— other	0	0	0	0	0		0	0		0		0		0	(14,801	)(7)	0		0	0		0		0
Cash generated from operations(6)	(3,135)	3,471,621	4,787,836	4,728,701	4,857,156		4,115,421	4,763,309		5,289,802		5,611,039		5,479,320	5,071,063		6,231,586		5,772,103	6,099,480		7,167,641		7,465,721
Cash generated from sales	0	0	0	0	4,483,969	(1)	0	0		0		0		0	0		0		0	9,477,492		0		0
Cash generated from refinancing	0	0	0	0	0		0	0		0		0		0	0		0		0	0		0		0
Cash generated from other	0	0	0	0	0		0	0		0		0		0	14,195	(7)	0		0	0		0		0
Cash generated from operations, sales, refinancing and other	(3,135)	3,471,621	4,787,836	4,728,701	9,341,125		4,115,421	4,763,309		5,289,802		5,611,039		5,479,320	5,085,258		6,231,586		5,772,103	15,576,972		7,167,641		7,465,721
Less: Cash distribution to investors:
— from operating cash flow(8)	0	2,345,537	4,565,144	4,603,376	4,639,789		4,594,265	4,522,360		4,564,233		4,627,954		4,729,905	4,819,116		4,854,619		4,878,286	4,780,885		4,452,597		6,727,737
— from sales and refinancing	0	0	0	0	0		1,711,359	0		0		0		0	0		0		0	4,321,616		0		0
Cash generated (deficiency) after cash distributions	(3,135)	1,126,084	222,692	125,325	4,701,336		(2,190,203)	240,949		725,569		983,085		749,415	266,142		1,376,967		893,817	6,474,471		2,715,044		737,984
Less: Special items	0	0	0	0	0		0	0		0		0		0	0		0		0	0		0		0
Cash generated (deficiency) after cash distributions and special items	(3,135)	1,126,084	222,692	125,325	4,701,336		(2,190,203)	240,949		725,569		983,085		749,415	266,142		1,376,967		893,817	6,474,471		2,715,044		737,984
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$0	$21.01	$(6.18)	$(2.17)	$(8.84)		$(9.52)	$12.33		$29.41		$33.36		$37.42	$38.18		$77.79		$54.10	$158.73		$110.95		$131.79
Other	0	0	0	0	0		0	0		0		0		0	(0.33)		0		0	0		0		0
Capital gain	0	0	0	0	88.94		0	0		0		0		0	0		21.03		0	0		0		0
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	0	63.06	98.18	97.73	54.28		53.53	69.10		85.97		92.93		93.07	81.25		106.66		97.62	190.68		97.83		123.21
— Return of capital	0	0	2.12	3.41	47.66		87.02	30.26		14.31		8.75		10.85	24.63		0		9.56	9.31		0		24.60
Source (on cash basis):
— Sales	0	0	0	0	0		40.00	0		0		0		0	0		0		0	0		0		0
— Refinancing	0	0	0	0	0		0	0		0		0		0	0		0		0	0		0		0
— Operations	0	63.06	100.30	101.14	101.94		100.55	99.36		100.28		101.68		103.92	105.88		106.66		107.18	199.99		97.83		147.81
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	100%	100%	85.20%		85.20%	85.20%		85.20%		85.20%		85.20%	85.20%		85.20%		85.20%	70.68%		70.68%		70.68%

TABLE III (5 of 15)
Operating Results of Prior Programs
     Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PARTNERSHIPS. MORTGAGE FINANCING FOR THE CPA® PARTNERSHIPS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PARTNERSHIPS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:5

	1983	1984	1985	1986		1987		1988	1989		1990		1991		1992		1993		1994		1995		1996		1997

Gross Revenues	$151,212	$7,692,603	$9,285,385	$12,857,025		$14,405,568		$15,061,441	$15,324,326		$14,912,517		$15,167,339		$18,195,423	(8)	$18,260,614		$18,125,156		$15,768,137		$13,204,966		$9,749,700
Other	N/A	N/A	N/A	N/A		N/A		N/A	N/A		N/A		(103,595	)(5)	1,872,534		214,978	(12)	N/A		N/A		N/A		N/A
Gain (loss) on sale of properties	N/A	N/A	N/A	N/A		(457,484	)(1)	N/A	47,319	(2)	N/A		(35,987	)(6)	(488,795	)(9)	N/A		1,242,614	(14)	614,234	(16)	5,284,165	(18)	956,829	(20)
Extraordinary charge on extinguishment of debt	N/A	N/A	N/A	N/A		N/A		N/A	N/A		(32,714	)(3)	N/A		N/A		N/A		(117,619	)(15)	N/A		N/A		N/A
Impairment charge	N/A	N/A	N/A	(860,000	)(4)	N/A		N/A	N/A		N/A		(300,000	)(7)	N/A		(323,611	)(13)	0		(1,980,550	)(17)	(1,300,000	)(19)	(1,350,000	)(21)
Less:
Operating expenses	81,016	195,585	363,490	493,702		1,327,685		758,159	1,305,074		1,503,721		3,354,854		6,111,874		6,417,993		7,111,014		6,927,470		6,006,397		4,176,004
Interest expenses	1,041	1,828,708	3,557,103	6,447,584		7,050,466		6,926,712	7,052,901		6,512,534		6,042,335		5,293,044		4,941,889		4,518,529		3,495,872		2,075,230		1,363,680
Depreciation	0	90,662	890,342	2,300,987		2,506,914		2,637,104	2,632,299		2,620,793		2,622,033		2,317,013		2,295,887		2,181,422		2,065,781		1,331,028		1,131,397
Minority Interest	N/A	N/A	N/A	80,834		165,810		197,354	17,714		114,721		(174,657)		N/A		N/A		N/A		N/A		N/A		N/A
Net Income-GAAP Basis	69,155	5,577,648	4,474,450	2,673,918		2,897,209		4,542,112	4,363,657		4,128,034		2,883,192		5,857,231		4,496,212		5,439,186		1,912,698		7,776,476		2,685,448
Taxable Income (Loss):
— from operations	83,341	4,180,317	2,173,368	277,783		(1,015,507)		406,029	799,445		857,331		1,077,650		1,530,150		2,039,288		866,115		1,621,566		1,690,288		1,481,174
— from gain (loss) on sale or disposition	0	0	0	0		(1,065,808)		0	87,421(2)		488,066		(2,674	)(6)	871,676		0		10,019,470		0		8,338,765		2,927,201
— from other	0	0	0	0		0		0	0		0		(154,918	)(5)	2,617,784	(8)	0		0		0		0		0
Cash generated from operations(10)	77,254	5,612,247	5,157,259	6,550,334		5,622,209		6,571,710	6,911,989		5,895,617		5,278,070		6,202,200		6,241,041		6,292,833		4,688,070		7,901,310		4,393,646
Cash generated from sales	0	0	0	0		500,000	(1)	0	239,362	(2)	0		120,000	(6)	0		0		0		1,187,362	(16)	8,583,803		0
Cash generated from refinancing	0	0	0	0		0		0	0		0		0		0		0		0		0		0		0
Cash generated from operations, sales and refinancing	77,254	5,612,247	5,157,259	6,550,334		6,122,209		6,571,710	7,151,351		5,895,617		5,398,070		6,202,200		6,241,041		6,292,833		5,875,432		16,485,113		4,393,646
Less: Cash distribution to investors:
— from operating cash flow(11)	0	5,150,600	5,324,013	5,481,771		5,535,961		5,587,744	5,635,916		5,684,084		5,732,256		5,780,425		5,828,596		5,862,314		8,054,982		4,456,949		5,175,122
— from sales and refinancing	0	0	0	0		0		0	0		0		0		0		0		0		0		0		792,400	(18)
Cash generated (deficiency) after cash distributions	77,254	461,647	(166,754)	1,068,563		586,248		983,966	1,515,435		211,533		(334,186)		421,775		412,445		430,519		(2,179,550)		12,028,164		(1,573,876)
Less: special items																	0		0		0		0		0
Cash generated (deficiency) after cash distributions and special items	77,254	461,647	(166,754)	1,068,563		586,248		983,966	1,515,435		211,533		(334,186)		421,775		412,445		430,519		(2,179,550)		12,028,164		(1,573,876)
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$1.38	$69.43	$36.09	$4.61		$(16.87)		$6.74	$13.28		$14.24		$17.90		$25.41		$33.87		$14.87		$26.93		$28.07		$24.60
Capital gain (loss)	0	0	0	0		(17.69)		0	1.45		0		(0.04)		14.48		0		166.40		0		141.45		48.61
Other	0	0	0	0		0		0	0		0		0		43.48		0		0		0		0		0
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	0	85.54	74.31	44.41		48.12		75.43	72.47		68.56		47.88		96.00		74.67		90.33		31.77		74.02		44.60
— Return of capital	0	0	14.11	46.63		43.82		17.37	21.13		25.84		47.32		0		22.13		7.03		102.01		0		54.51
Source (on cash basis):
— Sales	0	0	0	0		0		0	0		0		0		0		0		0		0		0		0
— Refinancing	0	0	0	0		0		0	0		0		0		0		0		0		0		0		0
— Operations	0	85.54	88.42	91.04		91.94		92.80	93.60		94.40		95.20		96.00		96.80		97.36		133.78		74.02		99.11
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program	N/A	N/A	N/A	N/A		N/A		98.51%	98.51%		97.60%		97.45%		94.12%		94.12%		92.97%		81.82%		63.06%		46.45%

TABLE III (6 of 15)
Operating Results of Prior Programs
     Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PARTNERSHIPS. MORTGAGE FINANCING FOR THE CPA® PARTNERSHIPS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PARTNERSHIPS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:6

	1985	1986	1987	1988	1989	1990	1991		1992		1993	1994	1995		1996		1997

Gross Revenues	$4,200,601	$6,432,252	$9,898,043	$11,197,061	$10,904,247	$11,092,133	$11,406,582		$14,177,113		$15,387,180	$15,693,853	$16,737,899		$16,537,296		$17,384,088
Gain (loss) on sale of properties	0	0	0	0	0	0	0		0		0	0	0		70,878	(7)	N/A
Other	0	0	0	0	0	0	(55,783	)(1)	(75,211	)(3)	N/A	N/A	N/A		N/A		N/A
Extraordinary (charge) gain	0	0	0	0	0	0	(13,559	)(2)	0		N/A	N/A	2,088,268	(6)	N/A		N/A
Less:
Operating expenses	215,852	333,030	573,786	558,887	575,222	802,183	1,078,174		2,858,645		4,706,491	5,933,070	4,942,528		4,914,538		5,048,701
Interest expense	792,434	2,111,626	4,736,879	5,416,130	5,388,140	5,269,354	5,222,844		5,319,971		5,122,703	5,040,589	4,499,692		4,003,726		3,715,143
Depreciation	5,709	278,305	1,095,295	1,405,857	1,418,340	1,418,339	1,418,968		1,668,951		1,637,678	1,621,029	1,525,011		1,664,514		1,780,317
Net Income-GAAP Basis	3,186,606	3,709,291	3,492,083	3,816,187	3,522,545	3,602,257	3,617,254		4,254,335		3,920,308	3,099,165	7,858,936		6,025,396		6,839,927
Taxable Income:
— from operations	2,650,283	2,577,849	982,403	1,219,990	1,218,257	1,338,235	1,831,848		2,227,427		2,091,787	1,156,303	7,871,636		3,450,345		4,530,411
— from gain on sale	0	0	0	0	0	0	0		0		0	0	0		242,713		0
— from extraordinary charge	0	0	0	0	0	0	(13,559	)(2)	0		0	0	0		0		0
— from other	0	0	0	0	0	0	(250,032	)(1)	27,303	(3)	0	0	0		0		0
Cash generated from operations(4)	3,194,889	4,509,489	5,239,285	4,983,579	5,032,548	5,201,952	5,719,005		6,066,705		5,531,994	5,094,336	11,133,036		7,615,526		8,075,717
Cash generated from sales	0	0	0	0	0	0	0		0		0	0	0		0		0
Cash generated from refinancing	0	0	0	0	0	0	870,913		2,414,076		0	0	0		0		0
Cash generated from other	0	0	0	0	0	0	0		17,008	(3)	0	0	0		0		0
Cash generated from operations, sales, refinancing and other	3,194,889	4,509,489	5,239,285	4,983,579	5,032,548	5,201,952	6,589,918		8,497,789		5,531,994	5,094,336	11,133,036		7,615,526		8,075,717
Less: Cash distribution to investors:
— from operating cash flow(5)	2,422,433	4,274,550	4,154,307	4,198,176	4,247,146	4,316,026	4,421,586		4,633,297		4,676,223	4,704,691	4,736,359		4,880,911		7,002,505
— from sales and refinancing	0	0	0	0	0	0	0		0		0	0	0
Cash generated (deficiency) after cash distributions	772,456	234,939	1,084,978	785,403	785,402	885,926	2,168,332		3,864,492		855,771	389,645	6,396,677		2,734,615		1,073,212
Less: Special items	0	0	0	0	0	0	0		0		0	0	0		0		0
Cash generated (deficiency) after cash distributions and special items	772,456	234,939	1,084,978	785,403	785,402	885,926	2,168,332		3,864,492		855,771	389,645	6,396,677		2,734,615		1,073,212
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$51.96	$50.54	$19.26	$23.92	$23.88	$26.23	$35.65		$43.67		$41.01	$22.67	$154.38		$67.67		$88.85
Other	0	0	0	0	0	0	0		0.54		0	0	0		0		0
Capital gain	0	0	0	0	0	0	0		0		0	0	0		0		0
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	47.49	72.72	68.46	74.81	69.06	70.62	70.91		83.40		76.85	60.76	92.89		95.72		134.14
— Return of capital	0	7.85	12.98	7.49	14.20	13.99	15.77		7.43		14.82	31.47	0		0		3.19
Source (on cash basis):
— Sales	0	0	0	0	0	0	0		0		0	0	0		0		0
— Refinancing	0	0	0	0	0	0	0		0		0	0	0		0		0
— Operations	47.49	80.57	81.44	82.30	83.26	84.61	86.68		90.83		91.67	92.23	92.89		95.72		137.33
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	N/A	100%	100%	100%	100%		100%		100%	100%	100%		99.79%		99.79%

TABLE III (7 of 15)
Operating Results of Prior Programs
      Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PARTNERSHIPS. MORTGAGE FINANCING FOR THE CPA® PARTNERSHIPS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PARTNERSHIPS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:7

	1986	1987	1988		1989		1990		1991		1992		1993		1994		1995		1996		1997

Gross Revenues	$90,399	$4,119,934	$9,066,142		$14,071,843		$13,725,684		$13,648,275		$14,502,032		$12,243,029		$13,840,052		$12,196,252		$12,731,328		$12,706,396
Gain (loss) on sale of properties	N/A	N/A	N/A		N/A		58,172	(1)	54,197	(4)	N/A		(552,383	)(8)	7,814,474	(10)	1,019,362	(13)	74,729	(17)	N/A
Gain on sale of securities	N/A	N/A	1,766,185	(3)	48,158	(3)	69,544	(3)	N/A		N/A		N/A		N/A		1,323,858	(13)	N/A		N/A
Extraordinary gain charge													879,433	(12)	(511,503)				—		N/A
Impairment charge	N/A	N/A	N/A		N/A		(500,000	)(2)	N/A		N/A		(3,303,228	)(9)	(641,731	)(11)	(319,685	)(14)	—		(139,999	)(18)
Other	N/A	N/A	N/A		N/A		N/A		N/A		(141,723	)(5)	435,106	(3)	986,155		111,226	(15)	(128,879	)(15)	(128,642	)(19)
Less:
Operating expenses	46,413	326,846	1,848,463		5,576,552		6,194,008		6,170,575		6,404,695		4,485,628		4,336,235		4,986,585		5,181,249		5,921,214
Interest expense	22,911	1,389,385	3,479,631		4,657,478		4,718,573		4,471,097		4,155,956		3,324,398		3,537,640		2,456,129		1,942,737		1,868,189
Depreciation	0	131,567	1,009,247		1,422,116		1,567,896		1,607,889		1,616,335		1,647,397		1,619,726		1,361,952		1,154,088		1,213,286
Net Income-GAAP Basis	21,075	2,272,136	4,494,986		2,463,855		872,923		1,452,911		2,183,323		244,534		11,993,846		5,526,347		4,399,104		3,435,066
Taxable Income (Loss):
— from operations	(51,877)	1,203,013	1,585,180		1,195,514		3,689		746,150		1,534,247		11,218,042		2,452,425		3,451,813		3,856,378		3,268,674
— from gain (loss) on sales	0	0	1,766,185	(3)	48,158	(3)	127,716	(1)(3)	54,197	(4)	0		2,093,467		10,460,324		0		(188,980)		(144,260)
— other	0	0	0		0		0		0		51,875	(5)	283,740		682,500		0		0		0
Cash generated from operations	1,550,648	1,115,274	4,136,538		3,745,289		3,153,131		3,303,198		4,489,865		4,135,048		5,347,231		5,089,776		5,499,073		4,682,499
Cash generated from sales	0	0	1,766,185	(3)	48,158	(3)	245,324		183,430	(4)	0		283,740		14,662,004		1,546,019	(13)	617,867	(17)	200,000
Cash generated from refinancing	0	0	0		0		0		978,087		0		1,047,890		700,000				—		—
Cash generated from other	0	0	0		0		0		0		32,313	(5)	3,578		38,281		31,457	(16)	27,761	(16)	30,787
Cash generated from operations, sales, refinancing and other	1,550,648	1,115,274	5,902,723		3,793,447		3,398,455		4,464,715		4,522,178		5,470,256		20,747,516		6,667,252		6,144,701		4,913,286
Less: Cash distribution to investors:
— from operating cash flow(6)	0	1,363,271	3,902,233		3,940,765		3,992,781		3,303,198		3,388,324	(7)	2,948,590		3,246,729		10,434,626		3,483,017		3,751,664
— from sales and refinancing	0	0	0		0		0		503,673		0		0		0		0		0		0
Cash generated (deficiency) after cash distributions	1,550,648	(247,997)	2,000,490		(147,318)		(594,326)		657,844		1,133,854		2,521,666		17,500,787		(3,767,374)		2,661,684		1,161,622
Less: Special items	0	0	0		0		0		0		0		0		0				0		0
Cash generated (deficiency) after cash distributions and special items	1,550,648	(247,997)	2,000,490		(147,318)		(594,326)		657,844		1,133,854		2,521,666		17,500,787		(3,767,374)		2,661,684		1,161,622
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$(4.29)	$24.98	$32.91		$24.82		$.08		$15.49		$31.85		$232.91		$50.92		$71.77		$80.18		$67.95
Other	0	0	0		0		0		0		1.08		5.89		14.17		0		0		(3.00)
Capital gain	0	0	36.67		1.00		0		0		0		43.47		217.18		0		(4.14)		0
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	0	60.60	81.02		51.16		18.12		30.17		45.33		5.08		67.41		114.82		91.47		71.42
— Return of capital	0	0	0		30.66		64.78		53.03		20.86		56.14		0		101.98		0		6.58
Source (on cash basis):
— Sales	0	0	0		0		0		0		0		0		0				0		0
— Refinancing	0	0	0		0		0		10.46		0		0		0				0		0
— Operations	0	60.60	81.02		81.82		82.90		72.74		66.19		61.22		67.41		216.80		91.47		78.00
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	N/A		100%		99.86%		99.70%		99.70%		97.86%		83.50%		73.82%		73.16%		73.16%

TABLE III (8 of 15)
Operating Results of Prior Programs
     Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PROGRAMS. MORTGAGE FINANCING FOR THE CPA® PROGRAMS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PROGRAMS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:8

	1988	1989	1990	1991		1992		1993	1994		1995		1996		1997

Gross Revenues	$2,877,969	$11,744,379	$14,120,755	$14,396,115		$15,176,928		$18,060,581	$18,804,769		$19,886,284		$16,207,400	(5)	$14,927,898
Gain (loss) on sale of properties	N/A	N/A	N/A	1,736	(1)	N/A		N/A	N/A		N/A		21,697	(6)	N/A
Other	N/A	N/A	N/A	N/A		(51,219	)(2)	21,111	(83,436)		(62,359	)(4)	1,239,400	(4)	738,979	(7)
Extraordinary charge	N/A	N/A	N/A	N/A		N/A		N/A	(120,000	)(3)	N/A		N/A		N/A
Less:
Operating expenses	322,625	934,022	912,831	1,214,634		2,227,334		4,151,151	4,445,083		3,774,470		1,242,655		1,918,771
Interest expense	939,460	4,871,609	6,917,234	7,095,848		6,943,303		6,737,293	6,266,275		5,799,127		5,232,928		4,543,266
Depreciation	214,618	877,918	1,204,389	1,490,532		1,642,518		1,935,624	1,997,946		1,912,503		1,539,737		1,325,929
Minority Interest	N/A	N/A	N/A	N/A		N/A		N/A	N/A		N/A		N/A		N/A
Net Income-GAAP Basis	1,401,266	5,060,830	5,086,301	4,596,837		4,312,554		5,257,624	5,892,029		8,337,825		9,453,177		7,878,911
Taxable Income (Loss):
— from operations	1,043,085	3,268,042	2,910,667	2,819,692		3,009,471		5,060,536	4,565,116		7,475,178		7,792,097		6,578,096
— from gain on sale	50,641	0
— from other	0	0	0	1,736	(1)	(17,110	)(2)	0	0		0		0		0
— from extraordinary charge	0	0	0	0		0		0	0		0		0		0
Cash generated from operations	1,697,043	5,752,461	6,303,966	6,285,116		6,321,159		8,376,844	8,627,436		10,271,234		10,947,671		9,261,145
Cash generated from sales	0	0	0	7,991	(1)	0		0	0				154,499		0
Cash generated from refinancing	0	0	0	0		0		0	0		0		0		0
Cash generated from other	0	0	0	0		16,408	(2)	253,858	289,805		282,992	(4)	161,795	(4)	366,663
Cash generated from operations, sales, refinancing and other	1,697,043	5,752,461	6,303,966	6,293,107		6,337,567		8,630,702	8,917,241		10,554,226		11,263,965		9,627,808
Less: Cash distribution to investors:
— from operating cash flow	728,786	5,575,793	6,165,188	6,225,409		6,285,600		6,327,785	6,357,899		6,413,927		6,549,558		7,357,886
— from sales and refinancing	0	0	0	0		0		0	0		0		0		0
Cash generated (deficiency) after cash distributions	968,257	176,668	138,778	67,698		51,697		2,302,917	2,559,342		4,140,299		4,714,407		2,269,922
Less: Special items	0	0	0	0		0		0	0		0		0		0
Cash generated (deficiency) after cash distributions and special items	968,257	176,668	138,778	67,698		51,697		2,302,917	2,559,342		4,140,299		4,714,407		2,269,922
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$16.97	$43.41	$38.67	$37.46		$39.98		$67.23	$60.64		$99.55		$103.77		$87.60
Other	0	0	0	0.02	(1)	(0.23	)(2)	0	0		0		0		0
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	20.91	67.23	67.57	61.07		57.29		69.84	78.27		85.34		87.22		97.99
— Return of capital	0	6.84	14.33	21.63		26.21		14.22	6.19		0		0		0
Source (on cash basis):
— Sales	0	0	0	0		0		0	0		0		0		0
— Refinancing	0	0	0	0		0		0	0		0		0		0
— Operations	20.91	74.07	81.90	82.70		83.50		84.06	84.46		85.34		87.22		97.99
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	100%	99.99%		99.99%		99.99%	97.69%		97.69%		97.25%		97.25%

TABLE III (9 of 15)
Operating Results of Prior Programs
        Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PROGRAMS. MORTGAGE FINANCING FOR THE CPA® PROGRAMS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PROGRAMS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:9

	1989	1990	1991		1992	1993	1994		1995		1996		1997

Gross Revenues	$2,543,943	$10,284,029	$12,514,907		$12,280,669	$12,216,612	$11,612,360		$11,946,610		$12,074,578		$11,986,186
Gain (loss) on sale of properties	N/A	N/A	1,731	(1)	N/A	N/A	N/A		N/A		45,066	(11)	N/A
Other	N/A	N/A	N/A		N/A	658,052	669,020		(535,337	)(6)	658,416	(9)	687,423 (9)
Impairment charge													N/A
Extraordinary charge	N/A	N/A	N/A		N/A	N/A	(480,000	)(4)	N/A		N/A		N/A
Less:
Operating expenses	432,917	808,315	887,820		1,308,664	963,533	949,925		998,762		564,905		1,415,642
Interest expense	1,122,585	5,063,322	6,631,202		6,425,597	6,347,577	5,726,296		5,525,604		5,360,760		5,121,709
Depreciation	29,901	1,141,461	1,697,599		1,697,599	1,697,599	1,697,599		1,697,599		1,677,253		1,450,319
Minority Interest	N/A	N/A	N/A		N/A	N/A	N/A		N/A		N/A		0
Net Income-GAAP Basis	958,540	3,270,931	3,300,017		2,848,809	3,865,955	3,427,560		3,189,308		5,175,142		4,685,939
Taxable Income (Loss):
— from operations	710,320	2,624,917	2,816,278		2,612,003	3,316,011	3,030,197		3,805,214		4,431,434		4,410,918
— from gain on sale											106,024		(1,037,083)
— from other	0	0	1,731	(1)	0	0	0		0		0		0
— from extraordinary charge	0	0	0		0	0	0		0		0		0
Cash generated from operations	1,784,343	3,895,420	5,662,385		5,211,896	5,906,190	5,807,477		5,921,560		6,162,302		6,568,323
Cash generated from sales	0	0	1,897		0	522,878	0		0		324,126	(11)	0
Cash generated from refinancing	0	0	0		0	0	0		0		0		0
Cash generated from other	0	0	0		0	0	484,044		463,274	(7)	388,329	(7)	350,364
Cash generated from operations, sales, refinancing and other	1,784,343	3,895,420	5,664,282		5,211,896	6,429,068	6,291,521		6,384,834		6,874,757		6,918,687
Less: Cash distribution to investors:
— from operating cash flow(3)	551,330	4,802,863	5,476,956		5,526,795	5,562,850	5,589,709		5,616,322		5,643,736		6,779,152
— from sales and refinancing	0	0	0		0	0	0		0		0		0
Cash generated (deficiency) after cash distributions	1,233,013	(907,443)	187,326		(314,899)	866,218	701,812		768,512		1,231,021		139,535
Less: Special items	0	0	0		0	0	0		0		0		0
Cash generated (deficiency) after cash distributions and special items	1,233,013	(907,443)	187,326		(314,899)	866,218	701,812		768,512		1,231,021		139,535
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$12.64	$39.38	$42.30		$39.24	$49.81	$45.51		$57.16		$66.56		$66.25
Capital gain											0		(15.58)
Other	0	0	0.03	(1)	0	0	0		0		0		0
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	20.12	49.07	49.57		42.79	58.07	51.48		47.90		77.73		70.38
— Return of capital	0	22.98	32.65		40.23	25.49	32.48		36.45		7.04		31.44
Source (on cash basis):
— Sales	0	0	0		0	0	0		0		0		0
— Refinancing	0	0	0		0	0	0		0		0		0
— Operations	20.12	72.05	82.22		83.02	83.56	83.96		84.35		84.77		101.82
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	99.99%		99.99%	99.99%	99.99%		99.99%		92.90%		92.90%

TABLE III (10 of 15)
Operating Results of Prior Programs
     Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PROGRAMS. MORTGAGE FINANCING FOR THE CPA® PROGRAMS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PROGRAMS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:10

	1990	1991	1992		1993		1994		1995		1996		1997		1998		1999		2000		2001		2002(23)

Gross Revenues	$1,783,676	$11,169,869	$14,547,882		$16,128,694		$16,386,307		$16,131,750		$15,505,748		$14,665,622		$14,462,401		$15,526,311		$14,557,170		$15,405,635		$4,664,049
Gain (loss) on sale of properties	N/A	N/A	N/A		N/A		1,177,284	(5)	N/A		1,051,823	(13)	(362,038	)(14)(16)	N/A		124,155	(18)	22,750	(20)	1,048,344	(22)	—
Other	N/A	N/A	1,342,086	(9)	1,478,086	(9)	1,529,736	(9)	1,595,406	(9)	1,718,797	(9)	1,806,760	(9)	1,908,256	(9)	2,024,156	(9)	2,122,147	(9)	2,262,007	(9)	1,109,348 (9)
Impairment charge									(7,519,431	)(8)	(1,753,139	)(12)	N/A		N/A		(412,067	)(19)	(225,798	)(21)	N/A		—
Extraordinary (loss) gain	N/A	N/A	N/A		N/A		(253,902)						3,850,490	(15)	1,638,375	(17)	N/A		N/A		N/A		—
Less:
Operating expenses	393,287	1,358,840	2,241,255		2,511,268		2,894,710		2,887,021		3,030,780		3,277,006		3,719,149		3,712,518		3,441,002		3,952,990		1,088,033
Interest expense	711,223	5,190,535	7,460,861		8,082,223		8,151,222		8,310,440		7,911,209		6,467,266		6,130,144		5,811,680		5,562,331		4,985,075		1,518,786
Depreciation	230,176	1,242,512	1,756,126		1,944,589		1,945,769		1,967,631		2,007,557		2,023,890		2,043,223		2,024,367		2,336,787		2,295,763		725,782
Minority Interest Income (Loss)	72,594	492,191	570,880		587,472		599,839		(1,881,218)		583,283		607,472		636,617		651,949		722,561		996,395		334,041
Net Income (Loss)-GAAP Basis	376,396	2,885,791	3,860,846		4,481,228		5,247,885		(1,076,149)		2,990,400		7,585,200		5,479,899		5,062,041		4,413,588		6,485,763		2,106,755
Taxable Income (Loss):
— from operations	452,075	2,917,417	3,066,872		2,697,330		2,618,952		3,329,594		3,529,835		4,281,656		5,169,310		5,174,563		3,595,923		4,277,405		1,202,595
— from gain (loss) on sale					0		823,905		447,991		129,811		211,300		0		(1,138,289)		(447,477)		1,016,961
— from other	0	0	0		0				—				0		0		0		0
— from extraordinary charge	0	0	0		0		0		—		0		0		0		0		0
Cash generated from operations	496,208	4,840,317	6,071,495		6,284,822		6,311,466		6,263,624		7,452,036		7,266,779		7,067,653		7,979,497		6,681,365		8,481,992		3,198,376
Cash generated from sales	0	0	0		0		0		5,122,501	(10)	13,733,825		1,480,259	(14)	N/A		2,471,355	(19)	22,750		8,055,093	(22)
Cash generated from refinancing	0	0	0		0		0		0		0		0		0		0		26,000,000				—
Cash generated from other	0	0	0		0		0		0		0		0		0		0
Cash generated from operations, sales, refinancing and other	496,208	4,840,317	6,071,495		6,284,822		6,311,466		11,386,125		21,185,861		8,747,038		7,067,653		10,450,852		32,704,115		16,537,085		3,198,376
Less: Cash distribution to investors:
— from operating cash flow(3)	0	4,266,821	5,860,479		5,916,386		5,950,669		5,975,481		5,981,514		5,294,000		5,231,589		5,419,330		5,430,463		5,452,082		6,240,616
— from sales and refinancing	0	0	0		0		0		0		0		0		0		0		0				—
Cash generated (deficiency) after cash distributions	496,208	573,496	211,016		368,436		360,797		5,410,644		15,204,347		3,453,038		1,836,064		5,031,522		27,273,652		11,085,003		(3,042,240)
Less: Special items	0	0	0		0		0		0		0		0		0		0		0
Cash generated (deficiency) after cash distributions and special items	496,208	573,496	211,016		368,436		360,797		5,410,644		15,204,347		3,453,038		1,836,064		5,031,522		27,273,652		11,085,003		(3,042,240)
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$9.00	$46.00	$42.00		$37.00		$36.00		$47.00		$49.00		$59.00		$70.00		$40.00		$41.00		$57.00		—
Capital gain					0.00		11.00		6.00		0		3.00		0		14.00		0		13.00
Nontaxable distributions	0	33.00	39.00		45.00		35.00		30.00		34.00		11.00		1.00		17.00		30.00		2.00		82.00
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	N/A	45.00	53.00		62.00		73.00		0.00		41.00		73.00		70.00		66.42		57.91		72.00		28.00
— Return of capital	N/A	34.00	28.00		20.00		9.00		83.00		42.00		0.00		0.00		4.58		13.09				54.00
Source (on cash basis):
— Sales	N/A	0	0		0		0		0		0		0		0		0		0		—		—
— Refinancing	N/A	0	0		0		0		0		0		0		0		0		0		—		—
— Operations	N/A	79.00	81.00		82.00		82.00		83.00		83.00		73.00		70.00		71.00		71.00		72.00		82.00
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	N/A		100%		93.93%		93.93%		82.27%		81.45%		81.45%		80.12%		79.84%		74.92%		74.92%

TABLE III (11 of 15)
Operating Results of Prior Programs
     Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PROGRAMS. MORTGAGE FINANCING FOR THE CPA® PROGRAMS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PROGRAMS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CIP®

	1991	1992		1993		1994		1995		1996		1997		1998		1999		2000		2001		2002		2003		2004(50)

Gross Revenues	$32,827	$3,500,817		$16,216,555		$24,136,798		$27,231,613		$30,501,011		$32,202,420		$32,457,661		$37,676,675		$39,162,245		$39,931,280		$47,561,148		$54,185,343		$36,887,207
Gain (loss) on sale of properties				N/A		1,535,763	(2)	0		(7,630	)(6)	(343,963	)(8)(10)	N/A		361,704	(15)	24,269	(18)	1,048,335	(23)	1,836,226		0		29,014,204	(49)
Other	59,270	1,432,629		2,305,086		2,048,560		3,419,330	(4)	4,351,242	(4)(7)	3,752,947	(4)	4,442,711	(11)	5,470,901	(11)	5,442,040	(11)	5,637,686	(11)	9,610,235	(11)	12,265,960	(11)	8,402,916	(11)
Unrealized gains																		—		2,128,000	(24)	(2,128,000	)(29)	922,512	(35)	(177,057	)(47)
(Charge) gain on extinguishment of debt				N/A		N/A		(401,269	)(3)	(275,000	)(3)	427,448	(9)	1,638,375	(12)	0				—		(3,145,089	)(30)	(481,356	)(36)	(137,438	)(48)
Impairment charge										(1,753,455)				N/A		(402,753	)(17)	(143,919	)(19)	(2,300,000	)(26)			(5,412,168	)(37)
Discontinued operations		247,790	(32)	331,772	(32)	748,516	(32)	770,907	(32)	731,582	(32)	709,168	(32)	716,278	(32)	219,308	(32)	100,547(32)		(1,880,256	)(32)	(2,345,861	)(32)	657,186	(32)	207,890	(32)
Less:
Operating expenses	207,640	1,633,547		3,442,321		4,474,127		5,640,755		6,008,688		7,878,378		8,206,616		9,539,891		9,278,981		10,049,869		13,323,285		14,575,655		34,787,628
Interest expense	22,790	1,281,813		6,488,616		10,493,574		12,996,676		13,745,401		13,664,622		13,019,711		13,540,217		14,232,684		13,490,736		16,622,316		18,973,319		11,833,277
Depreciation	9,799	249,163		931,653		1,426,879		2,406,131		2,880,938		3,345,323		3,487,744		4,567,487		4,863,777		4,782,713		5,894,437		6,943,867		4,624,077
Minority Interest				0		459,583		748,841		766,582		773,371		809,309		842,152		833,012		875,599		2,069,620		3,059,355		2,183,531
Net Income (Loss)- GAAP
Basis	(148,132)	2,016,713		7,990,823		11,615,474		9,228,178		10,146,141		11,086,326		13,731,645		14,836,088		15,376,728		15,366,128		13,479,601		18,585,281		20,769,209
Taxable Income (Loss):
— from gain on sale												81,144		0		1,219,341		(446,838)		1,016,952		(86,302)		(2,535,259)		38,148,859
— from operations	(148,132)	1,880,687		6,450,406		6,644,624		9,666,322		10,048,321		11,157,568		13,630,377		15,182,042		13,861,589		12,918,522		13,199,547		17,805,661		6,873,851
— from other				0		0		0		656,796		0		0		0
— from extraordinary charge				0		0		0		0		0		0		0						(1,211,596)		0
Cash generated from operations	73,399	2,913,159		10,717,806		12,086,809		13,008,549		15,885,655		15,487,202		18,608,041		22,586,212		24,730,585		23,916,088		25,599,411		33,576,448		(3,884,463)
Cash generated from sales				0		12,008,853		5,927,217	(5)	2,044,260	(6)	1,194,272	(8)	N/A		3,166,039	(15)	24,269		8,055,093		13,208,838		4,839,545		48,012,828
Cash generated from refinancing				0		160,000				—		—		0		0						41,371,682		4,508,262		0
Cash generated from other				0		0		2,003,099	(4)	835,243	(7)	—		0		0								—
Cash generated from operations, sales, refinancing and other	73,399	2,913,159		10,717,806		24,255,662		20,938,865		18,765,158		16,681,474		18,608,041		25,752,251		24,754,854		31,971,181		80,179,931		42,924,255		44,128,365
Less: Cash distribution to investors:
— from operating cash flow(1)		2,915,819		8,122,156		11,358,858		11,452,669		12,488,221		13,681,539		14,957,641		17,714,500		18,187,256		18,550,352		20,876,834		23,890,663		18,299,862
— from sales and refinancing				0		0		0		0												—
Cash generated (deficiency) after cash distributions	73,399	(2,660)		2,595,650		12,896,804		9,486,196		6,276,937		2,999,935		3,650,400		8,037,751		6,567,598		13,420,829		59,303,097		19,033,592		25,828,503
Less: Special items				0		0				0		0		0		0		—		—		—
Cash generated (deficiency) after cash distributions and special items	73,399	(2,660)		2,595,650		12,896,804		9,486,196		6,276,937		2,999,935		3,650,400		8,037,751		6,567,598		13,420,829		59,303,097		19,033,592		25,828,503
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$(85.00)	$34.00		$52.00		$55.00		$53.00		$65.76		$67.16		$74.56		$70.00		$61.00		$59.00		$48.00		$55.00		$40.45
Capital Gain		19.00						7.00		3.99		—		—		6.00		—		50.00						125.77
Nontaxable distributions				22.00		25.00		21.00		11.95		15.04		7.95		7.00		22.00		20.00		37.00		30		212.58
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income		31.00		65.00		80.00		65.00		64.05		66.39		72.32		68.00		70.00		70.00		52.00		66		0.73
— Return of capital		22.00		9.00		—		16.00		17.65		15.81		10.19		15.00		13.00		14.00		33.00		19		378.07
Source (on cash basis):
— sales				0		0		0		0		0		0		—						—		0		378.80
— Refinancing				0		0		0		0		0		0		—						—		0		—
— operations		53.00		74.00		80.00		81.00		81.70		82.20		82.51		83.00		83.00		84.00		85.00		85		—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A		N/A		N/A		N/A		N/A		N/A		N/A		N/A		N/A		96.57%		93.72%		92.35%		90.34%

TABLE III (12 of 15)
Operating Results of Prior Programs
     Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PROGRAMS. MORTGAGE FINANCING FOR THE CPA® PROGRAMS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PROGRAMS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:12

	1993	1994	1995		1996		1997		1998		1999		2000		2001		2002		2003		2004

Gross Revenues	$0	$357,625	$3,333,024		$7,773,061		$17,378,584		$27,724,749		$34,123,964		$39,539,670		$40,168,995		$40,333,430		$40,536,447		$41,543,738
Gain (loss) on sale of properties							0		N/A		2,308,555	(16)	2,440,282	(20)	8,863,709	(25)	—		1,746,646	(37)	—
Other	2,558	662,273	1,983,613	(11)	3,915,494	(11)	5,782,169	(11)	4,704,433		4,871,628	(11)	8,440,858	(11)	5,766,074	(11)	7,791,773(11)		10,588,706	(11)	12,838,621	(11)
Charge on extinguishment of debt			0						(379,246	)(13)	0		0				(2,245,111	)(33)	0		—
Unrealized gains															1,123,500	(24)	(446,541	)(24)	619,701	(38)	1,259,239	(38)
Impairment charge		0			N/A						0		0				—		—		—
Discontinued operations					1,181,140	(41)	2,866,604	(41)	(1,738,783	)(41)	2,395,487	(41)	2,774,821	(41)	2,996,285	(41)	3,468,473(41)		2,326,197	(41)	(703,937	)(41)
Less:
Operating expenses	5,211	900,393	1,551,098		2,791,267		5,073,878		6,531,081		7,666,104		9,083,148		10,289,417		10,738,173		12,080,764		10,772,390
Interest expense		147,256	1,260,189		2,924,481		5,502,045		7,308,715		9,337,792		11,136,259		12,469,206		13,168,117		13,748,423		13,253,474
Depreciation			390,307		943,746		2,647,818		4,772,448		5,781,571		6,761,100		6,818,912		6,871,368		6,960,324		7,105,654
Minority Interest									0		1,043,103		1,205,530		1,393,297		1,473,948		1,527,601		1,735,964
Net Income (Loss) — GAAP
Basis	(2,653)	(27,751)	2,115,043		6,210,201		12,803,616		11,698,909		19,871,064		25,009,594		27,947,731		16,650,418		21,500,585		22,070,179
Taxable Income (Loss):
— from gain on sale					0		6,900		0		2,308,555		0				14,134,721		1,358,321		2,268,391
— from operations	(2,653)	390,164	2,377,198		5,670,787		15,389,092		15,794,247		16,530,484		23,017,661		12,879,863				19,872,673		13,227,479
— from other	0	0											0
— from extraordinary charge					0						0						(1,284,509)
Cash generated from operations	2,807	591,308	3,661,087		7,747,104		19,955,591		21,781,298		27,259,506		29,952,623		26,570,694		28,575,029		28,978,792		27,528,515
Cash generated from sales					0				N/A		1,767,389	(16)	15,751,800				2,836,800		1,971,594		12,615,124
Cash generated from refinancing									7,042,051		0						35,092,049		0
Cash generated from other									0		0
Cash generated from operations, sales, refinancing and other	2,807	591,308	3,661,087		7,747,104		19,955,591		28,823,349		29,026,895		45,704,423		26,570,694		66,503,878		30,950,386		40,143,639
Less: Cash distribution to investors:
— from operating cash flow(1)		288,882	2,350,687		6,779,669		15,081,819		21,781,298		23,267,781		23,435,295		24,204,541		24,692,005		24,960,192		25,172,161
— from sales and refinancing					0		0		1,246,392		0		0				—
Cash generated (deficiency) after cash distributions	2,807	302,426	1,310,400		967,435		4,873,772		5,795,659		5,759,114		22,269,128		2,366,153		41,811,873		5,990,194		14,971,478
Less: Special items					0				0		0		0				—
Cash generated (deficiency) after cash distributions and special items	2,807	302,426	1,310,400		967,435		4,873,772		5,795,659		5,759,114		22,269,128		2,366,153		41,811,873		5,990,194		14,971,478
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$(0.13)	$30.00	$76.00		$68.00		$81.00		$56.00		$56.00		$76.00		$44.00		$43.00		$72.00		$46
Capital Gain							0		0		9.00		4.00
Nontaxable distributions					12.00		0		25.00		16.00		2.00		38.00		39.00		11		31
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	N/A	—	53.00		60.00		60.00		41.00		69.00		82.00		82.00		55.00		71		72
— Return of capital		30.00	23.00		20.00		21.00		40.00		12.00						27.00		12		11
Source (on cash basis):
— Sales									0		0		0				—		0
— Refinancing									4.00		0		0				—		0
— Operations	N/A	30.00	76.00		80.00		81.00		77.00		81.00		82.00		82.00		82.00		83		83
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	N/A		N/A		N/A		N/A		100%		97.17%		93.42%		93.59%		93.88%		93.69%

TABLE III (13 of 15)
Operating Results of Prior Programs
      Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PROGRAMS. MORTGAGE FINANCING FOR THE CPA® PROGRAMS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PROGRAMS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:14

	1997	1998		1999		2000		2001		2002		2003		2004

Gross Revenues		$1,296,441		$7,332,507		$36,472,505		$64,214,954		$110,138,529		$127,424,037		$130,237,136
Gain (loss) on sale of properties	$—					(303,899	)(21)	(346,482	)(28)	—		348,613	(40)	1,357,174	(40)
Other		933,959	(11)	5,591,350	(11)	9,163,671	(11)	6,213,317	(11)	7,589,518	(11)	14,622,767	(11)	15,542,849	(11)
Unrealized gain				0		—		78,010	(24)	354,510	(24)	671,427	(42)	(637,667	)(42)
(Charge) gain on extinguishment of debt						—		—						—
Impairment charge				0		(2,462,400	)(22)	(3,810,000	)(27)	—		(3,102,686	)(43)	—
Discontinued operations						410,506	(34)	476,116	(34)	690,842	(34)	179,357	(34)	184,469	(34)
Less:
Operating expenses	12,255	975,410		2,764,738		6,639,858		13,551,496		20,965,134		29,390,130		28,714,423
Interest expense		20,745		1,352,113		6,574,390		22,080,999		45,191,280		52,721,775		53,798,943
Depreciation		175,977		976,618		4,234,247		12,525,024		20,627,484		22,721,772		23,425,574
Minority Interest				152,219		4,075,339		291,495		1,723,566		1,489,133		1,804,916
Net Income (Loss) — GAAP Basis	(12,255)	1,058,268		7,678,169		21,756,549		18,376,901		30,265,935		33,820,705		38,940,105
Taxable Income (Loss):
— from gain on sale				0		(270,769)		(2,664,443)		745,691		13,035		(51,800)
— from operations		1,477,386		8,216,115		25,379,016		20,628,347		22,876,314		35,465,740		38,048,879
— from other				0		—		—		—		—
— from extraordinary charge				0		—		—		—		—
Cash generated from operations	—	1,706,324		8,801,121		26,689,149		53,275,503		60,569,392		59,409,878		70,589,625
Cash generated from sales				0		1,104,340		2,903,486		5,997,781		0
Cash generated from refinancing				0								0		—
Cash generated from other				0
Cash generated from operations, sales, refinancing and other	—	1,706,324		8,801,121		27,793,489		56,178,989		66,567,173		59,409,878		70,589,625
Less: Cash distribution to investors:
— from operating cash flow(1)		1,324,348		9,781,253		21,466,303		32,811,085		48,580,869		50,173,428		50,973,314
— from sales and refinancing				0						—
Cash generated (deficiency) after cash distributions		381,976		(980,132)		6,327,186		23,367,904		17,986,304		9,236,450		19,616,311
Less: Special items				0		—		—		—
Cash generated (deficiency) after cash distributions and special items	—	381,976		(980,132)		6,327,186		23,367,904		17,986,304		9,236,450		19,616,311
Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary income (loss)	$(0.06)	$31.00		$55.00		$66.00		$44.00		$36.00		$57.00		$57
Capital Gain				—						1.00
Nontaxable distributions				10.00				27.00		38.00		19		19
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	—	25.00		39.00		60.00		36.00		45.00		51		58
— Return of capital	—	6.00		26.00		6.00		35.00		30.00		25		18
Source (on cash basis):
— Sales				—						—		—
— Refinancing				—						—		—
— Operations	—	31.00		65.00		66.00		71.00		75.00		76		76
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)		100%		100%		99.77%		99.26%		99.17%		99.20%		99.21%

TABLE III (14 of 15)
Operating Results of Prior Programs
      Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PROGRAMS. MORTGAGE FINANCING FOR THE CPA® PROGRAMS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PROGRAMS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

CPA®:15

2001*	2002	2003	2004

Gross Revenues	$0	$12,328,001	$77,700,884	$158,214,819
Gain (loss) on sale of properties	4,292,024	(44)	3,367,937	(40)
Other	2,659	(11)	2,764,239	(11)	11,642,824	(11)	13,356,027	(11)
Unrealized gains (losses)	1,637,931	(35)	2,100,481	(47)
Extraordinary (charge) gain	0	—
Impairment charge	(24,000,000	)(45)	—
Discontinued operations	209,097	(46)	1,362,259	(46)	(4,382,228	)(46)
Less:
Operating expenses	71,138	2,971,326	23,492,276	33,310,843
Interest expense	3,905,232	25,336,649	56,972,269
Depreciation	2,569,741	16,456,541	34,043,597
Minority Interest	88,113	2,703,038	9,444,748
Net Income (Loss) — GAAP Basis	(68,479)	5,766,925	4,647,418	38,885,579
Taxable Income (Loss):
— from gain (loss) on sale	3,432,787	5,209,348
— from operations	(68,479)	11,774,749	31,065,779	41,463,691
— from other	—
— from extraordinary charge	—
Cash generated from operations	(11,793)	13,332,697	55,536,399	90,721,281
Cash generated from sales	3,661,532	16,828,007
Cash generated from refinancing
Cash generated from other
Cash generated from operations, sales, refinancing and other	(11,793)	13,332,697	59,197,931	107,549,288
Less: Cash distributed to investors:
— from operating cash flow(1)	—	6,178,957	40,498,008	67,797,774
— from sales and refinancing
Cash generated (deficiency) after cash distributions	(11,793)	7,153,740	18,699,923	39,751,514
Less: Special items	—	—
Cash generated (deficiency) after cash distributions and special items	(11,793)	7,153,740	18,699,923	39,751,514
Tax and Distribution Data per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)	N/A	$45.00	$42.00	40
Capital gain	N/A	—	—	4
Nontaxable distributions	N/A	—	20	19
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	N/A	29.00	6	34
— Return of capital	N/A	16.00	56	29
Source (on cash basis):
— Sales
— Refinancing
— Operations	N/A	45.00	62	63
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	100%	99.54%

*	For the period from inception, February 26, 2001, to December 31, 2001.

TABLE III (15 of 15)
Operating Results of Prior Programs
      Table III includes information showing the start-up and operational phase of Prior Programs since December 31, 1979, the offerings of which have been closed. This Table is designed to provide the investor with information on the financial operations of such Prior Programs. The results shown in this Table are in all cases for years ended December 31. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PROGRAMS. MORTGAGE FINANCING FOR THE CPA® PROGRAMS MAY HEREAFTER OCCUR WHICH WOULD MAKE AVAILABLE ADDITIONAL FUNDS FOR INVESTMENT BY SUCH PROGRAMS. ANY ADDITIONAL INVESTMENTS COULD SIGNIFICANTLY ALTER CERTAIN OF THE INFORMATION PRESENTED IN THIS TABLE.

	CPA®:16

	2003*	2004

Gross Revenues	$—	$5,776,458
Gain (loss) on sale of properties		(174,225	)(40)
Other	9	4,628,209(11)
Unrealized gains (losses)		192,354(38)
Extraordinary (charge) gain		—
Impairment charge		—
Discontinued operations		—
Less:
Operating expenses	41,660	2,737,827
Interest expense		2,004,489
Depreciation		556,506
Minority Interest		—
Net Income (Loss) — GAAP Basis	(41,651)	5,123,974
Taxable Income (Loss):
— from gain (loss) on sale		226,159
— from operations	(41,655)	8,249,232
— from other
— from extraordinary charge
Cash generated from operations	(30,238)	7,583,511
Cash generated from sales		—
Cash generated from refinancing		—
Cash generated from other		—
Cash generated from operations, sales, refinancing and other	(30,238)	7,583,511
Less: Cash distributed to investors:
— from operating cash flow(1)	—	5,917,795
— from sales and refinancing		—
Cash generated (deficiency) after cash distributions	(30,238)	1,665,716
Less: Special items		—
Cash generated (deficiency) after cash distributions and special items	(30,238)	1,665,716
Tax and Distribution Data per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)	(208)	34
Capital gain	—	—
Nontaxable distributions	—	12
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	(208)	21
— Return of capital	—	25
Source (on cash basis):
— Sales		—
— Refinancing		—
— Operations	(208)	46
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	100%

*	For the period from inception, June 5, 2003, to December 31, 2003.

FOOTNOTES to CPA®:1

(1)	Results from the sale of a one acre portion of the land which was a part of the property net-leased to Varo, Inc. The net proceeds from the sale of this land were applied to repay a portion of the outstanding principal balance of the mortgage loan to CPA®:1 used to finance the acquisition of the Property.

(2)	Results from the sale of 11.37 acres of land which was a part of the property net-leased to the Gap Stores, Inc.

(3)	Represents loss on disposition of the 2400 Industrial Lane Property as a result of the transfer of the Partnership’s interest in the Property.

(4)	Represents write-down of the 2400 Industrial Lane Property.

(5)	Results from the sale of properties net-leased to Kobacker Stores, Inc.

(6)	Result of refinancing mortgage loan on property leased to the Gap Inc.

(7)	Results from the sale of the property net-leased to Winn-Dixie Stores, Inc.

(8)	For the years up to and including 1985, the figures for cash generated from operations were derived from the Statements of Changes in Financial Position, whereas for the years after 1985, the figures were derived from the Statements of Cash Flows in accordance with SFAS, No. 95. In determining Cash from Operations pursuant to the Statement of Cash Flows, the effects of changes primarily in accrued liabilities, receivables and other assets are taken into account but other items such as principal amortization of loans are not included. Cash from operations pursuant to the Statement of Changes in Financial Position includes the effect of loan amortization, but excludes the effects of changes in accrued liabilities, receivables and other assets.

(9)	To the extent “cash distribution to investors from operating cash flow” exceeds “cash generated from operations” in any given year, such excess represents the distribution of cash generated from partnership operations in prior years that has not previously been distributed.
FOOTNOTES to CPA®:2

(1)	Results from the sale of 3,441 square feet of land net-leased to G.D. Searle & Co. and sale of the property net-leased to General Refractories Company.

(2)	Represents unamortized balance of deferred charges in connection with refinancing of mortgage loans on properties leased to Heekin Can Inc., Paper Corporation of America and Gibson Greeting Cards, Inc.

(3)	For the years up to and including 1985, the figures for cash generated from operations were derived from the Statements of Changes in Financial Position, whereas for the years after 1985, the figures were derived from the Statements of Cash Flows in accordance with SFAS No. 95. In determining Cash from Operations pursuant to the Statement of Cash Flows, the effects of changes primarily in accrued liabilities, receivables and other assets are taken into account but other items such as principal amortization of loans are not included. Cash from operations pursuant to the Statement of Changes in Financial Position includes the effect of loan amortization, but excludes the effects of changes in accrued liabilities, receivables and other assets.

(4)	To the extent “cash distribution to investors from operating cash flow” exceeds “cash generated from operations” in any given year, such excess represents the distribution of cash generated from partnership operations in prior years that has not previously been distributed.

(5)	Results from the sale of properties leased to Heekin Can, Inc.

(6)	In connection with the sale of the Heekin properties, CPA®:2 incurred an extraordinary charge upon paying off the related mortgage loan.

(7)	Results from the sale of property in Hammond, Louisiana leased to G.D. Searle and Company.

(8)	Represents write-down of the Moorestown, N.J. property.

(9)	Represents write-down of the Reno, Nevada property.
FOOTNOTES to CPA®:3

(1)	Results from the sale of properties net-leased to Commodities Corporation and Knudsen Corporation.

(2)	Represents unamortized balance of deferred charges in connection with refinancing of mortgage loan on property net-leased to Gibson Greeting Cards, Inc. and pay-off of mortgage loan on property net-leased to The Leslie Fay Company.

(3)	For the years up to and including 1985, the figures for cash generated from operations were derived from the Statements of Changes in Financial Position, whereas for the years after 1985, the figures were derived from the Statements of Cash Flows in accordance with SFAS. No. 95. In determining Cash from Operations pursuant to the Statement of Cash Flows, the effects of changes primarily in accrued liabilities, receivables and other assets are taken into account but other items such as principal amortization of loans are not included. Cash from operations pursuant to the Statement of Changes in Financial Position includes the effect of loan amortization, but excludes the effects of changes in accrued liabilities, receivables and other assets.

(4)	To the extent “cash distribution to investors from operating cash flow” exceeds “cash generated from operations” in any given year, such excess represents the distribution of cash generated from partnership operations in prior years that has not previously been distributed.

(5)	Represents deposit received from Leslie Fay Co. in the amount of $8,533,614 for partial payment due under a purchase option for property it leases in Wilkes Barre, Pennsylvania. $3,333,333 of this amount was distributed to partners in July 1992.

(6)	Represents write-down of the Moorestown, N.J. property.

(7)	Represents write-down of the Reno, Nevada property.

(8)	Represents write-down of the Leslie Fay property to net sales proceeds.

(9)	Results of settlement with Leslie Fay.

(10)	Represents sales proceeds of property in Wilkes Barre, Pennsylvania.
FOOTNOTES to CPA®:4

(1)	Results from the sale of properties net-leased to Knudsen Corporation.

(2)	Represents writedown of Beaumont, Texas property, formerly net-leased to Gulf Consolidated Services, Inc.

(3)	Represents gain on restructuring of debt on Beaumont, Texas property formerly net-leased to Gulf Consolidated Services, Inc.

(4)	Represents prepayment charge resulting from refinancing of the original loan for property net-leased to Simplicity Manufacturing, Inc.

(5)	Represents prepayment charge resulting from refinancing of the original loan for property net-leased to Brodart Co.

(6)	For the years up to and including 1985, the figures for cash generated from operations were derived from the Statements of Changes in Financial Position, whereas for the years after 1985, the figures were derived from the Statements of Cash Flows in accordance with SFAS No. 95. In determining Cash from Operations pursuant to the Statement of Cash Flows, the effects of changes primarily in accrued liabilities, receivables and other assets are taken into account, but other items such as principal amortization of loans are not included. Cash from operations pursuant to the Statement of Changes in Financial Position includes the effect of loan amortization, but excludes the effects of changes in accrued liabilities, receivables and other assets.

(7)	Represents acquisition of hotel operations for a property formerly leased to Integra-A Hotel and Restaurant Company.

(8)	To the extent “cash distribution to investors from operating cash flow” exceeds “cash generated from operations” in any given year, such excess represents the distribution of cash generated from partnership operations in prior years that has not previously been distributed.

(9)	Represents extinguishment of debt on the property located in Beaumont, Texas.

(10)	Results from sale of property net-leased to Genesco, Inc.

(11)	Includes equity income and net hotel operating results for 1996.

(12)	Results from the exchange of a hotel property in Kenney, Louisiana for an investment in American General Hospitality Operating Partnership L.P.

(13)	Represents writedown of the property net-leased to Simplicity Manufacturing, Inc.

(14)	Represents equity income for 1997.
FOOTNOTES to CPA®:5

(1)	Represents sale of Buffalo, New York property formerly net-leased to Williams Hand Tool, Inc.

(2)	Represents exchange of property net-leased to Industrial General Corporation.

(3)	Represents prepayment charge resulting from refinancing of the original loan for property net-leased to Pace Membership Warehouse, Inc.

(4)	Represents write-down of Buffalo, New York property formerly net-leased to Williams Hand Tool, Inc.

(5)	Represents acquisition of hotel operations for properties formerly leased to subsidiaries of Landmark Hotel Corporation.

(6)	Results from the sale of a 3.0815 acre parcel of land which was a portion of the property net-leased to Industrial General Corporation.

(7)	Represents write-down of Columbus, Georgia property leased to Williams Hand Tool, Inc.

(8)	Represents a gain on release of mortgage escrow funds and related interest income earned in the escrow reserve accounts for the hotel properties located in Alpena and Petoskey, Michigan.

(9)	Represents disposition of Columbus, Georgia property formerly leased to Williams Hand Tool, Inc. and sale of a parcel of land in Elyria, Ohio formerly leased to Industrial General Corporation.

(10)	For the years up to and including 1985, the figures for cash generated from operations were derived from the Statements of Changes in Financial Position, whereas for the years after 1985, the figures were derived from the Statements of Cash Flows in accordance with SFAS No. 95. In determining Cash from Operations pursuant to the Statement of Cash Flows, the effects of changes primarily in accrued liabilities, receivables and other assets are taken into account but other items such as principal amortization of loans are not included. Cash from operations pursuant to the Statement of Changes in Financial Position includes the effect of loan amortization, but excludes the effects of changes in accrued liabilities, receivables and other assets.

(11)	To the extent “cash distribution to investors from operating cash flow” exceeds “cash generated from operations” in any given year, such excess represents the distribution of cash generated from partnership operations in prior years that has not previously been distributed.

(12)	Results from the settlement and lease termination agreement for the hotel properties in Michigan.

(13)	Represents write-down of the preferred stock investment and the estimated residual value of the South Boston and Kenbridge, Virginia properties.

(14)	Results from sale of the Tampa, Florida and the Forrest City, Arkansas properties.

(15)	Represents the extinguishment of debt on the Tampa, Florida property and properties located in Gordonsville, Virginia and North Bergen, NJ.

(16)	Results from sale of properties in Bold Knob, Arkansas, Ballville, Ohio, Newburyport, Massachusetts, Gardensville, Virginia and North Bergen, New Jersey.

(17)	Represents the writedown of hotel property in Rapid City, South Dakota and the property on Elepia, Ohio; and writing off the note receivable and preferred stock of Rochester Butten Company.

(18)	Represents sale of property in Hodgkins, Illinois leased to GATX Logistics, Inc., property in Helena, Montana and a hotel property in Rapid City, South Dakota.

(19)	Represents write-down of hotel property in Rapid City, South Dakota. A special distribution of $792,400 was declared and paid in January 1997.

(20)	Results from foreclosure on the properties net-leased to Arley Merchandise Corporation.

(21)	Represents writedown of properties net-leased to Arley Merchandise Corporation.
FOOTNOTES to CPA®:6

(1)	Represents acquisition of hotel operations for properties formerly leased to subsidiaries of Landmark Hotel Corporation.

(2)	Represents unamortized balance of deferred charges in connection with the refinancing of the mortgage loan secured by a property leased to Martin Marrietta Corporation.

(3)	Represents acquisition of hotel operations for property formerly leased to Integra-A Hotel and Restaurant Company.

(4)	For the years up to and including 1985, the figures for cash generated from operations were derived from the Statements of Changes in Financial Position, whereas for the years after 1985, the figures were derived from the Statements of Cash Flows in accordance with SFAS No. 95. In determining Cash from Operations pursuant to the Statement of Cash Flows, the effects of changes primarily in accrued liabilities, receivables and other assets are taken into account, but other items such as principal amortization of loans are not included. Cash from operations pursuant to the Statement of Changes in Financial Position includes the effect of loan amortization, but excludes the effects of changes in accrued liabilities, receivables and other assets.

(5)	To the extent “cash distribution to investors from operating cash flow” exceeds “cash generated from operations” in any given year, such excess represents the distribution of cash generated from partnership operations in prior years that has not previously been distributed.

(6)	Represents gain on restructuring of debt on the property leased to Anthony’s Manufacturing Company, Inc.

(7)	Result from the sale of two properties leased to Autozone, Inc.
FOOTNOTES to CPA®:7

(1)	Results from the sale of approximately 10 acres of land which was a portion of the property net-leased to Emb-Tex Corporation.

(2)	Represents write-down of 10 properties formerly net-leased to Yellow Front Stores, Inc.

(3)	Represents the gain on the sale of securities of Mid-Continent Bottlers, Inc. and income from equity investments.

(4)	Results of the sale of .22 acres of land formerly part of a property located in Scottsdale, Arizona. See Table V.

(5)	Represents acquisition of hotel operations for property formerly leased to Integra-A Hotel and Restaurant Company.

(6)	To the extent “cash distribution to investors from operating cash flow” exceeds “cash generated from operations” in any given year, such excess represents the distribution of cash generated from partnership operations in prior years that has not previously been distributed.

(7)	Includes $200,364 of distributions paid to the Corporate General Partner attributable to 1991.

(8)	Results from sale of properties located in Travelers Rest, South Carolina and Phoenix, Arizona.

(9)	Represents write-down of the Jupiter and Plant City, Florida properties.

(10)	Results from sale of properties leased to Mid-Continent, Bottlers, Inc.

(11)	Represents write-down of properties located in Fredricksburg, Virginia and Jefferson, Georgia.

(12)	Represents an extraordinary gain upon extinguishment of the Yellow Front Stores, Inc. loan.

(13)	Result of sale of the Jupiter, Florida Property.

(14)	Represents writedown of Monte Vista, Colorado property.

(15)	Represents earnings from discontinued operations and loss from equity investments.

(16)	Represents cash distributed from equity investments.

(17)	Result of sale of property in Denham Springs, Louisiana leased to AutoZone, Inc. and a property in Monte Vista, Colorado formerly leased to Yellow Front Stores, Inc.

(18)	Represents writedown on properties net-leased to Swiss M-Tex, L.P.

(19)	Represents equity income for 1997.
FOOTNOTES to CPA®:8

(1)	Results from the sale of a parcel of land which was a portion of the property net-leased to Furon Company.

(2)	Represents acquisition of hotel operations for property formerly leased to Integra-A Hotel and Restaurant Company.

(3)	Results from the refinancing of property leased to Detroit Diesel Corporation.

(4)	Includes of equity income for 1993, 1994, 1995 and 1996 income (loss) and hotel operating results for 1996.

(5)	Results from the exchange of a hotel property in Kennes, Louisiana for an investment in American General Hospitality Operating Partnership L.P.

(6)	Results from the sale of two properties leased to Furon Company.

(7)	Represents equity income for 1997.
FOOTNOTES to CPA®:9 & CPA®:10

(1)	Results from the sale of a parcel of land which was a portion of the property net-leased to Furon Company.

(2)	Represents loan prepayment charge resulting from refinancing of loan secured by property located in Denton, Texas leased to Kmart Corporation.

(3)	To the extent “cash distribution to investors from operating cash flow” exceeds “cash generated from operations” in any given year, such excess represents the distribution of cash generated from partnership operations in prior years that has not previously been distributed.

(4)	Results from the refinancing of property leased to Detroit Diesel Corporation.

(5)	Results from sale of properties leased to Data Documents Inc. and the Pace Membership Warehouse, Inc.

(6)	Represents write-off of investment in Limited Partnership and income from Equity investments.

(7)	Represents cash distributions from Equity investments in excess of income.

(8)	Represents write-down of the Stamford, Connecticut property.

(9)	Results of Equity investments for 1993 through 2002.

(10)	Results of sale of Data Documents property.

(11)	Results from the sale of two properties leased to Furon Company.

(12)	Represents write-down of the Harvest Foods, Inc. properties.

(13)	Results from the sale of properties leased to Safeway Stores Incorporated, Empire of America Realty Credit Corp. and Best Buy Co., Inc.

(14)	Results from the sale of Enviro Works, Inc. securities, and the sale of properties formerly leased to Harvest Foods, Inc.

(15)	Results from the transfer of CPA®:10’s general partnership interest in Hope Street Connecticut to CPA®:9 and the extinguishment of debt on a first priority mortgage loan on properties formerly leased to Harvest Foods, Inc.

(16)	Results include subordinated disposition fees.

(17)	Results from the satisfaction of a subordinated mortgage note.

(18)	Results from the sale of Titan Corporation securities and the sale of properties formerly leased to Harvest Foods, Inc.

(19)	Represents writedown of a vacant property in Clarksdale, Mississippi.

(20)	Results from the sale of a vacant property in Clarksdale, Mississippi.

(21)	Represents a writedown of a vacant property in Texarkana, Arkansas.

(22)	Results from the sale of properties leased to Wal-Mart Stores, Inc.

(23)	Through April 30, 2002 at which time CPA®:10 was acquired by CIP®.

FOOTNOTES to CIP®, CPA®:12, CPA®:14, CPA®: 15 and CPA®: 16

(1)	To the extent “cash distribution to investors from operating cash flow” exceeds “cash generated from operations” in any given year, such excess represents the distribution of cash generated from partnership operations in prior years that has not previously been distributed.

(2)	Results from sale of property leased to Data Documents, Inc.

(3)	Result of refinancing mortgage loans on property leased to TBWA Chait/Day.

(4)	Results of Equity Investments for 1993, 1994, 1995 and 1996 income (loss) and cash distributed.

(5)	Results of Sale of Data Documents property.

(6)	Loss on sale of properties based to Safeway Stores, Incorporated.

(7)	Gain on sale of 22,500 Garden Ridge Corporation common stock warrants.

(8)	Results of sale of properties formerly leased to Harvest Foods, Inc.

(9)	Gain on the extinguishment of debt on a first priority mortgage loan on properties formerly leased to Harvest Foods, Inc.

(10)	Results include subordinated disposition fees.

(11)	Results of equity investments income (loss) and interest income.

(12)	Results from the satisfaction of a subordinated mortgage note.

(13)	Results from the prepayment of mortgage debt on the Etec Systems, Inc. properties.

(14)	Not used.

(15)	Results from the sale of Garden Ridge Corporation securities and the redemption of warrants that had been granted by Q Clubs, Inc.

(16)	Results from the sale of Etec Systems, Inc. stock, the redemption of warrants that had been granted by Q Clubs, Inc. and the sale of excess land at the Rheometric Scientific, Inc. property in Piscataway, New Jersey.

(17)	Represents writedown of a vacant property in Clarksdale, Mississippi.

(18)	Results from the sale of a vacant property in Clarksdale, Mississippi.

(19)	Represents a writedown of a vacant property in Texarkana, Arkansas.

(20)	Results from the sale of Texas Freezer Company Inc. securities and a sale of QMS, Inc. property.

(21)	Results from the sale of excess land at two properties.

(22)	Represents a writedown of Benjamin Ansehl Company property.

(23)	Results from sale of six properties leased to Wal-Mart Stores, Inc.

(24)	Unrealized gain (loss) on derivative instruments.

(25)	Results from sale of BAE Systems, Inc. property.

(26)	Results from writedown of Waban’s Inc. property.

(27)	Results from writedown of Burlington Motor Carriers, Inc. property.

(28)	Results from sale of former Benjamin Ansehl Company property.

(29)	Unrealized gain on derivative instruments and reversal of unrealized gain on warrants in connection with disposition.

(30)	Charge on the early extinguishment of mortgage loans in 2002 on properties leased to Best Buy, Inc., Garden Ridge Corporation, ShopRite Supermarkets, Inc., Childtime Childcare, Inc., Barnes & Noble, Inc., Hibbett Sporting Goods, Inc., Petsmart, Inc. and Waban, Inc.

(31)	Not used.

(32)	Income (loss) from discontinued operations for the years ended December 31, 1992 through 2004 represents the results for a property in Maple Heights, Ohio leased to Nicholson Warehouse which was sold in August 2004 and properties in Little Rock, Arkansas, Broken Arrow, Oklahoma and Austin, Texas which were sold in June 2002, April 2003 and October 2003, respectively. The reclassification for prior periods is in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets.”

(33)	Charge on the early extinguishment of mortgage loans in 2002 on properties leased to Best Buy, Inc., Garden Ridge Corporation, ShopRite Supermarkets, Inc. and Childtime Childcare, Inc.

(34)	Income from discontinued operations for the years ended December 31, 2000, 2001 and 2002 for a property in Greenville, Texas, formerly leased to Atrium Companies, Inc., which was sold in June 2002 and for a property in Valencia, California formerly leased to Stellex Technologies, Inc., for the years ended December 31, 2000 through 2004. The Valencia property has been sold.

(35)	Unrealized gains on foreign currency intercompany transactions scheduled for settlement.

(36)	Charge on the early extinguishment of a mortgage loan on the Electronic Data Systems Corporation property.

(37)	Results from writedown of Custom Foods Products, Inc.; Universal Technical Institute of Illinois, Inc. and Gloystarne, Inc. properties.

(38)	Unrealized gains on warrants and foreign currency intercompany transactions scheduled for settlement.

(39)	Not used.

(40)	Realized gains (losses) on settlement of foreign currency intercompany transactions.

(41)	Income from discontinued operations represents the results for a property in Hauppauge, New York formerly leased to Sentry Technology Corporation, a property in Newark, Delaware formerly leased to Lanxide Corporation and a property in Piscataway, New Jersey formerly leased to Rheometric Scientific, Inc. for the years ended December 31, 1996 through 2004, a property in San Leandro, California formerly leased to Scott Companies, Inc for the years ended December 31, 1997 through 2004 and for a property in Ashburn, Virginia leased to International Management Consulting, Inc. for the years ended December 31, 1998 through 2003. The Hauppauge and Ashburn properties have been sold.

(42)	Unrealized gains on warrants, derivative instruments and foreign currency intercompany transactions scheduled for settlement.

(43)	Results from writedown of Scott Companies, Inc. and NASCAR Technical Institute, Inc. properties.

(44)	Realized gains on sale of interests in the Medica-France, S.A. and Carrefour, S.A. properties and on settlement of foreign currency intercompany transactions.

(45)	Results from writedown of Fleming Companies, Inc. property.

(46)	Income from discontinued operations includes the results for a property in Miami, Florida formerly leased to Trends Clothing Corp. for the years ended December 31, 2002 through 2004, for the years ended December 31, 2003 and 2004 and the results for a property in Miami, Florida formerly leased to Transworld Center, Inc. Income from discontinued operations for the year ended December 31, 2004 also includes the results for a property in Rantoul, Illinois formerly leased to Bell Sports, Inc. which has been sold.

(47)	Unrealized gains on derivatives and foreign currency intercompany transactions scheduled for settlement.

(48)	Charge on the early extinguishment of mortgage loans on the Lucent Technologies, Inc. and Sears Logistics, Inc. properties in 2004.

(49)	Results from the sale of 17 properties to an affiliate, W.P. Carey & Co. LLC prior to CIP®’s merger with CPA®:15.

(50)	Through August 31, 2004 at which time CIP® was acquired by CPA®:15.

TABLE IV
Results of Completed Programs
      Table IV provides information on Prior Programs that have completed operations since January 1, 1993. THE INFORMATION PRESENTED IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE OPERATIONS OF THE COMPANY.

	CPA®:1	CPA®:2	CPA®:3	CPA®:4	CPA®:5	CPA®:6	CPA®:7	CPA®:8	CPA®:9	CPA®:10	CIP®

Dollar Amount Raised	$20,000,000	$27,500,000	$33,000,000	$42,784,000	$56,600,000	$47,930,000	$45,274,000	$67,749,000	$59,990,000	$72,050,000	$141,591,000
Number of Properties Purchased	24	19	17	12	36	54	53	47	33	70	104
Date of Closing of Offering	9/30/79	9/23/80	5/13/82	6/16/83	3/31/84	2/13/85	9/17/87	6/30/89	4/30/91	6/17/91	8/13/1993
Date of First Sale of Property	6/6/89	7/15/86	10/22/86	10/22/86	12/31/87	4/28/95	12/3/93	4/15/94	9/5/96	11/10/94	11/28/1994
Date of Final Sale of Property(1)(2)(3)	1/1/98	1/1/98	1/1/98	1/1/98	1/1/98	1/1/98	1/1/98	1/1/98	1/1/98	5/1/02	9/1/2004
Tax and Distribution Data per $1000 Investment Through Federal Income Tax Results:
Ordinary income (loss)	$547.51	$1,044.25	$1,844.85	$678.36	$300.55	$649.69	$629.58	$595.28	$418.85	$533.00	$649.93
— from operations	0.00	0.00	0.00	(0.33)	0.00	0.00	0.00	0.00	0.00	0	0
Capital Gain (loss)	$11.34	$858.72	$105.88	$109.97	$354.66	$0.00	$291.18	$0.00	$(15.58)	$47.00	$211.76
— Other	$0.00	$0.00	$0.00	$0.00	$43.48	$0.54	$21.14	$(0.21)	$0.03	$277.00	$431.52
Cash Distributions to Investors Source (on Gaap basis)
— Investment Income	765.68	2,069.50	2,115.01	1,405.10	928.11	1,017.83	636.60	692.73	467.11	640.97	770.49
— Return of Capital	1,517.49	1,524.35	1,832.07	1,591.09	1,136.70	1,509.79	1,441.83	1,480.42	1,281.36	287.91	562.72
Source (on Cash basis) — Sales	1,051.80	1,818.20	1,677.00	1,358.60	734.80	1,380.60	1,107.80	1,391.00	1,052.60	0.00	378.80
— Refinancing	0.00	0.00	0.00	0.00	0.00	0.00	10.46	0.00	0.00	0.00	0.00
— Operations	1,231.37	1,775.65	1,935.48	1,542.63	1,330.01	1,147.02	941.13	782.15	695.89	928.88	954.41
— Other	0.00	0.00	100.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
FOOTNOTES

(1)	Date of exchange of Partnership units for listed shares of Carey Diversified LLC.

(2)	Date of merger of CPA®:10 and CIP®. Shares of CPA®:10 were converted to shares of CIP®

(3)	Date of merger of CIP® and CPA®:15. Shares of CIP® were converted to shares of CPA®:15.

TABLE V
Sales or Dispositions of Properties as of December 31, 2004
      Table V provides information on the sales and dispositions of property held by Prior Programs since January 1, 2002. THE INFORMATION IN THIS TABLE SHOULD NOT BE CONSIDERED AS INDICATIVE OF THE POSSIBLE PERFORMANCE OF THE COMPANY. PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS WILL NOT HAVE ANY OWNERSHIP IN THE CPA® PARTNERSHIPS.

								Cost of Properties Including
			Selling Price net of Closing Costs and GAAP Adjustments					Closing and Soft Costs(1)

					Purchase					Total	Excess
					money	Adjustments				acquisition	(deficiency) of
			Cash		mortgage	resulting	Total			cost, capital	operating
			received net	Mortgage	taken	from	Proceeds	Original	Original	improvement	receipts over
	Date		of closing	balance at	back by	application	Received	Equity	mortgage	closing and	cash
Property	acquired	Date of sale	costs	time of sale	program	of GAAP	From Sale	Investment	financing	soft costs	expenditures(2)

Formerly Gould, Inc.(4)	12/23/1985	1/17/2002	3,318,858	0	0	None	3,318,858	4,379,455	0	4,379,455	5,395,429
General Cinema Corporation(5)	7/31/1986	1/18/2002	2,188,383	0	0	None	2,188,383	4,330,000	0	4,330,000	2,921,914
Formerly Emerson Electric Company(6)	4/9/1981	2/26/2002	3,326,564	0	0	None	3,326,564	3,264,862	0	3,264,862	6,600,594
Formerly Yellow Front Stores, Inc. (7)	1/29/1988	4/12/2002	1,618,938	0	0	None	1,619,047	1,049,538	1,447,200	2,496,738	1,771,544
		5/31/2002
		10/24/2002
Formerly DeVlieg Bullard, Inc.(8)	4/3/1986	5/30/2002	524,270	0	0	None	524,270	337,347	621,837	959,184	0	(3)
Affiliated Foods Southwest, Inc.(9)	2/21/1992	5/31/2002	297,452	0	0	None	297,452	136,589	213,411	350,000	183,507
Formerly Knudsen Corporation(10)	6/1/1983	6/20/2002	24,000,000	0	0	None	24,000,000	6,212,173	5,516,550	11,728,723	27,207,686
Atrium Companies Inc.(11)	11/18/1999	6/21/2002	3,524,768	1,987,192	0	None	3,524,768	1,182,144	2,009,263	3,191,407	245,592
Formerly Furon Company(12)	1/29/1990	7/1/2002	15,174,260	10,750,605	0	None	15,174,260	9,292,552	14,000,000	23,292,552	22,957,872
Formerly NVRyan LP(13)	3/31/1989	7/1/2002	650,716	0	0	None	650,716	473,580	701,600	1,175,180	687,569
Formerly Landmark Hotel Corporation(14)	1/30/1986	8/14/2002	2,878,267	0	0	None	2,878,267	1,000,000	7,500,000	8,500,000	8,950,363
Formerly ARC Automation Services, Inc.(15)	10/20/1983	10/1/2002	835,109	0	0	None	835,109	854,549	872,685	1,727,234	1,283,148
Waban Inc.(16)	6/29/1993	12/5/2002	803,433	5,939,818	0	None	6,743,251	2,750,000	7,000,000	9,750,000	1,852,960
Peerless Chain Company(17)	6/18/1986	2/6/2003	6,199,665	0	0	None	10,699,665	3,520,000	4,300,000	7,820,000	15,956,150
Formerly Mayfair Molded Products Corporation(18)	12/8/1988	3/17/2003	2,256,984	0	0	None	2,256,984	3,252,534	0	3,252,534	6,281,566
Hobby Lobby Stores, Inc.(19)	12/19/1991	4/14/2003	2,361,741	0	0	None	2,361,741	2,617,514	0	2,617,514	2,929,725
Formerly Yellow Front stores, Inc.(20)	1/29/1988	5/6/2003	365,871	0	0	None	365,871	388,718	536,000	924,718	441,008
Datcon Instrument Company(21)	11/10/1988	7/11/2003	4,929,250	0	0	None	4,929,250	2,550,000	3,050,000	5,600,000	6,414,374
Formerly Landmark Hotel Corporation(22)	3/6/1986	7/17/2003	4,008,026	0	0	None	4,008,026	1,000,000	7,500,000	8,500,000	4,824,674
General Cinema Corporation(23)	7/17/1985	8/4/2003	2,486,116	0	0	None	2,486,116	2,195,426	0	2,195,426	4,177,457
Penn Crusher Corporation(24)	8/8/1984	10/20/2003	3,798,047	0	0	None	3,798,047	2,850,661	0	2,850,661	7,752,177
Formerly Calcomp Technology, Inc.(25)	5/28/1992	10/24/2003	2,479,571	0	0	None	2,479,571	3,067,209	3,700,000	6,767,209	822,764
Formerly Gould, Inc.(26)	11/25/1985	12/10/2003	7,170,790	0	0	None	7,170,790	9,843,475	0	9,843,475	8,085,779
International Management Consulting, Inc.(27)	5/18/1998	3/18/2004	6,691,268	0	0	None	6,691,268	6,831,800	0	6,831,800	1,658,711
Formerly Sentry Technology Corporation(28)	12/24/1996	4/14/2004	5,923,856	0	0	None	5,923,856	4,925,000	0	4,925,000	2,813,963
AP Industries, Inc.(29)	12/23/1986	07/13/2004	3,833,941	0	0	None	3,833,941	3,197,366	4,756,974	7,954,340	9, 645,793
Winn Dixie Stores, Inc.(30)	3/12/1984	07/30/2004	437,702	0	0	None	437,702	1,245,846	0	1,245,846	2,891,247
Nicholson Warehouse, L.P.(31)	12/13/1993	8/12/2004	3,621,911	0	0	None	3,621,911	2,915,000	4,000,000	6,915,000	80,729
Winn Dixie Stores, Inc.(32)	03/21/1988	10/08/2004	542,698	0	0	None	542,698	1,915,660	0	1,915,660	2,6 22,292
Rochester Button Company, Inc.(33)	04/11/1984	10/08/2004	170,429	0	0	None	170,429	445,694	679,757	1,125,451	1,4 61,833
Stanwich Industries, Inc.(34)	04/03/1986	8/1/2004	222,915	0	0	None	222,915	1,165,824	2,148,983	3,314,807	4, 733,831
		10/27/2004
Varo, Inc.(35)	04/20/1979	12/06/2004	1,176,574	0	0	None	1,176,574	1,546,700	1,815,000	3,361,700	3,791,972
Bell Sports, Inc.(36)	11/6/1992	12/29/2004	11,041,460	0	0	None	11,041,460	5,281,507	5,000,000	10,281,507	5,697,018

			$128,859,833	$18,677,615	$0	—	$139,299,760	$96,018,723	$77,369,260	$173,387,983	$173,141,241

FOOTNOTES

(1)	The term “soft costs” refers to miscellaneous closing costs such as accounting fees, legal fees, title insurance costs and survey costs. Original equity investment and mortgage financing includes amounts funded for the initial acquisition plus subsequent capital improvements and costs funded through equity investments.

(2)	Operating receipts include rental income from the properties as well as certain receipts from the settlement of bankruptcy claims, where applicable. The net excess (deficiency) presented is for the entire period the property was owned. No amounts are presented for partial land sales since such amounts are negligible.

(3)	The property sold represents only a portion of the property owned by the program and no receipts or expenses have been separately allocated.

(4)	In December 1985, CPA®:6 purchased a property in Urbana, Illinois formerly net-leased it to Gould, Inc. In January 1998, CPA®:6 was consolidated with W. P. Carey & Co. LLC. In January 2002, the property, formerly net-leased to Gould, Inc. was sold for $3,318,858, net of transaction costs, with W. P. Carey & Co. LLC realizing a gain on sale of $756,876.

(5)	In July 1986, CPA®:6 purchased a property in Burnsville, Minnesota and net-leased it to General Cinema Corporation. In January 1998, CPA®:6 was consolidated with W. P. Carey & Co. LLC. In January 2002, the General Cinema Corporation was sold for $2,188,383, net of transaction costs, with W. P. Carey & Co. LLC realizing a loss on sale of $7,496.

(6)	In April 1981, CPA®:2 purchased a property in Maumelle, Arizona formerly net-leased it to Emerson Electric Company. In January 1998, CPA®:2 was consolidated with W. P. Carey & Co. LLC. In February 2002, the property formerly net-leased to Emerson Electric Company was sold, for $3,326,564, net of transaction costs, with W. P. Carey & Co. LLC realizing a gain on sale of $399,854.

(7)	In January 1988, CPA®:7 purchased several properties formerly net-leased under a master lease to Yellow Front Store, Inc. In January 1998, CPA®:7 was consolidated with W. P. Carey & Co. LLC. In April, May and October, 2002, three properties formerly net-leased to Yellow Front Stores, Inc. were sold for $1,618,938, net of transaction costs, with W. P. Carey & Co. LLC realizing a loss on sale of $27,789.

(8)	In April 1986, CPA®:5 purchased properties formerly net-leased to DeVlieg Bullard, Inc. in McMinville, Tennessee. In January 1998, CPA®:5 and CPA®:6 were consolidated with W. P. Carey & Co. LLC. In May 2002, one of the properties formerly net-leased to DeVlieg Bullard, Inc. was sold for $524,270, net of transaction costs, with no gain or (loss) realized by W. P. Carey & Co. LLC.

(9)	In February 1992, CPA®:10 and CIP®, as tenants-in-common, each with 50% interests, purchased several properties formerly net-leased under a master lease with Harvest Foods, Inc. In May 2002, the Little Rock, Arkansas property was sold for $297,452 and a gain on sale of $8,874 was recognized.

(10)	In June 1983, CPA®:3 and CPA®:4 purchased a property formerly net-leased to Knudsen Corporation in Los Angeles, California. In January 1998, CPA®:3 and CPA®:4 were consolidated with W. P. Carey & Co. LLC. In June 2002, the property formerly net-leased to Knudsen Corporation was sold for $24,000,000, net of transaction costs, with W. P. Carey & Co. LLC realizing a gain on sale of $11,160,305.

(11)	In November 1999, CPA®:14 purchased properties in Dallas and Greenville, Texas leased to Atrium Companies, Inc. In June 2002, CPA®:14 sold one of the Greenville, Texas properties and recognized a gain on sale of $333,361.

(12)	In January 1990, CPA®:8 and CPA®:9 purchased several properties formerly net-leased under a master lease with Furon Company. In January 1998, CPA®:8 and CPA®:9 were consolidated with W. P. Carey & Co. LLC. In July 2002, the property net-leased to Furon Company was sold, for $15,174,260, net of transaction costs, with W. P. Carey & Co. LLC realizing a gain on sale of $1,797,730.

(13)	In March 1989, CPA®:7 and CPA®:8 purchased a property formerly net-leased to NVRyan, L.P. in Fredricksburg, Virginia. In January 1998, CPA®:7 and CPA®:8 were consolidated with W. P. Carey & Co. LLC. In June 2002, the property formerly net-leased to NVRyan, L.P. was sold for $650,716, net of transaction costs, with W. P. Carey & Co. LLC realizing a loss on sale of $7,550.

(14)	In January 1986, CPA®:5 and CPA®:6 purchased a property formerly net-leased to Landmark Hotel Corporation in Petoskey, Michigan. In January 1998, CPA®:5 and CPA®:6 were consolidated with W. P. Carey & Co. LLC. In August 2002, the property formerly net-leased to Landmark Hotel Corporation was sold for $2,878,267, net of transaction costs, with W. P. Carey & Co. LLC realizing a gain on sale of $612,860.

(15)	In October 1983, CPA®:4 purchased a property formerly net-leased to ARC Automation Services, Inc. in College Station, Texas. In January 1998, CPA®:4 was consolidated with W. P. Carey & Co. LLC. On October 2002, a portion of the property formerly net-leased to ARC Automation Services, Inc. was sold for $835,109, net of transaction costs, with W. P. Carey & Co. LLC realizing a loss on sale of $4,722.

(16)	In June 1993, CIP® purchased land and a warehouse retail store in East Farmingdale, New York formerly leased to Waban Inc. During 2001, in connection with the proposed sale, the property was written down to its estimated fair value and an impairment charge of $2,300,000 was recognized. In December 2002, the property was sold for $6,743,251 and CIP® recognized a loss on sale of $167,403.

(17)	In June 1986, CPA®:6 purchased a property in Winona, Minnesota net-leased to Peerless Chain Company. In January 1998, CPA®:6 was consolidated with W. P. Carey & Co. LLC. In February 2003, the property net-leased to Peerless Chain Company was sold for $6,199,665, net of transaction costs, with W.P. Carey & Co. LLC realizing a gain on sale of $46,370.

(18)	In December 1988, CPA®:8 purchased a property in Schiller Park, Illinois formerly net-leased to Former Mayfair Molded Products Corp. In January 1998, CPA®:8 was consolidated with W. P. Carey & Co. LLC. In March 2003, the property, formerly net-leased to Mayfair Molded Products Corporation was sold for $2,256,984, net of transaction costs, with W.P. Carey & Co. LLC realizing a gain on sale of $101,489.

(19)	In December 1991, CPA®:10 and CIP®, as tenants-in-common, each with 50% interests, purchased a property formerly net-leased to Hobby Lobby Stores, Inc. in Broken Arrow, Oklahoma. In May 2002, CPA®:10 and CIP completed a merger. Under the terms of the merger, CIP® is the surviving company. In April 2003, the Broken Arrow property was sold for $2,361,741 and CIP® recognized a gain of $257,599.

(20)	In January 1988, CPA®:7 purchased several properties formerly net-leased under a master lease to Yellow Front Stores, Inc. In January 1998, CPA®:7 was consolidated with W. P. Carey & Co. LLC. In May, 2003, the property, formerly net-leased to Yellow Front Stores, Inc. was sold for $365,871, net of transaction costs, with W.P. Carey & Co. LLC realizing a loss on sale of $30,875.

(21)	In November 1988, CPA®:8 purchased a property formerly net-leased to Datcon Instrument Company in Lancaster, Pennsylvania. In January 1998, CPA®:8 was consolidated with W. P. Carey & Co. LLC. In July, 2003, the property formerly net-leased to Datcon Instrument Company was sold for $4,929,250, net of transaction costs, with W. P. Carey & Co. LLC realizing a loss on sale of $28,618.

(22)	In January 1986, CPA®:5 and CPA®:6 purchased a property formerly net-leased to Landmark Hotel Corporation in Alpena, Michigan. In January 1998, CPA®:5 and CPA®:6 were consolidated with W. P. Carey & Co. LLC. In July 2003, the property formerly net-leased to Landmark Hotel Corporation was sold for $4,008,026, net of transaction costs, with W. P. Carey & Co. LLC realizing a gain on sale of $181,442.

(23)	In July 1985, CPA®:5 purchased a property formerly net-leased to General Cinema Corporation in Canton, Michigan. In January 1998, CPA®:5 was consolidated with W. P. Carey & Co. LLC. In August, 2003, the property net-leased to General Cinema Corporation was sold for $2,486,116, net of transaction costs, with W. P. Carey & Co. LLC realizing a gain of $320,381.

(24)	In August 1984, CPA®:5 purchased two properties formerly net-leased to Penn Crusher Corporation in Cuyahoga Falls, Ohio and Broomall, Pennsylvania. In January 1998, CPA®:5 was consolidated with W. P. Carey & Co. LLC. In October, 2003, the properties formerly net-leased to Penn Crusher Corporation were sold for $3,798,047, net of transaction costs, with W.P. Carey & Co. LLC realizing a gain on sale of $234,465.

(25)	In May 1992, CPA®:10 and CIP®, as tenants-in-common, each with 50% interests, purchased a property formerly net-leased to Calcomp Technology, Inc. in Austin, Texas. In May 2002, CPA®:10 and CIP® completed a merger, under the terms of the merger, CIP® is the surviving company. In October 2003, the Austin, Texas property was sold for $2,479,571 and CIP® recognized a loss of $22,196.

(26)	In November 1985, CPA®:5 purchased a property formerly net-leased to Gould, Inc. in Oxnard, California. In January 1998, CPA®:5 was consolidated with W. P. Carey & Co. LLC. In December 2003, the property formerly net-leased to Gould, Inc. was sold for $7,170,790, net of transaction costs, with W.P. Carey & Co. LLC realizing a gain on sale of $413,523.

(27)	In May 1998, CPA®:12 purchased a property in Ashburn, Virginia formerly net-leased to International Management Consulting, Inc. In March 2004, the Ashburn property was sold for $6,691,268, net of transaction costs, with CPA 12 realizing a gain on sale of $381,559.

(28)	In December 1996, CPA®:12 purchased a property in Hauppauge, New York formerly net-leased to Sentry Technology Corporation. In April 2004, the property was sold for $5,923,856, net of transaction costs, with CPA 12 realizing a gain on sale of $1,372,105.

(29)	In December 1986, CPA®:6 purchased a property in Toledo, Ohio formerly net-leased to AP Industries, Inc. In January 1998, CPA®:6 was consolidated with W.P. Carey & Co. LLC. In July 2004, the property formerly net-leased to AP Industries, Inc. was sold for $3,833,941, net of transaction costs, with W.P. Carey & Co. LLC realizing a gain on sale of $5,824.

(30)	In March 1984, CPA®:4 purchased a property in Leeds, Alabama net-leased to Winn Dixie Stores, Inc. In January 1998, CPA®:4 was consolidated with W.P. Carey & Co. LLC. In July 2004, the property net-leased to Winn Dixie was sold for $437,702, net of transaction costs, with W.P. Carey & Co. LLC realizing a loss on sale of $273.

(31)	In December 1993, CIP® purchased a property in Maple Heights, Ohio formerly net-leased to Nicholson Warehouse, LP. In August 2004, the property was sold for $3,621,911, net of transaction costs, with CIP realizing a gain on sale of $413,778.

(32)	In March 1988, CPA®:6 purchased a property in Panama City, Florida net-leased to Winn Dixie Stores, Inc. In January 1998. CPA®:6 was consolidated with W.P. Carey & Co. LLC. In October 2004, the property net-leased to Winn Dixie Stores, Inc. was sold for $542,698, net of transaction costs, with W.P. Carey & Co. LLC realizing a gain on sale of $31,834.

(33)	In April 1984, CPA®:5 purchased a property in Kenbridge, Virginia net-leased to Rochester Button Company, Inc. In January 1998, CPA®:5 was consolidated with W.P. Carey & Co. LLC. In October 2004, the property formerly net-leased to Rochester Button Company, Inc. was sold for $170,429, net of transaction costs, with W.P. Carey & Co. LLC realizing a gain on sale of $65,408.

(34)	In April 1986, CPA®:5 purchased a property in McMinville, Tennessee formerly net-leased to Stanwich Industries, Inc. In January 1998, CPA®:5 was consolidated with W.P. Carey & Co. LLC. In October 2004, the property formerly net-leased to Stanwich Industries, Inc. was sold for $222,915, net of transaction costs, with W.P. Carey & Co. LLC realizing loss on sale of 7,504.

(35)	In April 1979, CPA®:1 purchased a property in Garland, Texas net-leased to Varo, Inc. In January 1998, CPA®:1 was consolidated with W.P. Carey & Co. LLC. In December 2004, the property formerly net-leased to Varo, Inc. was sold for $1,176,574, net of transaction costs, with W.P. Carey & Co. LLC realizing a loss on sale of $20,000.

(36)	In November 1992, CIP® purchased a property in Rantoul, Illinois and assumed an existing net lease with Bell Sports Inc. In September 2004, in connection with the merger of CIP® and CPA®:15, CPA®:15 acquired the Rantoul property. In December 2004, the property was sold for $11,041,460, net of transaction costs, with CPA 15 realizing a gain on sale of $478,280.

     No person has been authorized to give any information or to make any representation in connection with the offer contained in this prospectus unless preceded or accompanied by this prospectus nor has any person been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer contained in this prospectus, and, if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer or solicitation in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of CPA®:16 - Global since the date hereof. However, if any material change occurs while this prospectus is required by law to be delivered, this prospectus will be amended or supplemented accordingly.
Corporate Property
Associates 16 - Global
Incorporated
Distribution Reinvestment and Stock Purchase Plan
A Maximum of 50,000,000 Shares of Common Stock
PROSPECTUS
Carey Financial, LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee	$40,450	(1)
NASD filing fee	0
Legal fees and expenses	500,000
Printing and engraving	200,000
Accounting fees and expenses	0
Blue sky expenses	50,000
Transfer agents’ fees and expenses	150,000
Miscellaneous	50,000	(2)

TOTAL	$990,450	(3)

(1)	Previously paid.

(2)	Estimated. This amount includes mailing and postage expenses.

(3)	All amounts, other than SEC registration fee, are estimates.
ITEM 32. SALES TO SPECIAL PARTIES.
      On July 15, 2005, we sold approximately 1,619 shares through our distribution reinvestment plan at a price of $9.50 per share ($15,384 in aggregate) which is equal to our most recently determined net asset value per share less the five percent selling commission that otherwise would have been payable by us, to investors whose brokers charge them a fixed or “wrap” fee for providing advisory and brokerage services.
ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.
      In June 2003, Carey Asset Management purchased 20,000 shares of our common stock for $200,000 cash. From January through September 30, 2005, an additional 180,921.69 shares of our common stock were issued to Carey Asset Management as consideration for services provided. Since none of these transactions were considered to have involved a “public offering” within the meaning of Section 4(2) of the Securities Act, as amended, the shares issued were deemed to be exempt from registration. In acquiring our shares, W. P. Carey & Co. LLC represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.
ITEM 34. INDEMNIFICATION OF OFFICERS AND DIRECTORS.
      We maintain a directors and officers liability insurance policy. The organizational documents limit the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law and provide that a director or officer may be indemnified to the fullest extent required or permitted by Maryland law. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:
      — the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;
      — the director or officer actually received an improper personal benefit in money, property or services; or
      — with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
      Any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the shareholders. Indemnification could reduce the legal remedies available to us and the shareholders against the indemnified individuals.
      This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the shareholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our shareholders, although the equitable remedies may not be an effective remedy in some circumstances.
      Notwithstanding the foregoing, our directors, officers W. P. Carey & Co. and their affiliates will be indemnified by us for losses arising from our operation only if all of the following conditions are met:
      — the directors, W. P. Carey & Co. or their affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;
      — the directors, W. P. Carey & Co. or their affiliates were acting on our behalf or performing services for us;
      — the liability or loss was not the result of negligence or misconduct by the directors (excluding independent directors), W. P. Carey & Co. or their affiliates;
      — the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our shareholders; and
      — the independent directors will be indemnified by us if the liability or loss was not the result of gross negligence or willful misconduct by the independent directors.
      In addition to any indemnification to which directors and officers shall be entitled pursuant to the General Corporation Law of Maryland, the organizational documents provide that we shall indemnify other employees and agents to the extent authorized by the directors, whether they are serving us or, at our request, any other entity. Provided the above conditions are met, we have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from any loss or liability arising out of the performance of its/their obligations under the advisory agreement.
      We will not indemnify our directors, officers, the advisor and its affiliates and any persons acting as a broker-dealer for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of CPA®:16 Global were offered or sold as to indemnification for violation of securities laws.
      As a result, we and our shareholders may be entitled to a more limited right of action than we and you would otherwise have if these indemnification rights were not included in the advisory agreement.
      We have been informed that the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors, officers, W. P. Carey & Co. LLC or their affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

•	approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•	there has been a dismissal with prejudice or a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee.
ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.
      (a) Pro Forma Financial Information (Unaudited):
      Management’s Report on Internal Control Over Financial Reporting.
      Pro Forma Consolidated Balance Sheet as of March 31, 2004 (Unaudited).

      Pro Forma Consolidated Statement of Operations, for the year ended December 31, 2004 (Unaudited).
      Pro Forma Consolidated Statement of Operations, for the three-months ended March 31, 2005 (Unaudited).
      Pro Forma Consolidated Statement of Taxable Income and After-Tax Cash Flow, for the twelve-months ended March 31, 2005 (Unaudited).
      Notes to Pro Forma Consolidated Financial Statements (Unaudited).
      (b) Condensed Consolidated Financial Statements (Unaudited), March 31, 2005.
      Condensed Consolidated Balance Sheet as of March 31, 2005 and December 31, 2004 (Unaudited).
      Condensed Consolidated Statements of Operations for the three-months ended March 31, 2005 and 2004 (Unaudited).
      Condensed Consolidated Statements of Comprehensive Income (Loss), for the three-months ended March 31, 2005 and 2004 (Unaudited).
      Condensed Consolidated Statements of Cash Flows, for the three-months ended March 31, 2005 and 2004 (Unaudited).
      Notes to Condensed Consolidated Financial Statements.
      (c) Consolidated Financial Statements, December 31, 2004:
      Report of Independent Registered Public Accounting Firm.
      Consolidated Balance Sheet as of December 31, 2004.
      Consolidated Statements of Operations for the year ended December 31, 2004 and for the period from inception (June 5, 2003) to December 31, 2003.
      Consolidated Statements of Shareholder’s Equity for the year ended December 31, 2004 and for the period from inception (June 5, 2003) to December 31, 2003.
      Consolidated Statements of Cash Flows for the year ended December 31, 2004 and for the period from inception (June 5, 2003) to December 31, 2003.
      Notes to Consolidated Financial Statements.

Schedules to Consolidated Financial Statements	F-60
Schedule III — Real Estate and Accumulated Depreciation	F-60
Schedule IV — Mortgage Loans on Real Estate	F-64

      (b) Exhibits

Exhibit No.		Exhibit

3	.1(1)	Articles of incorporation of CPA®:16 - Global
3	.2(2)	Bylaws of CPA®:16 - Global
4	.1†	Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan
5	.1(2)	Form of Opinion of Reed Smith LLP as to the legality of securities issued
8	.1(2)	Form of Opinion of Reed Smith LLP as to certain tax matters
8	.2(2)	Form of Opinion of Reed Smith LLP as to certain ERISA matters
10	.1(3)	Form of Selected-Dealer Agreement
10	.2(3)	Form of Escrow Agreement
10	.3(3)	Form of Selected Investment Advisor Agreement
10	.4(3)	Form of Sales Agency Agreement
10	.5†	Second Amended and Restated Advisory Agreement
10	.6(2)	Form of Wholesaling Agreement
21	.1†	Subsidiaries of the Registrant
23	.1†	Consent of PricewaterhouseCoopers LLP
23	.2(2)	Consent of Reed Smith LLP (Contained in Exhibit 5.1)
99	.1(4)	Consent of Ibbotson Associates, Inc.

†	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement (333-106838) filed with the SEC on December 10, 2003.

(2)	Incorporated by reference to the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement (333-106838) filed with the SEC on November 21, 2003.

(3)	Incorporated by reference to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement (333-106838) filed with the SEC on December 23, 2003.

(4)	Incorporated by reference to the Registrant’s Pre-Effective Amendment No. 3 to the Registration Statement (333-106838) filed with the SEC on December 11, 2003.

TABLE VI (1 of 6)
Acquisition of Properties by
CPA®:12, CPA®:14, CPA®:15 & CPA®:16 from January 1, 2002 to December 31, 2004

							Contract
			Gross				Purchase Price
			Leasable		Original	Cash Down	Plus	Other Cash	Other	Total Cost
	Type of		Space	Date of	Mortgage	Payment-	Acquisition	Expenditures	Capitalized	of
Occupant/Guarantor	Property	Location	(sq. ft.)	Purchase	Financing	Equity	Fees(1)	Expensed	Expenditures(2)	Property

UTI Holdings, Inc. and Nascar Technical Institute	Office facility	Mooresville, NC	144,995	2/11/02	6,700,000	4,306,015	11,006,015		406,644	11,412,659
PW Eagle, Inc.	Warehouse, distribution, office, and industrial facilities	Tacoma, WA; West Jordan, UT; Perris, CA; Eugene, OR	1,079,424	2/28/02	8,200,000	6,048,138	14,248,138			14,248,138
American Tire Distributors, Inc. (formerly Heafner Tire Group, Inc.)	Distribution and Warehouse facilities	Mauldin, SC; Charlotte, NC; Lincolnton, NC	465,588	3/26/02	8,750,000	5,961,675	14,711,675			14,711,675
Carrefour France, SA	Warehouse and distribution	Boe, Carpiquet, Le Mans, Vendin-le-Vieil, Lagnieu, Luneville, and St. Germain du Puy, France Lieusaint, France	3,633,636	3/8/02 and 7/1/02 and 7/18/03	77,421,454	24,065,824	101,487,278			101,487,278
Tower Automotive, Inc.	Industrial facilities	Auburn, IN Bluffton, OH Milan, TN	844,166	4/10/02	12,022,870	8,989,294	21,012,164			21,012,164
Racal Instruments, Inc.	Office facility	Irvine, CA	98,631	5/21/02	9,500,000	4,024,797	13,524,797			13,524,797
Allentown Business School	Graduate School	Allentown, PA	97,285	5/22/02	12,500,000	6,830,755	19,330,755		371,448	19,702,203
IntegraColor Ltd.	Distribution/warehouse facility	Mesquite, TX	358,987	6/14/02 and 11/19/04	7,080,000	7,193,054	14,273,054		14,004	14,287,058
Advantis Technologies, Inc.	Office facility	Alpharetta, GA	191,975	6/25/02	8,500,000	4,589,005	13,089,005			13,089,005
Vacant property in Tulsa, OK	Distribution/warehouse facility	Tulsa, OK	757,784	6/28/02	30,000,000	25,887,041	55,887,041			55,887,041
Katun Corporation	Warehouse, distribution, and office	Davenport, IA; Bloomington, MN	343,423	7/5/02	19,000,000	10,269,123	29,269,123			29,269,123
Katun Corporation — Netherlands	Industrial	Gorinchem, NT	133,500	7/3/02	5,554,640	754,261	6,308,901			6,308,901
Trends Clothing Corp.	Distribution/warehouse facility	Miami, FL	247,264	7/22/02	8,630,041	6,273,052	14,903,093			14,903,093
Tower Automotive, Inc.	Industrial	Granite City, IL; Clinton Township, MI; Kendallville, IN; Upper Sandusky, OH	1,047,400	8/10/02	19,878,130	14,848,198	34,726,328			34,726,328
Foster Wheeler, LTD	Office facility	Clinton, NJ	292,000	8/16/02	29,185,000	17,833,871	47,018,871			47,018,871
Hologic, Inc.(3)	Industrial/manufacturing facilities	Danbury, CT; Bedford MA	269,042	8/19/02		21,624,237	21,624,237			21,624,237
BE Aerospace, Inc.	Industrial facility	Miami, FL	188,065	9/12/02	10,500,000	5,010,264	15,510,264			15,510,264

TABLE VI (2 of 6)
Acquisition of Properties by
CPA®:12, CPA®:14, CPA®:15 & CPA®:16 from January 1, 2002 to December 31, 2004

							Contract
			Gross				Purchase Price
			Leasable		Original	Cash Down	Plus	Other Cash	Other
	Type of		Space	Date of	Mortgage	Payment-	Acquisition	Expenditures	Capitalized	Total Cost
Occupant/Guarantor	Property	Location	(sq. ft.)	Purchase	Financing	Equity	Fees(1)	Expensed	Expenditures(2)	of Property

Danka Office Imaging Company	Office facility	St. Petersburg, FL(3)	337,727	9/27/02	20,500,000	11,567,574	32,067,574		(424,448)	31,643,126
Rave Motion Pictures Baton Rouge, L.L.C. (Rave Motion Pictures L.L.C.)	Theater	Baton Rouge, LA	73,000	10/9/02		11,515,715	11,515,715		120,574	11,636,289
Overland Storage, Inc.	Office, light engineering/ warehouse	San Diego, CA	158,585	10/15/02	20,000,000	10,121,093	30,121,093			30,121,093
SSG Precision Optronics, Inc.	Warehouse, distribution and office facilities	Wilmington, MA	227,685	11/20/02		4,967,653	4,967,653			4,967,653
Meadowbrook Meat Company, Inc.	Warehouse, distribution and office facilities	Orlando, FL; Macon, GA; Rocky Mount, NC(2) Lewisville, TX	575,858	12/31/02	18,000,000	12,415,009	30,415,009			30,415,009
Medica-France, SA(4)	Assisted-living facilities	Paris; Rueil Malmaison; Sarcelles; Poissy; Chatou and Rosny sous Bois, France	336,766	11/22/02	34,013,940	9,110,073	43,124,013			43,124,013
Clear Channel Communications, Inc(5)	Office facilities	New York, NY	227,685	12/12/02	85,000,000	69,807,321	154,807,321			154,807,321
Carrefour France, SA and Carrefour Hypermarches France, SA(6)	Warehouse and distribution facilities	Cholet; Crepy en Vallois; Lens; Nimes and Thuit Hebert, France	4,996,086	12/27/02 & 11/27/03	103,098,473	30,478,102	133,576,575			133,576,575
Truserv Corporation(7)	Warehouse, Distribution and Office facilities	Kingman, AZ; Springfield, OR; Fogelsville, PA; Jonesboro, GA; Kansas City, MI; Woodland, CA; Corsicana, TX	3,443,100	12/31/02	49,104,774	82,573,676	131,678,450			131,678,450
Innovative Holdings Limited	Warehouse and Distribution facilities	Birmingham, UK	206,000	1/28/03	15,507,750	6,090,738	21,598,488		498,369	22,096,857

TABLE VI (3 of 6)
ACQUISITION OF PROPERTIES BY
CPA®:12, CPA®:14, CPA®:15 & CPA®:16 from January 1, 2002 to December 31, 2004

							Contract
			Gross				Purchase Price
			Leasable		Original	Cash Down	Plus	Other Cash	Other	Total Cost
	Type of		Space	Date of	Mortgage	Payment-	Acquisition	Expenditures	Capitalized	of
Occupant/Guarantor	Property	Location	(sq. ft.)	Purchase	Financing	Equity	Fees(1)	Expensed	Expenditures(2)	Property

Starmark Camhood LLC(8)	Health Clubs	Tampa and Boca Raton, FL; Newton, MA; Bloomington (2), Brooklyn Center, Bumsville, Eden Prairie (2), Fridley, Minnetonka and St. Louis Park, MN; Albuquerque, NM(4)	1,652,154	2/7/03	88,300,000	89,729,332	178,029,332			178,029,332
WNA American Plastic Industries, Inc.	Industrial facility	Chattanooga, TN	238,585	2/12/03		6,544,502	6,544,502			6,544,502
Wincup Holdings, Inc.	Industrial facility	Mooresville, NC	384,600	2/25/03	9,500,000	6,102,094	15,602,094			15,602,094
Vacant property in Miami, FL	Warehouse Office facilities	Miami,FL	270,000	3/20/03		22,971,715	22,971,715		1,617,625	24,589,340
Pemstar, Inc.	Industrial facility	Rochester, MN	260,287	3/28/03	7,500,000	5,077,518	12,577,518			12,577,518
Gestamp Alabama Inc.(12)	Industrial facility	McCalla, AL	390,000	3/28/03	8,500,000	6,945,876	15,445,876		509,710	15, 955,586
MediMedia USA, Inc.	Office facility	Yardley, PA	107,000	4/1/03	14,000,000	9,732,846	23,732,846			23,732,846
Qualceram Shires plc	Industrial facilities	Dublin, IR; Bradford,	820,889	4/29/03	22,788,731	12,098,362	34,887,093			34,887,093
		Belfast, Darwen, Stoke- on-Trent and Rochdale, United Kingdom
Lillian Vernon Corporation	Warehouse and distribution facilities	Virginia Beach, VA	827,000	7/2/03	24,000,000	14,743,455	38,743,455			38,743,455
Qualserv Corporation	Industrial facility	Fort Smith, AR	440,159	7/31/03		6,492,146	6,492,146			6,492,146
Grande Communications Networks, Inc	Office facilities	Corpus Christi, Odessa,	119,609	8/7/03	7,550,000	6,271,990	13,821,990			13,821,990
		San Marcos and Waco, TX
Dick’s Sporting Goods, Inc.	Retail stores	Cheektowaga, NY,	264,841	8/8/03	14,200,000	7,775,382	21,975,382		300,835	22,276,217
		Greenwood, IN and Freehold, NJ
Kerr Group, Inc.	Industrial facilities	Jackson, TN and	394,130	8/13/03	8,460,000	6,377,668	14,837,668			14,837,668
		Bowling Green, KY
Dick’s Sporting Goods, Inc.	Retail Store	Indianapolis, IN	76,129	8/19/03	5,000,000	3,410,845	8,410,845		158,051	8,568,896

TABLE VI (4 of 6)
Acquisition of Properties by
CPA®:12, CPA®:14, CPA®:15 & CPA®:16 from January 1, 2002 to December 31, 2004

							Contract
			Gross				Purchase Price
			Leasable		Original	Cash Down	Plus	Other Cash	Other	Total Cost
	Type of		Space	Date of	Mortgage	Payment-	Acquisition	Expenditures	Capitalized	of
Occupant/Guarantor	Property	Location	(sq. ft.)	Purchase	Financing	Equity	Fees(1)	Expensed	Expenditures(2)	Property

American Pad & Paper LLC	Warehouse, distribution and industrial facilities	Holyoke and Westfield; MA, Mattoon, IL and Morristown, TN	923,249	8/26/03	9,400,000	6,725,655	16,125,655			16,125,655
Universal Technical Institute of Arizona, Inc.	Office Facility	Avondale, AZ	279,015	9/15/03	18,600,000	9,156,738	27,756,738		595,150	28,351,888
Life Time Fitness, Inc.	Health clubs	Rochester Hills and	278,982	9/30/03	27,000,000	20,416,815	47,416,815			47,416,815
		Canton, MI
Precise Technology, Inc	Industrial facilities	Excelsior Springs, MO; St. Petersburg, FL; West Lafayette, IN; North Versailles Township, PA and Buffalo Grove, IL	616,031	10/30/03	17,200,000	12,132,434	29,332,434			29,332,434
Innovative Holdings Limited	Warehouse and distribution facility	West Midlands, United Kingdom	120,646	11/4/03	7,213,100	3,685,080	10,898,180			10,898,180
Starmark Camhood II LLC	Health clubs	Atlanta, GA and Bel Air, MD	186,000	11/7/03	15,500,000	12,772,251	28,272,251			28,272,251
Berry Plastics Corporation	Industrial facilities	Alsip, IL, Geddes, NY Tolleson, AZ	862,862	11/20/03	21,200,000	15,556,129	36,756,129			36,756,129
Sportrack LLC	Industrial facilities	Shelby and Port Huron, MI	294,883	11/24/03	7,400,000	4,250,657	11,650,657			11,650,657
Actuant Corporation and GB Tools and Supplies, Inc.(13)	Industrial facility	Kahl am Main, Germany	305,692	12/11/03 & 6/7/04	11,053,050	5,715,765	16,768,815			16,768,815
Universal Technical Institute of Pennsylvania, Inc.	Education facility	Upper Uwchlan Township, PA	160,000	12/16/03		18,281,672	18,281,672		432,565	18,714,237
24 Hour Fitness, Inc.	Health Club	Englewood, CO	50,000	12/22/03	6,300,000	3,547,658	9,847,658			9,847,658
Regie des Batiments(12)	Office Facility	Mons, Belgium	122,335	1/1/04 & 6/7/04	11,233,750	7,527,813	18,761,563	—	188,378	18,949,941
Plumbmaster, Inc	Warehouse Distribution Facility	Concord Township, PA and Oceanside, CA	161,458	1/2/04	6,300,000	3,622,832	9,922,832	—	—	9,922,832
Affina Corporation	Office Facility	Peoria, IL	110,581	1/8/04	—	12,582,345	12,582,345	—	—	12,582,345
UTI Holdings, Inc	Technical Training Institutes	Rancho Cucamonga, CA	189,516	2/6/04	14,000,000	5,833,596	19,833,596		578,058	20,411,654
World Airways, Inc.	Office Facility	Peachtree City, GA	59,473	3/26/04	5,500,000	3,367,939	8,867,939	—	—	8,867,939
Worthington Precision Metals, Inc	Industrial Facilities	Mentor, OH and Franklin	245,815	4/14/04	4,600,000	2,567,539	7,167,539	—	—	7,167,539
Mercury Partners, LP and U-Haul Moving Partners, Inc.(9)	Self-Storage/Trucking Facilities	78 locations in the United States	5,814,262	4/29/04	183,000,000	129,750,722	312,750,722	—	—	312,750,722
Polestar Petty Ltc.		Leeds, UK	199,618	5/5/04	18,840,150	9,080,351	27,920,501	—	—	27,920,501
Oriental Trading Company, Inc.(12)	Warehouse Facility	La Vista, NE	600,000	5/7/04	4,591,715	12,335,372	16,927,087	—	423,553	17,350,640

TABLE VI (5 OF 6)
ACQUISITION OF PROPERTIES BY
CPA®:12, CPA®:14, CPA®:15 & CPA®:16 from January 1, 2002 to December 31, 2004

							Contract
			Gross				Purchase Price
			Leasable		Original	Cash Down	Plus	Other Cash	Other	Total Cost
	Type of		Space	Date of	Mortgage	Payment-	Acquisition	Expenditures	Capitalized	of
Occupant/Guarantor	Property	Location	(sq. ft.)	Purchase	Financing	Equity	Fees(1)	Expensed	Expenditures(2)	Property

Shaklee Corporation	Office Facility	Pleasanton, CA	123,750	5/26/04	18,800,000	13,665,683	32,465,683	—	—	32,465,683
Castle Rock Industries, Inc.	Industrial Facilities	Chandler, AZ and Englewood, CO	357,229	6/2/04	9,300,000	4,464,817	13,764,817	—	—	13,764,817
Grande Communications Networks, Inc.	Office Facility	San Marcos, TX	134,009	6/24/04	—	1,405,311	1,405,311	—	—	1,405,311
Silgan Containers Manufacturing Corp.	Industrial Facility	Fort Dodge, IW	31,500	6/30/04	—	1,424,084	1,424,084	—	—	1,424,084
Foss Manufacturing Company, Inc.	Industrial and Office Facilities	Hampton, NH	528,010	7/1/04	17,000,000	15,170,523	32,170,523	—	—	32,170,523
TietoEnator Corp.(10)	Office Facility	Espoo, Finland	466,483	7/8/04	70,996,640	26,766,469	97,763,109	—	—	97,763,109
Thales SA(11)	Office Facility	Guyancourt, Conflans, Laval, Ymare and Aubagne, France	1,597,000	7/26/04 and 8/3/04	76,656,682	26,529,470	103,186,152	—	—	103,186,152
Ply-Gem Industries, Inc.	Industrial and Warehouse Facilities	Kearney, MO; Martinsburg, WV; Valencia, PA; Toledo, OH; York, NE; FairBluff, NC; Rockey Mountain, VA; Alberta, Canada	2,093,000	8/27/04	21,241,250	16,643,567	37,884,817	—	—	37,884,817
Xpedite Systems, Inc.	Office Facility	Tinton Falls, NJ	90,008	9/16/04	10,250,000	5,272,251	15,522,251	—	—	15,522,251
Sunland Distribution Company, Inc.	Warehouse/Distribution Facility	Greenville, SC	343,739	9/28/04	—	9,239,944	9,239,944	—	—	9,239,944
Huntsman International LLC(12)	Industrial Facilities	Woodland, TX	282,000	9/30/04	—	9,843,140	9,843,140	—	150,670	9,993,810
Plantasjen ASA	Retail Facilities	Vantaa, Finland; Tornby, Linkoping, Sweden	149,915	12/27/04	19,929,424	10,977,417	30,906,841	—	—	30,906,841

					$1,461,551,564	$1,067,741,328	$2,529,292,892	—	$5,941,186	$2,535,038,941

TABLE VI (6 of 6)
Acquisition of Properties by
CPA®:12, CPA®:14, CPA®:15 & CPA®:16 from January 1, 2002 to December 31, 2004
FOOTNOTES

(1)	Consists of initial purchase price, for properties under construction this column consists of amounts funded to date. Column also includes cost of improvements subsequent to acquisitions and closing costs relating to the acquisition or properties such as the cost of appraisals and other closing costs such as attorney’s fees and accountants’ fees and costs of title reports, transfer and recording taxes and title insurance. Amounts are based on currency conversion rates in effect on date funded.

(2)	Consists of capitalized interest, net of construction rents. For properties under construction, interest on mortgages is capitalized rather than expensed and rentals received are recorded as reduction of the basis in the properties.

(3)	CPA®:15 has a 64% ownership interest in these properties. The remaining 36% is owned by W.P. Carey & Co. LLC, an affiliate. All dollar figures shown at 100%.

(4)	CPA®:12 and CPA®:15 own 35% and 65% ownership interests, respectively. All dollar figures shown at 100%.

(5)	CPA®:14 and CPA®:15 own 40% and 60% ownership interests, respectively. All dollar figures shown at 100%.

(6)	W.P. Carey & Co. LLC, CPA®:12 and CPA®:15 own 22.5%, 27.125% and 50.375% ownership interests, respectively. All dollar figures shown at 100%.

(7)	CPA®:12, CPA®:14 and CPA®:15 own 15%, 35% and 50% ownership interests, respectively. All dollar figures shown at 100%.

(8)	CPA®:12, CPA®:14 and CPA®:15 own 15%, 41% and 44% ownership interests, respectively. All dollar figures shown at 100%.

(9)	CPA®:14, CPA®:15 and CPA®:16 own 11.54%, 57.69% and 30.77% ownership interests, respectively. All dollar figures shown at 100%.

(10)	CPA®:15 and CPA®:16 own 60% and 40% ownership interests, respectively. All dollar figures shown at 100%.

(11)	CPA®:15 and CPA®:16 own 65% and 35% ownership interests, respectively. All dollar figures shown at 100%.

(12)	Under construction.

(13)	CPA®:16 and CPA®:15 each own a 50% ownership interest.

Item 37. Undertakings.
      (a) The registrant undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section (10)(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at this time shall be deemed to be the initial bona fide offering thereof; (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; (4) Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
      (b) The registrant undertakes to file a sticker supplement pursuant to rule 424(c) under the Securities Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing shareholders. Each sticker supplement should disclose all compensation and fees received by W. P. Carey & Co. LLC, and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.
      (c) The registrant undertakes that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed.
      (d) The registrant undertakes to send to each shareholder at least on an annual basis a detailed statement of any transactions with the sponsor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the sponsor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.
      (e) The registrant undertakes to provide to the shareholders the financial statements required by Form 10-K for the first full year of operations of the registrant.
      (f) The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information meeting the requirements of Rule 3-14 of Regulations S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the shareholders at least once each quarter after the distribution period of the offering has ended.
      (g) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on November 3, 2005.

CORPORATE PROPERTY ASSOCIATES
16 - GLOBAL INCORPORATED

By:	/s/ Susan C. Hyde

Susan C. Hyde
Executive Director and Secretary
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Susan C. Hyde and Gordon F. DuGan to be their true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing), to sign this Post-Effective Amendment No. 8 to the Registration Statement and any and all other amendments to the Registration Statement (including other post-effective amendments and any registration statement pursuant to Rule 462(b)), and to file the same, with all exhibits therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 8 to the Registration Statement has been signed below by the following persons in the capacities indicated.

Wm. Polk Carey	Chairman of the Board	* Wm. Polk Carey November 3, 2005

Gordon F. DuGan	Vice-Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	* Gordon F. DuGan November 3, 2005

Trevor P. Bond	Board Member	/s/ Trevor P. Bond Trevor P. Bond November 3, 2005

Elizabeth P. Munson	Board Member	* Elizabeth P. Munson November 3, 2005

Claude Fernandez	Managing Director and Acting Chief Financial Officer (Acting Principal Financial Officer)	/s/ Claude Fernandez Claude Fernandez November 3, 2005

Michael D. Roberts	Executive Director, Controller and Acting Principal Accounting Officer	/s/ Michael D. Roberts Michael D. Roberts November 3, 2005
     * By her signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Post-Effective Amendment No. 8 to the Registration Statement on behalf of the persons indicated.

/s/ Susan C. Hyde

Susan C. Hyde * Attorney-in-fact November 3, 2005

EXHIBIT INDEX

Exhibit No.		Exhibit

3	.1(1)	Articles of incorporation of CPA®:16 - Global
3	.2(2)	Bylaws of CPA®:16 - Global
4	.1†	Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan
5	.1(2)	Form of Opinion of Reed Smith LLP as to the legality of securities issued
8	.1(2)	Form of Opinion of Reed Smith LLP as to certain tax matters
8	.2(2)	Form of Opinion of Reed Smith LLP as to certain ERISA matters
10	.1(3)	Form of Selected-Dealer Agreement
10	.2(3)	Form of Escrow Agreement
10	.3(3)	Form of Selected Investment Advisor Agreement
10	.4(3)	Form of Sales Agency Agreement
10	.5†	Second Amended and Restated Advisory Agreement
10	.6(2)	Form of Wholesaling Agreement
21	.1†	Subsidiaries of the Registrant
23	.1†	Consent of PricewaterhouseCoopers LLP
23	.2(2)	Consent of Reed Smith LLP (Contained in Exhibit 5.1)
99	.1(4)	Consent of Ibbotson Associates, Inc.

†	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement (333-106838) filed with the SEC on December 10, 2003.

(2)	Incorporated by reference to the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement (333-106838) filed with the SEC on November 21, 2003.

(3)	Incorporated by reference to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement (333-106838) filed with the SEC on December 23, 2003.

(4)	Incorporated by reference to the Registrant’s Pre-Effective Amendment No. 3 to the Registration Statement (333-106838) filed with the SEC on December 11, 2003.